As filed with the Securities and Exchange Commission on August 18, 1998.
                                                     Registration No. 333-______
                                                     ---------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           CAROLINA FIRST CORPORATION
                           --------------------------
             (Exact name of registrant as specified in its charter)

           SOUTH CAROLINA                   6711                  57-0824914
           --------------                   ----                  ----------
  (State or other jurisdiction  Primary Standard Industrial   (I.R.S. Employer
       of incorporation or      Classification Code Number   Identification No.)
          organization)
                              102 SOUTH MAIN STREET
                        GREENVILLE, SOUTH CAROLINA 29601
                                 (864) 255-7900
--------------------------------------------------------------------------------
    (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                    WILLIAM S. HUMMERS III, EXECUTIVE VICE PRESIDENT
                               CAROLINA FIRST CORPORATION
                                  102 SOUTH MAIN STREET
                            GREENVILLE, SOUTH CAROLINA 29601
                                     (864) 255-7913
--------------------------------------------------------------------------------
            (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                         WILLIAM P. CRAWFORD, JR., ESQ.
                     WYCHE, BURGESS, FREEMAN & PARHAM, P.A.
                               POST OFFICE BOX 728
                      GREENVILLE, SOUTH CAROLINA 29602-0728
                           (864) 242-8200 (TELEPHONE)
                           (864) 235-8900 (FACSIMILE)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.[ ]

                         CALCULATION OF REGISTRATION FEE

================================================================================

                                                         Proposed Maximum    Proposed Maximum         Amount
Title of Each Class                     Amount to        Offering Price      Aggregate                of Registration
of Securities to be Registered          be Registered    Per Unit (1)        Offering Price (1)       Fee (2)
------------------------------          -------------    ------------        ------------------       ---------------
Common Stock                              642,571            $8.27              $5,314,683               $1,567.83
(par value $1.00 per share)

================================================================================
(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f). Pursuant to Rule 457(f)(2), the Proposed Maximum Aggregate Offering Price has been determined based upon $5,314,683, which is the book value of the Colonial Bank of South Carolina, Inc. common stock to be received by Carolina First Corporation in the Merger as of June 30, 1998 (the latest practicable date).
(2) Calculated pursuant to Rule 457(f).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                      COLONIAL BANK OF SOUTH CAROLINA, INC.
                                1111 Broad Street
                          Camden, South Carolina 29020
                                                                 August 24, 1998


Dear Shareholder:

      You are cordially invited to attend the Special Meeting of Shareholders of Colonial Bank of South Carolina, Inc. ("Special Meeting") to be held at the main office of Colonial Bank of South Carolina, Inc. ("Colonial Bank") located at 1111 Broad Street, Camden, South Carolina 29020, on Monday, September 28,
1998, at 10:00 a.m., local time.

      At the Special Meeting you will be asked to consider and vote upon the Reorganization Agreement ("Reorganization Agreement") dated as of July 9, 1998 by and among Colonial Bank, Carolina First Corporation and Carolina First Bank. If the Reorganization Agreement is approved by the holders of at least two-thirds of the outstanding shares of common stock of Colonial Bank and certain other conditions are met, Colonial Bank will be merged (the "Merger") with and into Carolina First Bank, a wholly-owned banking subsidiary of Carolina First Corporation, which will be the surviving entity in the Merger. In connection with the Merger, Colonial Bank shareholders will receive shares of Carolina First Corporation common stock having a fair market value (as defined in the Reorganization Agreement) of $23.00 for each share of Colonial Bank common stock held by them. On August ___, 1998, the last reported sale price of Carolina First Corporation common stock on the Nasdaq National Market was $_______ per share. The Reorganization Agreement is described in detail in the accompanying Proxy Statement/Prospectus and is attached as Annex A thereto.

      Enclosed herewith are the Notice of Special Meeting of Shareholders, a Proxy Statement/Prospectus and a Proxy for use in connection with the Special Meeting. The Proxy Statement/Prospectus includes a description of the terms and conditions of the Merger and related agreements, financial and other information about Carolina First Corporation, Carolina First Bank and Colonial Bank, and other information. You are urged to consider carefully the entire Proxy Statement/Prospectus, including the annexes thereto.

      THE BOARD OF DIRECTORS OF COLONIAL BANK BELIEVES THAT THE REORGANIZATION AGREEMENT IS IN THE BEST INTERESTS OF COLONIAL BANK AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE FOR THE APPROVAL OF THE REORGANIZATION AGREEMENT.

      Because the affirmative vote of holders of at least two-thirds of the issued and outstanding shares of Colonial Bank common stock is required to approve the Reorganization Agreement, it is important that your shares of Colonial Bank common stock be represented at the Special Meeting, whether or not you are personally able to attend. A failure to vote, either by not returning the enclosed Proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against the Reorganization Agreement. You are therefore urged to complete, date and sign the enclosed Proxy, and return it promptly in the enclosed return envelope, which does not require any postage if mailed in the United States. If you attend the Special Meeting, you may vote shares of which you are the record owner in person, even if you have already returned your Proxy.

                                              Sincerely,


                                              Guy S. Hutchins, Jr.
                                              Chairman of the Board

                      COLONIAL BANK OF SOUTH CAROLINA, INC.
                                1111 Broad Street
                          Camden, South Carolina 29020

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 28, 1998

TO THE SHAREHOLDERS OF COLONIAL BANK OF SOUTH CAROLINA, INC.:

      NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Colonial Bank of South Carolina, Inc. ("Special Meeting") is to be held at the main office of Colonial Bank of South Carolina, Inc. ("Colonial Bank") located at 1111 Broad Street, Camden, South Carolina 29020, on Monday, September 28,
1998, at 10:00 a.m., local time, for the following purposes:

      1. CONSIDERATION OF THE REORGANIZATION AGREEMENT. To consider and vote upon a proposal to approve the Reorganization Agreement ("Reorganization Agreement") dated as of July 9, 1998, between Carolina First Corporation, Carolina First Bank and Colonial Bank, pursuant to which Colonial Bank will be merged (the "Merger") into Carolina First Bank, a wholly-owned banking subsidiary of Carolina First Corporation, and Colonial Bank shareholders will receive Carolina First Corporation common stock in exchange for their shares of Colonial Bank common stock, all on and subject to the terms and conditions contained therein.

      2. OTHER BUSINESS. To transact such other business as may properly come before the Special Meeting or any adjournments thereof.

      Only shareholders of record at the close of business on August 14, 1998, are entitled to notice of and to vote at the Special Meeting or any adjournments thereof. The affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Colonial Bank common stock is required to approve the Reorganization Agreement. All shareholders, whether or not they expect to attend the Special Meeting in person, are requested to complete, date, sign and return the enclosed Proxy in the accompanying envelope. The Proxy may be revoked by the record shareholder (i) by giving written notice to the Secretary of Colonial Bank at any time before it is voted, (ii) by submitting a proxy having a later date, or (iii) by such persons appearing at the Special Meeting and giving notice of revocation to the corporate officers responsible for maintaining the list of shareholders.

                                       By Order of the Board of Directors,



August 24, 1998                        Guy S. Hutchins, Jr.
                                       Chairman of the Board

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.
             WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING,
         PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

Proxy Statement/Prospectus
                           CAROLINA FIRST CORPORATION
     Prospectus for 642,571 Shares of Common Stock $1.00 Par Value Per Share

                      COLONIAL BANK OF SOUTH CAROLINA, INC.
               Proxy Statement for Special Meeting of Shareholders

      This Proxy Statement/Prospectus relates to the issuance by Carolina First Corporation of up to 642,571 shares (the "Carolina First Corporation Shares") of its $1.00 par value common stock ("Carolina First Corporation common stock") in connection with the proposed merger (the "Merger") of Colonial Bank of South Carolina, Inc. ("Colonial Bank") with and into Carolina First Bank, a wholly-owned banking subsidiary of Carolina First Corporation. Upon consummation of the Merger, each outstanding share of Colonial Bank common stock will be converted into shares of Carolina First Corporation common stock having a fair market value (as defined in the Reorganization Agreement) of $23.00. The Carolina First Corporation Shares are offered to the Colonial Bank shareholders subject to the terms and conditions specified in the Reorganization Agreement ("Reorganization Agreement") dated as of July 9, 1998 and entered into by and among Carolina First Corporation, Carolina First Bank and Colonial Bank. The Reorganization Agreement provides that as a result of the transactions specified in the Reorganization Agreement, the Colonial Bank common stock will be canceled. Upon consummation of the transactions specified in the Reorganization Agreement, the current operations of Colonial Bank would become part of the banking operations of Carolina First Bank. Cash will be paid in lieu of fractional shares to which a Colonial Bank shareholder becomes entitled. See "THE PROPOSED TRANSACTION -- General Description of the Terms of the Reorganization Agreement."

      This Proxy Statement/Prospectus serves as the Proxy Statement of Colonial Bank in connection with the solicitation of proxies to be used at the Special Meeting of Shareholders of Colonial Bank (the "Special Meeting") to be held on September 28, 1998 for the purposes described herein. This Proxy Statement/Prospectus is first being sent to Colonial Bank shareholders on or about August 24, 1998.

      Consummation of the transactions contemplated in the Reorganization Agreement is subject to certain conditions, including, among others, approval by the shareholders of Colonial Bank at the Special Meeting and approval by applicable regulatory authorities.

      Any shareholder of Colonial Bank who, at or prior to the Special Meeting, gives written notice that he dissents from the Merger or who votes against the Merger shall be entitled, upon strict compliance with certain statutory procedures, to receive the value of the Colonial Bank common stock owned by such shareholder at the time and in the manner set forth herein. See "THE PROPOSED TRANSACTION -- Rights of Dissenting Shareholders of Colonial Bank."

      SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY SHAREHOLDERS OF COLONIAL BANK.

      COLONIAL BANK'S BOARD OF DIRECTORS RECOMMENDS THAT COLONIAL BANK'S SHAREHOLDERS VOTE TO APPROVE THE REORGANIZATION AGREEMENT.

      The Carolina First Corporation common stock is traded on the Nasdaq National Market under the Nasdaq market symbol "CAFC." On May 21, 1998 (the last business day prior to the announcement of the Merger), the closing bid price of the Carolina First Corporation common stock, as reported by Nasdaq, was $28.125 per share. The Colonial Bank common stock is not traded on any established market and has experienced very limited trading. Colonial Bank management is aware of sales prices for Colonial Bank common stock ranging from $11.00 to $12.00 per share during 1998.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE CAROLINA FIRST CORPORATION SHARES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS AND LOAN ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR OTHER GOVERNMENTAL AGENCY.

           The date of this Proxy Statement/Prospectus is August 24, 1998.

                                  TABLE OF CONTENTS

AVAILABLE INFORMATION........................................................4
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE............................4
OTHER INFORMATION............................................................5
SUMMARY......................................................................6
      Introduction...........................................................6
      Time, Place and Purposes of the Special Meeting........................6
      Parties to the Reorganization Agreement................................6
      General Terms of the Proposed Transaction..............................7
      Vote Required and Record Date..........................................7
      Recommendation of Colonial Bank's Board of Directors...................7
      Rights of Dissenting Shareholders......................................7
      Certain Differences in Shareholders' Rights............................8
      Conditions and Regulatory Approvals....................................8
      Termination of the Reorganization Agreement............................8
      Effective Time of the Merger...........................................8
      Opinion of Financial Advisor...........................................9
      Certain Federal Income Tax Consequences................................9
      Interests of Certain Persons...........................................9
      Restrictions on Resales by Affiliates.................................10
      Accounting Treatment..................................................10
      Market Prices and Dividends...........................................10
      Selected Consolidated Financial Data..................................11
      Comparative Per Share Data............................................15
RISK FACTORS................................................................16
      Dependence on Senior Management.......................................16
      Growth Through Acquisitions...........................................16
      Antitakeover Measures.................................................16
      Commercial Lending Activities.........................................16
INFORMATION CONCERNING THE COLONIAL BANK SPECIAL MEETING....................17
      Special Meeting.......................................................17
            Purpose of the Special Meeting..................................17
            Colonial Bank Record Date and Voting Rights.....................17
            Proxies.........................................................17
            Recommendation..................................................18
THE PROPOSED TRANSACTION....................................................19
      General Description of the Terms of the Reorganization Agreement......19
      Background of and Reasons for the Reorganization Agreement............20
      Opinion of Colonial Bank's Financial Advisor..........................21
      Exchange of Colonial Bank Stock Certificates..........................24
      Conditions to Consummation of the Merger..............................25
      Termination...........................................................26
      Amendment.............................................................26
      Conduct of Colonial Bank's and Carolina First Corporation's
        Business Prior to the Effective Time................................26
      Required Regulatory Approvals.........................................27
      Operations After the Merger...........................................28
      Interests of Certain Persons in the Merger............................28
      Accounting Treatment..................................................29
      Certain Federal Income Tax Consequences...............................29

      Restrictions on Resales by Affiliates.................................30
      Rights of Dissenting Shareholders of Colonial Bank....................31
      Recommendation of Colonial Bank's Board of Directors..................33
PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION..........................34
INFORMATION ABOUT CAROLINA FIRST CORPORATION................................39
      General...............................................................39
      Capital Adequacy......................................................40
      Recent Developments...................................................42
INFORMATION ABOUT COLONIAL BANK.............................................43
      History and Business..................................................43
      Management's Discussion and Analysis of Financial Condition and
        Results of Operation................................................43
      Earnings Review.......................................................43
      Net Interest Income...................................................44
      Interest Rate Sensitivity.............................................46
      Provision for Loan Losses.............................................47
      Non-Interest Income...................................................48
      Non-Interest Expenses.................................................48
      Income Taxes..........................................................48
      Securities............................................................48
      Loan Portfolio........................................................49
      Allowance for Loan Losses.............................................53
      Deposits..............................................................54
      Return on Equity and Assets...........................................55
      Liquidity.............................................................55
      Capital Resources.....................................................56
      Inflation.............................................................56
      Accounting and Regulatory Matters.....................................56
      Year 2000.............................................................57
      Employees.............................................................57
      Supervision and Regulation............................................57
      Description of Property...............................................63
      Legal Proceedings.....................................................63
      Market for Common Stock and Dividends.................................63
      Management and Principal Shareholders of Colonial Bank................65
COMPARATIVE RIGHTS OF SHAREHOLDERS..........................................67
      Comparison of Carolina First Corporation Common Stock and
        Colonial Bank Common Stock..........................................67
CAROLINA FIRST CORPORATION CAPITAL STOCK....................................70
      Common Stock..........................................................70
      Preferred Stock.......................................................70
      Certain Matters.......................................................70
LEGAL MATTERS...............................................................74
EXPERTS.....................................................................74
OTHER MATTERS...............................................................74
INDEX TO FINANCIAL STATEMENTS...............................................F-1

ANNEXES
      Reorganization Agreement.........................................Annex A
      Opinion of Capital Resources Group, Inc..........................Annex B
      Dissenter's Rights Statute.......................................Annex C
      Financial Statements of Carolina First Bank......................Annex D

                              AVAILABLE INFORMATION

     Carolina First Corporation and Colonial Bank are subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of fees at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants (including Carolina First Corporation and Colonial) that file electronically with the Commission.

      Carolina First Corporation has filed with the Commission a Registration Statement (which shall include any amendments thereto) on Form S-4 ("Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"), with respect to the Carolina First Corporation Shares offered hereby. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and the annexes and schedules thereto are available for inspection and copying as set forth in the preceding paragraph. For further information with respect to Carolina First Corporation, Colonial Bank and the Carolina First Corporation Shares offered hereby, reference is hereby made to the Registration Statement, including the annexes and schedules thereto.

      All information contained or incorporated by reference in this Proxy Statement/Prospectus with respect to Carolina First Corporation has been supplied by Carolina First Corporation, and all information contained or incorporated by reference in this Proxy Statement/Prospectus with respect to Colonial Bank has been supplied by Colonial Bank.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WITH RESPECT TO CAROLINA FIRST CORPORATION WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH A DOCUMENT UNLESS SUCH EXHIBIT IS SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON ORAL OR WRITTEN REQUEST TO WILLIAM S. HUMMERS III, EXECUTIVE VICE PRESIDENT, CAROLINA FIRST CORPORATION, 102 SOUTH MAIN STREET, GREENVILLE, SC 29601, TELEPHONE NUMBER (864) 255-7900. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY SEPTEMBER 17, 1998.

      The following documents filed with the Commission by Carolina First Corporation pursuant to Section 13(a) or 15(d) of the Exchange Act are incorporated herein by reference:

        (i) Carolina First Corporation's Annual Report on Form 10-K for the year ended December 31, 1997;
        (ii) Carolina First Corporation's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

        (iii) Carolina First Corporation's Current Reports on Form 8-K dated February 13, 1998; and
        (iv) The description of the Carolina First Corporation common stock which is contained in Carolina First Corporation's Form 8-A filed with the Commission on or about October 20, 1986, including any amendment or report filed for the purpose of updating such description.

        All documents filed by Carolina First Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently-filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.


                               OTHER INFORMATION

        This Proxy Statement/Prospectus does not cover any resales of the Carolina First Corporation common stock offered hereby to be received by shareholders deemed to be "affiliates" of Carolina First Corporation or Colonial Bank upon consummation of the Merger. No person is authorized to make use of this Proxy Statement/Prospectus in connection with such resales, although such securities may be traded without the use of this Proxy Statement/Prospectus by those shareholders of Carolina First Corporation not deemed to be "affiliates" of Carolina First Corporation or Colonial Bank.

        No person is authorized to give any information or to make any representation not contained in or incorporated by reference in this Proxy Statement/Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Carolina First Corporation or Colonial Bank. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby to any person or in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any sale hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof or that there has been no change in the affairs of Carolina First Corporation or Colonial Bank since such date.

                                    SUMMARY

        THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. THIS SUMMARY IS NOT INTENDED TO BE A COMPLETE STATEMENT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, THE ACCOMPANYING ANNEXES, AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE AND INCLUDED HEREWITH. A COPY OF THE REORGANIZATION AGREEMENT (EXCLUDING THE SCHEDULES ATTACHED THERETO) IS ATTACHED HERETO AS ANNEX A AND IS INCORPORATED HEREIN BY REFERENCE. AS USED HEREIN, THE TERM "CAROLINA FIRST CORPORATION" REFERS TO CAROLINA FIRST CORPORATION AND ITS CONSOLIDATED SUBSIDIARIES, UNLESS THE CONTEXT OTHERWISE REQUIRES.

        INTRODUCTION. This Proxy Statement/Prospectus is furnished in connection with (i) the issuance by Carolina First Corporation of the Carolina First Corporation Shares and (ii) the solicitation of proxies by the Colonial Bank Board of Directors with respect to the Special Meeting to be held on September 28, 1998 and at any adjournment thereof. The Special Meeting is being held for the purpose of considering and voting upon the Reorganization Agreement. This Proxy Statement/Prospectus is first being mailed to Colonial Bank shareholders on or about August 24, 1998.

        TIME, PLACE AND PURPOSES OF THE SPECIAL MEETING. The Special Meeting will be held on September 28, 1998 at 10:00 a.m., local time, at Colonial Bank's main office, located at 1111 Broad Street, Camden, South Carolina. At the Special Meeting, shareholders of Colonial Bank will consider and vote on the proposal to approve the Reorganization Agreement, which provides for the Merger of Colonial Bank into Carolina First Bank and the exchange of Colonial Bank common stock for Carolina First Corporation common stock. See "INFORMATION CONCERNING THE SPECIAL MEETING."

        PARTIES TO THE REORGANIZATION AGREEMENT.

        CAROLINA FIRST CORPORATION. Carolina First Corporation is a bank holding company headquartered in Greenville, South Carolina which engages in a general banking business through its four principal operating subsidiaries: (1) Carolina First Bank, a South Carolina-chartered commercial bank headquartered in Greenville, South Carolina, (2) Carolina First Mortgage Company, a mortgage loan origination and servicing company headquartered in Columbia, South Carolina, (3) Blue Ridge Finance Company, Inc., an automobile finance company headquartered in Greenville, South Carolina, and (4) Resource Processing Group, Inc., a credit card origination and servicing company headquartered in Columbia, South Carolina. Carolina First Corporation is a South Carolina corporation which was organized in 1986. At June 30, 1998, it had total consolidated assets of approximately $2.3 billion. Its principal executive offices are located at 102 South Main Street, Greenville, South Carolina 29601, and its telephone number is
(864) 255-7900. See "INFORMATION ABOUT CAROLINA FIRST CORPORATION."

        CAROLINA FIRST BANK. Carolina First Bank is a South Carolina-chartered bank, which is a wholly-owned subsidiary of Carolina First Corporation. It engages in a general banking business through 58 locations which are located throughout South Carolina. It began its operations in December 1986 and at June 30, 1998 had total assets of approximately $2.2 billion, total loans net of unearned income of approximately $1.5 billion and total deposits of approximately $1.9 billion. Carolina First Bank's deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC"). See "INFORMATION ABOUT CAROLINA FIRST CORPORATION."

        COLONIAL BANK. Colonial Bank is a state-chartered commercial bank headquartered in Camden,

South Carolina which conducts a general banking business principally in Kershaw County, South Carolina. At June 30, 1998, Colonial Bank had total assets of approximately $59.8 million. Its principal executive offices are located at 1111 Broad Street, Camden, South Carolina 29020, and its telephone number is
(803) 432-3500. See "INFORMATION ABOUT COLONIAL BANK" and the documents that accompany this Proxy Statement/Prospectus.

        GENERAL TERMS OF THE PROPOSED TRANSACTION. Pursuant to the terms of the Reorganization Agreement, upon consummation of the Merger, holders of Colonial Bank common stock will be entitled to receive shares of Carolina First Corporation common stock having a fair market value (as defined in the Reorganization Agreement) of $23.00 for each outstanding share of Colonial Bank common stock held by them (the "Conversion Ratio"). The "fair market value" is defined in the Reorganization Agreement as the average of the closing prices as quoted on the Nasdaq National Market for Carolina First Corporation common stock for the twenty days in which Carolina First Corporation common stock was traded immediately prior to the Closing Date, except that if prior to the effective time of the Merger, any other person or entity shall have publicly announced an intention to acquire control of Carolina First Corporation by merger or otherwise or Carolina First Corporation shall have publicly acknowledged that it is seeking to be acquired by another person or entity or is discussing being acquired by another person or entity, then the average of the closing prices as quoted on the Nasdaq National Market for Carolina First Corporation common stock for the 20 days for which the Carolina First Corporation common stock was traded immediately prior to such announcement or acknowledgment shall be determined and, if such average is less than the average derived from the 20 trading days immediately prior to the Closing Date, then the smaller average shall be the fair market value. All of the stock prices set forth above are subject to equitable adjustment for stock splits, stock dividends, reverse stock splits and similar items. See "THE PROPOSED TRANSACTION -- General Description of the Terms of the Reorganization Agreement."

        VOTE REQUIRED AND RECORD DATE. Only Colonial Bank shareholders of record at the close of business on August 14, 1998 ("Record Date") will be entitled to notice of and to vote at the Special Meeting. The Merger must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Colonial Bank common stock eligible to vote at the Special Meeting. As of the Record Date, there were 583,019 shares of Colonial Bank's common stock entitled to vote. As of the date hereof, the directors and executive officers of Colonial Bank and their affiliates beneficially owned 276,421 shares, or approximately 41.2% of Colonial Bank's common stock. Upon consummation of the transactions contemplated hereby (and assuming a "fair market value" of $25.00 per share of Carolina First Corporation common stock), such persons will beneficially own 254,307 shares of Carolina First Corporation common stock, or 1.4% of the outstanding Carolina First Corporation common stock.

        RECOMMENDATION OF COLONIAL BANK'S BOARD OF DIRECTORS.

        THE BOARD OF DIRECTORS OF COLONIAL BANK HAS APPROVED THE REORGANIZATION AGREEMENT AND BELIEVES THAT THE REORGANIZATION AGREEMENT IS IN THE BEST INTERESTS OF COLONIAL BANK AND ITS SHAREHOLDERS. IT RECOMMENDS THAT COLONIAL BANK'S SHAREHOLDERS VOTE FOR THE REORGANIZATION AGREEMENT. SEE "THE PROPOSED TRANSACTION -- RECOMMENDATION OF BOARD OF DIRECTORS."

        RIGHTS OF DISSENTING SHAREHOLDERS. Pursuant to Chapter 13 of the South Carolina Business Corporation Act of 1988, as amended (the "South Carolina Dissenters' Rights Statute"), the holders of shares of Colonial Bank common stock are entitled to dissent from the approval of the Merger Agreement and to receive payment of the fair value of their shares of Colonial Bank common stock in the event the Merger is consummated, upon compliance with the provisions of the South Carolina Dissenters' Rights Statute. Holders of Colonial Bank common stock who wish to assert their dissenters' rights must (i) deliver to Colonial Bank, before the vote on the Merger Agreement is taken, written notice of their intent to demand payment for their shares in the event the Merger is consummated, (ii) not vote such shares in favor of the Merger and the Merger Agreement and (iii) comply with the further provisions of the South Carolina Dissenters' Rights Statute. The delivery of a proxy or a vote against approval of the Merger Agreement will not constitute adequate notice of an intent to demand payment, but a failure to vote against such approval will not constitute a waiver of dissenters' rights. Any deviation from the procedures set forth in the South Carolina Dissenters' Rights Statute could result in the forfeiture of dissenters' rights. Accordingly, shareholders of Colonial Bank wishing to dissent from approval of the Merger Agreement are urged to read carefully "THE PROPOSED TRANSACTION -- Rights of Dissenting Shareholders of Colonial Bank" and the copy of the South Carolina Dissenters' Rights Statute set forth as Annex C to this Proxy Statement/Prospectus and to consult with their own legal advisors.

        CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS. Upon effectiveness of the Merger, the former Colonial Bank shareholders will become shareholders of Carolina First Corporation, and their rights as shareholders will be determined by Carolina First Corporation's Articles of Incorporation and Bylaws. The rights of shareholders of Carolina First Corporation differ from the rights of shareholders of Colonial Bank in several important respects, including, among other things, dissenters' rights, required shareholder votes on certain matters and the existence of certain antitakeover provisions. See "COMPARATIVE RIGHTS OF SHAREHOLDERS."

        CONDITIONS AND REGULATORY APPROVALS. Consummation of the transactions contemplated by the Reorganization Agreement is subject to various conditions, including receipt of the necessary regulatory approvals (including, without limitation, the approval by the FDIC and the South Carolina State Board of Financial Institutions (the "State Board")), and the requisite shareholder approval of Colonial Bank. Applications to the necessary regulatory authorities seeking approval of the proposed transaction have been filed. The parties expect that such applications will be approved. Carolina First Corporation and Colonial Bank may waive certain of the conditions to their respective obligations to consummate the Merger, other than conditions required by law. See "THE PROPOSED TRANSACTION -- Conditions to Consummation of the Merger" and "THE PROPOSED TRANSACTION -- Required Regulatory Approvals."

        TERMINATION OF THE REORGANIZATION AGREEMENT. The Reorganization Agreement may be terminated at any time prior to the Closing Date: (a) by mutual consent of the parties; (b) by either Carolina First Corporation or Colonial Bank, at that party's option, (i) if a permanent injunction or other order (including any order denying any required regulatory consent or approval) shall have been issued by any Federal or state court of competent jurisdiction in the United States or by any United States Federal or state governmental or regulatory body, which order prevents the consummation of the transactions contemplated herein, or (ii) if the Colonial Bank shareholder approval is not received at the Special Meeting; (c) by either Carolina First Corporation or Colonial Bank if the other party (or its subsidiaries) has failed to comply with the agreements or failed to fulfill the conditions contained in the Reorganization Agreement except that any such failure of compliance or fulfillment must result in a "material adverse event" (as defined in the Reorganization Agreement) and the breaching party must be given notice of the failure to comply and a reasonable period of time to cure; or (d) by either Carolina First Corporation or Colonial Bank in the event that closing has not occurred by March 31, 1999. The Reorganization Agreement may be amended by mutual written consent of all the parties.

        EFFECTIVE TIME OF THE MERGER. The effective time of the Merger will be the time and date specified in the Articles of Merger ("Effective Time") that are delivered for filing to the Secretary of State of South Carolina. The Effective Time will occur after all conditions specified in the Reorganization Agreement have been satisfied or waived, on such date as Carolina First Corporation shall notify Colonial Bank in writing not less than five days prior thereto, which date shall not be more than 30 days after all conditions have been satisfied or waived in writing. The Effective Time currently is anticipated to be approximately September 30, 1998, although delays in the satisfaction of the conditions to consummation of the Merger could result in a later Effective Time. See "THE PROPOSED TRANSACTION -- Conditions to Consummation of the Merger."

        OPINION OF FINANCIAL ADVISOR. Capital Resources Group, Inc. ("Capital Resources") has served as financial adviser to Colonial Bank in connection with the Reorganization Agreement and has rendered an opinion to the Colonial Bank Board of Directors that the consideration to be received by shareholders of Colonial Bank is fair from a financial point of view to the Colonial Bank shareholders. For additional information concerning Capital Resources and its opinion, see "THE PROPOSED TRANSACTION -- Opinion of Colonial Bank's Financial Advisor" and the opinion of Capital Resources attached as Annex B to this Proxy Statement/Prospectus.

        CERTAIN FEDERAL INCOME TAX CONSEQUENCES. Colonial Bank will receive an opinion of counsel to Carolina First Corporation stating that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), subject to certain conditions. However, this opinion of counsel is not binding on the Internal Revenue Service (the "IRS"). In such opinion, counsel will opine that if certain conditions are met, no taxable gain or loss for federal income tax purposes will be recognized by Colonial Bank shareholders upon the exchange of Colonial Bank common stock solely for Carolina First Corporation common stock. To the extent that shareholders receive cash consideration for fractional shares, such shareholders will be taxed to the extent that the cash exceeds such shareholder's allocated basis in such Colonial Bank common stock. A dissenting shareholder who receives cash in lieu of Carolina First Corporation common stock will be taxed to the extent that the cash exceeds such dissenting shareholder's basis in the Colonial Bank common stock. See "THE PROPOSED TRANSACTION -- Certain Federal Income Tax Consequences." Because of the complexities of the federal income tax laws and because the tax consequences may vary depending upon a holder's individual circumstances or tax status, it is recommended that each shareholder of Colonial Bank consult his or her tax adviser concerning the Federal (and any applicable state, local or other) tax consequences of the Merger.

        INTERESTS OF CERTAIN PERSONS. Carolina First Corporation has agreed under the Reorganization Agreement to nominate and elect Guy S. Hutchins, Jr. to the board of Carolina First Mortgage Company immediately following the Closing Date and to re-elect Mr. Hutchins to such directorship for a period of five years. The Reorganization Agreement also provides that Carolina First Corporation will indemnify Colonial Bank directors and executive officers against certain liabilities and will maintain such directors' and officers' insurance for these persons after the Closing Date as shall be obtainable for annual premiums of $15,000. Guy S. Hutchins, Jr., William F. Nettles, III and William C. Bochette, III, each of whom are executive officers of Colonial Bank will receive certain payments and benefits provided for in their employment agreements with Colonial Bank because the Merger constitutes a change of control giving rise to a right to those payments and benefits under those employment contracts. Carolina First Corporation has also specifically agreed to honor or assume (as applicable) Colonial Bank's obligations under its various existing benefit plans.

        The Reorganization Agreement provides that holders of options to purchase Colonial Bank common stock outstanding at the Effective Time of the Merger will be converted into an option to acquire Carolina First Corporation common stock based on the Conversion Ratio. These options will continue to have the same terms and conditions, except for any condition of continued employment, as were in effect with respect to such options prior to the Merger. The Reorganization Agreement also provides that an option holder may elect immediately prior to the Effective Time (in lieu of having such options converted into the right to receive Carolina First Corporation common stock), to surrender such options in exchange for a cash payment per share equal to the difference between

$23.00 and the exercise price per share of each option. See "THE PROPOSED TRANSACTION -- Interests of Certain Persons in the Merger."

      RESTRICTIONS ON RESALES BY AFFILIATES. Colonial Bank has agreed that, prior to closing, it will use its best efforts to cause certain affiliates of Colonial Bank to deliver written agreements to Carolina First Corporation that they will not dispose of any shares of Carolina First Corporation common stock received upon consummation of the Merger except in compliance with the Securities Act and rules and regulations promulgated thereunder. See "THE PROPOSED TRANSACTION -- Restrictions on Resales by Affiliates."

        ACCOUNTING TREATMENT. The Merger will be accounted for as a "purchase" of Colonial Bank by Carolina First Corporation under generally accepted accounting principles. See "THE PROPOSED TRANSACTION -- Accounting Treatment."

        MARKET PRICES AND DIVIDENDS. Carolina First Corporation common stock is traded on the Nasdaq National Market. Carolina First Corporation currently pays a regular quarterly dividend of $.08 per share. Although Carolina First Corporation currently expects to continue payment of its regular cash dividend on the Carolina First Corporation common stock, there can be no assurance that Carolina First Corporation's current dividend policy will continue unchanged after consummation of the Merger. The declaration and payment of dividends on Carolina First Corporation common stock is subject to legal restrictions and further depends upon business conditions, operating results, capital and reserve requirements and the Carolina First Corporation Board of Directors' consideration of other relevant factors.

        Colonial Bank common stock is not traded on any established market and has experienced very limited trading. Colonial Bank has not paid cash dividends since inception in 1993. Federal banking regulations and state law restrict the amount of dividends that Colonial Bank can pay to shareholders. See "COMPARATIVE RIGHTS OF SHAREHOLDERS -- Dividends."

        The information presented in the following table reflects the last reported sales prices for Carolina First Corporation common stock on May 21, 1998, the last trading day prior to the public announcement of the proposed Merger, and on August __, 1998. The Colonial Bank equivalent is the total dollar amount of consideration to be received by holders of Colonial Bank common stock. The actual Conversion Ratio is subject to adjustment based on the "fair market value" of Carolina First Corporation common stock. The table also includes a historical price for Colonial Bank common stock. The information is based on trades ranging from $11.00 to $12.00 per share in 1998. Colonial Bank common stock is not traded on any established market and has experienced very limited trading.

                                        Market Values Per Share
                        -----------------------------------------------------
                        Carolina First Corporation         Colonial Bank
                        --------------------------  -------------------------
                                Historical          Historical     Equivalent
                                ----------          ----------     ----------
May 21, 1998                      $28.44               $12.00         $23.00
August ____, 1998                     --                12.00          23.00

      Colonial Bank shareholders are advised to obtain current market quotations for the Carolina First Corporation common stock. The market price of Carolina First Corporation common stock at the Effective Time may be higher or lower than the market price at the time the Reorganization Agreement was executed, at the date of mailing this Proxy Statement/Prospectus, or at the time of the Special Meeting.

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The following tables present selected unaudited historical financial information and selected unaudited combined pro forma financial information of Carolina First Corporation (consolidated) and Colonial Bank. This information is derived from the historical financial statements of Carolina First Corporation (consolidated) and Colonial Bank, and should be read in conjunction with such historical financial statements and the notes thereto either contained elsewhere in this Proxy Statement/Prospectus, the documents that accompany this Proxy Statement/Prospectus or incorporated herein by reference. The pro forma financial data are presented using the purchase method of accounting. The selected pro forma combined unaudited financial information showing the combined results of Carolina First Corporation (consolidated) and Colonial Bank is provided for informational purposes only. It is not necessarily indicative of actual results that would have been achieved had the Reorganization Agreement been consummated on the dates or at the beginning of the periods presented, nor is it necessarily indicative of future results. For additional pro forma information, see "PRO FORMA COMBINED FINANCIAL INFORMATION." The fully pro forma combined selected financial data also includes pro forma data for Carolina First Corporation's pending acquisitions of First National Bank of Pickens County ("First National") and Poinsett Financial Corporation ("Poinsett"). See "INFORMATION ABOUT CAROLINA FIRST CORPORATION - Recent Developments."

                           CAROLINA FIRST CORPORATION
           (Dollars in thousands, except per share data and footnotes)

                                                                                                          Six Months
                                                    Years Ended December 31,                            Ended June 30,
                                   ----------------------------------------------------------           --------------
                                   1993         1994         1995         1996           1997         1997          1998
                                   ----         ----         ----         ----           ----         ----          ----
                                                                                                         (unaudited)
STATEMENT OF INCOME DATA
Net interest income              $29,358       $43,260      $50,772       $57,070       $66,706      $31,313       $41,576
Provision for loan losses          1,106         1,197        6,846        10,263        11,646        5,993         5,583
Noninterest income, excluding
    securities transactions        6,085         8,151       16,557        20,368        16,604        8,814         9,373
Securities transactions              680            75          769           973         3,011          882           323
Noninterest income                 6,765         8,226       17,326        21,341        19,615        9,696         9,696
Noninterest expenses (1)          27,294        51,839       46,882        51,675        52,243       25,105        29,482
Net income (loss) (1)              5,418       (1,740)        9,414        10,474        14,340        6,378        10,230
Dividends on preferred stock       1,930         2,433        2,752            63            --           --            --
Net income (loss) applicable
    to common shareholders (1)     3,488       (4,173)        6,662        10,411        14,340        6,378        10,230
BALANCE SHEET DATA (Period End)
Total assets                    $904,474    $1,204,350    $1,414,92    $1,574,204    $2,156,346    $1,705,77    $2,277,991
Securities and temporary
   investments                   190,683       137,091      187,029       271,396       333,236      290,092       494,614
Loans, net of unearned income    623,646       923,068    1,062,660     1,124,775     1,602,415    1,255,691     1,554,866
Allowance for loan losses          6,679         6,002        8,661        11,290        16,211       12,175        15,625
Nonperforming assets               5,366         4,722        4,868         5,880         3,767        4,487         2,447
Total earning assets             814,579     1,059,455    1,249,689     1,396,171     1,935,651    1,545,783     2,049,480
Total deposits                   804,549     1,001,748    1,095,491     1,281,050     1,746,542    1,332,551     1,838,517
Borrowed funds                    16,779       106,074      186,789       145,189       139,739      216,042       111,309
Long-term debt                     1,274         1,162       26,347        26,442        39,119       26,507        39,346
Total liabilities                834,059     1,117,868    1,319,955     1,469,240     1,954,687    1,595,336     2,021,066
Preferred stock                   15,662        37,014       32,909           943            --           --            --
Shareholders' equity              70,415        86,482       94,967       104,964       201,659      110,441       256,925
PER SHARE DATA (2)
Net income (loss) per common share:
     Basic(1)                      $0.63       $(0.59)        $0.89         $0.97         $1.19        $0.56         $0.59
     Diluted(1)                     0.63        (0.59)         0.84          0.92          1.18         0.56          0.59
Cash dividends declared             0.04          0.17         0.21          0.25          0.29         0.14          0.16
Book value per common
    share (period end)              7.70          6.61         7.61          9.26         12.88         9.71         14.16
Common shares outstanding:
     Weighted average
          Basic                5,505,461     7,004,214    7,516,620    10,705,107    11,989,517   11,338,141    17,138,421
          Diluted              8,208,935    10,114,812   11,183,726    11,368,035    12,175,561   11,481,436    17,509,212
     Period end                6,969,484     7,079,866    7,820,839    11,225,568    15,659,338   11,379,286    18,142,554
FINANCIAL RATIOS
Return on average assets            0.69%       (0.16)%        0.74%         0.71%         0.84%        0.80%         0.92%
Return on average equity            8.27        (1.99)        10.43         10.56         11.62        11.93          8.69
Net interest margin                 4.16          4.65         4.54          4.35          4.36         4.45          4.21

-------------------------------------------
(1) Includes 1996 SAIF special assessment of $1,184,000 (pre-tax) and 1994 restructuring charges of $12,214,000 (pre-tax).
(2)  Adjusted for stock dividends and stock split.

                      COLONIAL BANK OF SOUTH CAROLINA, INC.
                    (Dollars in thousands, except share data)

                                                          Twelve Months
                                                             Ended      Six Months
                               Years Ended March 31,      December 31,  Ended June 30,
                          ------------------------------ -----------  --------------
                         1994(1)   1995    1996     1997   1997(2)     1997      1998
                         -------   ----    ----     ----   -------     ----      ----
                                                     (unaudited)   (unaudited)
STATEMENT OF INCOME DATA
Net interest income        $303    $919   $1,251   $1,681  $1,765      $864   $1,080
Provision for loan losses    16      31       38       64     309        43       30
Noninterest income,
  excluding securities
  transactions               20      68      243      294     335       129      157
Securities transactions      --      --       --       --      --        --       --
Noninterest income           20      68      243      294     335       129      157
Noninterest expenses        304     849    1,301    1,567   1,807       925      963
Net income                    3     107      155      208    (75)        25      163

BALANCE SHEET DATA
  (PERIOD END)
Total assets            $17,484 $30,327  $40,251  $50,918 $54,656   $49,680  $59,752
Securities and
  temporary
  investments               175     677    1,075       --   3,285     5,653    6,609
Loans, net of unearned
  income                 15,479  25,493   34,424   40,117  43,181    40,511   48,152
Allowance for loan losses    16      46       72      107     375       139      350
Nonperforming assets         --      --       --       40     294       375      258
Total earning assets     15,969  27,280   36,456   46,876  50,157    45,650   54,484
Total deposits           10,679  24,864   31,060   37,420  40,366    37,734   43,013
Borrowed funds            3,500   2,000    5,500    9,500   9,000     8,000   11,300
Total liabilities        14,217  26,953   36,722   47,181  49,502    45,894   54,437
Shareholders' equity      3,267   3,374    3,529    3,737   5,154     3,786    5,315

PER SHARE DATA (3)
Net income per
  common share:
  Basic                   $0.01   $0.25    $0.36    $0.48  $(0.15)    $0.06    $0.28
  Diluted                  0.01    0.24     0.35     0.47   (0.15)     0.06     0.26
Book value per
    common share
    (period end)           9.05    9.35     9.78     8.63    8.84      8.74     9.12
Common shares
  outstanding:
  Weighted average -
    basic               433,019 433,019  433,019  433,019 486,851   433,019  583,019
  Weighted average -
    diluted             443,530 443,530  443,530  443,530 497,362   443,530  633,725
    Period end          433,019 433,019  433,019  433,019 583,019   433,019  583,019

FINANCIAL RATIOS
Return on average assets   0.03%   0.45%    0.44%    0.47% (0.15)%     0.10%    0.56%
Return on average equity   0.09    3.21     4.51     5.63  (1.73)      1.32     6.22
Net interest margin        2.75    3.83     3.55     3.76    3.65      3.54     3.72

--------------------------
(1) Colonial Bank commenced operations on June 5, 1993.
(2) Colonial Bank changed its fiscal year end to December 31 from March 31 in 1997. This column includes historical financial data for the nine months ending December 31, 1997 combined with the three months ended March 31, 1997.
(3) Adjusted for a 20% stock dividend effected in the form of a six-for-five stock split payable April 17, 1997.

              UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA CAROLINA FIRST CORPORATION AND COLONIAL BANK OF SOUTH CAROLINA, INC.



                                             YEAR ENDED             SIX MONTHS ENDED
                                        DECEMBER 31, 1997 (1)         JUNE 30, 1998
                                        ---------------------         -------------
                                       (Dollars in thousands, except per share data)

STATEMENT OF INCOME DATA
Net interest income                    $      68,471               $      42,656
Provision for loan losses                     11,955                       5,613
Noninterest income                            19,950                       9,853
Noninterest expenses                          54,563                      30,702
Net income                                    13,802                      10,161

PER SHARE DATA Net income per common share:
  Basic                                       $ 1.11               $        0.57
  Diluted                                       1.09                        0.56
Cash dividends declared                         0.29                        0.16
Book value per common share (period end)       13.30                       14.50
Common shares outstanding:
  Weighted average - basic                12,437,420                  17,674,798
  Weighted average - diluted              12,633,134                  18,092,239
  Period end                              16,195,715                  18,678,931

BALANCE SHEET DATA                                                  JUNE 30, 1998
                                                                    -------------
Total assets                                                      $    2,347,892
Securities and temporary investments                                     500,915
Loans, net of unearned income                                          1,603,018
Allowance for loan losses                                                 15,975
Total earning assets                                                   2,103,933
Total deposits                                                         1,881,530
Borrowed funds                                                           122,609
Long-term debt                                                            39,346
Total liabilities                                                      2,077,002
Shareholders' equity                                                     270,890

----------------------------------
(1) Colonial Bank changed its fiscal year end to December 31 from March 31 in 1997. This column includes historical financial data for the nine months ending December 31, 1997 combined with the three months ended March 31, 1997.

           UNAUDITED FULLY PRO FORMA COMBINED SELECTED FINANCIAL DATA CAROLINA FIRST CORPORATION, COLONIAL BANK OF SOUTH CAROLINA, INC.,
   FIRST NATIONAL BANK OF PICKENS COUNTY, AND POINSETT FINANCIAL CORPORATION



                                             YEAR ENDED            SIX MONTHS ENDED
                                        DECEMBER 31, 1997 (1)        JUNE 30, 1998
                                        ---------------------        -------------
                                         (Dollars in thousands, except per share data)

STATEMENT OF INCOME DATA
Net interest income                        $  76,492                $     46,826
Provision for loan losses                     12,175                       6,188
Noninterest income                            21,297                      10,698
Noninterest expenses                          61,184                      34,280
Net income                                    15,383                      10,655

PER SHARE DATA Net income per common share:
  Basic                                    $    1.00                $       0.51
  Diluted                                       0.98                        0.50
Cash dividends declared                         0.29                        0.16
Book value per common share (period end)       12.85                       14.02
Common shares outstanding:
  Weighted average - basic                15,458,993                  20,699,452
  Weighted average - diluted              15,674,387                  21,116,892
  Period end                              19,217,909                  21,703,585

BALANCE SHEET DATA                                                  JUNE 30, 1998
                                                                    -------------
Total assets                                                          $2,571,504
Securities and temporary investments                                     552,960
Loans, net of unearned income                                          1,737,337
Allowance for loan losses                                                 17,447
Total earning assets                                                   2,290,297
Total deposits                                                         2,060,716
Borrowed funds                                                           130,456
Long-term debt                                                            39,346
Total liabilities                                                      2,267,204
Shareholders' equity                                                     304,300

----------------------------------
(1) Colonial Bank, Poinsett, and First National have fiscal year ends other than December 31. This column was adjusted to reflect a December 31 fiscal year end for each entity as follows:
       (a) Colonial Bank changed its fiscal year end to December 31 from March 31 in 1997. Historical financial data for the nine months ended December 31, 1997 have been combined with the three months ended March 31, 1997.
       (b) Historical earnings for Poinsett, which has a September 30 fiscal year end, have been adjusted by adding the subsequent three-month period and subtracting the comparable preceding year interim results from the results for the year ended September 30, 1997.
       (c) Historical earnings for First National, which has a June 30 fiscal year end, were adjusted by adding the subsequent six-month period and subtracting the comparable preceding year interim results from the results for the year ended June 30, 1997.

COMPARATIVE PER SHARE DATA

    The following tables present at the dates and for the periods indicated (i) certain consolidated historical and pro forma combined per share data for the Carolina First Corporation common stock after giving effect to the Reorganization Agreement, and after giving effect to the Reorganization Agreement and the acquisitions of Poinsett and First National and (ii) certain historical and pro forma data for the Colonial Bank common stock. The pro forma financial data are presented using the purchase method of accounting, and an assumed Conversion Ratio of 0.9200 shares of Carolina First Corporation common stock for each share of Colonial Bank common stock. The data presented should be read in conjunction with the historical financial statements and the related notes thereto included elsewhere herein or incorporated herein by reference and in conjunction with the pro forma combined condensed financial information included elsewhere herein. The data are not necessarily indicative of actual results that would have been achieved had the Reorganization Agreement been consummated at the beginning of the periods presented and are not indicative of future results.

                           Diluted earnings per   Cash Dividends Declared   Book Value Per
                              Common Share           Per Common Share       Common Share
                           --------------------   -----------------------   --------------
At and For the Six Months
  Ended June 30, 1998

Carolina First Corporation   $0.59                     $0.16                   $14.16
Colonial Bank                 0.28                       -                       9.12
Pro Forma Combined            0.56                      0.16                    14.50
Colonial Bank Equivalent(1)   0.52                      0.15                    13.34
Fully Pro Forma Combined (2)  0.50                      0.16                    14.02
                              ----                      ----                    -----
Fully Pro Forma Colonial
  Bank Equivalent (3)         0.46                      0.15                    12.90
                              ----                      ----                    -----


At and For the Year Ended
   December 31, 1997

Carolina First Corporation   $1.18                     $0.29                   $12.88
Colonial Bank (4)            (0.15)                       -                      8.84
Pro Forma Combined            1.09                      0.29                    13.30
Colonial Bank Equivalent(1)   1.00                      0.27                    12.24
Fully Pro Forma Combined (2)  0.98                      0.29                    12.85
                              ----                      ----                    -----
Fully Pro Forma Colonial
  Bank Equivalent (3)         0.90                      0.27                    11.82
                              ----                      ----                    -----


--------------------------------------
(1) Calculated by multiplying the Pro Forma Combined by the assumed Conversion Ratio of 0.9200.

(2) Pro forma information includes the acquisitions of First National and Poinsett.

(3) Calculated by multiplying the Fully Pro Forma Combined by the assumed Conversion Ratio of 0.9200.

(4) Colonial Bank changed its fiscal year end to December 31 from March 31 in 1997. This column includes historical financial data for the nine months ending December 31, 1997 combined with the three months ended March 31, 1997.
                                       15

                                   RISK FACTORS

IN ADDITION TO THE OTHER INFORMATION CONTAINED HEREIN, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY WHEN EVALUATING CAROLINA FIRST CORPORATION AND THE CAROLINA FIRST CORPORATION COMMON STOCK.

      DEPENDENCE ON SENIOR MANAGEMENT. Carolina First Corporation is dependent upon the services of certain of the senior executive officers of Carolina First Corporation and its subsidiaries. The loss of the services of one or more of such individuals could have an adverse effect on Carolina First Corporation. No assurance can be given that replacements for any of these officers could be employed if their services were no longer available. Carolina First Corporation maintains key employee insurance on Mack I. Whittle, Jr., Carolina First Corporation's Chief Executive Officer.

      GROWTH THROUGH ACQUISITIONS. Carolina First Corporation has experienced significant growth in assets as a result of acquisitions. Moreover, Carolina First Corporation anticipates engaging in selected acquisitions of financial institutions and branch locations in the future. There are certain risks associated with Carolina First Corporation's acquisition strategy that could adversely impact net income. Such risks include, among others, incorrectly assessing the asset quality of a particular institution being acquired, encountering greater than anticipated costs of incorporating acquired businesses into Carolina First Corporation and being unable to profitably deploy funds acquired in an acquisition. Furthermore, there can be no assurance as to the extent that Carolina First Corporation can continue to grow through acquisitions. In the past, Carolina First Corporation has engaged in acquisitions accounted for by the purchase method of accounting. Acquisitions accounted for by the purchase method of accounting may lower the capital ratios of the entities involved. Consequently, in the event that Carolina First Corporation engages in significant acquisitions accounted for by the purchase method of accounting in the future, Carolina First Corporation may be required to raise additional capital in order to maintain capital levels required by the Board of Governors of the Federal Reserve System ("Federal Reserve"). In the future, Carolina First Corporation may issue capital stock in connection with additional acquisitions. Such acquisitions and related issuances of stock may have a dilutive effect on earnings per share and ownership. Although Carolina First Corporation is engaged from time to time in discussions relating to possible acquisitions, Carolina First Corporation presently has no agreements or understandings relating to any acquisitions except for the pending acquisitions of Poinsett Financial Corporation and First National Bank of Pickens County as described below in "INFORMATION ABOUT CAROLINA FIRST CORPORATION--Recent Developments."

      ANTITAKEOVER MEASURES. Carolina First Corporation has certain antitakeover measures in place. These include (i) a Shareholders' Rights Plan which, among other things, provides for the dilution of the Carolina First Corporation common stock holdings of certain shareholders who acquire 20% or more of the Carolina First Corporation common stock and attempt to acquire Carolina First Corporation without the consent of management, (ii) certain management contracts which provide for additional management compensation in the event that executive officers who are a party thereto are terminated after a change in control of Carolina First Corporation, and (iii) various charter provisions providing for, among other things, a "staggered" board of directors and supermajority voting requirements in connection with the removal of directors without cause and certain business combinations involving Carolina First Corporation. Any one or more of these measures may impede the takeover of Carolina First Corporation without the approval of Carolina First Corporation's Board of Directors and may prevent shareholders from taking part in a transaction in which they could realize a premium over the current market price of Carolina First Corporation common stock. See "CAROLINA FIRST CORPORATION CAPITAL STOCK."

      COMMERCIAL LENDING ACTIVITIES. Over the past several years, Carolina First Corporation has experienced significant growth in commercial and commercial mortgage loans. These loans are generally more risky than one-to-four family or consumer loans because they are unique in character, generally larger in amount and dependent upon the borrower's ability to generate cash to service the loan. There are certain risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from uncertainties as to the future value of collateral, risks resulting from changes in economic and industry conditions and risks inherent in dealing with individual borrowers. While Carolina First Corporation's nonperforming loans as a percentage of total loans is below its peer group average, there is a risk that the quality of its loan portfolio could decline, particularly in connection with the rapid growth in loans that Carolina First Corporation has experienced over the past several years.

             INFORMATION CONCERNING THE COLONIAL BANK SPECIAL MEETING

SPECIAL MEETING

      This Proxy Statement/Prospectus is being furnished to shareholders of Colonial Bank as of the Record Date in connection with the solicitation of proxies by the Board of Directors of Colonial Bank for use at the Special Meeting and at any adjournments thereof. The Special Meeting is to be held on September 28, 1998 at 10:00 a.m., local time, at the main office of Colonial Bank, 1111 Broad Street, Camden, South Carolina. Holders of Colonial Bank common stock are requested to complete, date and sign the accompanying Proxy and return it promptly to Colonial Bank in the enclosed postage-paid envelope.

      PURPOSE OF THE SPECIAL MEETING. The purpose of the Special Meeting is to consider and take action with respect to approval of the Reorganization Agreement. As required by South Carolina law, approval of the Reorganization Agreement will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Colonial Bank common stock entitled to vote on the Reorganization Agreement. See "--Colonial Bank Record Date and Voting Rights." This Proxy Statement/Prospectus, Notice of Special Meeting and the Proxy are first being mailed to shareholders of Colonial Bank on or about August 24, 1998.

      COLONIAL BANK RECORD DATE AND VOTING RIGHTS. Only the holders of Colonial Bank common stock on the Record Date are entitled to receive notice of and to vote at the Special Meeting and at any adjournments thereof. On the Record Date, there were 583,019 shares of Colonial Bank common stock outstanding, which were held by approximately 604 holders of record. Each share of Colonial Bank common stock outstanding on the Record Date is entitled to one vote as to each of the matters submitted at the Special Meeting.

      A majority of the shares entitled to be voted at the Special Meeting constitutes a quorum. If a share is represented for any purpose at the Special Meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for purposes of establishing a quorum. Therefore, valid proxies which are marked "Abstain," as to which no vote is marked, including proxies submitted by brokers that are the record owners of shares (so-called "broker non-votes"), will be included in determining the number of shares present or represented at the Special Meeting.

      THE MERGER MUST BE APPROVED BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES OF COLONIAL BANK COMMON STOCK ELIGIBLE TO VOTE AT THE SPECIAL MEETING. ACCORDINGLY, PROXIES MARKED "ABSTAIN" AND SHARES THAT ARE NOT VOTED (INCLUDING BROKER NON-VOTES) WILL HAVE THE SAME EFFECT AS VOTES AGAINST THE REORGANIZATION AGREEMENT.

      On August 14, 1998, the directors and executive officers of Colonial Bank and their affiliates owned a total of 276,421 shares, or approximately 41.2% of Colonial Bank's common stock.

      PROXIES. The accompanying Proxy is for use at the Special Meeting. A record shareholder may use this Proxy if he is unable to attend the Special Meeting in person or wishes to have his shares voted by proxy even if he does attend the Special Meeting. All shares represented by valid proxies received pursuant to this solicitation that are not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted FOR approval of the Reorganization Agreement. The Board of Directors of Colonial Bank is not aware of any other matters that may be presented for action at the Special Meeting, but if other matters do properly come before the Special Meeting, it is intended that shares represented by proxies in the accompanying form will be voted by the persons named in the Proxy in accordance with their best judgment.

      If a quorum is not obtained, or if fewer shares of Colonial Bank common stock are voted in favor of approval of the Reorganization Agreement than the number required for approval, it is expected that the Special

Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked).

      The presence of a record shareholder at the Special Meeting will not automatically revoke such shareholder's proxy. The proxy may be revoked by the record shareholder (i) by giving written notice to the Secretary of Colonial Bank at any time before it is voted, (ii) by submitting a proxy having a later date, or (iii) by such person appearing at the Special Meeting and giving notice of revocation to the corporate officers responsible for maintaining the list of shareholders.

      Solicitation of proxies may be made in person or by mail, or by telephone or other electronic means, by directors, officers and regular employees of Colonial Bank, who will not be specially compensated in such regard. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners. Colonial Bank will bear the costs associated with the solicitation of proxies and other expenses associated with the Special Meeting.

      No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by Colonial Bank, Carolina First Corporation or any other person. The delivery of this Proxy Statement/Prospectus will not, under any circumstances, create any implication that there has been no change in the affairs of Colonial Bank or Carolina First Corporation since the date of this Proxy Statement/Prospectus.

      RECOMMENDATION. THE COLONIAL BANK BOARD OF DIRECTORS HAS APPROVED THE REORGANIZATION AGREEMENT AND BELIEVES THAT THE PROPOSED TRANSACTION IS FAIR TO AND IN THE BEST INTERESTS OF COLONIAL BANK AND ITS SHAREHOLDERS. THE COLONIAL BANK BOARD OF DIRECTORS RECOMMENDS THAT COLONIAL BANK'S SHAREHOLDERS VOTE FOR APPROVAL OF THE REORGANIZATION AGREEMENT.

                             THE PROPOSED TRANSACTION

      THE FOLLOWING DESCRIPTION OF THE TERMS AND PROVISIONS OF THE REORGANIZATION AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE REORGANIZATION AGREEMENT, WHICH IS SET FORTH IN FULL AS ANNEX A TO THIS PROXY STATEMENT/PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE.

GENERAL DESCRIPTION OF THE TERMS OF THE REORGANIZATION AGREEMENT

      The Reorganization Agreement provides for the merger of Colonial Bank with and into Carolina First Bank, a wholly-owned subsidiary of Carolina First Corporation. As a result of the Merger, the separate corporate existence of Colonial Bank will cease and Carolina First Bank, as the surviving entity, will possess all rights, franchises and interests of Colonial Bank. As of the Effective Time of the Merger, certificates of Colonial Bank common stock will represent only the right to receive the requisite number of shares of Carolina First Corporation common stock and cash for any fractional shares. The Reorganization Agreement also provides that Carolina First Corporation may restructure the transactions contemplated therein, provided that any such restructuring shall not (i) alter the type of consideration to be issued to the holders of Colonial Bank common stock as provided for in the Reorganization Agreement, (ii) reduce the value of such consideration, (iii) adversely affect the intended tax-free treatment to Colonial Bank's shareholders as a result of receiving such consideration or prevent the parties from obtaining the tax opinion of Wyche, Burgess, Freeman & Parham, P.A. referred to herein, (iv) materially impair the ability to receive the required regulatory approvals, or
(v) materially delay the closing.

      Pursuant to the terms of the Reorganization Agreement, upon consummation of the Merger, holders of Colonial Bank's common stock will be entitled to receive shares of Carolina First Corporation common stock having a "fair market value" (as defined in the Reorganization Agreement) of $23.00 for each outstanding share of Colonial Bank common stock held by them. Assuming a fair market value of $25.00 per share, this results in a Conversion Ratio of 0.9200.

      The "fair market value" is defined in the Reorganization Agreement as the average of the closing prices as quoted on the Nasdaq National Market for Carolina First Corporation common stock for the twenty days in which Carolina First Corporation common stock was traded immediately prior to the Closing Date, except that if prior to the effective time of the Merger, any other person or entity shall have publicly announced an intention to acquire control of Carolina First Corporation by merger or otherwise or Carolina First Corporation shall have publicly acknowledged that it is seeking to be acquired by another person or entity or is discussing being acquired by another person or entity, then the average of the closing prices as quoted on the Nasdaq National Market for Carolina First Corporation common stock for the 20 days for which the Carolina First Corporation common stock was traded immediately prior to such announcement or acknowledgment shall be determined and, if such average is less than the average derived from the 20 trading days immediately prior to the Closing Date, then the smaller average shall be the fair market value. All of the stock prices set forth above are subject to equitable adjustment for stock splits, stock dividends, reverse stock splits and similar items.

      Because the number of shares of Carolina First Corporation common stock to be received by Colonial Bank shareholders will depend on the market price of Carolina First Corporation common stock, the exact number of shares to be received by Colonial Bank shareholders will not be known until the effective date of the Merger. On August ____, 1998, the most recent date for which it was practicable to obtain information prior to the printing of this Prospectus/Proxy Statement, the closing price per share of Carolina First Corporation common stock, as reported on the Nasdaq National Market, was $_____. Colonial Bank shareholders should note, however, that the market price of the Carolina First Corporation common stock they receive will continue to be subject to market fluctuations, as well as the future results of operations and financial condition of Carolina First Corporation, among other factors, and therefore may be worth less than, or more than, such amount as of the date they receive their Carolina First Corporation common stock certificates.

      No fractional shares of Carolina First Corporation common stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares, cash will be paid to the holders of the Colonial Bank common stock in respect of any fractional share that would otherwise be issuable based on the fair market value of Carolina First Corporation common stock.

      The Reorganization Agreement generally provides that Carolina First Corporation and Colonial Bank will each bear and pay their own costs and expenses incurred in connection with the transactions contemplated in the Reorganization Agreement, including fees of attorneys and accountants. The Reorganization Agreement specifically provides that Carolina First Corporation will bear the cost of the filing fees for the Registration Statement and the cost for all filing fees associated with obtaining necessary regulatory approvals.

      The Merger will become effective at the Effective Time, which will be specified in the Articles of Merger to be filed with the South Carolina Secretary of State. At the Effective Time, by operation of law, Colonial Bank shareholders will no longer be owners of Colonial Bank common stock and (to the extent that they receive Carolina First Corporation common stock as consideration) will automatically become owners of Carolina First Corporation common stock. After the Effective Time, each outstanding certificate representing shares of Colonial Bank common stock prior to the Effective Time shall be deemed for all corporate purposes (other than voting and the payment of dividends and other distributions by Colonial Bank to which the former shareholders of Colonial Bank common stock may be entitled) to evidence only the right of the holder thereof to surrender such certificate and receive the consideration as provided in the Reorganization Agreement.


BACKGROUND OF AND REASONS FOR THE REORGANIZATION AGREEMENT

      COLONIAL BANK REASONS. Colonial Bank is headquartered in Camden, South Carolina and conducts its business through its 3 office facilities in Kershaw County. In connection with its normal strategic planning process, Colonial Bank continuously reviewed its strategic business alternatives, devoting particular attention to the continuing consolidation and increasing competition in the banking and financial services industries in South Carolina. In the recent years, competition in the local banking and financial services industries has intensified. In efforts to increase Colonial Bank's ability to remain competitive in this environment, the management of Colonial Bank has periodically analyzed various potential strategic options.

      In late February 1998, the Chief Executive Officer of Carolina First Corporation met with the Chairman of Colonial Bank and expressed a possible interest in Carolina First Corporation's acquiring Colonial Bank. The Chairman then met with Colonial Bank's counsel and discussed the legal requirements for such a transaction.

      The Chairman and Colonial Bank's counsel contacted a number of other potential acquirors. Further discussions were held with the Chairman of Carolina First Corporation and the Chairman met with representatives of two of the other potential acquirors that had expressed some interest in Colonial Bank. The Chairman and other officers of Colonial Bank concluded that the best proposal available was the proposal being made by Carolina First Corporation. On May 21, 1998, the Board of Directors of Colonial Bank met with Colonial Bank's counsel to discuss the Carolina First Corporation proposal and the other proposals received by management of Colonial Bank. The Board of Directors of Colonial Bank then authorized the Chairman to execute a nonbinding letter of intent with Carolina First Corporation. On May 27, 1998, Carolina First Corporation publicly announced that it had entered into a letter of intent to acquire Colonial Bank.

      Thereafter the Chairman, and counsel for Colonial Bank negotiated the terms of the Reorganization Agreement with Carolina First Corporation's officers and counsel.

      On June 24, 1998, the Board of Directors met again and considered the terms of the Reorganization Agreement. The Board of Directors voted unanimously to authorize the Chairman to execute the Reorganization Agreement on behalf of Colonial Bank and recommended approval of the Merger to the shareholders.

      In deciding to approve the Reorganization Agreement the Board of Directors received information and advice from the officers of the Colonial Bank and Colonial Bank's counsel. In reaching its decision the Colonial Bank Board of Directors considered a number of factors. Without assigning any relative or specific weights to the factors, the Colonial Bank Board of Directors considered the following material factors:

      (i) Colonial Bank's business, operations, earnings, managerial requirements and resources, prospects and financial condition;

      (ii) Carolina First Corporation's business, operations, earnings, financial condition and lending capacity on both an historical and prospective basis;

      (iii) The enhanced opportunities for operating efficiencies that could result from the Merger, the enhanced opportunities for growth in Colonial Bank's market areas that the Merger would make possible and the respective contributions the parties would bring to a combined institution;

      (iv) The Colonial Bank Board of Directors's belief that Carolina First Bank would retain valued Colonial Bank employees and continue to make substantial contributions in the communities served by Colonial Bank;

      (v) The terms of the Reorganization Agreement and the value of the Carolina First Corporation common stock to be received by Colonial Bank shareholders;

      (vi) Carolina First Corporation as an ongoing institution and its growth prospects, asset quality, reserves for losses, capital adequacy and profitability;

      (vii) The liquidity of the Carolina First Corporation common stock and the number of unaffiliated shareholders of Carolina First Corporation;

      (viii) Alternatives to the Merger, including the alternatives of remaining independent and growing internally, or remaining independent for a period of time and then selling;

      (ix) Possible affiliation partners for Colonial Bank (other than Carolina First Corporation), prospects for such other possible affiliation partners, and the consideration which might be available from such other partners;

      (x) The expectation that the Merger will be a tax free transaction to Colonial Bank and its shareholders;

      (xi) Factors that may affect the market value of Carolina First Corporation common stock in the near future and the long term;

      (xii) Current and prospective economic environment, competitive constraints and regulatory burdens facing financial institutions, including Colonial; and

      (xiii) The expected receipt of an opinion from CRGI that the consideration to be received by the Colonial Bank shareholders was fair from a financial point of view.

      The terms of the Reorganization Agreement were the result of arm's length negotiations between representatives of Colonial Bank and Carolina First Corporation.

      CAROLINA FIRST CORPORATION REASONS. After consideration of relevant business, financial, and market factors, the Board of Directors of Carolina First Corporation believes that the Merger will provide it with a favorable means for expanding into Kershaw County. Carolina First Corporation's goal is to be the leading South Carolina-headquartered, state-wide financial institution, and having a strong market presence in Colonial Bank's market areas is an important step in achieving this goal. Carolina First Corporation believes that acquiring an existing institution is a superior means of expanding in Colonial Bank's markets, as compared to branching DE NOVO, primarily because of the acquisition of the established customer relationships. Carolina First Corporation believes that Colonial Bank has valuable community relationships which it will be able to use to expand its banking operations in Colonial Bank's market areas. Carolina First Corporation also believes that the terms of the proposed Merger are fair from its point of view and from a financial perspective.

OPINION OF COLONIAL BANK'S FINANCIAL ADVISOR

      Colonial Bank retained Capital Resources as its financial advisor in connection with the Merger and requested that Capital Resources render its opinion with respect to the fairness, from a financial point of view, of the consideration, to the holders of Colonial Bank shares. Capital Resources rendered its written opinion to Colonial Bank's Board of Directors on June 24, 1998, that, as of the date of such opinion, the consideration was fair, from a financial point of view, to the holders of Colonial Bank shares. Capital Resources has consented to the inclusion of the opinion and the related disclosure in the Prospectus and Proxy Statement.

      THE FULL TEXT OF THE OPINION OF CAPITAL RESOURCES, WHICH SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEWS UNDERTAKEN, ARE ATTACHED AS ANNEX B TO THIS PROSPECTUS AND PROXY STATEMENT, AND SHOULD BE READ IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF CAPITAL RESOURCES AS OF JUNE 24, 1998, SET FORTH IN THIS PROSPECTUS AND PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THAT OPINION. CAPITAL RESOURCES' OPINION SHOULD NOT BE CONSTRUED BY HOLDERS OF COLONIAL BANK'S SHARES AS A RECOMMENDATION AS TO HOW SUCH HOLDERS SHOULD VOTE AT THE SPECIAL MEETING.

      Capital Resources is an investment banking and financial consulting firm which, as part of its specialization in financial institutions, is regularly engaged in providing financial valuations and analyses of business enterprises and securities in connection with mergers, acquisitions, mutual-to-stock conversions, initial and secondary stock offerings and other corporate transactions. Colonial Bank has utilized the services of Capital Resources in the past. Colonial Bank's Board of Directors chose Capital Resources because of its expertise, experience and familiarity with Colonial Bank and the financial institution industry. Capital Resources reviewed the terms of the Reorganization Agreement and the related financial data and reviewed these issues with Colonial Bank's Board and executive management of Colonial Bank. No limitations were imposed on Capital Resources by Colonial Bank's Board with respect to the investigation made or procedures followed by it in rendering its opinion.

      In the course of rendering its fairness opinion, the following factors were considered by Capital Resources:
      1.    The proposed terms of the Reorganization Agreement;
      2. The audited financial statements of Colonial Bank for the fiscal period ended March 31, 1994, the fiscal years ended March 31, 1995 through 1997 and the fiscal period ended December 31, 1997, the unaudited financial statements of Colonial Bank for the three months ended March 31, 1998, certain regulatory reports including the report for the quarter ended March 31, 1998, Form 10-SB covering the fiscal period ended Decmeber 31, 1997, the latest available asset/liability reports, operating budget, and other miscellaneous internally-generated management information reports and business plan, as well as other publicly-available information;
      3. Annual Report to Stockholders for 1997, which provides a discussion of Colonial Bank's business and operations and a review of various financial data and trends;
      4. Discussions with executive management of Colonial Bank regarding the business, operations, recent financial condition and operating results and future prospects of Colonial Bank;

      5. Comparisons of Colonial Bank's financial condition and operating results with those of similarly sized banks operating in South Carolina and the United States;
      6. Comparisons of Colonial Bank's financial condition and operating performance with the published financial statements and market price data of publicly traded banks in general and publicly traded commercial banks in Colonial Bank's region of the United States specifically;
      7. The relevant market information regarding Colonial Bank shares including any trading activity and information on options to purchase Colonial Bank shares;
      8. Other financial and pricing analyses and investigations as deemed necessary, including a comparative financial analysis and review of the financial terms of other pending and completed acquisitions of companies considered to be generally similar to Colonial Bank;
      9.    Examination of Colonial Bank's economic operating environment and the competitive environment of Colonial Bank's market area;
      10.   Available financial reports and financial data for Carolina First
            Corporation, including annual reports to stockholders and Form 10-K reports covering the fiscal years ended through December 31, 1997, quarterly reports, Form 10-Q reports, other internal and regulatory financial reports provided by management of Carolina First Corporation and other published financial data; Carolina First Corporation's banking office network; and the pricing trends of the Carolina First Corporation's shares, as reported on the Nasdaq National Market, and dividend payment history; and
      11. A visit to Carolina First Corporation's administrative and executive offices and interviews with senior management of Carolina First Corporation, including a discussion of Carolina First Corporation's business and prospects.
      12. The pro forma financial impact of the merger of Colonial Bank and Carolina First Corporation.

      The fairness opinion states that Capital Resources has relied on the accuracy and completeness of the information provided by the parties to the Reorganization Agreement and the representations and warranties in the Reorganization Agreement, without independent verification. Capital Resources did not make an independent evaluation or appraisal of the assets of Colonial Bank or Carolina First Corporation.

      The summary set forth below describes the approaches utilized by Capital Resources in support of its June 24, 1998 fairness opinion. It does not purport to be a complete description of the analyses performed by Capital Resources in this regard.

      OVERVIEW OF VALUATION METHODOLOGY. In preparing its fairness opinion, Capital Resources evaluated whether the consideration payable upon consummation of the Merger was fair from a financial point of view to the shareholders of Colonial Bank. The fairness of the consideration was determined by comparing it to acquisition offers received by other comparable types of companies over a time-frame that reflects a similar economic environment. The comparison included an examination of key financial characteristics of the comparative acquisition companies, including balance sheet, earnings and credit risk characteristics.

      Colonial Bank's key operating statistics and ratios through March 31, 1998, were compared to a select group of commercial banking institutions that have also been the subject of a proposed or completed acquisition. It is important to note that the comparative group utilized in the fairness opinion was comprised only of commercial banks, given the distinctive financial, operating, market pricing and regulatory characteristics of commercial banks. Capital Resources reviewed relevant acquisition pricing ratios, notably offer price-to-book value (and offer price-to-tangible book value), offer price-to-earnings, offer price-to- deposits and offer price-to-assets, of the comparative group and compared these ratios to those of Colonial Bank. The analysis included a review of and comparison of the mean and median pricing ratios represented by a sample of 15 comparative group banks concentrated in the southeastern and midwestern United States.

      PRICING COMPARISON. Based on an assumed consideration of $23.00 for each outstanding Colonial Bank share, there resulted the following acquisition pricing ratios for Colonial Bank relative to those of the comparative group:
            o Colonial Bank's price/tangible book value ratio of 268.1% exceeded the mean and median price/tangible book value ratios of 253.1% and 261.0%, respectively, of the comparative group;
            o Colonial Bank's price/earnings multiple of 56.1x based on trailing 12 months adjusted net income (adjusted to reflect the elimination of non-recurring expenses and to reflect a normal level of loan loss provisions) compared to the mean and median price/earnings multiples of the comparative group of 26.2x and 23.7x, respectively;
            o Colonial Bank's price/assets ratio of 23.4% compared to the mean and median price/assets ratios of 23.6% and 24.8%, respectively, of the comparative group;
            o Colonial Bank's price/deposits ratio of 30.7% compared to the mean and median price/deposits ratios of 28.0% and 29.3%, respectively, of the comparative group;
            o Colonial Bank's tangible book premium (offer price minus tangible book value)/core deposits ratio of 23.5% compared to the mean and median ratios of 19.3% and 20.6%, respectively, of the comparative group.

      In analyzing the reasonableness of Colonial Bank's acquisition pricing ratios relative to those of the comparative group, Capital Resources considered the following factors:
            o Colonial Bank reported a lower level of profitability relative to that of the comparative group. Colonial Bank reported a return on assets ("ROA") of 3 basis points versus the comparative group which reported an ROA of 103 basis points. However, Capital Resources also calculated an adjusted ROA of 40 basis points for Colonial Bank. Given that Colonial Bank has expanded in recent years to better capitalize upon the opportunities in its market area, Colonial Bank's earnings growth potential relative to that of the comparative group appears at least similar.
            o Colonial Bank's lower level of profitability reflected a lower net interest margin and a lower non-interest operating income level relative to the comparative group. Colonial Bank's yield/cost spread and net earning asset position is lower than that of the comparative group.
            o Colonial Bank's lower adjusted ROA of 40 basis points and only a modestly lower net worth ratio of 9.1% translated into a lower return on equity ("ROE"). Colonial Bank's adjusted ROE of 4.8% compared to a mean and median ROE for the peer group of 10.7 and 11.2%, respectively. Colonial Bank had a reported ROE of under one percent.
            o A review of other important financial ratios, indicated that Colonial Bank's non-performing assets ("NPA") level compared favorably to that of the comparative peer group. Colonial Bank's NPA/Assets ratio of 0.38% compared to mean and median ratios of 0.78% and 0.36%, respectively, for the comparative group.

      Therefore, based on the above financial comparisons, Capital Resources believed that, on balance, Colonial Bank's acquisition pricing ratios were very reasonable when compared to the comparative group's acquisition pricing ratios.

      Also, Capital Resources noted that at the time of its initial public offering in 1993, Colonial Bank's stock was offered at $8.33 per share (split adjusted) and in the second offering in 1997, Colonial Bank's stock was offered at $10 per share. Thus, the acquisition price of $23 per share represents a significant return to existing shareholders who purchased stock in Colonial Bank's two public offerings.

      DISCOUNTED DIVIDEND STREAM AND TERMINAL VALUE ANALYSIS. Capital Resources also performed an analysis of potential returns to shareholders of Colonial Bank, which was based on an estimate of Colonial Bank's future cash dividend streams to shareholders and Colonial Bank's future stock price and sell-out price

(terminal value). This analysis assumed Colonial Bank was not acquired but remained independent for at least three to five years. The analysis utilized certain key assumptions for Colonial Bank, including the most likely retail asset growth and earnings level scenario as well as regular, periodic dividend payments. The analysis also reflected the utilization of $10 million of wholesale borrowings to support additional asset and earnings growth.

      To approximate the range of terminal values of Colonial Bank common stock at the end of a three year and five year period, Capital Resources applied a price-to-earnings multiple of __x, and a price/tangible book value ratio of ___%. The resulting terminal values and dividend streams were then discounted to present values using different discount rates (ranging from 10% to 15%) chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Colonial Bank common stock.

      The analysis indicated a present value for Colonial Bank shares and future dividend payments ranging from $_____ per share (based on a 15% discount rate) to $_____ per share (based on a 10% discount rate) assuming Colonial Bank is acquired after three years, and a present value ranging from $_____ per share (based on a 15% discount rate) to $____ per share (based on a 10% discount rate) assuming Colonial Bank is acquired after five years.

      The results of the above described analysis confirmed that the consideration being offered by Carolina First Corporation to Colonial Bank shareholders was fair from a financial point of view.

      Capital Resources will receive a fee from Colonial Bank for its services including the rendering of the fairness opinion. Colonial Bank has also agreed to reimburse Capital Resources for reasonable out-of-pocket expenses and to indemnify Capital Resources and certain related persons against certain liabilities relating to or arising out of its engagement. Capital Resources has in the past provided and may in the future provide other financial advisory services to Colonial Bank and has received and will receive its customary compensation for such services. In the ordinary course of its business, Capital Resources may actively trade the equity securities of Carolina First Corporation and Colonial Bank and their respective affiliates for its own account and for the accounts of customers and, may at any time hold a long or short position in such securities.


EXCHANGE OF COLONIAL BANK STOCK CERTIFICATES

      As soon as practicable after the Effective Time (but in no event more than five days after the Effective Time), Carolina First Corporation or its transfer agent (in such capacity, the "Exchange Agent") will mail, and otherwise make available to each former record holder of shares of Colonial Bank common stock, a form of the letter of transmittal and instructions for use in effecting surrender and exchange of certificates which immediately before the Effective Time represented shares of Colonial Bank common stock ("Certificates") for payment therefor. Adequate provisions shall be made to permit Certificates to be surrendered and exchanged in person not later than the business day following the Effective Time.

COLONIAL BANK SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL
THEY RECEIVE THE TRANSMITTAL FORMS.
     Upon receipt of such notice and transmittal form, each holder of Certificates at the Effective Time should send or provide the Certificate, or Certificates, to the Exchange Agent, whereupon the holder shall promptly receive the Carolina First Corporation common stock issuable to him in exchange for such Certificates. If any portion of the payment to be made upon surrender and exchange of a Certificate is to be paid to a person other than the person in whose name the Certificate is registered, it shall be a condition of such payment that the Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay in advance any transfer or other taxes or establish to the satisfaction of Carolina First Corporation that no such tax is applicable.

      Carolina First Corporation is not obligated to deliver the Carolina First Corporation common stock to which any former holder of Colonial Bank common stock is entitled as a result of the Merger until such holder surrenders his or her Certificates, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be reasonably required in each case by Carolina First Corporation or Colonial Bank. In addition, no dividend or other distribution payable to the holders of record of Carolina First Corporation common stock as of any time subsequent to the Effective Time shall be paid to the holder of any certificate representing shares of Colonial Bank Common Stock issued and outstanding at the Effective Time until such holder surrenders such Certificate to the Exchange Agent for exchange. However, upon surrender of the Certificates, both the Carolina First Corporation common stock certificate, together with all such withheld dividends or other distributions and any withheld cash payments in respect of fractional share interest, but without any obligation for payment of interest by such withholding, shall be delivered and paid with respect to each share represented by such Certificates.

      After the Effective Time, each outstanding Certificate shall be deemed for all corporate purposes (other than voting and the payment of dividends and other distributions to which the former shareholders of Colonial Bank common stock may be entitled) to evidence only the right of the holder thereof to surrender such Certificate and receive the requisite number of shares of Carolina First Corporation common stock in exchange therefore (and cash in lieu of fractional shares) as provided in the Reorganization Agreement.


CONDITIONS TO CONSUMMATION OF THE MERGER

      The obligations of Carolina First Corporation and Carolina First Bank to consummate the transactions contemplated in the Reorganization Agreement are subject to the satisfaction of the following conditions (among others) at or before the Closing Date: (i) the compliance by Colonial Bank with its covenants set forth in the Reorganization Agreement and the material accuracy, on the Closing Date, of each of the representations and warranties of Colonial Bank set forth in the Reorganization Agreement (subject to certain limited exceptions);
(ii) the receipt by Carolina First Corporation of an opinion of counsel of Colonial Bank in form and substance reasonably satisfactory to Carolina First Corporation and its counsel; (iii) that there shall have been no "material adverse event" (as defined in the Reorganization Agreement) with respect to Colonial Bank through the Closing Date; (iv) the receipt of necessary regulatory approvals; (v) the receipt of the necessary shareholder approval of Colonial Bank; (vi) that immediately prior to Closing, the Colonial Bank allowance for loan losses meets certain requirements; and (vii) the execution of a consulting agreement between Carolina First Corporation and each of Guy S. Hutchins, Jr. and William F. Nettles, III.

      The obligations of Colonial Bank to consummate the transactions contemplated in the Reorganization Agreement are subject to the satisfaction of the following conditions (among others) at or before the Closing Date: (i) the compliance by Carolina First Corporation and Carolina First Bank with their respective covenants set forth in the Reorganization Agreement and the material accuracy, on the Closing Date, of each of the representations and warranties of Carolina First Corporation and Carolina First Bank set forth in the Reorganization Agreement (subject to certain limited exceptions); (ii) the receipt by Colonial Bank of an opinion of counsel of Carolina First Corporation and Carolina First Bank in form and substance reasonably satisfactory to Colonial Bank and its counsel; (iii) that there shall have been no "material adverse event" (as defined in the Reorganization Agreement) with respect to Carolina First Corporation or Carolina First Bank through the Closing Date; (iv) the receipt of necessary regulatory approvals; (v) the receipt of the necessary shareholder approval of Colonial Bank; (vi) the receipt of a tax opinion from Wyche, Burgess, Freeman & Parham, P.A., reasonably satisfactory to Colonial Bank, opining, subject to reasonable qualifications, that the Merger shall, upon compliance with reasonable conditions, qualify as a tax-free reorganization under Section 368(a) of the Code; and (vii) the execution of a consulting agreement between Carolina First Corporation and each of Guy S. Hutchins, Jr. and William F. Nettles, III.

      Carolina First Corporation and Colonial Bank may, to the extent permitted by applicable law, waive certain of the conditions imposed with respect to their respective obligations to consummate the Reorganization Agreement.

TERMINATION

      The Reorganization Agreement may be terminated at any time prior to the Closing Date: (a) by mutual consent of the parties; (b) by either Carolina First Corporation or Colonial Bank, at that party's option, (i) if a permanent injunction or other order (including any order denying any required regulatory consent or approval) shall have been issued by any Federal or state court of competent jurisdiction in the United States or by any United States Federal or state governmental or regulatory body, which order prevents the consummation of the transactions contemplated herein, or (ii) if the requisite Colonial Bank shareholder approval is not received at the Special Meeting; (c) by either Carolina First Corporation or Colonial Bank if the other party (or its subsidiaries) has failed to comply with the agreements or failed to fulfill the conditions contained in the Reorganization Agreement except that any such failure of compliance or fulfillment must result in a "material adverse event" (as defined in the Reorganization Agreement) and the breaching party must be given notice of the failure to comply and a reasonable period of time to cure; or (d) by either Carolina First Corporation or Colonial Bank in the event that closing has not occurred by March 31, 1999.

AMENDMENT

      The Reorganization Agreement may be amended or supplemented in writing by mutual agreement of Carolina First Corporation, Carolina First Bank and Colonial Bank. The Reorganization Agreement also provides that Carolina First Corporation may restructure the transactions contemplated therein, provided that any such restructuring shall not (i) alter the type of consideration to be issued to the holders of Colonial Bank common stock as provided for in the Reorganization Agreement, (ii) reduce the value of such consideration, (iii) adversely affect the intended tax-free treatment to Colonial Bank's shareholders as a result of receiving such consideration or prevent the parties from obtaining the tax opinion of Wyche, Burgess, Freeman & Parham, P.A. referred to herein, (iv) materially impair the ability to receive the required regulatory approvals, or
(v) materially delay the closing.

CONDUCT OF COLONIAL BANK'S AND CAROLINA FIRST CORPORATION'S BUSINESS PRIOR TO THE EFFECTIVE TIME

      Under the terms of the Reorganization Agreement, Colonial Bank has agreed with respect to the conduct of its respective businesses pending closing, among other things: (a) to carry on its business only in the ordinary course and to use all reasonable efforts to preserve intact its business organization and goodwill, maintain the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings; (b) not to amend its charter or bylaws; (c) not to issue or acquire any shares of its capital stock of any class or any securities convertible into its capital stock or declare or pay any dividends or distributions, or make any change in its capital structure; (d) to promptly advise Carolina First Corporation of any material adverse change in the business of Colonial Bank; (e) not to breach the Reorganization Agreement or cause any of the representations of Colonial Bank contained in the Reorganization Agreement to become untrue; (f) not to incur any indebtedness other than in the ordinary course of business; (g) except for Merger-related expenses and current contractual obligations, not to incur any expense in excess of $50,000; (h) not to grant any executive officers any increase in compensation (except in the ordinary course of business) or enter into any employment agreement; (i) not to engage in acquisitions, mergers or other reorganizations; (j) except as may be directed by any regulatory authority or in certain other limited instances, not change its lending, investment, liability management or other material banking or other policies in any material respect, or implement or adopt any change in accounting principles, practices or methods; or (k) except in limited instances, not impose, or permit or suffer the imposition of any liens on any of its assets.

      Under the terms of the Reorganization Agreement, Carolina First Corporation has agreed, with respect to the conduct of its business pending closing, among other things: (i) to carry on its business in substantially the same manner as heretofore conducted; (ii) not to amend its Articles of Incorporation or Bylaws in any manner that will adversely affect the Colonial Bank shareholders in any material respect; (iii) to promptly advise Colonial Bank of any material adverse change in its business; and (iv) not to take any action that would be contrary to or breach any of the terms or provisions of the Reorganization Agreement, or which would cause Carolina First Corporation's representations in the Reorganization Agreement to become untrue in any material respect.

REQUIRED REGULATORY APPROVALS

      The Merger is subject to certain regulatory approvals as set forth below. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to the particular statutes and regulations promulgated under such statutes.

      The acquisition of Colonial Bank as contemplated herein is subject to approval of the FDIC pursuant to both the Bank Merger Act (12 U.S.C. ss. 1828 et seq.) ("BMA") and Section 5(d)(3) of the Federal Deposit Insurance Act ("FDI Act"). The BMA requires that the relevant regulatory agency take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The BMA prohibits the FDIC from approving the acquisition (i) if such transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) if the effect of such transaction in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the relevant regulatory agency finds that the anticompetitive effects of such merger are clearly outweighed by the public interest and by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, the FDIC must take into account the record of performance of the existing and proposed institutions under the Community Reinvestment Act of 1977 ("CRA") in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions. Applicable regulations also require publication of notice of the application for approval of the Merger and provide an opportunity for the public to comment on the application in writing and to request a hearing. Subject to certain exceptions, the BMA provides that no bank merger may be consummated until the 15th day after approval, during which time the United States Department of Justice ("DOJ") may challenge the Reorganization Agreement on antitrust grounds. Carolina First Corporation has submitted an application to the FDIC for approval to consummate the Merger.

      The Merger also is subject to approval by the State Board under Section 34-24-30 of the South Carolina Bank Holding Company Act ("SCBHCA"). Under
Section 34-24-50 of the SCBHCA, the State Board may approve the Merger only after determining that the Merger would not create anticompetitive or monopolistic effects on the South Carolina banking business. The State Board also must take into consideration the financial and managerial resources and future prospects of the companies and banks involved as well as the convenience and needs of the communities to be served. In making its determination, the State Board will wait until after the FDIC makes its determination and will deny the application only if the State Board finds that the FDIC's determination is not supported by evidence that is substantial when viewed in light of the whole record considered by the FDIC. Carolina First Corporation has submitted an application to the State Board for approval to consummate the Merger.

      Carolina First Corporation and Colonial Bank are not aware of any other governmental approvals or actions that are required for consummation of the Merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, could be obtained or would not delay consummation of the Merger.

OPERATIONS AFTER THE MERGER

      After consummation of the Merger, it is expected all of the former Colonial Bank banking locations will be operated as branch locations of Carolina First Bank and such locations are expected to conduct their business in generally the same manner as prior to the Merger. It is generally expected that the retained Colonial Bank officers and employees will continue in similar positions of Carolina First Bank in an at-will employment capacity. In general, retained Colonial Bank officers and employees will continue at approximately their current levels of compensation and will be eligible for benefits available to other similarly situated officers and employees of Carolina First Bank. After consummation of the Merger, it is anticipated that Carolina First Bank will continue to conduct its business in generally the same manner in which it is now conducted. See "--Interests of Certain Persons in the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

      DIRECTORS. In accordance with the Reorganization Agreement, Carolina First Corporation will nominate and elect Guy S. Hutchins, Jr. to the Board of Directors of Carolina First Mortgage Company for a period of five years.

      INDEMNIFICATION; ADVANCEMENT OF EXPENSES; DIRECTORS' AND OFFICERS' INSURANCE. The Reorganization Agreement provides that Carolina First Corporation will indemnify the Colonial Bank directors and executive officers against certain liabilities (and will advance certain expenses) to the fullest extent that such persons would have been entitled to indemnification (or advancement of expenses) under the laws of South Carolina and the Colonial Bank Articles of Incorporation and Bylaws as in effect on the date of the Reorganization Agreement. The Reorganization Agreement also provides that prior to closing, Colonial Bank shall use its best efforts to extend its existing directors' and officers' liability insurance policy past the Closing Date (spending up to $15,000) and after closing, Carolina First Corporation shall take no action to terminate prematurely such policy.

      EMPLOYMENT AGREEMENTS. Guy S. Hutchins, Jr., William F. Nettles, III and William C. Bochette, III, each executive officers of Colonial Bank, have employment contracts with Colonial Bank which provide for certain payments, in connection with changes of control, such as the Merger. The benefits payable upon the change of control under these agreements are $399,000, $359,000, and $220,000 for Guy S. Hutchins, Jr., William F. Nettles, III and William C. Bochette, III, respectively.

      STOCK OPTIONS. The Reorganization Agreement provides that holders of options to purchase Colonial Bank common stock outstanding at the Effective Time of the Merger will be converted into options to acquire Carolina First Corporation common stock based on the Conversion Ratio. These options will continue to have the same terms and conditions as were in effect with respect to such options prior to the Merger except for any requirement of continued employment. The Reorganization Agreement also provides that an option holder may elect immediately prior to the Effective Time (in lieu of having such options converted into the right to receive Carolina First Corporation common stock), to surrender such options in exchange for a cash payment per share equal to the difference between $23.00 and the exercise price per share of each option.

      OTHER MATTERS RELATED TO EMPLOYEES AND EMPLOYEE BENEFIT PLANS. In the Reorganization Agreement, Carolina First Corporation, Colonial Bank agreed to cooperate to develop staffing plans which will result in the retention of as many Colonial Bank managers and employees as is practical (as determined by Carolina First Corporation). Carolina First Corporation agreed that Colonial Bank employees shall also be eligible for consideration for any other available positions for which they are qualified at Carolina First Corporation and its subsidiaries. Carolina First Corporation agreed that those former Colonial Bank employees who are employed by Carolina First Corporation or its subsidiaries immediately following the Closing Date: (i) will be eligible, on the same basis as current Carolina First Corporation employees, for all Carolina First Corporation Benefit Plans (as defined in the Reorganization Agreement); and (ii) will receive past service credit for eligibility and vesting (but not benefit accrual) purposes under Carolina First Corporation Benefit Plans for years of service with Colonial Bank as if such service had been with Carolina First Corporation or its subsidiaries. Carolina First Corporation agreed that Colonial Bank may elect to fully vest its employees under some or all Colonial Bank Benefit Plans prior to consummation of the Merger. Any Colonial Bank Benefit Plans that are intended to be qualified under
Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code will be terminated by proper action of the Board of Directors of Colonial Bank prior to the Effective Time. Carolina First Corporation further agrees that those former Colonial Bank employees who are employed by Carolina First Corporation or its subsidiaries immediately following the Closing Date will not be subject to any pre-existing condition exclusion under Carolina First Corporation's medical Benefit Plans.

ACCOUNTING TREATMENT

      Carolina First Corporation expects to account for the acquisition of Colonial Bank as a purchase. Under the purchase method of accounting, the assets and liabilities of Colonial will be adjusted to their estimated market values and combined with the assets and liabilities of Carolina First Bank. Stockholders' equity and cash will be adjusted to reflect common stock and cash issued for the purchase price. The excess of the purchase price over the estimated market value of the net assets acquired will be recorded as intangible assets, which will be amortized over 10 to 25 years using accelerated and straight-line methods. Prior period statements will not be restated.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of certain material federal income tax consequences of the Merger, including certain consequences to holders of the Colonial Bank common stock who are citizens or residents of the United States and who hold their shares as capital assets. It does not discuss all tax consequences that may be relevant to Colonial Bank shareholders subject to special federal income tax treatment (such as insurance companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations or foreign persons), or to Colonial Bank shareholders who acquired their shares of Colonial Bank's common stock pursuant to the exercise of employee stock options or rights or otherwise as compensation. Shareholders are urged to consult their own tax advisers as to the specific tax consequences to them of the Merger, including the applicability and effect of state, local and other tax laws. The summary does not address the state, local or foreign tax consequences of the Merger, if any.

      Pursuant to the terms of the Reorganization Agreement, Colonial Bank will receive the opinion of Wyche, Burgess, Freeman & Parham, P.A., dated as of the Effective Time, to the effect that based upon the Code and regulations thereunder and rulings issued by the IRS in transactions similar to those contemplated by the Reorganization Agreement and assuming the Merger occurs in accordance with the Reorganization Agreement and conditioned on the accuracy of certain representations made by Colonial Bank and Carolina First Corporation, for federal income tax purposes:

      1.    The Merger will qualify as a reorganization under the provisions of
            Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code, provided that substantially all of the assets of Colonial Bank are acquired in the Merger.

      2. No gain or loss will be recognized either to Carolina First Corporation or Colonial Bank as a result of the Merger.

      3. No gain or loss will be recognized to the shareholders of Colonial Bank upon their receipt of shares of Carolina First Corporation common stock in the Merger (disregarding for this purpose any cash received for fractional shares or in connection with the exercise of dissenters' rights).

      4. The receipt of cash by Colonial Bank shareholders in the Merger in exchange for fractional shares will be treated for federal income tax purposes as a redemption of such shares.

      5. The tax basis of the Carolina First Corporation common stock so received by Colonial Bank shareholders in connection with the Merger will be the same as the basis in the Colonial Bank common stock surrendered in exchange for such Carolina First Corporation common stock as set forth above.

      6. The holding period of the Carolina First Corporation common stock received by a Colonial Bank shareholder will include the holding period of the shares of Colonial Bank surrendered therefor provided that the Colonial Bank shares are capital assets in the hands of the shareholder at the time of the Merger.

      FRACTIONAL SHARE INTERESTS. A Colonial Bank shareholder who receives cash in lieu of a fractional share interest in Carolina First Corporation common stock will be treated as having received the cash in redemption of the fractional share interest. The receipt of cash in lieu of a fractional share interest should generally result in capital gain or loss to the holder equal to the difference between the amount of cash received and the portion of the holder's federal income tax basis in the Colonial Bank common stock allocable to the fractional share interest. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period for the Carolina First Corporation common stock received, determined as set forth above, is longer than one year.

      CASH RECEIVED BY HOLDERS OF COLONIAL BANK COMMON STOCK WHO DISSENT. A shareholder of Colonial Bank who perfects his dissenter's rights under federal law and who receives payment of the value of his shares of Colonial Bank common stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of
Section 302 of the Code, including the attribution rules of Section 318 of the Code. In general, if the shares of Colonial Bank common stock are held by the holder as a capital asset at the Effective Time, such holder will recognize capital gain or loss measured by the difference between the amount of cash received by such holder and the basis for such shares. Each holder of Colonial Bank common stock who contemplates exercising his dissenter's rights should consult his own tax adviser as to the possibility that any payment to him will be treated as dividend income.

      THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR
GENERAL INFORMATION ONLY AND IS BASED ON THE CODE (AND AUTHORITIES
THEREUNDER) AS IN EFFECT ON THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS OR CIRCUMSTANCES OF ANY SHAREHOLDER. SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISERS WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR SITUATIONS, AS WELL AS CONSEQUENCES UNDER ANY APPLICABLE STATE, LOCAL OR FOREIGN TAX LAWS.

RESTRICTIONS ON RESALES BY AFFILIATES

      The issuance of the Carolina First Corporation Shares has been registered under the Securities Act. Accordingly, resales of the Carolina First Corporation Shares by non-affiliates of Colonial Bank will not require registration. However, under existing law, any person who is an "affiliate" of Colonial Bank (as defined below) at the time the proposed exchange is submitted to a vote of the Colonial Bank shareholders who wishes to sell Carolina First Corporation Shares will be required either to (a) register the sale of the Carolina First Corporation Shares under the Securities Act, (b) sell in compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances), or (c) utilize an exemption (if any) from registration. Rule

145(d) requires that persons deemed to be Colonial Bank affiliates resell their Carolina First Corporation Shares pursuant to certain of the requirements of Rule 144 under the Securities Act if such Carolina First Corporation Shares are sold within one year after receipt thereof. After one year, if such person is not an affiliate of Carolina First Corporation and Carolina First Corporation is current in the filing of its periodic securities law filings, a former Colonial Bank affiliate may freely sell the Carolina First Corporation Shares without limitation. After two years from the issuance of the Carolina First Corporation Shares, if such person is not a Carolina First Corporation affiliate at the time of sale or for at least three months prior to such sale, such person may freely sell such Carolina First Corporation Shares without limitation, regardless of the status of Carolina First Corporation's periodic securities law filings. Colonial Bank has agreed that it will use its best efforts to cause affiliates of Colonial Bank to agree in writing that they will not sell the Carolina First Corporation common stock to be received by them except as provided above. Stop transfer instructions will be given by Carolina First Corporation to the Exchange Agent with respect to the Carolina First Corporation common stock to be received by persons subject to the restrictions described above, and the certificates for such stock may be appropriately legended. An "affiliate" of Colonial Bank, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Colonial Bank at the time of consummation of the Merger. In this context, an "affiliate" will generally include the following persons: directors or executive officers, and the holders of 10% or more of Colonial Bank common stock (and any relative or spouse of any such person having the same home as such person and any trusts, estates, corporations, or other entities in which such persons have a 10% or greater beneficial or equity interest).


RIGHTS OF DISSENTING SHAREHOLDERS OF COLONIAL BANK

      THE FOLLOWING DISCUSSION IS MERELY A SUMMARY OF RIGHTS OF DISSENTING SHAREHOLDERS PURSUANT TO SOUTH CAROLINA LAW AND IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF THE SOUTH CAROLINA DISSENTERS' RIGHTS STATUTE (SECTION 13-13-101 ET SEQ. OF THE SOUTH CAROLINA BUSINESS CORPORATION ACT OF 1988,
AS AMENDED (THE "SCBCA")), A COPY OF WHICH IS INCLUDED HEREWITH AS ANNEX C. DISSENTING SHAREHOLDERS HAVE ONLY THOSE RIGHTS PROVIDED BY SUCH LAW. ANY SHAREHOLDER WISHING TO EXERCISE DISSENTERS' RIGHTS IS STRONGLY ADVISED TO CONSULT WITH AN ATTORNEY.

      Any shareholder of Colonial Bank entitled to vote on the Merger has the right to dissent from the Merger and receive payment of the fair value of his shares of Colonial Bank common stock upon compliance with the South Carolina Dissenters' Rights Statute. A shareholder may not dissent as to less than all of the shares that he beneficially owns, regardless of the number of accounts maintained for the benefit of such shareholder. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such beneficial owner held of record by such nominee or fiduciary. A beneficial owner asserting dissenters' rights to shares held on his behalf must notify Colonial Bank in writing of the names and addresses of the record holders of the shares, if known to him. Any Colonial Bank shareholder intending to enforce this right may not vote in favor of the Merger and must file a written notice of intent to demand payment for his shares (the "Objection Notice") with the Corporate Secretary of Colonial Bank either before the Special Meeting or before the vote is taken at the Special Meeting. The Objection Notice must state that the shareholder intends to demand payment for his shares of Colonial Bank common stock if the Merger is effected. Although any Colonial Bank shareholder who has filed an Objection Notice must not vote in favor of the Merger, a vote in favor of the Merger cast by the holder of a proxy appointment solicited by Colonial Bank (whether pursuant to the instruction of the shareholder or otherwise) will not disqualify the shareholder from demanding payment for his shares under the SCBCA. A vote against approval of the Merger will not, in and of itself, constitute an Objection Notice satisfying the requirements of Section 33-13-210 of the SCBCA. If the Merger is approved by Colonial Bank's shareholders at the Colonial Bank Special Meeting, each shareholder who has filed an Objection Notice will be notified by Colonial Bank of such approval within 10 days after the Colonial Bank Special Meeting (the "Dissenters' Notice"). The Dissenters' Notice will (i) state where dissenting shareholders must (a) send the Payment Demand (as defined below) and (b) deposit their Certificates; (ii) inform holders of uncertificated shares of Colonial Bank common stock of the extent of any restrictions on the transferability of such shares; (iii) be accompanied by a form for demanding payment that includes the date of the first announcement to the news media or to shareholders of the terms of the proposed Merger; (iv) set a date by which (x) Colonial Bank must receive the Payment Demand, which may not be fewer than 30 or more than 60 days after the date the Dissenters' Notice is delivered and (y) the Certificates must be deposited as instructed in the Dissenters' Notice, which may not be earlier than 20 days after the date the Payment Demand is received by Colonial Bank; and (v) be accompanied by a copy of the South Carolina Dissenters' Rights Statute. Within the time prescribed in the Dissenters' Notice, a shareholder electing to dissent must make a demand for payment (the "Payment Demand"), certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares of Colonial Bank common stock before January 29, 1997 (the date of the first public announcement of the terms of the Merger) and deposit his Certificates in accordance with the terms of the Dissenter's Notice. Upon filing the Payment Demand and depositing the Certificates, the shareholder will retain all other rights of a shareholder until these rights are canceled or modified by consummation of the Merger. FAILURE TO COMPLY SUBSTANTIALLY WITH THESE PROCEDURES WILL CAUSE THE SHAREHOLDER TO LOSE HIS DISSENTERS' RIGHTS TO PAYMENT FOR THE SHARES. CONSEQUENTLY, ANY COLONIAL BANK SHAREHOLDER WHO DESIRES TO EXERCISE HIS RIGHTS TO PAYMENT FOR HIS SHARES IS URGED TO CONSULT HIS LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

      As soon as the Merger is consummated, or upon receipt of a Payment Demand, Carolina First Corporation shall, pursuant to Section 33-13-250 of the SCBCA, pay to each dissenting shareholder who has substantially complied with the requirements of Section 33-13-230 of the SCBCA, the amount that Carolina First Corporation estimates to be the fair value of the shares of Colonial Bank common stock plus accrued interest. Section 33-13-250 of the SCBCA requires that payment to be accompanied by (i) certain of Colonial Bank's financial statements, (ii) a statement of Carolina First Corporation's estimate of fair value of the shares and explanation of how Carolina First Corporation's estimate of fair value and the interest were calculated, (iii) notification of rights to demand additional payment, and (iv) a copy of the South Carolina Dissenters' Rights Statute. As authorized by Section 33-13-270, Carolina First
Corporation intends to delay any payments with respect to any shares (the "After-acquired sales") held by a dissenting shareholder which were not held by such shareholder on January 29, 1997, the date of the first public announcement of the terms of the Merger, unless the beneficial ownership devolved upon him by operation of law from a person who was the beneficial owner on such date. Where payments are so withheld, Sections 33-13-270(b) and 33-13-280(a) of the SCBCA will require Carolina First Corporation, after the Merger, to send to the holder of the After-acquired shares an offer to pay the holder an amount equal to Carolina First Corporation's estimate of their fair value plus accrued interest, together with an explanation of the calculation of fair value and interest and a statement of the holder's right to demand additional payment under Section 33-13-280 of the SCBCA.

      If the Merger is not consummated within 60 days after the date set for demanding payment and depositing Certificates, Colonial Bank, within the 60-day period, shall return the deposited Certificates and release the transfer restrictions imposed on the uncertificated shares. If, after returning deposited Certificates and releasing transfer restrictions, the Merger is consummated, Colonial Bank must send a new Dissenters' Notice and repeat the payment demand procedure.

      If the dissenting shareholder believes that the amount paid by Carolina First Corporation pursuant to Section 33-13-250 of the SCBCA or offered under
Section 33-13-270 of the SCBCA is less than the fair value of his shares or that the interest due is calculated incorrectly, or if Carolina First Corporation fails to make payment or offer payment (or, if the Merger has not been consummated, Colonial Bank does not return the deposited Certificates or release the transfer restrictions imposed on uncertificated shares), within 60 days after the date set in the Dissenters' Notice, then the dissenting shareholder may within 30 days after (i) Carolina First Corporation made or offered payment for the sales or failed to pay for the shares or (ii) Colonial Bank failed to return deposited Certificates or timely release restrictions on uncertificated shares, notify Carolina First Corporation in writing of his own estimate of the fair market value of such shares (including interest due) and demand payment of such estimate (less any payment previously received). FAILURE TO NOTIFY CAROLINA FIRST CORPORATION IN WRITING OF ANY DEMAND FOR ADDITIONAL PAYMENT WITHIN 30 DAYS AFTER CAROLINA FIRST CORPORATION MADE PAYMENT FOR SUCH SHARES WILL CONSTITUTE A WAIVER OF THE RIGHT TO DEMAND ADDITIONAL PAYMENT.

      If Carolina First Corporation and the dissenting shareholder cannot agree on a fair price within 60 days after Colonial Bank receives such a demand for additional payment, the statute provides that Carolina First Corporation will institute judicial proceedings in the South Carolina Court of Common Pleas in Kershaw County (the "Court") to fix (i) the fair value of the shares immediately before consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger, unless such exclusion would be inequitable and (ii) the accrued interest. The "fair value" of the Colonial Bank common stock could be more than, the same as, or less than that produced by the exchange ratio set by the Merger. Carolina First Corporation must make all dissenters whose demands for additional payment remain unsettled parties to the proceeding and all such parties must be served with a copy of the petition. The Court may, in its discretion, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. The Court is required to issue a judgment for the amount, if any, by which the fair value of the shares, as determined by the Court, plus interest, exceeds the amount paid by Carolina First Corporation. If Carolina First Corporation does not institute such proceeding within such 60-day period, Carolina First Corporation shall pay each dissenting shareholder whose demand remains unsettled the respective amount demanded by each shareholder.

      The Court will assess the costs and expenses of such proceeding (including reasonable compensation for and the expenses of the appraiser but excluding fees and expenses of counsel and experts) against Carolina First Corporation, except that the Court may assess such costs and expenses as it deems appropriate against any or all of the dissenting shareholders if it finds that their demand for additional payment was arbitrary, vexatious or otherwise not in good faith. The Court may award fees and expenses of counsel and experts in amounts the Court finds equitable: (i) against Carolina First Corporation if the Court finds that Carolina First Corporation did not comply substantially with the relevant requirements of the SCBCA or (ii) against either Carolina First Corporation or any dissenting shareholder, if the Court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith.

      THE FOREGOING SUMMARY OF THE APPLICABLE PROVISIONS OF THE SOUTH CAROLINA DISSENTERS' RIGHTS STATUTE IS NOT INTENDED TO BE A COMPLETE STATEMENT OF
SUCH PROVISIONS, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH STATUTE, WHICH IS INCLUDED AS ANNEX C HEREOF.


RECOMMENDATION OF COLONIAL BANK'S BOARD OF DIRECTORS

      THE BOARD OF DIRECTORS OF COLONIAL BANK HAS CONCLUDED THAT THE MERGER IS IN THE BEST INTERESTS OF COLONIAL BANK AND HAS AUTHORIZED CONSUMMATION THEREOF, SUBJECT TO APPROVAL OF THE COLONIAL BANK SHAREHOLDERS, RECEIPT OF ALL REQUISITE REGULATORY APPROVALS, AND SATISFACTION OF CERTAIN OTHER CONDITIONS. THE BOARD OF DIRECTORS OF COLONIAL BANK RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE REORGANIZATION AGREEMENT.

                PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

      The unaudited Pro Forma Combined Condensed Balance Sheet is based on combining the historical consolidated balance sheet for Carolina First Corporation at June 30, 1998 with the historical consolidated balance sheet of Colonial Bank at June 30, 1998, adjusting for the issuance of additional shares expected to be issued in the Merger.

      The unaudited Pro Forma Combined Capitalization is based on combining the historical consolidated capitalization of Carolina First Corporation at June 30, 1998 with the historical capitalization of Colonial Bank at June 30, 1998, adjusting for the issuance of additional shares expected to be issued in the Merger.

      The unaudited Pro Forma Combined Condensed Statement of Income is based on combining the historical consolidated statements of income of Carolina First Corporation for the year ended December 31, 1997 with the historical consolidated statements of income of Colonial Bank for the twelve months ended December 31, 1997, and the historical consolidated statements of income of Carolina First Corporation for the six months ended June 30, 1998 with the historical consolidated statements of income of Colonial Bank for the six months ended June 30, 1998. Historical earnings for Colonial Bank, which changed its fiscal year end to December 31 from March 31 in 1997, have been adjusted to reflect a December 31 fiscal year-end by adding the nine months ending December 31, 1997 and the three months ending March 31, 1997.

      The Merger is expected to be accounted for under the purchase method of accounting, and pro forma data are derived in accordance with such method.

      The pro forma data do not reflect any potential benefits from potential cost savings or synergies expected to be achieved following the Merger. The pro forma data also exclude merger costs related to the Merger.

      Financial information presented at and for the six months ended June 30, 1998 and for the twelve months ended December 31, 1997 also includes pro forma data for Carolina First Corporation's pending acquisitions of First National and Colonial Bank. This information is included in the column titled "Fully Pro Forma Combined." See "INFORMATION ABOUT CAROLINA FIRST CORPORATION - Recent Developments."

      Information set forth below should be read in conjunction with such historical and pro forma financial statements and the notes thereto. The unaudited pro forma information is provided for informational purposes only and is not necessarily indicative of actual results that would have been achieved had the Merger been consummated at the beginning of the period presented, nor is it necessarily indicative of future results.

                   UNAUDITED PRO FORMA COMBINED CAPITALIZATION
                                AT JUNE 30, 1998
                    (Dollars in thousands, except share data)

                                                     Purchase
                     Carolina First                 Accounting    Pro Forma       First                   Pro Forma     Fully
                     Corporation    Colonial Bank  Adjustments     Combined      National  Poinsett(a)    Adjustments  Combined
                     -----------    -------------  -----------   ------------    --------  ----------    ----------- -----------
LONG-TERM DEBT
  Subordinated notes   $25,554       $    --        $   --        $25,554        $   --     $   --      $    --       $25,554
  FHLB advances         10,000            --            --         10,000            --         --           --        10,000
  ESOP debt              2,725            --            --          2,725            --         --           --         2,725
  Mortgage debt          1,067            --            --          1,067            --         --           --         1,067
                      --------        ------         -----       --------          ----        ---          ---      --------
   Total long-term
     debt               39,346           --             --         39,346            --         --           --        39,346
                       --------       ------         -----       --------          ----        ---          ---       -------

SHAREHOLDERS' EQUITY
  Common stock          18,143           583           (72)(b)     18,654           200          2        2,822(e)     21,678
  Surplus              212,802         4,412         7,846(b)     226,260           300      1,388       11,399(e)    241,547
                                                     1,200(c)                                             2,200(c)

  Retained earnings     27,455           324         (324)(b)      27,455        15,504      3,516      (3,516)(e)     42,209
                                                                                                          (750)(d)
  Nonvested restricted
    stock and guarantee
    of ESOP debt        (3,411)           --           --          (3,411)          --          --          --         (3,411)
  Unrealized gain
    (loss) on securities
    available for sale   1,936 (4)        --        1,932             346           (1)         --       2,277
                        ----------    ------       ------         -------      -------      ------     -------
    Total shareholders'
      equity           256,925         5,315        8,650         270,890       16,350       4,905      12,155        304,300
                      --------        ------       ------         -------      -------      ------     -------        -------

    Total
      capitalization  $296,271        $5,315       $8,650        $310,236      $16,350      $4,905     $12,155       $343,646
                      ========        ======       ======        ========      =======      ======     =======       ========

(a) The Merger with First National will be accounted for as a "pooling-of-interests" and the Merger with Poinsett will be accounted for as a "purchase."
(b) To reflect the issuance of 510,617 shares of Carolina First Corporation common stock to holders of Colonial Bank's common stock based on an assumed average market price of $25.00 per share of Carolina First Corporation common stock.
(c) To record the value of options acquired.
(d) To record estimated Merger costs, including transaction costs and buyout of certain First National employee contracts.
(e) To reflect the issuance of 2,400,256 shares of Carolina First Corporation common stock to holders of First National's common stock, and the issuance of 624,397 shares of Carolina First Corporation common stock to holders of Poinsett's common stock, based on an assumed market price of $25.00 per share of Carolina First Corporation's common stock.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                  JUNE 30, 1998
                    (DOLLARS IN THOUSANDS, EXCEPT FOOTNOTES)

                                                            Purchase                                                     Fully
                        Carolina First                     Accounting   Pro Forma      First                   (a)     Pro Forma
                         Corporation     Colonial Bank     Adjustments   Combined     National Poinsett    Adjustments Combined
                        -------------    -------------     ----------- ------------   -------- ----------  ----------- ---------
ASSETS
  Cash and due from banks  $72,052      $   2,659          $   --        $74,711       $4,673   $14,380    $  --       $93,764
  Interest-bearing bank
    balances                37,144            950              --         38,094           --        --       --        38,094
  Fed funds sold & resale
    agreements              35,000             --              --         35,000        4,900        --       --        39,900
  Investment securities    422,470          5,659            (308)(b)    427,821       43,673     3,472       --       474,966
  Loans held for sale       86,373             --              --         86,373           --        --       --        86,373
  Loans held for
    investment           1,477,842         48,152              --      1,525,994       65,348    68,971       --     1,660,313
    Less unearned income    (9,349)            --              --         (9,349)          --        --       --        (9,349)
    Less allowance for
      loan losses          (15,625)          (350)             --        (15,975)        (714)     (758)      --       (17,447)
                        ----------     -----------       --------       --------     --------   -------    -----     ---------
      Net loans          1,539,241         47,802              --      1,587,043       64,634    68,213       --     1,719,890
  Premises and equipment    41,606          1,754             350(c)      43,710        1,539     1,282       --        46,531
  Intangible assets         57,109            215          10,107(d)      67,431           --       --    14,121(i)     81,552
  Other assets              73,369            713              --         74,082        1,203     1,522       --        76,807
                       -----------       --------         -------     ----------   ----------  -------- --------    ----------
      Total assets     $ 2,277,991       $ 59,752         $10,149    $ 2,347,892    $ 120,622  $ 88,869 $ 14,121   $ 2,571,504
                       ===========       ========         =======    ===========   ==========  ======== ========   ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Liabilities
    Deposits
      Noninterest-bearing $230,717        $ 3,193         $   --       $ 233,910     $ 20,054 $   3,112 $     --    $  257,076
      Interest-bearing   1,607,800         39,820             --       1,647,620       77,576    78,444       --     1,803,640
                         ---------         ------          -----       ---------      ------- --------- --------    ----------
        Total deposits   1,838,517         43,013             --       1,881,530       97,630    81,556        --    2,060,716
      Borrowed funds       150,655         11,300             --         161,955        5,804     2,043        --      169,802
      Other liabilities     31,894            124            399(e)       33,517          838       365       466(e)    36,686
                         ---------        -------        -------       ---------     --------             ---------
                                            1,100             (f)                                 1,500          (f)
                                            -----                                                 -----
         Total
           liabilities   2,021,066         54,437          1,499       2,077,002      104,272    83,964     1,966    2,267,204
                         ---------         ------          -----       ---------      -------    ------     -----    ---------

Total shareholders'
  equity                   256,925          5,315          7,450(g)      270,890       16,350     4,905    10,705(j)   304,300
                           -------          -----                        -------      -------    ------              ---------
                                                           1,200(h)                                         2,200(h)
                                                           -----
                                                                                                             (750)(f)
                                                                                                            ----
Total liabilities and
  shareholders' equity  $2,277,991        $59,752        $10,149      $2,347,892     $120,622   $88,869   $14,121   $2,571,504
                        ==========       ========       ========      ==========     ========   =======  ========   ==========

(a) The Merger with First National will be accounted for as a "pooling-of-interests" and the Merger with Poinsett will be accounted for as a "purchase."
(b) To remove the carrying value of Colonial Bank shares owned by Carolina First Corporation.
(c) To adjust the fixed assets and property of Colonial Bank to estimated market value.
(d) To record the excess cost of acquisition over the estimated market value of the net assets acquired (goodwill of $8,262,000), the valuation of options acquired (goodwill of $1,200,000) and the core deposit premium ($645,000).
(e) To adjust the deferred tax liabilities as a result of the purchase accounting adjustments using Carolina First Corporation's statutory rate of 38%.
(f) To record estimated Merger costs, including transaction costs and buyout of employee contracts.
(g) To give effect to the acquisition of Colonial Bank, assuming the issuance of 510,617 shares of Carolina First Corporation common stock, based on an assumed market price of $25.00 per share of Carolina First Corporation common stock and an exchange ratio of .9200. The total value of Carolina First Corporation common stock exchanged would be $12,765,000.
(h) To record the value of options acquired.
(i) To record the excess cost of the acquisition of Poinsett over the estimated market value of the net assets acquired (goodwill of $10,698,000), the valuation of options acquired (goodwill of $2,200,000) and the core deposit premium ($1,223,000).
(j) To give effect to the acquisition of Poinsett, assuming the issuance of 624,397 shares of Carolina First Corporation common stock, based on an assumed market price of $25.00 per share of Carolina First Corporation common stock and an exchange ratio of 3.280. The total value of Carolina First Corporation common stock exchanged would be $15,610,000.

             UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                           Six Months Ended June 30, 1998
                      (Dollars in thousands, except share data)

                            Carolina             Purchase                                          Fully
                              First   Colonial Accounting  Pro Forma  First                     (a) Pro Forma
                         Corporation   Bank   Adjustments  Combined   National  Poinsett   Adjustments      Combined
                         -----------  -----   -----------  --------   --------  --------   -----------      --------
Interest income             $ 85,630   $ 2,311      $  --    $ 87,941   $ 4,376  $  3,383       $    --    $    95,700
Interest expense              44,054     1,231         --      45,285     1,666     1,923            --         48,874
                            --------   -------      -----    --------   --------  -------      --------    -----------
  Net interest income         41,576     1,080         --      42,656     2,710     1,460            --         46,826

Provision for loan losses      5,583        30         --       5,613        --       575            --          6,188
                            --------   -------      -----    ---------  -------   -------      --------    -----------

Net interest income after
  provision for loan losses   35,993     1,050         --      37,043     2,710       885            --         40,638

Noninterest income             9,696       157         --       9,853       264       581            --         10,698
Noninterest expenses          29,482       963        189(b)   30,702     1,607     1,602           258(b)      34,280
                            --------  --------              ---------  -------    -------                  -----------
                                                       59(c)                                        111(c)
                                                        9(d)                                    -------
                                                   ------

Income before income taxes    16,207       244       (257)     16,194     1,367      (136)         (369)        17,056

Income taxes                   5,977        81        (25)(e)   6,033       451       (42)          (41)(e)      6,401
                             -------  --------     ------    --------  -------    -------       -------    -----------

  Net income                $ 10,230  $    163      $(232)   $ 10,161     $ 916   $   (94)      $  (328)   $    10,655
                             =======  ========      =====    ========   ======    =======       =======    ===========

Net income per common share:
  Basic                        $0.59     $0.28      $  --     $  0.57    $11.45   $ (0.49)      $    --     $     0.51
  Diluted                       0.59      0.26         --        0.56     11.45     (0.49)           --           0.50

Average shares outstanding:
  Basic                   17,138,421   583,019         --  17,674,798    80,000   190,365            --     20,699,452
  Diluted                 17,509,212   633,725         --  18,092,239    80,000   190,365            --     21,116,892


(a) The Merger with First National will be accounted for as a "pooling-of-interests" and the Merger with Poinsett will be accounted for as a "purchase."
(b) Record amortization of goodwill using the straight-line method over 25 years.
(c) Record amortization of core deposit intangible using the sum-of-the-year's digits method over 10 years.
(d) To increase depreciation
    expense from mark-up of Colonial Bank premises and equipment to an estimated market value.
(e) To show impact of taxes at 38% tax rate.

             UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                        Twelve Months Ended December 31, 1997
                      (Dollars in thousands, except share data)

                                                Purchase                                            Fully
                    Carolina First    Colonial  Accounting  Pro Forma   First                  (a) Pro Forma
                      Corporation      Bank     Adjustments Combined    National  Poinsett Adjustments Combined
                     ------------     --------  ----------- ---------   -------- --------- ----------- --------
Interest income        $   135,706     $ 3,968    $   --   $ 139,674   $   8,400    $ 6,076   $   --   $154,150
Interest expense            69,000       2,203        --      71,203       3,204      3,251       --     77,658
                           -------    --------     -----     -------   ---------     ------   ------     ------
  Net interest income       66,706       1,765        --      68,471       5,196      2,825       --     76,492

Provision for loan losses   11,646         309        --      11,955         151         69       --     12,175
                           -------      ------     -----     -------    --------   --------   ------     ------

Net interest income after
  provision for loan losses 55,060       1,456        --      56,516       5,045      2,756       --     64,317

Noninterest income          19,615         335        --      19,950         528        819       --     21,297
Noninterest expenses        52,243       1,807       378(b)   54,563       3,019      2,864      516(b)  61,184
                           -------    --------              -------    ---------     ------              ------
                                                     117(c)                                      222(c)
                                                                                                 ---
                                                      18(d)
                                                      --

  Income before income
     taxes                  22,432         (16)     (513)     21,903       2,554        711     (738)    24,430

Income taxes                 8,092          59       (50)(e)   8,101         788        240      (82)(e)  9,047
                          --------       -----     -----      ------    --------    -------    -----      -----

  Net income            $   14,340     $   (75)  $  (463)  $  13,802      $1,766   $    471  $  (656)   $15,383
                          ========     =======   =======   =========      ======   ========  ========   =======

Net income per common share:
  Basic                       $1.19     $(0.15)   $   --       $1.11      $22.08      $2.48   $   --      $1.00
  Diluted                      1.18      (0.15)       --        1.09       22.08       2.41       --       0.98

Average shares
outstanding:
  Basic                 11,989,517     486,851        --  12,437,420      80,000    189,426       -- 15,458,993
  Diluted               12,175,561     497,362        --  12,633,134      80,000    195,426       -- 15,674,387

(a) The Merger with First National will be accounted for as a "pooling-of-interests" and the Merger with Poinsett will be accounted for as a "purchase."
(b) Record amortization of goodwill using the straight-line method over 25 years.
(c) Record amortization of core deposit intangible using the sum-of-the-year's digits method over 10 years.
(d) To increase depreciation expense from mark up of Colonial Bank premises and equipment to an estimated market value.
(e) To show impact of taxes at 38% tax rate.

                    INFORMATION ABOUT CAROLINA FIRST CORPORATION

GENERAL

      CAROLINA FIRST CORPORATION. Carolina First Corporation is a bank holding company headquartered in Greenville, South Carolina which engages in a general banking business through its four principal operating subsidiaries: (1) Carolina First Bank, a South Carolina-chartered bank headquartered in Greenville, South Carolina, (2) Carolina First Mortgage Company, a mortgage loan origination and servicing company headquartered in Columbia, South Carolina, (3) Blue Ridge Finance Company, Inc., an automobile finance company headquartered in Greenville, South Carolina, and (4) Resource Processing Group, Inc., a credit card origination and servicing company headquartered in Columbia, South Carolina. Through its subsidiaries, Carolina First Corporation provides a full range of banking services, including mortgage, trust and investment services, designed to meet substantially all of the financial needs of its customers. Carolina First Corporation, which commenced operations in December 1986, currently conducts business in 61 locations in South Carolina and is one of the largest independent South Carolina- headquartered financial institutions. At June 30, 1998, it had total assets of approximately $2.3 billion, total loans of approximately $1.6 billion, total deposits of approximately $1.8 billion and approximately $257 million in shareholders' equity.

      Carolina First Corporation was formed principally in response to opportunities resulting from the takeovers of several South Carolina-based banks by large southeastern regional bank holding companies. A significant number of Carolina First Corporation's executive officers and management personnel were previously employed by certain of the larger South Carolina-based banks that were acquired by these southeastern regional institutions. Consequently, these officers and management personnel have significant customer relationships and commercial banking experience that have contributed to Carolina First Corporation's loan and deposit growth. Carolina First Corporation targets individuals and small- to medium-sized businesses in South Carolina that require a full range of quality banking services typically provided by larger regional banking concerns, but that prefer the personalized service afforded by a South Carolina- based institution.

      Carolina First Corporation's objective is to become the leading South Carolina-based banking institution headquartered in the state. It believes that it can accomplish this goal by being a "super- community" bank which offers both the personalized service and "relationship" banking typically found in community banks, as well as the sophisticated banking products offered by the regional and super-regional institutions. Carolina First Corporation currently serves four principal market areas: the Greenville metropolitan area and surrounding counties (located in the upstate region of South Carolina); the Columbia metropolitan area and surrounding counties (located in the midlands region of South Carolina); Georgetown and Horry counties (located in the northern coastal region of South Carolina); and the Charleston metropolitan area (located in the central coastal region of South Carolina). Carolina First Corporation's market areas are located in the four largest Metropolitan Statistical Areas of the state. Carolina First Corporation also has branch locations in other counties in South Carolina.

      Carolina First Corporation began its operations with the de novo opening of Carolina First Bank in Greenville and has pursued a strategy of growth through internal expansion and through the acquisition of branch locations and financial institutions in selected market areas. Its more significant acquisitions include the acquisition in August 1990 of First Federal Savings and Loan Association of Georgetown (subsequently renamed Carolina First Savings Bank, which was subsequently merged into Carolina First Bank on February 3,
1995), the acquisition of 12 branch locations of Republic National Bank in March 1993, and the acquisition of First Southeast Financial Corporation in November 1997. Approximately half of Carolina First Corporation's total deposits have been generated through acquisitions. Carolina First Corporation anticipates that it will continue to expand in the future and is frequently in discussions regarding possible acquisitions. See "--Recent Developments."

      Carolina First Corporation is a legal entity separate and distinct from its subsidiary bank and non-banking subsidiaries. Accordingly, the right of Carolina First Corporation, and thus the right of Carolina

First Corporation's creditors and shareholders, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Carolina First Corporation in its capacity as a creditor may be recognized. The principal source of Carolina First Corporation's revenues is dividends from its subsidiaries.

      CAROLINA FIRST BANK. Carolina First Bank is a South Carolina-chartered, Federal Reserve non-member bank and a wholly-owned subsidiary of Carolina First Corporation. It currently engages in a general banking business through 58 locations, which are located throughout South Carolina. It began its operations in December 1986 and at June 30, 1998 had total assets of approximately $2.2 billion, total loans of approximately $1.5 billion and total deposits of approximately $1.9 billion. Its deposits are insured by the FDIC.

      CAROLINA FIRST MORTGAGE COMPANY. Carolina First Mortgage Company is a South Carolina corporation which principally originates and services one-to-four family mortgage loans through its six offices located in South Carolina. It is headquartered in Columbia, South Carolina. At June 30, 1998, Carolina First Mortgage Company was servicing or subservicing approximately 21,458 loans having an aggregate principal balance of approximately $1.8 billion.

      BLUE RIDGE FINANCE COMPANY, INC. On December 29, 1995, Carolina First Corporation acquired Blue Ridge Finance Company, an automobile finance company headquartered in Greenville, South Carolina. Blue Ridge operates from one location and, at June 30, 1998, had approximately $18.2 million in total assets. Blue Ridge is engaged primarily in indirect automobile lending.

      RESOURCE PROCESSING GROUP, INC. On June 1, 1998, Carolina First Corporation acquired Resource Processing Group, Inc., a credit card origination and servicing company headquartered in Columbia, South Carolina. Resource Processing Group, Inc. operates from one location and, at June 30, 1998, was servicing approximately $257 million in credit card receivables.

CAPITAL ADEQUACY

      CAROLINA FIRST CORPORATION. The Federal Reserve has adopted risk-based capital guidelines for bank holding companies. Under these guidelines, the minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is required to be "Tier 1 capital," principally consisting of common stockholders' equity, noncumulative preferred stock, a limited amount of cumulative perpetual preferred stock, and minority interests in the equity accounts of consolidated subsidiaries, less certain goodwill items. The remainder (Tier 2 capital) may consist of a limited amount of subordinated debt and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, perpetual preferred stock, and a limited amount of the general loan loss allowance. In addition to the risk-based capital guidelines, the Federal Reserve has adopted a minimum Tier 1 (leverage) capital ratio under which a bank holding company must maintain a minimum level of Tier 1 capital (as determined under applicable rules) to average total consolidated assets of at least 3% in the case of bank holding companies which have the highest regulatory examination ratios and are not contemplating significant growth or expansion. All other bank holding companies are required to maintain a ratio of at least 100 to 200 basis points above the stated minimum. At June 30, 1998, Carolina First Corporation was in compliance with both the risk-based capital guidelines and the minimum leverage capital ratio.

     CAROLINA FIRST BANK. As a state-chartered, FDIC-insured institution which is not a member of the Federal Reserve System, Carolina First Bank is subject to capital requirements imposed by the FDIC. The FDIC requires state-chartered nonmember banks to comply with risk-based capital standards substantially similar to those required by the Federal Reserve, as described above. The FDIC also requires state-chartered nonmember banks to maintain a minimum leverage ratio similar to that adopted by the Federal Reserve. Under the FDIC's leverage capital requirement, state nonmember banks that (a) receive the highest rating during the examination process and (b) are not anticipating or experiencing any significant growth are required to maintain a minimum leverage ratio of 3% of Tier 1 capital to total assets; all other banks are required to maintain a minimum ratio of 100 to 200 basis points above the stated minimum, with an absolute minimum leverage ratio of not less than 4%. At June 30, 1998, Carolina First Corporation and Carolina First Bank were both in compliance with each of the applicable regulatory capital requirements.

     PRO FORMA REGULATORY CAPITAL. The following tables sets forth Carolina First Bank's and Carolina First Corporation's regulatory capital position at June 30, 1998, on a historical basis as well as a pro forma basis assuming consummation of the Merger. See "PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION."

CAROLINA FIRST BANK
                                                  At June 30, 1998
                                  ----------------------------------------------
                                            Historical             Pro Forma
                                  ----------------------------------------------
                                              (Dollars in thousands)
Shareholders' Equity...........      $219,605     9.82%     $233,570   10.13%
                                     ========     =====     ========   ======
Regulatory Capital
Tier I risk-based:
   Actual......................      $168,150    10.13%     $171,800   10.05%
   Required*...................        66,418     4.00        68,401    4.00
                                       ------     ----        ------    ----
   Excess......................      $101,732     6.13%     $103,399    6.05%
                                     ========     =====     ========    =====
Total risk-based:
   Actual......................      $182,286    10.98%     $186,286   10.89%
   Required*...................       132,835     8.00       136,802    8.00
                                      -------     ----       -------    ----
   Excess......................       $49,451     2.98%      $49,484    2.89%
                                      =======     ====       =======    ====
Leverage:
   Actual......................      $168,150     7.70%     $171,800    7.65%
   Required*...................        87,401     4.00        89,784    4.00
                                       ------     ----        ------    ----
   Excess......................       $80,749     3.70%      $82,016    3.65%
                                      =======     =====      =======    =====
Total risk-based assets........    $1,660,438             $1,710,023
                                   ==========             ==========
Total assets...................    $2,236,486             $2,306,387
                                   ==========             ==========
---------------------------
* For capital adequacy purposes.


CAROLINA FIRST CORPORATION
                                                   At June 30, 1998
                                  ----------------------------------------------
                                            Historical            Pro Forma
                                  ----------------------------------------------
                                                (Dollars in thousands)
Shareholders' Equity...........      $256,925    11.28%     $270,890   11.54%
                                     ========    ======     ========   ======
Regulatory Capital
Tier I risk-based:
  Actual.......................      $197,980    11.68%     $204,941   11.75%
  Required*....................        67,795     4.00        69,778    4.00
                                       ------     ----        ------    ----
  Excess.......................      $130,185     7.68      $135,163    7.75%
                                     ========     ====      ========    =====
Total risk-based:
  Actual.......................      $239,159    14.11%    $ 246,470   14.13%
  Required*....................       135,590     8.00       139,556    8.00
                                      -------     ----       -------    ----
  Excess.......................      $103,569     6.11%    $ 106,914    6.13%
                                     ========     =====    =========    =====
Leverage:
  Actual.......................      $197,980     8.91%     $204,941    8.99%
  Required*....................        88,839     4.00        91,218    4.00
                                       ------     ----        ------    ----
  Excess.......................      $109,141     4.91%     $113,723    4.99%
                                     ========     =====     ========    =====
Total risk-based assets........    $1,694,871             $1,744,456
                                   ==========             ==========
Total assets...................    $2,277,991             $2,347,892
                                   =================================
-------------------------------------
* For capital adequacy purposes.

RECENT DEVELOPMENTS

      ACQUISITION OF RESOURCE PROCESSING GROUP, INC. On June 1, 1998, Carolina First Corporation acquired Resource Processing Group, Inc., a credit card origination and servicing company headquartered in Columbia, South Carolina ("RPGI"), through the merger of RPGI with and into an interim subsidiary of Carolina First Corporation. The RPGI transaction was accounted for as a purchase and resulted in the issuance of approximately 398,600 shares of Carolina First Corporation common stock for the outstanding shares of RPGI common stock. Additional shares of Carolina First Corporation common stock may become issuable in the event that certain performance related criteria are met. At June 30, 1998, RPGI operated through one location, had approximately $16.0 million in assets and was servicing approximately $257 million in credit card receivables. For the years ended December 31, 1996 and 1997, RPGI had net income of approximately $448,000 and a loss of $2,296,000, respectively. RPGI does not have any receivables associated with credit cards or other loans.

      PENDING ACQUISITION OF FIRST NATIONAL BANK OF PICKENS COUNTY. On June 9, 1998, Carolina First Corporation signed a definitive agreement to acquire First National Bank of Pickens County ("First National") through the merger of First National with and into Carolina First Bank. First National is a national bank headquartered in Easley, South Carolina. At June 30, 1998, First National operated through three locations and had total assets, loans, deposits and shareholders' equity of approximately $120.6 million, $64.6 million, $97.6 million and $16.4 million, respectively. Under the terms of the merger agreement, First National shareholders will receive compensation of $750.08 per share for each First National share (for an aggregate consideration amount of approximately $60 million), payable in the form of Carolina First Corporation common stock. The per share consideration increases to $769.89 in the event that the closing of the transaction occurs after September 30, 1998. The fair market value of Carolina First Corporation common stock will be determined in a manner similar to which it is being determined for purposes of the Merger (i.e. based on the 20 trading days immediately prior to the closing date of the transaction, except in certain instances involving a change of control, in which case the value may be determined based on the 20 trading days immediately prior to the announcement regarding such matter).

      PENDING ACQUISITION OF POINSETT FINANCIAL CORPORATION. On June 26, 1998, Carolina First Corporation signed a definitive agreement to acquire Poinsett Financial Corporation through the merger of Poinsett with and into Carolina First Corporation. Poinsett is a thrift holding company headquartered in Travelers Rest, South Carolina, and owns 100% of the stock of Poinsett Bank, a Federal savings bank. At June 30, 1998, Poinsett operated through three locations and had total assets, loans, deposits and shareholders' equity of approximately $88.3 million, $67.5 million, $81.6 million and $5.8 million, respectively. Under the terms of the merger agreement, Poinsett shareholders will receive compensation of $82.00 per share for each Poinsett share (for an aggregate consideration amount of approximately $15.5 million), payable in the form of Carolina First Corporation common stock. The Carolina First Corporation common stock will be determined in a manner similar to which it is being determined for purposes of the Merger (i.e. based on the 20 trading days immediately prior to the closing date of the transaction, except in certain instances involving a change of control, in which case the value may be determined based on the 20 trading days immediately prior to the announcement regarding such matter).

      OTHER ACQUISITIONS. Carolina First Corporation continues to explore opportunities to acquire banks and other companies engaging in financial institutions-related activities. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. Carolina First Corporation's acquisition strategy is flexible in that it does not require Carolina First Corporation to effect specific acquisitions so as to enter certain markets or to attain specified growth levels. Rather than being market driven or size motivated, Carolina First Corporation's acquisition strategy reflects its willingness to consider potential acquisitions wherever and whenever such opportunities arise based on the then-existing market conditions and other circumstances. Carolina First Corporation's acquisitions may be made by the exchange of stock, through cash purchases, or with other consideration. Other than as described above, Carolina First Corporation does not currently have any definitive understandings or agreements for any acquisitions material to Carolina First Corporation. However, Carolina First Corporation anticipates that it will continue to expand by acquisition in the future.

                         INFORMATION ABOUT COLONIAL BANK

HISTORY AND BUSINESS

      COLONIAL BANK. Colonial Bank conducts a general banking business under a state charter approved by the State Board and granted by the Secretary of State of South Carolina. Colonial Bank was originally organized as a South Carolina state savings association on April 20, 1993. However, in 1996, pursuant to a vote of its shareholders and approval of the State Board, Colonial Bank amended its articles of incorporation and converted to a commercial bank. Colonial Bank conducts its activities from its main office, one branch located in Camden, South Carolina, and one branch located in Lugoff, South Carolina.

      Colonial Bank's business primarily consists of accepting deposits and originating first mortgage loans on single-family residential properties. Colonial Bank seeks deposit accounts from households and businesses in its primary market area by offering a full range of savings accounts, retirement accounts (including Individual Retirement Accounts and Keogh plans), checking accounts, money market accounts, and time certificates of deposit. It also originates mortgage loans and, to a lesser extent, commercial and consumer loans, primarily on a secured basis, and makes other authorized investments. Mortgage loans are primarily made for resale in the secondary market. As of June 30, 1998, Colonial Bank employed 32 persons.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS

      This discussion is intended to assist in understanding the financial condition and results of operations of Colonial Bank, and should be read in conjunction with the financial statements and related notes contained elsewhere herein. All per share data has been retroactively restated to reflect a 6 for 5 stock split, effected in the form of a 20% stock dividend, effective April 17, 1997.

      FORWARD LOOKING STATEMENTS. Statements included in Management's Discussion and Analysis or Plan of Operation which are not historical in nature are intended to be, and are hereby identified as 'forward looking statements' for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Colonial Bank cautions readers that forward looking statements, including without limitation, those relating to Colonial Bank's future business prospects, revenues, working capital, liquidity, capital needs, interest costs, and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements, due to several important factors herein identified, among others, and other risks and factors identified from time to time in Colonial Bank's reports filed with the Federal Deposit Insurance Corporation.


EARNINGS REVIEW

COMPARISON OF OPERATING RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997.

     Colonial Bank recorded net income after taxes of $162,573 or $.26 per share for the six months ended June 30, 1998. These results compare favorably to net income after taxes of $25,149 or $.06 per share for the six months ended June 30, 1997.

     Net interest income, the difference between interest earned on earning assets and interest paid on deposits and borrowed funds, is the primary source of Colonial Bank's earnings. For the six months ended June 30, 1998, net interest income totaled $1,080,205, compared to $863,674 for the six months ended June 30, 1997. This increase resulted primarily from an increase in the volume of earning assets. During the six months ended June 30, 1998, average interest earning assets totaled $52.9 million, compared to $44.4 million for the six months ended June 30, 1997. This represents an $8.5 million or 19.0% increase in the level of interest earning assets from the six months ended June 30, 1997. Average interest bearing liabilities during the six-month period ended June 30, 1998 totaled $48.6 million, compared to $41.5 million during the six months period ended June 30, 1997. This represents a $7.1 million or 17.2% increase in the level of interest bearing liabilities from the six months ended June 30, 1997. The average interest rate spread (average yield on interest earning assets less the average rate paid on interest bearing liabilities) for the six months ended June 30, 1998 was 3.31%, a decrease of 9 basis points from the six months ended June 30, 1997. Excluding loan fee income, the net yield on earning assets (net interest income divided by average interest earning assets) for the six months ended June 30, 1998 decreased by 6 basis points to 3.43%, compared to 3.49% for the six months ended June 30, 1997.

     The increases in average interest earning assets and interest bearing liabilities between the six month periods ended June 30, 1998 and 1997 resulted from growth strategies employed during the period. Average total assets during the six months ended June 30, 1998 were $57.2 million compared to $47.8 million for the six months ended June 30, 1997.

     The allowance for loan losses, established through charges to expense in the form of a provision for loan losses, allows for possible loan losses in Colonial Bank's loan portfolio. Loan losses or recoveries are charged directly to the allowance. The level of the allowance for loan losses is based on management's judgment as to the amount required to maintain an allowance adequate enough to provide for future losses. The provision for loan losses totaled $30,000 for the six months ended June 30, 1998 compared to $43,000 for the comparable period in 1997. Net charge-offs during the six months ended June 30, 1998 totaled $54,938, compared to $8,907 for the six months ended June 30, 1997. As of June 30, 1998, the allowance for loan losses totaled 0.73% of loans compared to 0.34% as of June 30, 1997. Management considers the allowance as of June 30, 1998 appropriate and adequate to cover possible losses in the portfolio.

     Noninterest income totaled $156,788 for the six months ended June 30, 1998 compared to $128,641 for the comparable period of 1997. The major increase was in service charges on deposit accounts, which totaled $106,302 for the six months ended June 30, 1998 compared to $88,394 for the comparable period of 1997. This increase is the result of increased chargeable account activity. Total deposits increased $5.3 million from June 30, 1997 to June 30, 1998. There were no realized securities gains or losses in either the 1998 or 1997 periods.

     Noninterest expenses totaled $962,919 for the six months ended June 30, 1998, compared to $837,103 for the comparable period of 1997. This increase totaled $125,816, or 15.0%. Salaries and employee benefits increased by $55,948 or 11.9% from the six month period ended June 30, 1997 to $524,791 for the six months ended June 30, 1998, due to an increase in staff necessary to support the growth of Colonial Bank. Net occupancy totaled $118,377 for the six months ended June 30, 1998 compared to $94,141 for the comparable period of 1997. This increase is the result of higher depreciation costs associated with an increase in fixed assets, and higher operating costs associated with an additional branch facility opened in January of 1998. Data processing, professional fees, and other operating expenses were higher due to overall growth of Colonial Bank. Federal insurance premiums decreased from $30,662 for the six months ended June 30, 1997, to $7,951 for the six months ended June 30, 1998. This decrease is the result of Colonial Bank's pre-paying the one-time SAIF assessment during the last quarter of 1997, which allowed lower deposit insurance premiums beginning in January of 1998.

     The provision for income taxes totaled $81,501 for the six months ended June 30, 1998 compared to $87,063 for the comparable period of 1997. The provision in the first quarter of 1997 included a one-time adjustment of $36,299 to correct for an accrual shortage during the first nine months of the fiscal year ended March 31, 1997. Colonial Bank's fiscal year end was changed from March to December in 1997.

COMPARISON OF OPERATING RESULTS FOR THE NINE MONTHS ENDED DECEMBER 31, 1997 AND THE YEAR ENDED MARCH 31, 1997

      Earnings are being reported on a nine-month basis as a result of the change in Colonial Bank's fiscal year end from March to December.

      For the nine months ended December 31, 1997, Colonial Bank incurred a net loss after taxes of $50,788, compared to a net profit of $207,857 for the twelve months ended March 31, 1997. This loss is the result of strategic changes made during the nine months designed to better position Colonial Bank for future growth. These changes included the election to pay the one-time special Savings Association Insurance Fund ("SAIF") assessment, and to increase the allowance for possible loan losses to a level consistent with industry standards.

      On September 30, 1996, legislation was signed into law requiring a special assessment to recapitalize the SAIF. Since Colonial Bank initially was chartered under a thrift charter, the SAIF funds held by Colonial Bank at March 31, 1995 were subject to the special assessment payable in December of 1996. Colonial Bank took advantage of an exemption which allowed Colonial Bank to continue paying higher deposit insurance premiums in lieu of the one-time charge. In September of 1997, management decided that due to an expected growth in the total deposit base, it was cost-effective to pay the pro-rated one-time assessment, and take advantage of lower insurance premiums going forward. This pretax charge to operations of $68,091 was the primary reason for the increase in federal deposit insurance premiums from $55,858 for the twelve months ended March 31, 1997 to $119,797 for the nine months ended December 31, 1997.

      The other strategic change involved a substantial increase in the allowance for possible loan losses. The allowance, established through charges to expense in the form of a provision for loan losses, allows for possible loan losses in Colonial Bank's loan portfolio. Loan losses or recoveries are charged directly to the allowance. The level of the allowance is based on management's judgment as to the amount required to maintain an allowance adequate enough to provide for possible losses in the future. Colonial Bank made a $299,000 provision for the nine months ended December 31, 1997, compared to $63,500 during the twelve months ended March 31, 1997. This increase in the provision does not reflect a change of concern for credit quality, rather a decision to bring the allowance to a level consistent with industry standards. Colonial Bank converted its charter from a savings association charter to a commercial bank charter in February, 1996. Commercial banks traditionally maintain a higher allowance than do comparably sized savings associations. During the nine months ended December 31, 1997, net charge-offs in the loan portfolio totaled $30,849, compared to $28,933 during the twelve months ended March 31, 1997. As of December 31, 1997, the allowance totaled 0.87% of the loan portfolio compared to 0.27% as of March 31, 1997.

NET INTEREST INCOME

      Net interest income is the amount of interest earned on interest earning assets (loans, investment securities, time deposits in other banks and federal funds sold), less the interest expense incurred on interest bearing liabilities (interest bearing deposits and borrowed money), and is the principal source of Colonial Bank's earnings. Net interest income is affected by the level of interest rates, volume, and mix of interest earning assets and interest bearing liabilities, and the relative funding of these assets.

      During the nine months ended December 31, 1997, net interest income totaled $1,389,000 compared to $1,464,000 for the twelve months ended March 31, 1997. Net interest income was affected by an increase in the net interest rate spread from 3.18% during the year ended March 31, 1997 to 3.49% (annualized) for the nine months ended December 31, 1997. The net interest rate spread increased due to an increase in the yield on interest earning assets from 8.31% for the twelve months ended March 31, 1997, to 8.65% (annualized) for the nine months ended December 31, 1997. The net interest position, defined as total interest earning assets less total interest bearing liabilities, increased from $3.1 million for the twelve months ended March 31, 1997 to $3.7 million for the nine months ended December 31, 1997. This increase is the result of the $1.5 million common stock offering completed during the last quarter of 1997. The net interest position is a measure of interest free funds supporting earning assets.

      The table "Average Balances, Yields and Rates," provides a detailed analysis of the effective yields and rates on the categories of interest earning assets and interest bearing liabilities for the nine months ended December 31, 1997, and the years ended March 31, 1997 and 1996.

                                              AVERAGE BALANCES, YIELDS AND RATES
                                                    (Dollars in thousands)

                                     Nine Months Ended                Year Ended                      Year Ended
                                        December 31, 1997           March 31, 1997                  March 31, 1996
                                -----------------------------  -------------------------         ----------------------
                                           Interest  Annualized             Interest                          Interest
                                 Average    Income/    Yields/    Average    Income/  Yields/      Average     Income/  Yields/
                                Balances(1) Expense     Rates   Balances(1)  Expense    Rates     Balances(1)  Expense    Rates
                                ----------  -------    ------   -----------  -------  -------     -----------  -------    ------
INTEREST EARNING ASSETS
Time deposits in other banks     $ 1,537  $      67      5.79%   $ 1,051      $   58     5.52%    $    348     $    20      5.75%
Overnight FHLB deposits            3,097        128      5.49      1,001          56     5.59          813          49      6.03
Securities                         1,354         62      6.08
Other investments                    475         26      7.27        346          25     7.23          418          27      6.46
Loans(2)                          40,765      2,796      9.10     38,579       3,268     8.47       29,907       2,529      8.46
                                  ------     ------    ------    -------      ------   ------      -------      ------    ------
  Total interest earning assets   47,228      3,079      8.65     40,977       3,407     8.31       31,486       2,625      8.34
                                  ------                          ------                            ------
NON-INTEREST EARNING ASSETS
Cash and due from banks            1,384                           1,110                             1,162
Allowance for loan losses           (141)                            (93)                              (56)
REO and Other Repossessions           88                               2                                 4
Premises and equipment             1,735                           1,583                             1,559
Other assets                         581                             559                               527
                                  ------                          ------                            ------
Total non-interest earning
   assets                          3,647                           3,161                             3,196
                                  ------                          ------                            ------
   Total assets                 $ 50,875                        $ 44,138                          $ 34,682
                                 =======                         =======                           =======
INTEREST BEARING LIABILITIES
Interest bearing transaction
 accounts                        $ 4,663         79      2.26%   $ 4,081          99     2.43%     $ 3,575          90      2.52%
Savings                            3,204         70      2.90      3,158         102     3.23        3,473         115      3.31
Time deposits $100M and over       6,053        270      5.92      6,143         355     5.78        5,811         335      5.76
Other time deposits               21,976        948      5.73     18,255       1,043     5.71       13,251         839      6.33
Total interest bearing            ------     ------     -----     ------      ------    -----       ------         ---     -----
 deposits                         35,866      1,367      5.06     31,637       1,599     5.05       26,110       1,379      5.28
FHLB Advances                      7,631        323      5.62      6,239         344     5.51        3,364         205      6.09
                                  ------     ------    ------    -------      ------     ----      -------       -----    ------
 Total interest bearing
  liabilities                     43,497      1,690      5.16%    37,876       1,943     5.13%      29,474       1,584      5.37
NON-INTEREST BEARING LIABILITIES
Noninterest bearing demand
 deposits                          2,626                           2,258                             1,606
Other liabilities                    295                             291                               144
                                    ----                           -----                            ------
  Total non-interest bearing
liabilities                        2,921                           2,549                            1,750
                                   -----                         -------                           -------
Stockholders' equity               4,457                           3,713                             3,458
                                  ------                         -------                           -------
 Total liabilities and
   stockholders' equity         $ 50,875                      $   46,687                          $ 36,432
                                 =======                       =========                           =======
Interest rate spread (3)                                 3.50%                           3.18%                              2.96%
Net interest income and net yield
  on earning assets (4)                     $ 1,389     3.90%                $ 1,464     3.57%                 $ 1,041      3.31%
Interest free funds supporting
  earning assets (5)            $  3,731                       $   3,101                          $  2,012

--------------------------------
(1)Average balances computed on a daily basis
(2)Nonaccruing loans are included in the average balances and income on such loans is recognized on a cash basis.
(3)Total interest bearing assets yield less the total interest bearing liabilities rate.
(4)Net interest income divided by total interest earning assets.
(5)Total interest earning assets less total interest bearing liabilities.

      The table, "Volume and Rate Variance Analysis", provides a summary of changes in net interest income resulting from changes in volumes of interest earning assets and interest bearing liabilities, and the rates earned and paid on such assets and liabilities. As reflected in the table for the nine months ended December 31, 1997, increased volumes accounted for $136,000 of the growth in net interest income, while an increase in the net interest rate spread accounted for $244,000 of this growth. The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of rate or volume variance to the sum of the two absolute variances except in categories having balances in only one period. In such cases, the entire variance is attributed to volume differences.





                       VOLUME AND RATE VARIANCE ANALYSIS

                                               Nine months ended
                                        December 31, 1997 (annualized)*                 Year Ended March 31, 1997
                                 compared to twelve months ended March 31, 1997            compared to 1996
                                 ----------------------------------------------     -------------------------------
                                            Volume     Rate      Total Change       Volume     Rate    Total Change
                                            ------     ----      ------------       ------     -----   ------------
                                                                  (Dollars in thousands)

INTEREST INCOME
Time deposits in other banks               $   28          $3       $  31             $  39     $(1)        $  38
Overnight FHLB deposits                       115          (1)        114                11      (4)            7
Securities                                     82          --          82
Other investments                              10          --          10                (5)      3            (2)
Loans                                         200         243         443               735       4           739
                                            -----       -----       -----             -----   -----         -----

   Total interest income                      435         245         680               780       2           782
                                            -----       -----       -----             -----   -----         -----

INTEREST EXPENSE
   Interest bearing transaction accounts       13          (7)          6                12      (3)            9
   Savings                                      1         (10)         (9)              (10)     (3)          (13)
   Time deposits $100M and over                (5)          8           3                19       1            20
   Other time deposits                        212           3         215               286     (82)          204
   FHLB Advances                               78           7          85               158     (19)          139
                                            -----       -----       -----             -----   -----         -----

   Total interest expense                     299           1         300               465    (106)          359
                                            -----       -----       -----             -----   -----         -----

   Net interest income                      $ 136       $ 244       $ 380             $ 315   $ 108         $ 423
---------------------------------           =====       =====       =====             =====   =====         =====



* The income and expense amounts used to prepare this table have been annualized to permit comparison of periods of different lengths. As a result this table relies on projections which may vary from actual results.

INTEREST RATE SENSITIVITY

      Interest rate sensitivity measures the timing and magnitude of the repricing of assets compared with the repricing of liabilities and is an important part of asset/liability management. The objective of interest rate risk management is to generate stable growth in net interest income, and to control the risks associated with interest rate movements. Management constantly reviews interest rate risk exposure and the expected interest rate environment so that adjustments in interest rate sensitivity can be timely made.

      The table, "Interest Sensitivity Analysis", indicates that, on a cumulative basis through December 31, 1997, rate sensitive liabilities exceeded rate sensitive assets, resulting in a liability sensitive position of $20.6 million for a cumulative gap ratio of negative 50%. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon", a positive interest sensitivity gap results. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as was the case at December 31, 1997 with respect to the one-year time horizon. For a bank with a negative gap, such as Colonial Bank, falling interest rates would be expected to have a positive effect on net interest income and rising rates would be expected to have the opposite effect.

      The table below reflects the balances of interest earning assets and interest bearing liabilities at the earlier of their repricing or maturity dates. Amounts of fixed rate loans are reflected at the earlier of their contractual maturity date or the date at which the loans may be repriced contractually. Time deposits in other banks are reflected in the deposits' maturity date. Overnight FHLB deposits are reflected in the earliest contractual repricing interval due to the immediately available nature of these funds. Interest bearing liabilities with no contractual maturity, such as interest bearing transaction accounts and savings deposits, are reflected in the earliest repricing interval due to contractual arrangements which give management the opportunity to vary the rates paid on these deposits within a thirty day or shorter period. However, Colonial Bank is under no obligation to vary the rates paid of those deposits within any given period. Fixed rate time deposits are reflected at their contractual maturity dates.

                                                                     INTEREST SENSITIVITY ANALYSIS

                                                                           December 31, 1997
                                                         --------------------------------------------
                                                         Within      4-12      Over 1-5        Over 5
                                                       3 months     months       years         years         Total
                                                       --------     ------     ---------       -------       -----
                                                                     (Dollars in thousands)
Interest earning assets
   Time deposits in other banks                      $    450        $ 350         $   --       $   --       $   800
   Overnight FHLB deposits                              2,908           --             --           --         2,908
   Securities                                             498        1,243          1,549                      3,290
   Other investments                                       --           --             --          475           475
   Loans (1)
    Fixed rate                                          4,995        2,095          2,517       11,456        21,063
    Variable rate                                       2,342        5,423         14,289           --        22,054
                                                     --------      --------      --------      --------     --------
    Total interest earning
        assets                                         11,193        9,111         18,355        11,931       50,590
                                                     --------      --------      --------      --------      -------
Interest bearing liabilities
   Interest bearing deposits
    Interest bearing transaction
       accounts                                         4,984           --             --            --        4,984
    Savings                                             3,372           --             --            --        3,372
    Time deposits $100M and over                        1,207        4,234            612            --        6,053
    Other time deposits                                 6,860       14,275          1,848            --       22,983
                                                     --------       ------       --------      --------       ------
     Total interest bearing
        deposits                                       16,423       18,509          2,460            --       37,392
                                                     --------     --------       --------      --------
    FHLB Advances                                       3,000        3,000          3,000            --        9,000
                                                     --------     --------       --------      --------       ------
       Total interest bearing
          liabilities                                $ 19,423      $ 21,509       $ 5,460      $     --     $ 46,392
                                                      --------     --------      --------      --------     --------

Interest sensitivity gap                             $ (8,230)     $(12,398)     $ 12,895      $ 11,931     $  4,198
                                                      ========     ========      ========      ========     ========
Cumulative interest sensitivity gap                  $ (8,230)     $(20,628)     $ (7,733)     $  4,198
                                                     ========      ========      ========       ========
Gap ratio                                                 -58%          -42%          336%            0%         109%
Cumulative gap ratio                                      -58%          -50%          -83%          109%


PROVISION FOR LOAN LOSSES

      The allowance for loan losses, established through charges to expense in the form of a provision for loan losses, allows for possible loan losses in Colonial Bank's loan portfolio. Loan losses or recoveries are charged directly to the allowance. The level of the allowance for loan losses is based on management's judgment as to the amount required to maintain an allowance adequate enough to provide for future losses. In an effort to bring the allowance for loan losses to a level consistent with industry standards for commercial banks, Colonial Bank made a provision of $299,000 for the nine months ended December 31, 1997, compared to $63,500 during the twelve months ended March 31, 1997. Net charge-offs during the nine months ended December 31, 1997 totaled $30,849, compared to $28,933 for the twelve months ended March 31, 1997. As of December 31, 1997, the allowance totaled 0.87% of the loan portfolio compared to 0.27% as of March 31, 1997.

NON-INTEREST INCOME

      Non-interest income totaled $212,371 for the nine months ended December 31, 1997, compared to $293,718 for the twelve months ended March 31, 1997. The largest component of non-interest income is service charges on deposit accounts, which totaled $151,357 for the nine months ended December 31, 1997 compared to $212,524 for the year ended March 31, 1997.


NON-INTEREST EXPENSES

      Non-interest expenses, which consist primarily of salaries and employee benefits, net occupancy, and data processing expenses, totaled $1.3 million for the nine months ended December 31, 1997 compared to $1.5 million for the twelve months ended March 31, 1997. This $1.3 million includes the one-time SAIF assessment of $68,091 and increases attributable to Colonial Bank's growth. Salaries and employee benefits totaled $692,612 for the nine months ended December 31, 1997 compared to $848,892 for the twelve months ended March 31, 1997. For the most recent period there was a small increase in staff necessary to support the growth of Colonial Bank.

INCOME TAXES

      No provision for income taxes has been provided for the nine months ended December 31, 1997 due to the operating loss. During the year ended March 31, 1997, $136,331 was charged to the provision for income taxes. The effective income tax rate for the year ended March 31, 1997 was 39.6%.

SECURITIES

      In an effort to increase the yield on interest earning assets, Colonial Bank began purchasing short-term obligations of the United States Treasury and federal agencies in April of 1997. These securities offer a more attractive yield than time deposits in other banks. As of December 31, 1997, securities totaled $3,285,379, which represents 6.01% of total assets. Of this amount, $2.0 million were classified as available-for-sale and $1.2 million were classified as held-to-maturity.

      The following table presents maturities and weighted average yields of securities at June 30, 1998 and December 31, 1997. Colonial Bank held no securities as of March 31, 1997.
                                     48

                                                    JUNE 30, 1998
                                          Book         Fair
                                          Value       Value       Yield
                                          -----       -----       -----
                                             (Dollars in thousands)
SECURITIES AVAILABLE FOR SALE:

FEDERAL AGENCIES
  Maturing within one year             $1,100      $1,099         5.72%
  Maturing after one but within
   five years                           4,000       3,944         5.97%
                                       ------      ------          ----

  Total securities available for sale  $5,100      $5,093         5.92%
                                        =====       =====         =====

SECURITIES HELD TO MATURITY:

UNITED STATES TREASURY
  Maturing within one year            $    --     $    --            --

FEDERAL AGENCIES
  Maturing within one year                 --          --            --
                                       ------      ------          ----

  Total securities held to maturity  $     --    $     --            --
                                      =======     =======          ====

      Total                            $5,100      $5,093         5.92%
                                        =====       =====         =====


                                                DECEMBER 31, 1997
                                          Book         Fair
                                          Value       Value       Yield
                                          -----       -----       -----
                                                (Dollars in thousands)
SECURITIES AVAILABLE FOR SALE:

FEDERAL AGENCIES
  Maturing within one year             $  498      $  498         5.58%
  Maturing after one but within
   five years                           1,549       1,544         6.15%
                                       ------      ------         -----

  Total securities available for sale  $2,047      $2,042         6.01%
                                        =====       =====         =====

SECURITIES HELD TO MATURITY:

UNITED STATES TREASURY
  Maturing within one year             $  493      $  493         5.63%

FEDERAL AGENCIES
  Maturing within one year                750         750         5.89%
                                       ------      ------         -----

  Total securities held to maturity    $1,243   $   1,243         5.93%
                                        =====    ========         =====

      Total                            $3,290      $3,285         5.93%
                                        =====       =====         =====


LOAN PORTFOLIO

  Management believes the loan portfolio is adequately diversified. There are no significant concentrations of loans in any particular individuals or industry or group of related individuals or industries, and there are no foreign loans.

  The amount of loans outstanding at June 30, 1998, December 31, 1997, March 31, 1997, and March

31, 1996 are shown in the following table according to type of loan:

                                                    LOAN PORTFOLIO COMPOSITION
                                                         (Dollars in thousands)

                                            June 30, 1998       December 31, 1997       March 31, 1997        March 31, 1996
                                            --------------      -----------------       --------------        ---------------
                                            Amount       %      Amount          %       Amount       %        Amount        %
                                            ------      --      -------        --       ------      --        -------      --
Mortgage Loans
  Principal balances
   Secured by one-to-four
      family residences                    $ 33,170   68.8%    $ 28,936     67.0%     $ 27,619  68.85%      $ 24,019     69.8%
   Secured by land and other
      properties                              1,035    2.2          958      2.2         1,296    3.2          1,006      2.9
  Secured by commercial real estate           3,397    7.1        2,292      5.3         1,747    4.4          1,175      3.4
  Construction loans                          1,548    3.2        2,209      5.1         1,727    4.3          2,515      7.3
  Loans held for sale                            --     --          365      0.8            --                    --
                                           --------   ----     --------   ------        ------              --------
                                             39,150   81.3       34,760     80.5        32,389   80.7         28,715     83.4
   Less undisbursed portion of
     construction loans                        (166)  (0.3)        (469)    (1.1)         (239)  (0.6)        (1,423)    (4.1)
                                               ----   ----         ----     ----          ----   ----          -----     ----

   Total mortgage loans                      38,984   81.0       34,291     79.4        32,150   80.1         27,292     79.3

Consumer Loans                                5,105   10.6        4,621     10.7         4,318   10.8          3,855     11.2
Commercial loans secured with other
  than a mortgage                             2,486    5.2        2,620      6.1         2,468    6.2          2,102      6.1
Unsecured commercial loans                    1,577    3.2        1,649      3.8         1,181    2.9          1,175      3.4
                                            -------    ---     --------    -----       -------   ----        -------      ---

                                             48,152  100.0%      43,181    100.0%       40,117  100.0%        34,424    100.0%
Less allowance for loan losses                 (350)               (375)                  (107)                  (72)
                                               ----                ----                   ----                ------

   Net Loans                               $ 47,802           $  42,806               $ 40,010          $     34,352
                                           ========           =========               ========          ============

      A certain degree of risk taking is inherent in the extension of credit. Management has established loan and credit policies designed to control both the types and amounts of risks assumed and to ultimately minimize losses. Such policies include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of real estate collateral, problem loan management practices and collection procedures, and nonaccrual and charge-off guidelines.

      Commercial loans primarily represent loans made to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt to worth ratios. During the nine month period ended December 31, 1997, loans for business purposes that are secured by real estate increased $545,000, or 31%, while commercial loans secured with other than a mortgage increased $152,000, or 6%. Commercial unsecured loans increased $468,000 or 40% during this nine-month period. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To control risk, initial and continuing financial analysis of a borrower's financial information is required.

      Real estate construction loans, which increased $482,000 or 28% during the nine-month period ended December 31, 1997, generally consist of financing the construction of 1-4 family dwellings. Usually loan to cost ratios are limited to 80% and permanent financing commitments are required prior to the advancement of loan proceeds.

      Loans secured by real estate mortgages comprised over 79% of Colonial Bank's loan portfolio at December 31, 1997, and at the end of the fiscal years ended March 31,1997 and 1996. Loans secured by one-to-four family residences grew $1,317,000 during the nine months ended December 31, 1997. These loans consist primarily of first and second mortgages with loan-to-value ratios generally limited to 95%. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment.

NONPERFORMING LOANS; OTHER PROBLEM ASSETS


                                                            NONPERFORMING ASSETS
                                                                (In thousands)

                                                June 30, 1998    December 31, 1997      March 31, 1997       March 31, 1996
                                                -------------   ------------------      ---------------      ---------------

Nonaccrual loans                                  $   102              $   64               $     40           $       --
Accruing loans 90 days or more past due                --                  --                     --                   --
                                                  -------              -------              ---------             --------
  Total non-accrual and past due   102                 64                  40                     --
Real estate owned and other repossessed assets        156                 230                     --                   --
                                                  -------              -------              ---------             --------
  Total non-performing                            $   258             $   294               $     40            $      --
                                                  =======             ========              =========           ==========
Percent of non-performing to total loans             0.54%               0.68%                  0.10%                 0.0%


      When a loan is 90 days past due as to interest or principal or there is serious doubt as to collectibility, the accrual of interest income is generally discontinued unless the net realizable value of collateral is sufficient to assure collection of the principal balance and accrued interest. When the collectibility of a significant amount of the principal is in serious doubt, the principal balance is reduced to the estimated fair value of collateral by a charge-off to the allowance for loan losses and any subsequent collections are credited first to the remaining principal, and then to the allowance for loan losses as a recovery of the amount charged off. As of December 31, 1997, Colonial Bank held no impaired or restructured loans. Total interest income not recognized on non-performing loans was $6,415 for the nine months ended December 31, 1997.

ALLOWANCE FOR LOAN LOSSES

      Colonial Bank maintains an allowance for loan losses based on management's ongoing evaluation of the loan portfolio. This allowance reflects an amount that, in management's opinion, is adequate to absorb losses in the existing portfolio. In evaluating the allowance, management takes into account numerous factors, including current economic conditions, the composition of the loan portfolio, and management's estimate of anticipated credit losses. In an effort to bring the allowance for loan losses to a level consistent with industry standards, Colonial Bank charged $299,000 to the provision for the nine months ended December 31, 1997, compared to $63,500 during the twelve months ended March 31, 1997. As of December 31, 1997, Colonial Bank's allowance for loan losses totaled $375,039, or 0.87% of the loan portfolio. This represents a $268,151 increase in the allowance from March 31, 1997 when the allowance totaled 0.27% of the portfolio. Net charge-offs for the nine months ended December 31, 1997 totaled $30,849 or 0.08% of average loans compared to $28,933 or 0.07% for the twelve months ended March 31, 1997. Management considers the year-end allowance appropriate and adequate to cover possible losses in the portfolio.

      The following table set forth the allocation of the allowance for loan losses by category at June 30, 1998 and December 31, 1997.

                    ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
                             (Dollars in thousands)

                                  June 30, 1998               December 31, 1997
                                  -------------               -----------------
                                     Percent of loans          Percent of loans
                                     in each category          in each category
                             Amount   to total loans     Amount  to total loans
                             -------  --------------    -------  --------------
Single family mortgage loans  $88,850       70%         $72,464          69%
Consumer secured loans         35,960        9           48,865          10
Consumer unsecured loans       31,575        4           30,141           3
Commercial secured loans       89,601       14           93,266          14
Commercial unsecured loans    103,915        3          130,303           4
                              -------      ---         ---------        ----
                             $349,901      100%        $375,039         100%
                              =======      ====         =======         ====

      The allowance is allocated to different segments of the portfolio, based on management's expectations of risk in that segment of the portfolio. This allocation is an estimate only and is not intended to restrict Colonial Bank's ability to respond to losses. Colonial Bank charges losses from any segment of the portfolio to the allowance, regardless of the allocation.


                                              SUMMARY OF LOAN LOSS EXPERIENCE
                                                   (Dollars in thousands)

                                                       Six Months Ended    Nine Months Ended    Year Ended March 31,
                                                          June 30, 1998    December 31, 1997     1997         1996
                                                       -----------------   ----------------      ----         ----

Total loans outstanding at end of period                        $ 48,152       $ 43,181        $40,117        $34,352
Average amount of loans outstanding                               46,562         40,765         38,579         29,907
Balance of allowance for loan losses-
   beginning of period                                           $   375        $   107        $    72        $    46

Loans charged off
   Consumer installment                                               30             47             30             12
   Real Estate                                                        25             --             --             --
                                                                 -------        -------        -------        -------

Total charge-offs                                                     55             47             30             12

Recoveries of loans previously charged-off
   Consumer installment                                               --             16              1              1
                                                                 -------        -------        -------        -------

Net charge-offs                                                       55             31             29             11

Additions to allowance charged to expense                             30            299             64             37
                                                                 -------        -------        --------       -------


Balance of allowance for loan losses - end of period             $   350        $  375          $  107        $    72
                                                                 =======        =======        =======        =======

Ratios
   Net charge-offs during period to average
      loans outstanding during period                              0.12%           0.08%          0.08%          0.04%
   Net charge-offs to loans at end of period                       0.11            0.07           0.07           0.03
   Allowance for loan losses to average loans                      0.75            0.92           0.28           0.24
   Allowance for loan losses to loans at end of period             0.75            0.87           0.27           0.21
   Allowance for loan losses to nonperforming loans
      at end of period                                            343.14         585.94         267.50            N/A
   Net charge-offs to allowance for loan losses                    15.71           8.27          27.10          15.28
   Net charge-offs to provision for loan losses                   183.33          10.37          45.31          29.73



DEPOSITS

      The average amounts and percentage composition of deposits held by Colonial Bank for the six months ended June 30, 1998 and the nine months ended December 31, 1997, and the years ended March 31, 1997, and 1996, are summarized below:



                                AVERAGE DEPOSITS

                           (Dollars in thousands)

                                                       (Dollars in thousands)

                                             Six Months               Nine Months
                                           Ended June 30,       Ended December 31,              Years Ended March 31,
                                               1998                      1997                       1997             1996
                                          Amount       %          Amount          %          Amount       %     Amount       %
                                          ------      ---        -------         ---         ------      ---    ------      --

Noninterest bearing demand                $ 2,994      7.0%        $ 2,626        6.8%        $2,258    56.7%     $1,607     5.8%
Interest bearing transaction accounts       5,378     12.5           4,633       12.1          4,081    12.0      3,575     12.9
Savings                                     3,266      7.6           3,204        8.3          3,158     9.3      3,472     12.5
Time deposits - $100M and over              7,189     16.8           6,053       15.7          6,143    18.1      5,811     21.0
Other time deposits                        24,103     56.1          21,976       57.1         18,255    53.9     13,251     47.8
                                           ------     ----        --------      -----       -------     ----      ------    ----

       Total deposits                     $42,930    100.0%       $ 38,492      100.0%     $ 33,895    100.0% $27,716    100.0%
                                           ======    =====         =======      =====       =======    =====   ======    =====

           As of December 31, 1997, Colonial Bank held $6,053,000 in time deposits of $100,000 or more compared to $6,143,000 as of March 31, 1997, with $1,207,000 maturing within three months, $4,234,000 with maturities over three months through twelve months, and $612,000 with maturities more than twelve months. Wholesale time deposits (certificates generated through corporations, banks, credit unions, etc., on a national level) totaled $1,782,000 as of December 31, 1997 and $2,475,000 as of March 31, 1997. It is a common industry practice not to consider these types of deposits as core deposits because their retention can be expected to be heavily influenced by rates offered, and therefore they have the characteristics of shorter-term purchased funds. Wholesale time deposits involve the maintenance of an appropriate matching of maturity distribution and a diversification of sources to achieve an appropriate level of liquidity. Such deposits are generally more volatile and interest rate sensitive than other deposits.

RETURN ON EQUITY AND ASSETS

           The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for each period indicated. The six-month and nine-month returns on assets and equity ratios have been annualized.

                                                    Six Months           Nine Months Ended       Year Ended
                                                Ended June 30, 1998      December 31, 1997      March 31, 1997
                                               --------------------      -----------------      --------------

Return on Average Assets                               0.56%                (0.10%)                 0.47%
Return on Average Equity                               6.22%                (1.14%)                 5.60%
Dividend Payout Ratio                                    --                    --                     --
Average Equity to Average Assets Ratio                 9.03%                 8.76%                  8.41%

LIQUIDITY

           Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which may be immediately converted into cash at minimal cost (amounts due from banks and overnight deposits). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within Colonial Bank's service area. Core deposits (total deposits less wholesale time deposits and time deposits of $100,000 and more) provide a relatively stable funding base, and were equal to 56% of total assets at December 31, 1997. Asset liquidity is provided from several sources, including amounts due from banks, FHLB overnight deposits, and funds from maturing loans. Securities, particularly those classified as available-for-sale and those maturing within one year, also provide a secondary source of liquidity. Colonial

Bank also has a $10.0 million line of credit with the FHLB as an additional source of liquidity funding, on which $9.0 million was outstanding as of December 31, 1997. Colonial Bank's liquidity ratio, as calculated by FDIC examiners, totaled 18.5% as of December 31, 1997, compared to 15.0% as of March 31, 1997. Management believes that Colonial Bank's overall liquidity sources are adequate to meet its operating needs.


CAPITAL RESOURCES

           In October of 1997, Colonial Bank completed a $1.5 million common stock offering, in order to help support future growth of Colonial Bank. Colonial Bank is required to maintain a minimum amount of capital as defined by FDIC regulations, calculated at the end of each quarter. As of June 30, 1998 and December 31, 1997, Colonial Bank exceeded the "well-capitalized" regulatory standards as shown below.

                                                                                             To be Well Capitalized
                                                                         For Capital         Under Prompt Corrective
                                                                      Adequacy Purposes         Action Provisions
                                                                      -----------------      -----------------------
                                                    Actual                 Minimum                    Minimum
                                                    ------                 -------                    -------
                                             Amount        Ratio     Amount         Ratio     Amount          Ratio
                                             ------        -----     ------         -----     ------          -----
AT JUNE 30, 1998                                                    (Dollars in thousands)
Total Capital (to risk weighted assets)      $5,454        14.5%     $3,009          8.0%     $3,761          10.0%
Tier I Capital (to risk weighted assets)      5,104        13.5       1,512          4.0       2,268           6.0
Tier I Capital (to average assets)            5,104         8.7       2,347          4.0       2,933           5.0

AT DECEMBER 31, 1997

Total Capital (to risk weighted assets)      $5,301        15.4%     $2,751          8.0%     $3,438          10.0%
Tier I Capital (to risk weighted assets)      4,925        14.3       1,375          4.0       2,063           6.0
Tier I Capital (to average assets)            4,925         9.3       2,118          4.0       2,646           5.0

INFLATION

           Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

           While the effect of inflation on banks is normally not as significant as is its influence on those businesses that have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and banks will normally experience above-average growth in assets, loans, and deposits. Also general increases in the prices of goods and services will result in increased operating expenses.

ACCOUNTING AND REGULATORY MATTERS

           In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", which requires that changes in the amounts of comprehensive income items, currently reported as separate components of equity, be shown in a financial statement, displayed as prominently as other financial statements. The most common components of other comprehensive income include foreign currency translation adjustments, minimum pension liability adjustments and/or unrealized gains and losses on available-for-sale securities. SFAS No. 130 does not require a specific format for the new financial statement, but does require that an amount representing total comprehensive income be reported. Colonial Bank plans to adopt SFAS No. 130 in 1998.

           In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information", which established new standards for business segment reporting. Requirements of SFAS No. 131 include reporting of (a) financial and descriptive information about reportable operating segments, (b) a measure of segment profit or loss, certain specific revenue and expense items and segment assets with reconciliations of such amounts to Colonial Bank's financial statements and (c) information regarding revenues derived form Colonial Bank's products and services, information about major customers and information related to geographic areas. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997 and thus will be adopted by Colonial Bank in 1998.

           In February 1998, the FASB issued SFAS No. 132 "Employers' Disclosures about Pensions and Other Post-retirement Benefits", an amendment of SFAS Nos. 87,88 and 106. SFAS No. 132 revises employers' disclosures about pensions and other Post-retirement benefit plans. It does not change the measurement or recognition of those plans. The statement is effective for fiscal years beginning after December 15, 1997 and will be adopted by Colonial Bank in 1998. The effects of adoption are not expected to be material.


YEAR 2000

           Colonial Bank has recognized the challenges posed by the Year 2000 issues and has completed preliminary work to inventory computer systems, software and equipment containing embedded microchips and performed a risk assessment. Colonial Bank has established a Year 2000 Committee, which reports regularly to the Board of Directors the level of progress made in ensuring that this event will not disrupt operations. Colonial Bank perceives no material costs associated with Year 2000 compliance.

EMPLOYEES

           At June 30, 1998, Colonial Bank employed 29 persons on a full-time basis, and three persons on a part-time basis.


SUPERVISION AND REGULATION

           CERTAIN LAWS AND REGULATIONS WHICH RELATE TO THE REGULATION OF COLONIAL BANK ARE SUMMARIZED BELOW. THE DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPLICABLE LAWS AND REGULATIONS.

           As a federally-insured bank, Colonial Bank is subject to extensive regulation. Lending activities and other investments must comply with various statutory and regulatory capital requirements. Colonial Bank is regularly examined by its federal regulators and files periodic reports concerning its activities and financial condition. Colonial Bank's relationships with its respective depositors and borrowers also are regulated to a great extent by both federal and state laws, especially in such matters as deposit accounts and the form and content of loan documents.

Federal Deposit Insurance Corporation

           The FDIC is an independent federal agency established originally to insure the deposits, up to prescribed statutory limits, of federally insured banks and to preserve the safety and soundness of the banking industry. Upon the enactment of the Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") on August 9, 1989, the FDIC also became the insurer, up to the prescribed limits, of the deposit accounts held at federally insured savings associations. FIRREA established two separate funds that are maintained and administered by the FDIC: the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF"). As such, the FDIC has examination, supervisory and enforcement authority over all banks.

Federal Home Loan Bank System

           The Federal Home Loan Bank System, consisting of twelve Federal Home Loan Banks ("FHLBs"), now is under the jurisdiction of the Federal Housing Finance Board ("FHFB"). The designated duties of the FHFB are to: supervise the FHLBs; ensure that the FHLBs carry out their housing finance mission; ensure that the FHLBs remain adequately capitalized and able to raise funds in the capital market; and ensure that the FHLBs operate in a safe and sound manner.

           Colonial Bank, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to the greater of (i) 1.0% of the aggregate outstanding principal amount of residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or (ii) 1/20 of its advances (borrowings) from the FHLB of Atlanta. Colonial Bank was in compliance with this requirement with an investment in FHLB of Atlanta stock of $475,000 at December 31, 1997.

           Among other benefits, the FHLB provides a central credit facility primarily for member institutions. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes advances to members in accordance with policies and procedures established by the FHFB and the Board of Directors of the FHLB of Atlanta. At December 31, 1997, Colonial Bank had $9,000,000 in advances from the FHLB of Atlanta.

Capital Adequacy Guidelines for State Banks

           The various federal bank regulators, including the FDIC, have adopted risk-based capital requirements for assessing bank capital adequacy. These standards define what qualifies as capital and establish minimum capital standards in relation to assets and off-balance sheet exposures, as adjusted for credit risks. Capital is classified into two tiers. Tier I or "core" capital consists primarily of common shareholders' equity, perpetual preferred stock (subject to certain limitations) and minority interests in the common equity accounts of consolidated subsidiaries, and is reduced by goodwill and certain investments in other corporations ("Tier I Capital"). Tier 2 capital consists of the allowance for possible loan losses (subject to certain limitations), and certain subordinated debt, "hybrid capital instruments" subordinated and perpetual debt and intermediate term and other preferred stock ("Tier 2 Capital"). A minimum ratio of total capital to risk-weighted assets of 8.00% is required and Tier I Capital must be at least 50% of total capital. The FDIC also has adopted a minimum leverage ratio of Tier I Capital to total assets (not risk-weighted) of 3%. The 3% Tier I Capital to total assets ratio constitutes the leverage standard for banks, and will be used in conjunction with the risk-based ratio in determining the overall capital adequacy of banking organizations.

The FDIC has emphasized that the foregoing standards are supervisory minimums and that an institution would be permitted to maintain such levels of capital only if it had a composite rating of "1" under the regulatory rating systems for banks. All other banks are required to maintain a leverage ratio of 3% plus at least 1% to 2% of additional capital. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets. The FDIC continues to consider a "tangible Tier I leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier I leverage ratio is the ratio of a banking organization's Tier I Capital less all intangibles, to total assets, less all intangibles.

           Colonial Bank's actual capital amounts and ratios as of December 31, 1997, and minimum regulatory amounts and ratios are set forth in "Management's Discussion and Analysis of Financial Condition and

Results of Operations --Capital Resources."

           Bank regulators from time to time indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. However, management of Colonial Bank is unable to predict whether and when higher capital requirements would be imposed and, if so, at what levels and on what schedule.

Recent Regulations and Proposals Relating to Capital Adequacy

           The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "1991 Banking Law") required each federal banking agency, including the FDIC, to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of non-traditional activities, as well as reflect the actual performance and expected risk of loss on multi-family mortgages. The Federal Reserve, the FDIC and the Office of the Comptroller of the Currency have issued a joint rule amending the capital standards to specify that the banking agencies will include in their evaluations of a bank's capital adequacy an assessment of the exposure to declines in the economic value of the bank's capital due to changes in interest rates. The agencies have also issued a joint policy statement that provides bankers guidance on sound practices for managing interest rate risk. The policy statement identifies the key elements of sound interest rate risk management and describes prudent principles and practices for each element, emphasizing the importance of adequate oversight by a bank's board of directors and senior management and of a comprehensive risk management process. The policy statement also outlines the critical factors that will affect the agencies' evaluation of a bank's interest rate risk when making a determination of capital adequacy. In adopting the policy statement, the agencies have asserted their intention to continue to place significant emphasis on the level of a bank's interest rate risk exposure and the quality of its risk management process when evaluating a bank's capital adequacy.

           The Federal Reserve, the FDIC, the Office of the Comptroller of the Currency and the Office of Thrift Supervision have also issued joint rules amending the risk-based capital guidelines to take account of concentration of credit risk and the risk of non-traditional activities, and to incorporate a measure for exposure to market risk. The rule relating to concentration of credit risk and risk of non-traditional activities amends each agency's risk-based capital standards by explicitly identifying concentration of credit risk and the risk arising from activities that have not customarily been part of the banking business but have been conducted as a result of developing technology and changes in financial markets, as well as an institution's ability to manage these risks, as important factors to be taken into account by the agency in assessing an institution's overall capital adequacy. The rule relating to market risk amends each agency's risk-based-capital standards to incorporate measures for market risk to cover all positions located in a banking institution's trading account, foreign exchange and commodity positions. The effect of the market risk rules is that any bank or bank holding company regulated by the Federal Reserve, the FDIC or the Office of the Comptroller of the Currency that has significant exposure to market risk must measure that risk using its own internal value-at-risk model and also hold a commensurate amount of capital. "Market risk" means the risk of loss resulting from movements in market prices. "Value-at-risk" is an estimate of potential changes in portfolio value based on a statistical confidence interval of changes in market prices that occur during some time intervals. The effective date of the market risk rules is January 1, 1998.

Payment of Dividends

           Payment of dividends is within the discretion of the Board of Directors of Colonial Bank. Furthermore, there are statutory and regulatory requirements applicable to the payment of dividends by banks. It is not anticipated that Colonial Bank will pay cash dividends in the near future.

FDIC Insurance Assessments

           Because Colonial Bank's deposits are insured by the FDIC, Colonial Bank is subject to insurance assessments imposed by the FDIC. Because Colonial Bank was a savings association prior to its conversion to a commercial bank in 1996, Colonial Bank has deposits subject to SAIF insurance assessments imposed by the FDIC. As a result of its acquisition of a branch of a national bank with BIF-insured deposits, Colonial Bank also has deposits subject to BIF insurance assessments imposed by the FDIC.

           Under current law, the insurance assessment to be paid by BIF-and SAIF-insured institutions is as specified in a schedule issued by the FDIC that specifies, at semiannual intervals, target reserve ratios designed to maintain the FDIC insurance funds' reserve ratios at 1.25% of estimated insured deposits (or such higher ratio as the FDIC may determine in accordance with the statute). Further, the FDIC is authorized to impose one or more special assessments in any amount deemed necessary to enable repayment of amounts borrowed by the FDIC from the United States Department of the Treasury ("Treasury Department").

           The FDIC has implemented a risk-based assessment schedule, which currently imposes assessments on BIF- and SAIF-insured deposits ranging from 0.00% to 0.27% of an institution's average assessment base. The actual assessment to be paid by each BIF and SAIF member is based on the institution's assessment risk classification, which is determined based on whether the institution is considered "well capitalized," "adequately capitalized" or "undercapitalized," as such terms have been defined in applicable federal regulations, and whether such institution is considered by its supervisory agency to be financially sound or to have supervisory concerns.

           The FDIC may increase or decrease the new assessment rates semiannually up to a maximum increase or decrease of 5 basis points, as deemed necessary to maintain the BIF and SAIF reserve ratios at $1.25 per $100 of insured deposits.

           The Deposit Insurance Funds Act of 1996 (the "Funds Act") authorized the FICO to levy assessments on BIF-and SAIF-assessable deposits, and stipulated that the BIF rate must equal one-fifth the SAIF rate through year-end 1999, or until the insurance funds are merged, whichever occurs first. Thereafter, BIF and SAIF payers will be assessed pro rata for FICO. The BIF rate and the SAIF rate are based on deposit balances taken from insured institutions' Call Reports and Thrift Financial Reports, and the assessment will continue to be adjusted quarterly to reflect changes in the assessment bases of the respective funds based on quarterly Call Report and Thrift Financial Report submissions.

           On September 30, 1996, the President signed into law legislation requiring a special assessment to recapitalize the SAIF. This assessment was applied at a rate of 0.657% of SAIF-insured deposits as of March 31, 1995. Colonial Bank was exempt from the one-time assessment as a result of the date of its formation, but had the option to elect to lower its annual FDIC insurance costs by paying an amount equal to the prorated one-time assessment. Management continued to evaluate, on a quarterly basis, the current cost versus the future savings in FDIC premiums of paying the prorated one-time assessment, and on December 30, 1997, management elected to pay the prorated one time pre-tax assessment in the amount of $68,091.

Other Laws and Regulations Applicable to Colonial Bank

           Colonial Bank is also subject to examination by the South Carolina state bank examiners. In addition, Colonial Bank is subject to various other state and federal laws and regulations, including state usury laws, laws relating to fiduciaries, consumer credit and laws relating to branch banking. Colonial Bank's loan operations are also subject to certain federal consumer credit laws and regulations promulgated thereunder, including, but not limited to: the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers; the Equal Credit Opportunity Act and the Fair Housing Act, prohibiting discrimination on the basis of certain prohibited factors in extending credit; the Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies; and the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies. The deposit operations of Colonial Bank are also subject to the Truth in Savings Act, requiring certain disclosures about rates paid on savings accounts; the Expedited Funds Availability Act, which deals with disclosure of the availability of funds deposited in accounts and the collection and return of checks by banks; the Right to Financial Privacy Act, which imposes a duty to maintain certain confidentiality of consumer financial records; the Bank Secrecy Act, dealing with, among other things, the reporting of certain currency transactions; and the Electronic Funds Transfer Act and regulations promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

           Colonial Bank is also subject to the requirements of the Community Reinvestment Act (the "CRA"). The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low-and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. Each financial institution's actual performance in meeting community credit needs is evaluated as part of the examination process, and also is considered in evaluating mergers, acquisitions and applications to open a branch or facility. For banks with total assets of less than $250 million, such as Colonial Bank, the FDIC evaluates the bank's record of helping to meet the credit needs of its assessment area pursuant to the following criteria: (1) the bank's loan-to-deposit ratio, adjusted for seasonal variation and, as appropriate, other lending-related activities, such as loan originations for sale to the secondary markets, community development loans, or qualified investments; (2) the percentage of loans and, as appropriate, other lending-related activities located in the bank's assessment area; (3) the bank's record of lending to and, as appropriate, engaging in other lending-related activities for borrowers of different income levels and businesses and farms of different sizes; (4) the geographic distribution of the bank's loans; and (5) the bank's record of taking action, if warranted, in response to written complaints about its performance in helping to meet credit needs in its assessment area. Small banks may also elect to be assessed under the generally applicable standards of the rule, but to do so a small bank must collect and report extensive data.

           A bank may also submit a strategic plan to the FDIC and be evaluated on its performance under the plan.

Other Safety and Soundness Regulations

           PROMPT CORRECTIVE ACTION. The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Under uniform regulations defining such capital levels issued by each of the federal banking agencies, a bank is considered "well capitalized" if it has (i) a total risk-based capital ratio of 10% or greater, (ii) a Tier I risk-based capital ratio of 6% or greater, (iii) a leverage ratio of 5% or greater, and (iv) is not subject to any order or written directive to meet and maintain a specific capital level. An "adequately capitalized" bank is defined as one that has (i) a total risk-based capital ratio of 8% or greater, (ii) a Tier I risk-based capital ratio of 4% or greater, and (iii) a leverage ratio of 4% or greater (or 3% or greater in the case of a bank that has a composite CAMEL rating of I and is not experiencing or anticipating significant growth). A bank is considered (A) "undercapitalized" if it has (i) a total risk-based capital ratio of less than 8%, or (ii) a Tier I risk-based capital ratio of less that 4%, or (iii) a leverage ratio of less than 4% (or 3% in the case of a bank that has a composite CAMEL rating of I and is not experiencing or anticipating significant growth); (B) "significantly undercapitalized" if the bank has (i) a total risk-based capital ratio of less than 6%, or (ii) a Tier I risk-based capital ratio of less than 3%; or (iii) a leverage ratio of less than 3%; and (C) "critically undercapitalized" if the bank has a ratio of tangible equity to total assets equal to or less than 2%.

           A bank that is "undercapitalized" becomes subject to provisions of the FDIA: restricting payment of capital distributions and management fees; requiring FDIC to monitor the condition of the bank; requiring submission by the bank of a capital restoration plan; restricting the growth of the bank's assets; and requiring prior approval of certain expansion proposals. A bank that is "significantly undercapitalized" is also subject to restrictions on compensation paid to senior management of the bank, and a bank that is "critically undercapitalized" is further subject to restrictions on the activities of the bank and restrictions on payments of subordinated debt of the bank. The purpose of these provisions is to require banks with less than adequate capital to act quickly to restore their capital and to have the FDIC move promptly to take over banks that are unwilling or unable to take such steps.

           BROKERED DEPOSITS. Under current FDIC regulations, "well capitalized" banks may accept brokered deposits without restriction, "adequately capitalized" banks may accept brokered deposits with a waiver from the FDIC (subject to certain restrictions on payment of rates), while "undercapitalized" banks may not accept brokered deposits. The regulations provide that the definitions of "well capitalized", "adequately capitalized" and "undercapitalized" are the same as the definitions adopted by the agencies to implement the prompt corrective action provisions of the 1991 Banking Law described above.

           OPERATIONAL AND MANAGERIAL STANDARDS. The federal banking agencies have also issued Interagency Guidelines Establishing Standards for Safety and Soundness, which set forth general operational and managerial standards in the areas of internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. The Guidelines also prohibit payment of excessive compensation as an unsafe and unsound practice. Compensation is defined as excessive if it is unreasonable or disproportionate to the services actually performed. The Guidelines contemplate that each federal agency will determine compliance with these standards through the examination process, and if necessary to correct weaknesses, require an institution to file a written safety and soundness compliance plan.

Interstate Banking

           In July 1994, South Carolina enacted legislation which effectively provides that, after September 30, 1996, out-of-state bank holding companies (including bank holding companies in the Southern Region, as defined under the statute) may acquire other banks or bank holding companies having offices in South Carolina upon the approval of the South Carolina State Board of Financial Institutions and assuming compliance with certain other conditions, including that the effect of the transaction not lessen competition and that the laws of the state in which the out-of-state bank holding company filing the applications has its principal place of business permit South Carolina bank holding companies to acquire banks and bank holding companies in that state. Although such legislation has increased takeover activity in South Carolina, Colonial Bank does not believe that such legislation will have a material impact on its competitive position. However, no assurance of such fact may be given.

           The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle-Neal") has increased the ability of bank holding companies and banks to operate across state lines. Under Riegle-Neal, the former restrictions on interstate acquisitions of banks by bank holding companies have been repealed, such that any bank holding company located in South Carolina can acquire a bank located in any other state, and a bank holding company located outside South Carolina can acquire any South Carolina-based bank, in either case subject to certain deposit percentage and other restrictions. The legislation also provides that, unless an individual state elects beforehand either (i) to accelerate the effective date or (ii) to prohibit out-of-state banks from operating interstate branches within its territory, on or after June 1, 1997, adequately capitalized and managed bank holding companies will be able to consolidate their multistate bank operations into a single bank subsidiary and to branch interstate through acquisitions. De novo branching by an out-of-state bank would be permitted only if it is expressly permitted by the laws of the host state. The authority of a bank to establish and operate branches within a state will continue to be subject to applicable state branching laws. South Carolina law was amended, effective July 1, 1996, to permit such interstate branching but not de novo branching by an out-of-state bank. Colonial Bank believes that this legislation may result in additional acquisitions of South Carolina financial institutions by out-of-state financial institutions. However, Colonial Bank does not presently anticipate that such legislation will have a material impact on its operations or future plans.

Legislative Proposals

           The Treasury Department has previously issued a proposal to consolidate the federal bank regulatory agencies. Under this proposal, most of the supervisory and regulatory oversight authority of the FDIC, the OCC, the OTS and the Federal Reserve would be transferred to a new independent federal banking agency. The FDIC would continue to have oversight over the deposit insurance funds and the Federal Reserve would continue to carry out monetary and fiscal policy, discount window operations and payments system functions. The Treasury Department is expected to seek to introduce a bill in Congress providing for such consolidation in the near future. Several bills providing for various "modernizations" of the banking system are pending in Congress as well. Due to the preliminary nature of these proposals and the potential for opposition by industry groups and others, Colonial Bank cannot determine at this time the effect of any regulatory consolidation or other modernization.

           Other proposed legislation which could significantly affect the business of banking has been introduced or may be introduced in Congress from time to time. Management of Colonial Bank cannot predict the future course of such legislative proposals or their impact on Colonial Bank should they be adopted.

Fiscal and Monetary Policy

           Banking is a business which depends to a large extent on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank's earnings. Thus, the earnings and growth of Colonial Bank are subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open-market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve, and the reserve requirements on deposits. The nature and timing of any changes in such policies and their impact on Colonial Bank cannot be predicted.


DESCRIPTION OF PROPERTY

           Colonial Bank owns the real property at 1111 Broad Street, Camden, South Carolina, where its main office is located. Colonial Bank owns the property at its branch locations at 844 Highway 1 South, in Lugoff, South Carolina and 2534 North Broad Street in Camden. Management of Colonial Bank believes that all of Colonial Bank's offices are suitable and adequate for the business of Colonial Bank.

LEGAL PROCEEDINGS

           There are no material pending legal proceedings to which Colonial Bank is a party of which any of its properties is subject; nor are there material proceedings known to be contemplated by an governmental authority; nor are there material proceedings known to Colonial Bank, pending or contemplated, in which any director, officer or affiliate of Colonial Bank or any holder of 5% or more of Colonial Bank's outstanding stock, or any associate of any of the foregoing is a party or has an interest adverse to Colonial Bank.


MARKET FOR COMMON STOCK AND DIVIDENDS

           There is very limited trading in the Colonial Bank common stock. The common stock is not a Nasdaq quoted stock, nor is it quoted by the National Quotation Bureau, Inc., nor are there any market makers. Management is aware of transactions in the Colonial Bank common stock at prices ranging from $11.00 to $12.00 per share during 1998. Such trades may not be arm's length transactions and may not be indicative of the market value of the Colonial Bank common stock.

           As of August 14, 1998, there were approximately 604 holders of record of Colonial Bank's common stock, excluding individual participants in security position listings.

           Colonial Bank has not paid cash dividends since inception in 1993. Generally, the approval of the State Board is required to pay dividends.

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF COLONIAL BANK

           The following table sets forth (i) as of August 1, 1998, the number and percent of total outstanding shares of Colonial Bank common stock beneficially owned by all directors and executive officers of Colonial Bank individually and by all directors and executive officers of Colonial Bank as a group, and (ii) pro forma upon consummation of the Merger, the number and percent of total outstanding shares of Carolina First Corporation common stock (assuming a "fair market value" of $25.00 per share of Carolina First Corporation common stock) beneficially owned by such persons individually and as a group.

                                                                                                Pro Forma After Merger
                                                                                                ----------------------
                                       Number of                                                Number of
    Name of                            Colonial Shares Bene-       Percent               Carolina First Corporation       Percent
Beneficial Owner                       ficially Owned              of Class              Shares Beneficially Owned        of Class
----------------                       ---------------------       --------              -------------------------        --------
John P. Edwards                                 20,900   (1)          3.6%                       19,228                       *
Robert LaRoche Heriot                           16,240   (2)          2.8%                       14,941                       *
William F. Nettles, III                         60,772   (3)          9.8%                       55,910                       *
James D. King                                   21,600   (4)          3.7%                       19,872                       *
Daniel D. Riddick                               30,378   (5)          5.2%                       27,948                       *
D. Edward Baxley                                12,129   (6)          2.1%                       11,159                       *
Guy S. Hutchins, Jr.                            71,630   (7)         11.5%                       65,900                       *
John N. Lindsay                                 11,740   (8)          2.0%                       10,801                       *
Anne duPont Shirley                             19,200                3.3%                       17,664                       *
John C. West, Jr.                                1,360                  *                         1,251                       *

All Directors and Executive
Officers as a Group (12 persons)               276,421   (9)         41.2%                      254,307                       1.4%

--------------------------------------------
* Less than 1%.
(1) Includes 10,429 shares owned by Karolyn Edwards, Mr. Edwards' wife; and 42 shares held as custodian for Mr. Edwards nieces and nephews.
(2) Includes 10,440 shares held by Reliance Trust Company for the benefit of Mr. Heriot.
(3) Includes 38,600 shares subject to acquisition upon exercise of stock options; 6,840 shares held in Mr. Nettles' IRA; and 1,152 shares held in an IRA for Moylan D. Nettles, Mr. Nettles' wife.
(4) Includes 18,000 shares owned by Poinsett Financial Corporation, of which Mr. King is President and Chief Executive Officer; and 2,880 shares owned by Esther C. King, Mr. King's wife.
(5) Includes 25,840 shares owned jointly with Joan H. Riddick, Mr. Riddick's wife; and 3,638 shares held in an IRA for Joan H. Riddick.
(6) Includes 7,200 shares held in an IRA for Mr. Baxley; and 4,929 shares held in an IRA for Elaine Baxley, Mr. Baxley's wife.
(7) Includes 38,600 shares subject to acquisition upon exercise of stock options; and 14,000 shares held in an IRA for Mr. Hutchins.
(8) Includes 840 shares held in an IRA for Charlotte Lindsay, Mr. Lindsay's wife.
(9) Includes 87,552 shares subject to acquisition upon exercise of stock options.

           The following table sets forth, as of August 14, 1998, certain information as to those persons who were beneficial owners of more than 5% of the outstanding shares of Colonial Bank common stock. Management of Colonial Bank knows of no persons other than those set forth below who beneficially owned more than 5% of the outstanding shares of common stock at August 14, 1998.

                                      Amount and Nature        Percent of
                                       of Beneficial          Common Stock
Beneficial Owner                         Ownership            Outstanding
----------------                         ---------            -----------
Guy S. Hutchins, Jr.                      71,630                  11.5%

1111 Broad Street
Camden, South Carolina 29020

William F. Nettles, III                   60,772                   9.8%
1111 Broad Street
Camden, South Carolina 29020

Daniel D. Riddick
4 Lafayette Court
Camden, South Carolina 29020              30,378                   5.2%

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

           At the Effective Time, all of the outstanding shares of Colonial Bank common stock will be converted into Carolina First Corporation common stock. Accordingly, shareholders of Colonial Bank will become shareholders of Carolina First Corporation, and their rights as Carolina First Corporation shareholders will be determined by South Carolina law and Carolina First Corporation's Articles of Incorporation and Bylaws. The rights of Carolina First Corporation shareholders differ from the rights of Colonial Bank' shareholders with respect to certain important matters, including the required shareholder votes as to mergers, consolidations, exchanges, sales of assets or dissolution, removal of directors and amendments to the articles of incorporation, classification of the board of directors, cumulative voting rights, nomination of directors, and elimination of director liability.

           A comparison of the respective rights of Colonial Bank' shareholders and Carolina First Corporation's shareholders with respect to these matters is set forth immediately below. A description of the Carolina First Corporation common stock is set forth below under "CAROLINA FIRST CORPORATION CAPITAL STOCK."


COMPARISON OF CAROLINA FIRST CORPORATION COMMON STOCK AND COLONIAL BANK COMMON STOCK

           The rights of Carolina First Corporation shareholders are governed by Carolina First Corporation's Articles of Incorporation and Bylaws. By contrast, the rights of Colonial Bank shareholders are governed by Colonial Bank' Articles of Incorporation and Bylaws. Both Carolina First Corporation and Colonial Bank are governed by the applicable provisions of the SCBCA. If the holders of Colonial Bank common stock approve the Merger Agreement and the Merger is subsequently consummated, holders of Colonial Bank common stock will become holders of Carolina First Corporation common stock. Although it is impracticable to note all the differences between the applicable governing documents of Carolina First Corporation and Colonial Bank, the following is intended to be a summary of certain significant differences between the rights of holders of Carolina First Corporation common stock and Colonial Bank common stock. This comparison of the rights of holders of Colonial Bank common stock and Carolina First Corporation common stock is based on the current terms of the governing documents of the respective companies and is qualified in its entirety thereby.

           CAPITALIZATION. The authorized capital stock of Colonial Bank consists of consists of 5,000,000 authorized shares of common stock ($1.00 par value per share), and 5,000,000 shares of preferred stock, none of which is outstanding. As of August 14, 1998, Colonial Bank had 583,019 shares of common stock outstanding. The authorized capital stock of Carolina First Corporation consists of 100,000,000 shares of Carolina First Corporation common stock, par value $1.00 per share, and 10,000,000 shares of Carolina First Corporation preferred stock. As of August 14, 1998, Carolina First Corporation had 18,152,750 shares of common stock outstanding and no shares of preferred stock outstanding.

           VOTING IN GENERAL. In general, holders of both Colonial Bank common stock and Carolina First Corporation common stock are entitled to one vote per share and to the same and identical voting rights as other holders of such common stock. Neither holders of Carolina First Corporation common stock nor Colonial Bank common stock are entitled to cumulate votes under any circumstances.

           DISSENTERS' RIGHTS. Colonial Bank's shareholders have the right, in cases of merger or consolidation, and other circumstances provided by law, to be paid the fair value of their shares under applicable dissenters' rights provisions. Because Carolina First Corporation common stock is traded on the Nasdaq National Market, its shareholders do not have similar rights.

           MERGERS, CONSOLIDATIONS, EXCHANGES, SALES OF ASSETS OR DISSOLUTION. A vote of holders of two-thirds of the outstanding shares of Colonial Bank common stock is required to approve any merger, consolidation, exchange, sale of substantially all of the assets of, or dissolution of Colonial Bank. Carolina First Corporation's Articles of Incorporation require the affirmative vote of holders of at least 80% of the outstanding stock of Carolina First Corporation entitled to vote for approval before Carolina First Corporation may (a) merge or consolidate with any other corporation, (b) sell or exchange all or a substantial part of its assets to or with any other corporation, or (c) issue or deliver any stock or other securities in exchange or payment for any properties or assets of any other corporation, or securities issued by any other corporation, or in a merger of any subsidiary of Carolina First Corporation with or into any other corporation (the foregoing being hereinafter referred to as a "business combination"). This 80% supermajority is reduced to the percentage required by applicable law if such business combination was approved and recommended without condition by the affirmative vote of at least 80% of the directors.

           DIRECTORS. The Articles of Incorporation of Colonial Bank provide for a Board of Directors having not less than nine or more than fifteen members as determined from time to time by vote of a majority of the members of the Board of Directors or by resolution of the shareholders of Colonial Bank. Carolina First Corporation's Articles of Incorporation provide that the number of directors shall be set by the Board of Directors or the shareholders. Under the provisions of the SCBCA, the Board of Directors of both Carolina First Corporation and Colonial Bank cannot change the size of their respective Boards by more than 30% without shareholder approval. Vacancies on the Boards of both Carolina First Corporation and Colonial Bank may be filled by existing directors. The Carolina First Corporation Board of Directors currently has thirteen members.

           In accordance with Carolina First Corporation's Articles of Incorporation, whenever the Board consists of nine or more persons, the Board shall be divided into three classes of directors (with each class having as close to an equal number as possible). The members of each class are elected for staggered three-year terms.

           Colonial Bank's Articles of Incorporation provide for a classified board of directors whenever permitted under applicable law. Consequently, whenever Colonial Bank's board of directors is comprised of six or more members, it will be divided into three classes of directors (with each class having as close to an equal number as possible), with the members of each class being elected for staggered three-year terms.

           NOMINATION OF DIRECTORS. The Articles of Incorporation of Colonial Bank provide that nominations for election to the board of directors may be made by the board of directors or by any shareholder of Colonial Bank entitled to vote for election of directors. Nominations other than those made by or on behalf of the existing Colonial Bank management must be made in writing and be delivered or mailed to the secretary of Colonial Bank not less than 30 days nor more than 60 days prior to any meeting of shareholders called for the election of directors. Such notification must contain certain specified information to the extent known to the notifying shareholder. Carolina First Corporation's Articles of Incorporation provide that, in addition to the Board of Directors, any shareholder entitled to vote for the election of directors may make nominations for the election of directors only by giving written notice to the Secretary of Carolina First Corporation at least 30 days but not more than 60 days prior to the annual meeting of shareholders at which directors are to be elected, unless such requirement is waived in advance of the meeting by the Board of Directors.

           INDEMNIFICATION OF OFFICERS AND DIRECTORS. The governing documents of both Carolina First Corporation and Colonial Bank generally provide that the parties have the power to indemnify any director, officer or employee, his or her heirs, executors or administrators, and agents for expenses, judgments, decrees and any liability incurred in actions to which the director, officer or employee is a party, or potential party, by reason of the performance of his official duties, assuming he conducted himself in good faith and reasonably believed his conduct in his official capacity to be in the parties' best interest. Such indemnification provisions do not apply in instances where such person acted in bad faith or engaged in conduct against the interest of Colonial Bank or Carolina First Corporation.

           DIRECTORS EXCULPATION. In accordance with the SCBCA, Carolina First Corporation's Articles of Incorporation provides for the elimination of personal liability of each director of Carolina First Corporation except: (i) for any breach of the director's duty of loyalty to Carolina First Corporation or its shareholders, (ii) for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper distributions, or (iv) for any transaction from which a director derived an improper personal benefit. Colonial Bank's Articles of Incorporation contain no such limitation.

           PREEMPTIVE RIGHTS. Holders of neither Colonial Bank common stock nor Carolina First Corporation common stock are entitled to preemptive rights with respect to the issuance of additional shares.

           DIVIDENDS. Holders of Colonial Bank common stock and Carolina First Corporation common stock are entitled to receive such dividends as the respective Board of Directors may declare out of funds legally available therefor.

           REMOVAL OF DIRECTORS. Carolina First Corporation's Articles of Incorporation require the affirmative vote of the holders of not less than 80% of the outstanding voting securities of Carolina First Corporation to remove any Director or the entire Board of Directors without cause. Colonial Bank's Articles of Incorporation provide that directors may be removed only for cause and only upon the affirmative vote of the holders of a majority of the outstanding shares of capital stock of Colonial Bank entitled to vote generally in the election of directors. Directors may be removed for cause as provided under South Carolina law.

           AMENDMENT. Colonial Bank's Articles of Incorporation provide that they may be amended by the affirmative vote of a majority of Colonial Bank's directors, then affirmative vote of two-thirds of Colonial Bank's shareholders, including a majority of each class, unless a greater vote is required by law. Carolina First Corporation's Articles of Incorporation generally may be amended only upon the approval of holders of two-thirds of the votes outstanding votes, and in the instances below, such two-thirds requirement is increased to 80%:

           (i) supermajority voting requirements to approve certain mergers, sales or exchanges of assets or stock exchanges (See "--Shareholder Voting in Certain Business Combinations");
           (ii) provisions regarding the Board of Director's powers to evaluate proposals for business combinations;
          (iii) provision of notice requirements for shareholder nominations of directors;
           (iv) supermajority voting requirements for removal of directors without cause;
           (v)  provision of staggered terms for three classes of directors; and
           (vi) supermajority voting provisions for dissolution of Carolina First Corporation.

If 80% of the directors approve amendments pertaining to the Articles of Incorporation listed above, then holders of only two-thirds of the outstanding shares entitled to vote is needed to approve the amendments.

           ANTI-TAKEOVER MEASURES. Colonial Bank has not implemented any material current anti-takeover measures. By contrast, Carolina First Corporation has implemented a number of provisions which have the effect of impeding a takeover of Carolina First Corporation that is not favored by Carolina First Corporation management.

           Both Carolina First Corporation and Colonial Bank are subject to the business combination and control share acquisition statutes set forth in South Carolina law. These statutes may serve to impede takeovers not favored by management.

           The South Carolina control share statute provides that upon the acquisition by a person of certain threshold percentages of stock (20%, 33% and 50%), a shareholders' meeting must be held in order to determine whether or not to confer voting rights upon such acquiring person's shares. An affirmative vote of holders of a majority of all outstanding company's stock (excluding shares held by the acquiring person, company officers and company employees who are also directors of the company) is required to confer voting rights upon such acquiring person's shares.

           The South Carolina business combinations statute provides that a 10% or greater shareholder of a resident domestic corporation cannot engage in a "business combination" (as defined in the statute) with such corporation for a period of two years following the date on which the 10% shareholder became such, unless the business combination or the acquisition of shares is approved by a majority of the disinterested members of such corporation's board of directors before the 10% shareholder's share acquisition date. This statute further provides that at no time (even after the two-year period subsequent to such share acquisition date) may the 10% shareholder engage in a business combination with the relevant corporation unless certain approvals of the board of directors or disinterested shareholders are obtained or unless the consideration given in the combination meets certain minimum standards set forth in the statute.

           OTHER CONSIDERATIONS. Both Colonial Bank and Carolina First Corporation may purchase, hold and dispose of its own shares subject only to restrictions on distributions by a corporation which prohibit any distribution which would render a company insolvent.


                    CAROLINA FIRST CORPORATION CAPITAL STOCK

COMMON STOCK

           Carolina First Corporation has 100,000,000 shares of common stock authorized, of which 18,152,750 shares were outstanding as of August 1, 1998. The holders of the Carolina First Corporation common stock are entitled to dividends when, as and if declared by the Board of Directors in their discretion out of funds legally available therefor. The principal source of funds for Carolina First Corporation is dividends from its subsidiaries. Carolina First Corporation's subsidiaries are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "INFORMATION ABOUT CAROLINA FIRST CORPORATION." All outstanding shares of Carolina First Corporation common stock are fully paid and nonassessable. No holder of Carolina First Corporation common stock has any redemption or sinking fund privileges, any preemptive or other rights to subscribe for any other shares or securities, or any conversion rights. In the event of liquidation, the holders of Carolina First Corporation common stock are entitled to receive pro rata any assets distributable to shareholders in respect of shares held by them, subject to the rights of any senior stock which may be issued in the future. Holders of the Carolina First Corporation common stock are entitled to one vote per share.

PREFERRED STOCK

           Carolina First Corporation has 10,000,000 shares of "blank check" preferred stock authorized ("Preferred Stock"), none of which is outstanding. Carolina First Corporation's Board of Directors has the sole authority, without shareholder vote, to issue shares of authorized but unissued Preferred Stock to whomever and for whatever purposes it, in its sole discretion, deems appropriate. The relative rights, preferences and limitations of the Preferred Stock are determined by Carolina First Corporation's Board of Directors in its sole discretion. Among other things, the Board may designate with respect to the Preferred Stock, without further action of the shareholders of Carolina First Corporation, the dividend rate and whether dividends shall be cumulative or participating or possess other special rights, the voting rights, Carolina First Corporation's rights and terms of redemption, the liquidation preferences, any rights of conversion and any terms related thereto, and the price or other consideration for which the Preferred Stock shall be issued. The Preferred Stock could be utilized by Carolina First Corporation to impede the ability of third parties who attempt to acquire control of Carolina First Corporation without the cooperation of Carolina First Corporation's Board of Directors.

CERTAIN MATTERS

           SHAREHOLDERS' RIGHTS AGREEMENT. In 1993, the Carolina First Corporation Board of Directors adopted a Shareholders' Rights Agreement, which was subsequently amended and restated in December 1996 ("Rights Agreement"). Under the Rights Agreement, the Board of Directors declared a distribution of one common stock purchase right (a "Right") for each outstanding share of Carolina First Corporation common stock outstanding on November 23, 1993 and each share to be issued by Carolina First Corporation thereafter. Each Right entitles the registered holder to purchase from Carolina First Corporation one-half share of Carolina First Corporation common stock at a cash exercise price of $30.00, subject to adjustment.
           Initially, the Rights are not exercisable and no separate rights certificates are distributed. However, the Rights will separate from the Carolina First Corporation common stock and a "Distribution Date" will occur upon the earlier of (i) the close of business on the 10th calendar day after the Share Acquisition Date (as defined below), or (ii) the close of business on the 10th business day after the date of (x) the commencement, by any person, other than an "exempt person", of, or (y) the first public announcement of the intention of any person

(other than an exempt person) to commence, a tender or exchange offer if, upon consummation thereof, such person would be an Acquiring Person (defined as a person or group which has acquired beneficial ownership of 20% or more of the outstanding shares of the Carolina First Corporation common stock) (the date of said announcement being referred to as the "Share Acquisition Date"). Until the Distribution Date, (i) the Rights will be evidenced by the Carolina First Corporation common stock certificates and will be transferred with and only with such certificates, and (ii) the surrender for transfer of any certificates for Carolina First Corporation common stock will also constitute the transfer of the Rights associated with the Carolina First Corporation common stock represented by such certificate. The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 18, 2006, unless previously redeemed by Carolina First Corporation as described below. As soon as practicable after the Distribution Date, rights certificates will be mailed to holders of record of Carolina First Corporation common stock as of the close of business on the Distribution Date and, thereafter, the separate rights certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of Carolina First Corporation common stock issued prior to the Distribution Date will be issued with Rights.

           ln the event that (i) a person acquires beneficial ownership of 20% or more of the Carolina First Corporation common stock, (ii) Carolina First Corporation is the surviving corporation in a merger with an Acquiring Person or any Affiliate or Associate (as defined in the Rights Agreement) and the Carolina First Corporation common stock is not changed or exchanged, (iii) an Acquiring Person engages in one of a number of self-dealing transactions specified in the Rights Agreement, or (iv) an event occurs which results in an Acquiring Person's ownership interest being increased by more than 1% (e.g., a reverse stock split), proper provision will be made so that each holder of a Right will thereafter have the right to receive upon exercise thereof at the then current exercise price, that number of shares of Carolina First Corporation common stock (or in certain circumstances, cash, property, or other securities of Carolina First Corporation) having a market value of two times such exercise price. However, the Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable as set forth below. Notwithstanding any of the foregoing, Rights that are or were beneficially owned by an Acquiring Person shall become null and void. In the event that following the Share Acquisition Date, (i) Carolina First Corporation is acquired in a merger or other business combination transaction, or (ii) 50% or more of Carolina First Corporation's assets or earning power is sold, each holder of a Right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the Right. At any time after any person becomes an Acquiring Person and prior to such time such Acquiring Person, together with its Affiliates and Associates, becomes the Beneficial Owner of 50% or more of the outstanding Carolina First Corporation common stock, the Board of Directors may exchange the Rights (other than Rights which have become void), in whole or in part, at the exchange rate of one share of Carolina First Corporation common stock per Right, subject to adjustment as provided in the Rights Agreement.

           The exercise price payable, and the number of shares of Carolina First Corporation common stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Carolina First Corporation common stock, (ii) if holders of the Carolina First Corporation common stock are granted certain rights or warrants to subscribe for Carolina First Corporation common stock or securities convertible into Carolina First Corporation common stock at less than the current market price of the Carolina First Corporation common stock, or
(iii) upon the distribution to holders of the Carolina First Corporation common stock of evidence of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).
           The Rights may be redeemed in whole, but not in part, at a price of $.001 per Right (payable in cash, Carolina First Corporation common stock or other consideration deemed appropriate by the Board of Directors) by the Board of Directors at any time prior to a Share Acquisition Date or the final expiration Date of the Rights (whichever is earlier); provided that under certain circumstances, the Rights may not be redeemed unless there are Disinterested Directors (as defined in the Rights Agreement) in office and such redemption is approved by two-thirds of such Disinterested Directors. After the redemption period has expired, Carolina First Corporation's right of redemption may be reinstated upon the approval of the Board of Directors if an Acquiring Person reduces his beneficial ownership to 15% or less of the outstanding shares of Carolina First Corporation common stock in a transaction or series of transactions not involving Carolina First Corporation and there are no other Acquiring Persons. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

           Any of the provisions of the Rights Agreement may be amended by the Board of Directors of Carolina First Corporation prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement, other than those relating to the principal economic terms of the Rights, may be amended by the Board to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement. Amendments adjusting time periods may, under certain circumstances, require the approval of two-thirds of Disinterested Directors, or otherwise be limited. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Shareholder Rights Agreement, a copy of which has been included in Carolina First Corporation's public filings with the Securities and Exchange Commission.

           MANAGEMENT CONTRACTS. Carolina First Corporation has entered into Noncompetition, Severance and Employment Agreements with Mack I. Whittle, Jr., William S. Hummers III, James W. Terry, Jr., David L. Morrow and Joseph C. Reynolds. These agreements set forth general provisions regarding compensation, confidentiality, termination and noncompetition. However, they also provide that in the event that the named executive's employment with Carolina First Corporation is voluntarily or involuntarily terminated after a "change in control" (as defined in such agreement), then, except in very limited instances, the named executive becomes entitled to receive immediately amounts substantially equal to three years' compensation (including bonus compensation).

           BOARD OF DIRECTORS

           Classification of Board of Directors. Carolina First Corporation's Board of Directors currently consists of ten persons. In accordance with its Articles of Incorporation, whenever the Board consists of nine or more persons, the Board shall be divided into three classes of directors (with each class having as close to an equal number as possible). The members of each class are elected for staggered three-year terms. The staggering of Board terms has the effect of making it more difficult to replace current Directors than would otherwise be the case. Accordingly, unless the shareholders vote to remove one or more Directors as described below, it would take three annual meetings for shareholders to change the members of the entire Board of Directors. Carolina First Corporation's Articles of Incorporation also provide that any shareholder entitled to vote for the election of directors may make nominations for the election of directors only by giving written notice to the Secretary of Carolina First Corporation at least 30 days but not more than 60 days prior to the annual meeting of shareholders at which directors are to be elected, unless such requirement is waived in advance of the meeting by the Board of Directors.

           Removal of Directors. Carolina First Corporation's Articles of Incorporation require the affirmative vote of the holders of not less than 80% of the outstanding voting securities of Carolina First Corporation to remove any Director or the entire Board of Directors without cause. Directors may be removed for cause as provided under South Carolina law.

           Limitation of Director Liability. The members of the Board of Directors of Carolina First Corporation are exempt under Carolina First Corporation's Articles of Incorporation from personal monetary liability to the extent permitted by Section 33-2-102(e) of the SCBCA. This statutory provision provides that a director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law, (iii) imposed under Section 33-8-330 of the SCBCA (improper distribution to shareholder), or

(iv) for any transaction from which the director derived an improper personal benefit.

           Evaluation of Proposed Business Combinations. Carolina First Corporation's Articles of Incorporation provide that the Board of Directors, when evaluating any proposed business combination with Carolina First Corporation, shall give due consideration to (i) all relevant factors, including without limitation, the social, legal, environmental and economic effects on the employees, customers, suppliers and other constituencies of Carolina First Corporation, and on its subsidiaries, the communities and geographical areas in which Carolina First Corporation and its subsidiaries operate or are located, and on any of the businesses and properties of Carolina First Corporation or any of its subsidiaries, as well as such other factors as the directors deem relevant, and (ii) not only the consideration being offered in relation to the then current market price for Carolina First Corporation's outstanding shares, but also in relation to the then current value of Carolina First Corporation in a freely-negotiated transaction and in relation to the Board of Directors' estimate of the future value of Carolina First Corporation (including the unrealized value of its properties and assets) as an independent going concern.

           VOTING.

           Voting For Directors. Carolina First Corporation's Articles of Incorporation provide that shareholders may not cumulate votes for the election of directors. Accordingly, holders of more than 50% of the shares voting at the election of directors can elect all of the directors if they choose to do so and, in such event, the holders of the remaining shares (less than 50%) voting would not be able to elect any board members. In cases where there are more nominees for Directors than positions available, the nominees receiving the largest number of votes are elected.

           Supermajority Voting Requirements. Carolina First Corporation's Articles of Incorporation require the affirmative vote of holders of at least 80% of the outstanding stock of Carolina First Corporation entitled to vote for approval before Carolina First Corporation may (i) merge or consolidate with any other corporation, (ii) sell or exchange all or a substantial part of its assets to or with any other corporation, or (iii) issue or deliver any stock or other securities of its issue in exchange or in payment for any properties or assets of any other corporation, or securities issued by any other corporation, or in a merger of any subsidiary of Carolina First Corporation with or into any other corporation (the foregoing being hereinafter referred to as a "business combination"). This 80% supermajority is reduced to the percentage required by applicable law if such business combination was approved (or adopted) and recommended without condition by the affirmative vote of at least 80% of the directors. The Articles of Incorporation expressly permit the Board of Directors to condition its approval (or adoption) of any business combination upon the approval of holders of 80% of the outstanding stock of Carolina First Corporation entitled to vote on such business combination. The 80% supermajority provision is not applicable to any transaction solely between Carolina First Corporation and another corporation, 50% or more of the voting stock of which is owned by Carolina First Corporation. Under present South Carolina law, a merger or the sale of substantially all the assets requires the approval of holders of two-thirds of the outstanding shares entitled to vote. The amendment of the foregoing business combination provisions requires the approval of holders of 80% of the outstanding shares entitled to vote. The foregoing supermajority voting provision could impede the ability of third parties who attempt to acquire control of Carolina First Corporation without the cooperation of Carolina First Corporation's Board of Directors.

           CONTROL SHARE ACQUISITION/BUSINESS COMBINATION STATUTES. The SCBCA has business combination and control share acquisition statutes which may serve to impede takeovers not favored by management. See "COMPARATIVE RIGHTS OF SHAREHOLDERS -- Change in Control, Business Combinations and Anti- Takeover Provisions."

           TRANSFER AGENT. The transfer agent for the Carolina First Corporation common stock is Reliance Trust Company, Atlanta, Georgia.

           DIVIDEND REINVESTMENT PLAN. Carolina First Corporation has in place a dividend reinvestment plan with respect to the Carolina First Corporation common stock. As set forth in the plan, holders of such shares may elect to receive Carolina First Corporation common stock in lieu of receiving the cash dividends to which such holder may otherwise be entitled. The plan also provides for purchases of Carolina First Corporation common stock through optional cash payments.


                                  LEGAL MATTERS

           Certain legal matters in connection with the Reorganization Agreement, including the validity of the Carolina First Corporation Shares offered hereby, will be passed upon for Carolina First Corporation by Wyche, Burgess, Freeman & Parham, P.A., Greenville, South Carolina. Wyche, Burgess, Freeman & Parham, P.A. is also rendering a tax opinion to Colonial Bank regarding the Reorganization Agreement. As of July 21, 1998, members and attorneys of Wyche, Burgess Freeman & Parham, P.A. beneficially owned a total of approximately 18,944 shares of Carolina First Corporation common stock.

           Certain legal matters in connection with the Reorganization Agreement will be passed upon for Colonial Bank by Sinkler & Boyd, P.A., Columbia, South Carolina.


                                     EXPERTS

           The financial statements of Colonial Bank as of March 31, 1995, 1996 and 1997 and December 31, 1997, and for each of the years in the three year period ended December 31, 1997, have been included herein and in the registration statement in reliance upon the report of Elliott, Davis & Company, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

           The consolidated financial statements of Carolina First Corporation as of December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                  OTHER MATTERS

           The Board of Directors of Colonial Bank is not aware of any other matters which may be presented for action at the Special Meeting, but if other matters do properly come before the meeting, it is intended that the shares of Colonial Bank common stock represented by proxies in the accompanying form will be voted by the persons named in the proxies in accordance with their best judgment.

                       COLONIAL BANK OF SOUTH CAROLINA, INC.

                           INDEX TO FINANCIAL STATEMENTS


AUDITED FINANCIAL STATEMENTS

   REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                      F - 2
   BALANCE SHEETS                                                          F - 3
   STATEMENTS OF INCOME                                                    F - 4
   STATEMENTS OF  CHANGES IN STOCKHOLDERS' EQUITY                          F - 5
   STATEMENTS OF CASH FLOWS                                                F - 6
   NOTES TO FINANCIAL STATEMENTS                                           F - 7 - 17


   REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                      F - 18
   BALANCE SHEETS                                                          F - 19
   STATEMENTS OF INCOME                                                    F - 20
   STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY                           F - 21
   STATEMENTS OF CASH FLOWS                                                F - 22
   NOTES TO FINANCIAL STATEMENTS                                           F - 23 - 32


INTERIM FINANCIAL STATEMENTS

   BALANCE SHEETS                                                          F - 33
   STATEMENTS OF INCOME                                                    F - 34 - 35
   STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY                           F - 36
   STATEMENTS OF COMPREHENSIVE INCOME                                      F - 37
   STATEMENTS OF CASH FLOWS                                                F - 38
   NOTES TO UNAUDITED FINANCIAL STATEMENTS                                 F - 39


                 REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




The Directors and Stockholders
Colonial Bank of South Carolina, Inc.
Camden, South Carolina

         We have audited the accompanying balance sheets of Colonial Bank of South Carolina, Inc. as of March 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Colonial Bank of South Carolina, Inc. as of March 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.





May 8, 1996

                      COLONIAL BANK OF SOUTH CAROLINA, INC.
                                 BALANCE SHEETS


                                                                          MARCH 31,
                                                               ----------------------------
                                                                   1996            1995
                                                               -----------      -----------

                                       ASSETS
                                       ------

CASH AND CASH EQUIVALENTS - Note 6                               $2,624,235    $2,298,755
TIME DEPOSITS IN OTHER BANKS                                        800,000             -
INVESTMENT SECURITIES HELD TO MATURITY
   (fair value $489,357 at March 31, 1995) - Note 3                      -        489,428
LOANS, net of allowance for losses of $72,321 and
   $46,078 at March 31, 1996 and 1995, respectively - Note 4     34,352,246    25,446,523
ACCRUED INTEREST RECEIVABLE                                         236,484       134,277
PREMISES AND EQUIPMENT, NET - Note 5                              1,579,841     1,383,148
INVESTMENT IN FEDERAL HOME LOAN BANK (FHLB)
 STOCK, at cost                                                     275,000       188,100
GOODWILL, NET OF ACCUMULATED AMORTIZATION - Note 2                  293,577       328,585
OTHER ASSETS                                                         89,741        58,115
                                                                -----------   -----------

                                                                $40,251,124   $30,326,931
                                                                ===========   ===========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
                        ------------------------------------

LIABILITIES
   Deposits - Note 6                                            $31,060,122   $24,864,466
   Advances from Federal Home Loan Bank - Note 7                  5,500,000     2,000,000
   Accrued interest payable                                          87,214        17,544
   Advances from borrowers for taxes and insurance                   15,782        20,674
   Other liabilities                                                 58,734        50,218
                                                                 ----------    ----------
     Total liabilities                                           36,721,852    26,952,902
                                                                 ----------    ----------

COMMITMENTS AND CONTINGENCIES - Notes 8 and 10

STOCKHOLDERS' EQUITY - Notes 12 and 13
   Preferred stock $1 par value;
     5,000,000 shares authorized; none issued                            -            -
   Common stock $1 par value; 5,000,000 shares
     authorized; 360,855 shares issued                             360,855        360,855
   Additional paid-in capital                                    3,091,868      3,091,868
   Retained earnings (deficit)                                      76,549        (78,694)
                                                                 ---------     ----------
Total stockholders' equity                                       3,529,272      3,374,029
                                                                 ---------     ----------

                                                               $40,251,124    $30,326,931
                                                               ===========    ===========


  See Notes to Financial Statements which an integral part of these statements.

                        COLONIAL BANK OF SOUTH CAROLINA, INC.
                                STATEMENTS OF INCOME


                                                       FOR THE YEARS ENDED MARCH 31,
                                                       -----------------------------
                                                            1996           1995
                                                        -----------    -----------
INTEREST INCOME
   Loans                                                 $2,707,924      $1,695,183
   Overnight deposits                                        69,429          41,192
   Investment securities and time deposits                   12,671          11,416
   FHLB stock dividend                                       14,292          10,016
                                                         ----------      ----------
     Total interest income                                2,804,316       1,757,807
                                                         ----------      ----------
INTEREST EXPENSE
   Interest-bearing checking accounts                       157,746         166,113
   Certificates of deposit                                1,158,710         516,254
   Advances from FHLB                                       205,407         133,645
   Passbook accounts                                         31,820          22,743
                                                         ----------      ----------
     Total interest expense                               1,553,683         838,755
                                                         ----------      ----------
     Net interest income                                  1,250,633         919,052
PROVISION FOR LOAN LOSSES - Note 4                           37,597          30,913
                                                         ----------      ----------
     Net interest income after provision for
       loan losses                                        1,213,036         888,139
                                                         ----------      ----------
NONINTEREST INCOME
   Service charges on deposit accounts                      151,791          57,353
   Gain on sale of mortgage loans                            64,496           3,918
   Other                                                     27,125           6,990
                                                         ----------      ----------
     Total noninterest income                               243,412          68,261
                                                         ----------      ----------
NONINTEREST EXPENSES
   Salaries and employee benefits                           678,289         465,718
   Advertising                                               32,307          25,621
   Office supplies, telephone and postage                   117,535          72,215
   Net occupancy                                            119,974          59,365
   Federal insurance premiums                                53,240          45,195
   Data processing                                           91,366          59,911
   Professional fees                                         53,776          28,839
   Amortization of goodwill                                  35,009          19,131
   Other operating                                          108,209          70,103
                                                         ----------      ----------
     Total noninterest expenses                           1,289,705         846,098
                                                         ----------      ----------
     Income before income taxes                             166,743         110,302
PROVISION FOR INCOME TAXES - Note 9                          11,500           3,235
                                                         ----------      ----------

   Net income                                            $  155,243      $  107,067
                                                         ==========      ==========
NET INCOME PER SHARE OF COMMON STOCK                     $      .43      $      .30
                                                         ==========      ==========


     See Notes to Financial Statements which are an integral part of these statements.

                        COLONIAL BANK OF SOUTH CAROLINA, INC.
                    STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     FOR THE YEARS ENDED MARCH 31, 1996 AND 1995



                                 COMMON STOCK      ADDITIONAL    RETAINED     TOTAL
                               ----------------     PAID-IN      EARNINGS   STOCKHOLDERS'
                               SHARES    AMOUNT     CAPITAL      (DEFICIT)    EQUITY
                               ------    ------   ----------    ---------  -------------


BALANCE, MARCH 31, 1994       360,855   $360,855   $3,091,868  $(185,761)  $3,266,962

   Net income                      -           -            -    107,067      107,067
                              -------   --------     ---------   --------   ----------

BALANCE, MARCH 31, 1995       360,855    360,855    3,091,868    (78,694)   3,374,029

   Net income                       -          -            -    155,243      155,243
                              -------   --------     ---------   --------   ---------

BALANCE, MARCH 31, 1996       360,855   $360,855   $3,091,868  $  76,549   $3,529,272
                              =======   ========   ==========  =========   ==========







    See Notes to Financial Statements which are an integral part of these statements.

                        COLONIAL BANK OF SOUTH CAROLINA, INC.
                              STATEMENTS OF CASH FLOWS



                                                             FOR THE YEARS ENDED MARCH 31,
                                                           ------------------------------
                                                                1996            1995
                                                           --------------   -------------
OPERATING ACTIVITIES
   Net income                                                $   155,243    $    107,067
   Adjustments to reconcile net income to net cash
    provided by operating activities
    Provision for loan losses                                     37,597          30,913
    Deferred income taxes                                         (7,321)              -
    Depreciation                                                 111,179          78,145
    Amortization of goodwill                                      35,009          19,131
    Discount accretion on investment securities                  (10,572)         (9,059)
    Originations of mortgage loans held for sale              (2,149,775)     (1,466,706)
    Proceeds from mortgage loans sold                          2,177,627       1,470,624
    Changes in operating assets and liabilities
       Increase in accrued interest receivable                  (102,207)        (62,483)
       Increase in other assets                                  (24,305)        (34,791)
       Increase in accrued interest payable                       69,670          16,090
       Increase in other liabilities                               8,516          29,837
                                                              ----------      ----------

        Net cash provided by operating activities                300,661         178,768
                                                              ----------      ----------

INVESTING ACTIVITIES
   Purchases of time deposits in other banks                    (800,000)              -
   Net increase in loans                                      (8,971,172)     (7,707,965)
   Purchased loans                                                     -      (2,312,871)
   Purchases of premises and equipment                          (307,873)       (381,394)
   Proceeds from maturities of investment securities held
      to maturity                                                500,000               -
   Purchase of FHLB stock                                        (86,900)        (13,100)
   Purchase of investment securities held to maturity                  -        (478,013)
   Goodwill related to branch acquisition                              -        (347,716)
                                                              ----------      -----------

       Net cash used for investing activities                 (9,665,945)    (11,241,059)
                                                              ----------      -----------

FINANCING ACTIVITIES
   Net increase in deposits                                    6,195,656       5,635,941
   Assumed deposits from branch acquisition                            -       8,549,660
   Advances from FHLB                                          5,000,000       3,800,000
   Repayments of advances from FHLB                           (1,500,000)     (5,300,000)
   Net change in advances from borrowers for taxes
      and insurance                                               (4,892)          4,002
                                                              ----------      -----------

       Net cash provided by financing activities               9,690,764      12,689,603
                                                              ----------      ----------

       Net increase in cash and cash equivalents                 325,480       1,627,312

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                   2,298,755         671,443
                                                              ----------      ----------

CASH AND CASH EQUIVALENTS, END OF YEAR                        $2,624,235      $2,298,755
                                                              ==========      ==========

CASH PAID FOR
   Interest                                                   $1,484,013      $  822,665

   Income taxes                                               $    9,735      $       -
                                                              ===========     ==========





        See Notes to Financial Statements which are an integral part of these statements.

                        COLONIAL BANK OF SOUTH CAROLINA, INC.
                            NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES
------------------------------------------------------------------

    Colonial Bank of South Carolina, Inc. (the "Bank") is a state chartered, non-member commercial bank which provides services to customers located primarily in Kershaw County, South Carolina. The Bank chartered as a stock savings bank on June 5, 1993 (The Colonial Savings Bank of South Carolina, Inc.) and by amendment to its articles of incorporation and with regulatory approval converted to a state chartered commercial bank and changed its name on February 15, 1996. The principal business of the Bank is to accept various types of deposits from the general public, make mortgage loans and, to a lesser extent, commercial and consumer loans.

    Concentration of credit risk
    ----------------------------

       The Bank originates loans to individuals for single family residential mortgages and for various consumer purposes and to small businesses for various commercial purposes. The Bank's loan portfolio consists primarily of single family residential mortgage loans for which the borrowers' ability to repay is not dependent upon any specific economic segment.

    Use of estimates in financial statement preparation
    ---------------------------------------------------

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Cash and cash equivalents
    -------------------------

       For purposes of the statements of cash flows, cash and cash equivalents are defined as those amounts having an original maturity of three months or less.

    Investment securities
    ---------------------

       The Bank accounts for investment securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Debt securities are classified upon purchase as available for sale, held to maturity or trading. Such assets classified as available for sale are carried at fair value. Unrealized gains or losses are reported as a component of stockholders' equity net of deferred income taxes. Securities classified as held to maturity are carried at cost, adjusted for the amortization of premiums and the accretion of discounts. In order to qualify as held to maturity the Bank must have the intention and the ability to hold the securities to maturity. Trading securities are carried at market value. Gains or losses on disposition of securities are based on the difference between the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

    Loans
    -----

       Loans are stated at unpaid principal balances, less the allowance for loan losses. Interest on loans is recognized using the interest method. The recognition of interest income is discontinued when, in management's judgment, the interest is not collectible in the normal course of business.

                                                                   (Continued)

   -----------------------------------------------------------------------------

    Allowance for loan losses
    -------------------------

       The allowance for loan losses is based on management's ongoing evaluation of the loan portfolio and reflects an amount that, in management's opinion, is adequate to absorb losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, the composition of the loan portfolio, and management's estimate of anticipated credit losses. Loans are charged against the allowance at such time as they are determined to be losses. Subsequent recoveries are credited to the allowance. Management considers the year-end allowance appropriate and adequate to cover possible losses in the loan portfolio.

       Effective April 1, 1995, the Bank adopted the provisions of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114, as amended by SFAS No. 118, requires that impaired loans be measured based on the present value of expected future cash flows or the underlying collateral values as defined in the pronouncement. The adoption of SFAS No. 114 had no effect on the balance sheet or income statements of the Bank. The Bank includes the provisions of SFAS No. 114, if any, in the allowance for loan losses.

    Premises and equipment
    ----------------------

       Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives of the assets primarily using the straight-line method. Additions to premises and equipment and major replacements or improvements are capitalized at cost. Maintenance, repairs and minor replacements are expensed when incurred. Gains and losses on routine dispositions are reflected in current operations.

    Income taxes
    ------------

       The Bank accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." The pronouncement requires an asset and liability approach for financial reporting for income taxes. Certain items of income and expense (principally provision for loan losses, depreciation, and preopening expenses) are included in one reporting period for financial accounting purposes and another for income tax purposes.

    Loan origination fees
    ---------------------

       The Bank accounts for loan origination and commitment fees and related direct costs in accordance with SFAS 91, "Accounting for Non-refundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Loan origination fees and certain direct costs are capitalized and recognized as an adjustment of the yield of the related loan.

    Goodwill
    --------

       The Bank is amortizing the goodwill resulting from the Southern National branch acquisition (Note 2) over the estimated economic life of ten years using the straight-line method. On an on-going basis, the Bank evaluates the carrying value of this goodwill.

    Reclassifications
    -----------------

       Certain amounts for 1995 have been reclassified to conform with statement presentations for 1996. These reclassifications have no affect on previously reported net income.


                                                                   (Continued)

-----------------------------------------------------------------------------

    Fair values of financial instruments
    ------------------------------------

       Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," as amended by SFAS No. 119, requires disclosure of fair value information for financial instruments, whether or not recognized in the balance sheet, when it is practicable to estimate the fair value. SFAS No. 107 defines a financial instrument as cash, evidence of an ownership interest in an entity or contractual obligations which require the exchange of cash or other financial instruments.

       Certain items are specifically excluded from the disclosure requirements, including the Bank's common stock. In addition, other nonfinancial instruments such as premises and equipment and other assets and liabilities are not subject to the disclosure requirements. The Bank's loan portfolio is intended to be held to maturity. Therefore, any differences between carrying value and fair value may not be realized.

       The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

          CASH AND CASH EQUIVALENTS AND TIME DEPOSITS IN OTHER BANKS - The carrying amounts of cash and cash equivalents and time deposits in other banks approximate their fair value.

          INVESTMENT SECURITIES HELD TO MATURITY - Fair values for investment securities are based on quoted market prices.

          LOANS - For variable rate loans that reprice frequently and for loans that mature within one year, fair values are based on carrying values. Fair values for all other loans are estimated using discounted cash flow analyses, with interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

          INVESTMENT IN FEDERAL HOME LOAN BANK STOCK - Fair value for FHLB stock approximates its carrying amount.

          DEPOSITS - The fair values disclosed for demand deposits are, by definition, equal to their carrying amounts. The carrying amounts of variable rate, fixed-term money market accounts and short-term certificates of deposit approximate their fair values at the reporting date. Fair values for long-term fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities.

          ADVANCES FROM FEDERAL HOME LOAN BANK - The carrying amounts of these short-term borrowings approximate their fair values.

          OFF-BALANCE SHEET INSTRUMENTS - Fair values of off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

    Recently issued accounting pronouncements
    -----------------------------------------

       In March 1995, the FASB issued SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 121, effective for fiscal years beginning after December 15, 1995, requires that long-lived assets and certain identifiable intangible assets be reviewed

                                                                   (Continued)
                                        F-9

-----------------------------------------------------------------------------

       for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable by estimating future cash flows. This statement is not expected to have a significant impact on the Bank's financial statements or results of operations.

       In May 1995, the Financial Accounting Standards Board (FASB) issued SFAS 122, "Accounting for Mortgage Servicing Rights," which amends SFAS No. 65, "Accounting for Mortgage Banking Activities." This rule allows the capitalization of servicing-related costs associated with mortgage loans that are originated for sale, and to create servicing assets for such loans. Prior to this rule, originated mortgage servicing rights were generally accorded off-balance sheet treatment. The statement is effective for the Bank for the fiscal year ending March 31, 1997. The adoption is not expected to have a material effect on the Bank's financial condition or results of operations.

       The FASB also issued SFAS No. 123, "Accounting for Stock-Based Compensation," in October 1995. This statement supersedes Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" and establishes financial accounting and reporting standards for stock-based employee compensation plans. Those plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. The statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees. The Bank has not determined the impact of adopting SFAS 123, but believes the impact, if any, will be immaterial.

       Other accounting standards issued or proposed, if adopted, are not expected to have a significant effect on the financial position or results of operations of the Bank.


NOTE 2 - BUSINESS COMBINATION
-----------------------------

    Effective August 5, 1994, the Bank acquired certain assets and assumed certain liabilities of the Camden, South Carolina branch of Southern National Bank. The Bank acquired $2,313,000 in loans receivable, $81,000 in furniture and equipment and assumed $8,550,000 in deposit liabilities. The Bank paid a premium of $308,271 in connection with this acquisition which is included in goodwill. In addition, the Bank incurred acquisition costs of $39,445 which are also included in goodwill. This transaction has been accounted for using the purchase method of accounting.


NOTE 3 - INVESTMENT SECURITIES HELD TO MATURITY
-----------------------------------------------

       The book value and approximate fair value of investment securities held to maturity are summarized as follows:

                                                        March 31, 1995
                                        ------------------------------------------
                                                           Unrealized
                                           Book          ----------------       Fair
                                          Value          Gains    Losses        Value
                                        ---------        -----   --------  ---------
    United States Treasury
       Due within one year                $ 489,428     $ -       $   71     $489,357
                                          =========     =====     ======     ========


       At March 31, 1996 the Bank did not hold any investment securities.

NOTE 4 - LOANS  AND ALLOWANCE FOR LOAN LOSSES
---------------------------------------------

    Loans outstanding by major classification consist of the following:


                                                                             March 31,
                                                                  ----------------------------
    Mortgage Loans                                                     1996          1995
                                                                  ----------------------------
       Principal balances
         Secured by one-to-four family residences (including
           $400,046 and $849,135 of home equity lines of credit) $ 24,019,300    $19,081,520
         Secured by land and other properties                       1,006,120        349,061
         Secured by commercial real estate                          1,174,482      1,589,607
         Construction loans                                         2,515,090      1,086,400
                                                                  -----------    -----------
                                                                   28,714,992     22,106,588
           Less undisbursed portion of construction loans          (1,423,005)      (536,995)
                                                                   ----------       --------
           Total first mortgage loans                              27,291,987     21,569,593
    Consumer loans                                                  3,855,802      2,464,207
    Commercial secured with other than a mortgage                   2,101,810      1,116,574
    Unsecured commercial                                            1,174,968        330,895
    Deferred loan origination costs                                         -         11,332
                                                                  -----------    -----------
                                                                   34,424,567     25,492,601
    Less allowance for loan losses                                    (72,321)       (46,078)
                                                                  -----------    -----------
           Net loans                                              $34,352,246    $25,446,523
       Changes in the allowance for loan
       losses are summarized as follows:
    Balance, beginning of year                                    $    46,078    $    16,000
    Provision charged to income                                        37,597         30,913
    Charge-offs and recoveries, net                                   (11,354)          (835)
                                                                  -----------    -----------
    Balance, end of year                                          $    72,321    $    46,078
                                                                  ===========    ===========



       At March 31, 1996 and 1995, there were no non-accrual loans.

       The principal amount of loans sold with servicing rights retained at March 31, 1996 and 1995 were $-0- and $1,466,706, respectively. During 1996 and 1995 servicing rights on principal balances of $2,689,910 and $-0-, respectively, were sold for a gain of approximately $25,000.

       The principal amount of loans sold through participation at March 31, 1996 and 1995 were $100,000 and $-0-, respectively.

NOTE 5 - PREMISES AND EQUIPMENT
-------------------------------

    Premises and equipment are summarized as follows:


                                                      March 31,
                                              --------------------------
                                                  1996          1995
                                              --------------------------

    Land                                      $   240,000    $   240,000
    Building                                    1,040,392        814,678
    Building improvements                         128,924        125,224
    Furniture, fixtures and equipment             379,078        300,620
    Automobiles                                    10,451         10,451
                                              -----------    -----------
                                                1,798,845      1,490,973
    Less accumulated depreciation                 219,004        107,825
                                              -----------    -----------
                                              $ 1,579,841    $ 1,383,148
                                              ===========    ===========

NOTE 6 - DEPOSITS


                                                   Weighted
                                                 average rate      As of  March 31, 1996
                                                 at March 31,    ------------------------
                                                     1996           Amount     % of Total
                                                -------------    ------------  ----------

    Non-interest bearing checking accounts       -                $2,032,670        6.54%
    Interest-bearing checking accounts            2.33%            3,642,533        11.73
    Money market deposit accounts                 3.26             1,995,514         6.42
    Passbook savings accounts                     2.65             1,254,098         4.04
    Certificates of deposit:
       4.0 to 4.99 percent                        4.38               356,054         1.15
       5.0 to 5.99 percent                        5.43            14,019,228        45.14
       6.0 to 6.99 percent                        6.05             7,029,282        22.63
       7.0 to 8.00 percent                        7.66               730,743         2.35
                                                                ------------    ---------
                                                  4.64%         $ 31,060,122      100.00%
                                                                ============    =========



                                                 Weighted
                                               average rate    As of March 31, 1995
                                               at March 31,  ------------------------
                                                  1995         Amount      % of Total
                                               ------------  ----------    ----------

    Non-interest bearing checking accounts           -      $1,035,835         4.17%
    Interest-bearing checking accounts            2.28%      3,410,257        13.72
    Money market deposit accounts                 3.33       2,703,378        10.87
    Passbook savings accounts                     2.68       1,148,650         4.62
    Certificates of deposit:
       3.0 to 3.99 percent                        3.65         838,612         3.37
       4.0 to 4.99 percent                        4.53       3,056,879        12.29
       5.0 to 5.99 percent                        5.23       2,356,237         9.48
       6.0 to 6.99 percent                        6.30       5,892,713        23.70
       7.0 to 8.00 percent                        7.17       4,421,905        17.78
                                                             ---------    ---------
                                                  4.74%      $24,864,466     100.00%
                                                             ===========  =========

    The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $5,811,674 and $5,133,409 at March 31, 1996 and 1995,
respectively.

    At March 31, 1996, scheduled maturities of certificates of deposit are as follows:

                                                Year ending March 31,
                               -------------------------------------------------------------
                                  1997        1998         1999        2000          Total
                               ---------   ---------    ---------   ----------     ---------

    4.00 to 4.99 percent       $  328,937  $  27,117     $    -   $    -          $  356,054
    5.00 to 5.99 percent       13,105,346    798,650      112,970    2,262        14,019,228
    6.00 to 6.99 percent        6,662,966    224,984      136,331    5,001         7,029,282
    7.00 to 8.00 percent          402,748    308,411       19,584        -           730,743
                               ----------  ---------     -------- --------        ----------
                              $20,499,997 $1,359,162     $268,885 $  7,263       $22,135,307
                              =========== ==========     ======== ========       ===========


    At March 31, 1996, $400,000 of cash was pledged to secure public deposits.

NOTE 7 - ADVANCES FROM FEDERAL HOME LOAN BANK
---------------------------------------------

       At March 31, 1996 and 1995, the Bank had $5,500,000 and $2,000,000,
respectively, of advances outstanding from the Federal Home Loan Bank. Specific mortgage loans with balances of $7,208,344 and $5,615,055 at March 31, 1996 and 1995, respectively, were pledged to the FHLB as collateral for these advances.

       The maturity of these advances are as follows:

   YEAR ENDING MARCH 31,
   ---------------------
         1997                                      $ 2,500,000
         1998                                        3,000,000
                                                   -----------
                                                   $ 5,500,000
                                                   ===========

NOTE 8 - LEASES
---------------

       The Bank, as lessor, leases office space to unrelated parties under leases requiring fixed monthly payments over various terms. Related to these leases, the Bank, recognized $136,687 and $138,334 in 1996 and 1995, respectively, of rental income.

       At March 31, 1996 future rental income is as follows:
         Year ending March 31,
         ---------------------
              1997                                    $ 73,079
              1998                                      63,104
              1999                                      37,037
              2000                                      30,480
              2001                                      30,780
              Thereafter                                99,540
                                                      --------
                                                      $334,020
                                                      ========

         During 1996, the Bank, as lessee, leased two automobiles under noncancellable operating leases. Rent expense totaled approximately $11,000 for the year ended March 31, 1996.

         Future minimum operating lease payments are as follows:
              1997                                    $  9,662
              1998                                       6,218
                                                      --------
                                                      $ 15,880
                                                      ========

NOTE 9 - INCOME TAXES
---------------------

       The Bank accounts for income taxes using Statement of Financial Accounting Standards No. 109. Under SFAS 109, deferred income taxes are recognized for temporary differences between the financial statement and income tax bases of assets and liabilities.



                                                                     (Continued)

--------------------------------

       The sources of temporary differences and the resulting deferred income tax assets and (liabilities) at March 31, 1996 and 1995 are as follows:

                                                                           1996            1995
                                                                       ------------    -----------

    Allowance for loan losses in excess of tax deductible amounts    $  11,522       $  7,673
    Tax depreciation in excess of financial statement depreciation     (31,143)       (15,340)
    Development stage expenses capitalized for income tax purposes      22,104         32,306
    Other                                                                4,838           (286)
       Net deferred asset                                                7,321         24,353
    Valuation allowance                                                     -          24,353
                                                                       --------      ---------

       Net deferred asset after valuation allowance (included
         in other assets at March 31, 1996)                           $  7,321    $       -
                                                                       ========    =========

    The provision for income taxes is reconciled to the amount of income tax computed at the federal statutory rate as follows:

                                                         For the years ended March 31,
                                                    ------------------------------------
                                                          1996            1995
                                                    ---------------   ------------------
                                                     Amount    %       Amount      %

    Tax expense at the applicable statutory rate    $56,693   34.0%   $37,503   34.0%
    Benefit of net operating losses                  (6,818)  (4.1)   (15,009) (13.6)
    Effect of surtax exemption                      (33,349) (20.0)   (20,957) (19.0)
    Other                                            (5,026)  (3.0)     1,698    1.5
                                                    -------   ------  -------  ------
       Total provision for income taxes             $11,500    6.9%   $ 3,235    2.9%
                                                    =======   ======  =======    ===



    The Bank was exempt from South Carolina income taxes for its initial three years of operation. Effective upon the date of the charter conversion, the Bank will pay South Carolina Bank income taxes. These taxes were not significant for the period February 15, 1996 to March 31, 1996.


NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES
------------------------------------------------

       In the normal course of business, the Bank has outstanding commitments to extend credit and other contingencies which are not reflected in the accompanying financial statements. In the opinion of management, no material losses or liabilities are expected as a result of these transactions.

       In order to meet the financing needs of its customers, the Bank is a party to financial instruments with off-balance sheet risk. These financial instruments are principally commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.




(Continued)

-----------------------------------------------------------

       Commitments to extend credit are agreements to lend as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. At March 31, 1996, the Bank is committed to extend $3,541,680 under existing commitments.

       The FDIC has proposed a one-time assessment on all Savings Association Insurance Fund (SAIF) deposits, at an estimated amount of 85 basis points on total domestic deposits, held as of March 31, 1995. If the assessment is made at the proposed rate in 1996, the effect on the Bank would be a pretax charge of approximately $135,000 (approximates $90,000 after tax), subject to certain changes which may arise as a result of pending legislation.


NOTE 11 - REGULATORY MATTERS
----------------------------

       The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.


         Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the table below) of Tier I capital to adjusted total assets (Leverage Capital ratio) and minimum ratios of Tier I and total capital to risk-weighted assets. To be considered adequately capitalized under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier I leverage and Tier I risk-based ratios. The Bank's required minimum and actual capital ratios are presented in the table below as of March 31, 1996:

                                                              Required
                                                              minimum    Actual
                                                             ---------   ------

    Tier I Leverage Capital                                   4.0%         8.4%

    Tier I Risk-based Capital                                 4.0%        12.4%

    Total Risk-based Capital                                  8.0%        12.6%


NOTE 12 - DIVIDEND RESTRICTIONS
-------------------------------

    The Bank is restricted as to payment of dividends. Prior to payment of any dividend, the Bank must obtain approval from the South Carolina State Board of Financial Institutions.

NOTE 13 - STOCKHOLDERS' EQUITY AND STOCK OPTIONS
------------------------------------------------

    The Bank calculates net income per share of common stock using the weighted average number of shares of common stock outstanding, 360,855, for the years ended March 31, 1996 and 1995. The potentially dilutive effect of stock options is excluded from the weighted average number of shares as the impact is not significant.

    The Bank's Board of Directors has adopted a Stock Option Plan (the "Option Plan"). Pursuant to the Option Plan, a number of shares equal to 10 percent of the common stock (36,085 shares at March 31, 1996) are reserved for issuance by the Bank to officers and employees. The purpose of the Option Plan is to provide additional incentive to certain officers and key employees by facilitating their purchase of stock in the Bank. As of March 31, 1996, 36,085 options have been granted at $10 per share, the fair market value as of the date of grant. No options have been exercised or canceled.


NOTE 14 - EMPLOYEE BENEFIT PLAN
-------------------------------

    The Bank established a defined contribution 401(k) plan during the year ended March 31, 1995 covering all employees who have attained age twenty-one and have a minimum of six months of service. Upon ongoing approval of the Board of Directors, the Bank matches one-hundred percent of employee contributions up to four percent of employee salary. For the years ended March 31, 1996 and 1995, $15,630 and $2,766, respectively, were charged to operations under the plan.


NOTE 15 - RELATED PARTY TRANSACTIONS
------------------------------------

    Directors, executive officers and associates of such persons were customers of and had transactions with the Bank in the ordinary course of business. Included in such transactions are outstanding loans and commitments, all of which were made under normal credit terms and did not involve more than normal risk of collection. These related party loans totaled $750,087 and $570,059 as of March 31, 1996 and 1995, respectively.

    Activity in related party loans for the year ended March 31, 1996 is as follows:

    Balance April 1, 1995                       $  570,059
    New borrowings                                 310,456
    Repayments                                    (130,428)
                                                ----------

    Balance March 31, 1996                      $  750,087
                                                ==========

NOTE 16 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS
-------------------------------------------------------

         The estimated fair value of the Company's financial instruments were as follows at March 31, 1996:

                                                                Carrying   Approximate
                                                                 amount     fair value
                                                              -----------  ------------
FINANCIAL ASSETS
   Cash and cash equivalents and time deposits in
      other banks                                         $  3,424,235     $ 3,424,235
   Loans                                                    34,424,567      33,000,000
   FHLB stock                                                  275,000         275,000

FINANCIAL LIABILITIES
   Deposits                                                 31,060,122      31,000,000
   FHLB advances                                             5,500,000       5,500,000

OFF-BALANCE-SHEET INSTRUMENTS
   Commitments to extend credit                              3,541,680       3,541,680


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




The Directors and Stockholders
COLONIAL BANK OF SOUTH CAROLINA, INC.
Camden, South Carolina

         We have audited the accompanying balance sheets of COLONIAL BANK OF SOUTH CAROLINA, INC. as of December 31, 1997 and March 31, 1997, and the related statements of income, changes in stockholders' equity, and cash flows for the nine months ended December 31, 1997 and the year ended March 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of COLONIAL BANK OF SOUTH CAROLINA, INC. as of December 31, 1997 and March 31, 1997, and the results of its operations and its cash flows for the nine months ended December 31, 1997 and the year ended March 31, 1997 in conformity with generally accepted accounting principles.





February 5, 1998

                       COLONIAL BANK OF SOUTH CAROLINA, INC.
                                   BALANCE SHEETS


                                                           DECEMBER 31,    MARCH 31,
                                                             1997              1997
                                                         ---------------  ------------

                                       ASSETS

CASH AND DUE FROM BANKS                                    $4,561,556     $5,837,763
TIME DEPOSITS IN OTHER BANKS                                  800,000      2,250,000
SECURITIES
   Available for sale                                       2,042,512              -
   Held to maturity ($1,243,287 at fair value)              1,242,867              -
LOANS, net of allowance for losses of $375,039 and
  $106,888, respectively                                   42,805,828     40,010,275
ACCRUED INTEREST RECEIVABLE                                   337,911        286,024
PREMISES AND EQUIPMENT, net                                 1,755,042      1,705,237
INVESTMENT IN FEDERAL HOME LOAN BANK (FHLB)
 STOCK, at cost                                               475,000        475,000
GOODWILL, net of accumulated amortization                     232,314        258,570
OTHER ASSETS                                                  402,693         95,448
                                                            ---------     ----------

                                                          $54,655,723    $50,918,317
                                                          ===========    ===========

                        LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Deposits                                          $     40,365,724    $37,419,530
   Advances from Federal Home Loan Bank                     9,000,000      9,500,000
   Accrued interest payable                                    47,755        100,187
   Advances from borrowers for taxes and insurance             14,632         11,614
   Other liabilities                                           73,125        149,857
                                                            ---------     ----------
     Total liabilities                                     49,501,236     47,181,188
                                                            ----------    ----------
COMMITMENTS AND CONTINGENCIES - Notes 8, 9 and 11
STOCKHOLDERS' EQUITY
   Preferred stock $1 par value; 5,000,000 shares
     authorized; none issued                                        -              -
   Common stock $1 par value; 5,000,000 shares
     authorized; 583,019 and 433,019 shares issued            583,019        433,019
   Additional paid-in capital                               4,413,398      3,091,868
   Retained earnings                                          161,385        212,242
   Unrealized holding loss on securities available
     for sale, net of income taxes                             (3,315)             -
                                                            ---------     ----------
     Total stockholders' equity                             5,154,487      3,737,129
                                                            ---------     ----------

                                                          $54,655,723    $50,918,317
                                                          ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                        COLONIAL BANK OF SOUTH CAROLINA, INC.
                                STATEMENTS OF INCOME


                                                           FOR THE NINE    FOR THE YEAR
                                                           MONTHS ENDED       ENDED
                                                           DECEMBER 31,     MARCH 31,
                                                               1997           1997
                                                           -------------   ------------
INTEREST INCOME
   Loans and loan fees                                     $2,796,241    $3,454,212
   Time and overnight deposits                                195,247       114,575
   FHLB stock dividend                                         26,040        25,033
   Securities                                                  61,299             -
                                                           ----------    ----------
     Total interest income                                  3,078,827     3,593,820
                                                           ----------    ----------
INTEREST EXPENSE
   Interest-bearing checking accounts                         119,703       149,860
   Certificates of deposit                                  1,217,630     1,382,652
   Advances from FHLB                                         323,238       344,536
   Passbook accounts                                           29,107        35,486
                                                           ----------    ----------
     Total interest expense                                 1,689,678     1,912,534
                                                           ----------    ----------
     Net interest income                                    1,389,149     1,681,286
PROVISION FOR LOAN LOSSES                                     299,000        63,500
                                                           ----------    ----------
     Net interest income after provision for
       loan losses                                          1,090,149     1,617,786
                                                           ----------    ----------
NONINTEREST INCOME
   Service charges on deposit accounts                        151,357       212,524
   Premiums related to sale of mortgage loans                  36,562        56,064
   Other                                                       24,452        25,130
                                                           ----------    ----------
     Total noninterest income                                 212,371       293,718
                                                           ----------    ----------
NONINTEREST EXPENSES
   Salaries and employee benefits                             692,612       848,892
   Advertising                                                 17,443        23,127
   Office supplies, telephone and postage                      90,095       123,187
   Net occupancy                                              144,847       189,900
   Federal insurance premiums                                 119,797        55,858
   Data processing                                             93,948       110,890
   Professional fees                                           19,857        30,941
   Amortization of goodwill                                    23,120        35,009
   Other operating                                            151,589       149,512
                                                           ----------    ----------
     Total noninterest expenses                             1,353,308     1,567,316
                                                           ----------    ----------
     (Loss) income before income taxes                        (50,788)      344,188
PROVISION FOR INCOME TAXES                                          -       136,331
                                                           ----------    ----------

   Net (loss) income                                       $  (50,788)   $  207,857
                                                           ==========    ==========
BASIC NET (LOSS) INCOME PER SHARE OF COMMON STOCK          $     (.10)   $      .48
                                                           ==========    ==========
DILUTED NET (LOSS) INCOME PER SHARE OF COMMON STOCK        $     (.10)   $      .47
                                                           ==========    ==========

     The accompanying notes are an integral part of these financial statements.

                      COLONIAL BANK OF SOUTH CAROLINA, INC.
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
  FOR THE NINE MONTHS ENDED DECEMBER 31, 1997 AND THE YEAR ENDED MARCH 31, 1997


                                                                                 UNREALIZED
                                                                                HOLDING LOSS
                              COMMON STOCK                       ADDITIONAL     ON SECURITIES        TOTAL
                            ----------------     PAID-IN          RETAINED       AVAILABLE       STOCKHOLDERS'
                             SHARES   AMOUNT     CAPITAL          EARNINGS        FOR SALE          EQUITY
                            --------  ------    ----------        --------     -------------     -------------
BALANCE, MARCH 31, 1996     360,855  $360,855  $3,091,868       $  76,549      $  -              $ 3,529,272

   Six-for-five stock
     split effected in the
     form of a 20% stock
     dividend                72,164    72,164          -          (72,164)        -                        -

     Net income                   -         -          -          207,857         -                  207,857
                             ------    ------   --------         --------      --------             ---------

BALANCE, MARCH 31, 1997     433,019  433,019  3,091,868           212,242         -                3,737,129

   Proceeds from sale
     of stock               150,000  150,000  1,321,530                 -         -                1,471,530

   Cash in lieu of fractional
    shares on stock dividend      -        -          -               (69)        -                      (69)

   Net change in unrealized
    holding loss on securities
    available for sale, net
    of taxes of $1,707            -         -         -                 -      (3,315)                (3,315)

   Net loss                       -         -         -           (50,788)        -                  (50,788)
                               ------    ------   --------        --------     --------             ---------

BALANCE, DECEMBER 31, 1997    583,019  $583,019 $4,413,398       $  161,385   $ (3,315)           $5,154,487
                              =======  ======== ==========       ==========    =========          ==========






    The accompanying notes are an integral part of these financial statements.

                        COLONIAL BANK OF SOUTH CAROLINA, INC.
                              STATEMENTS OF CASH FLOWS


                                                                       FOR THE NINE     FOR THE YEAR
                                                                        MONTHS ENDED        ENDED
                                                                         DECEMBER 31,      MARCH 31,
                                                                            1997            1997
OPERATING ACTIVITIES
   Net (loss) income                                                   $    (50,788)   $    207,857
   Adjustments to reconcile net (loss) income to net cash (used for)
    provided by operating activities
    Provision for loan losses                                               299,000          63,500
    Deferred income taxes                                                   (61,483)          5,391
    Depreciation                                                            112,075         125,145
    Amortization of goodwill                                                 26,256          35,009
    Discount accretion on securities                                        (22,385)           --
    Premium amortization on securities                                          128            --
    Originations of mortgage loans held for sale                         (3,182,866)     (4,721,530)
    Proceeds from the sale of mortgage loans held for sale                3,216,794       4,777,594
    Changes in operating assets and liabilities
       Increase in accrued interest receivable                              (51,887)        (49,540)
       Increase in other assets                                            (244,055)        (11,098)
       (Decrease) increase in accrued interest payable                      (52,432)         12,973
       (Decrease) increase in other liabilities                             (76,732)         91,120
                                                                       ------------    ------------
        Net cash provided by operating activities                           (88,375)        536,421
                                                                       ------------    ------------
INVESTING ACTIVITIES
   Purchases of time deposits in other banks                               (350,000)     (1,450,000)
   Maturities of time deposits in other banks                             1,800,000            --
   Net increase in loans                                                 (3,128,481)     (5,777,593)
   Purchases of premises and equipment                                     (161,880)       (250,540)
   Purchases of securities available for sale                            (2,045,973)           --
   Purchases of securities held to maturity                              (1,522,171)           --
   Proceeds from maturities of securities held to maturity                  300,000            --
   Purchase of FHLB stock                                                      --          (200,000)
                                                                       ------------    ------------
        Net cash used for investing activities                           (5,108,505)     (7,678,133)
                                                                       ------------    ------------
FINANCING ACTIVITIES
   Net increase in deposits                                               2,946,194       6,359,408
   Advances from FHLB                                                    10,200,000      11,925,000
   Repayments of advances from FHLB                                     (10,700,000)     (7,925,000)
   Net change in advances from borrowers for taxes and insurance              3,018          (4,168)
   Proceeds from sale of stock                                            1,471,530            --
   Cash in lieu of fractional shares on stock dividend                          (69)           --
                                                                       ------------    ------------
       Net cash provided by financing activities                          3,920,673      10,355,240
                                                                       ------------    ------------
       Net increase (decrease) in cash and cash equivalents              (1,276,207)      3,213,528

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                            5,837,763       2,624,235
                                                                       ------------    ------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                               $  4,561,556    $  5,837,763
                                                                       ============    ============

CASH PAID FOR
   Interest                                                            $  1,742,110    $  1,864,075
                                                                       ============    ============
   Income taxes                                                        $    175,033    $     52,631
                                                                       ============    ============

   The accompanying notes are an integral part of these financial statements.
                                         F-22

                        COLONIAL BANK OF SOUTH CAROLINA, INC.
                            NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

    Colonial Bank of South Carolina, Inc. (the "Bank") is a state chartered, Federal Reserve non-member commercial bank which provides services to customers located primarily in Kershaw County, South Carolina. The principal business of the Bank is to accept various types of deposits from the general public, make mortgage loans and, to a lesser extent, commercial and consumer loans.

    CONCENTRATION OF CREDIT RISK
       The Bank originates loans to individuals for single family residential mortgages and for various consumer purposes and to small businesses for various commercial purposes. The Bank's loan portfolio consists primarily of single family residential mortgage loans for which the borrowers' ability to repay is not dependent upon any specific economic segment.

    USE OF ESTIMATES IN FINANCIAL STATEMENT PREPARATION
       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.
       Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS
       For purposes of the statements of cash flows, cash and cash equivalents are defined as those amounts having an original maturity of three months or less and are presented on the balance sheet as cash and due from banks.

    SECURITIES
       The Bank accounts for securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Debt securities are classified upon purchase as available for sale, held to maturity or trading. Such assets classified as available for sale are carried at fair value. Unrealized holding gains or losses are reported as a component of stockholders' equity net of deferred income taxes. Securities classified as held to maturity are carried at cost, adjusted for the amortization of premiums and the accretion of discounts. In order to qualify as held to maturity, the Bank must have the ability and intent to hold the securities to maturity. Trading securities are carried at market value. The Bank has no trading securities. Gains or losses on dispositions of securities are based on the difference between the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

    LOANS
       Loans are stated at unpaid principal balances, less the allowance for loan losses. Interest on loans is recognized using the interest method. The recognition of interest income is discontinued when, in management's judgment, the interest is not collectible in the normal course of business.

    ALLOWANCE FOR LOAN LOSSES
       The allowance for loan losses is based on management's ongoing evaluation of the loan portfolio and reflects an amount that, in management's opinion, is adequate to absorb losses in the existing portfolio.
                                                                   (Continued)
                                         F-23

     ALLOWANCE FOR LOAN LOSSES
       In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, the composition of the loan portfolio, and management's estimate of anticipated credit losses. Loans are charged against the allowance at such time as they are determined to be losses. Subsequent recoveries are credited to the allowance. Management considers the year-end allowance appropriate and adequate to cover possible losses in the loan portfolio.

    ACCOUNTING FOR IMPAIRED LOANS
       The Bank accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS 114, as amended by SFAS 118, requires that the allowance for loan losses for impaired loans (as defined) be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. SFAS 114 also changed the treatment of in-substance foreclosed properties to require that properties should be included as other real estate owned when legal possession of the property has been obtained.

       The Bank's policy is to evaluate impaired loans based on the fair value of the collateral. Provisions computed under SFAS 114, if any, are included in the allowance for loan losses. Interest income from impaired loans is recorded using the cash method. There were no impaired loans at December 31, 1997 or March 31, 1997, or related interest income recognized in the nine months ended December 31, 1997 or the year ended March 31, 1997.

    NON-PERFORMING ASSETS
       Loans are placed in a non-accrual status when, in the opinion of management, the collection of additional interest is questionable. Thereafter, no interest is taken into income unless received in cash or until such time as the borrower demonstrates the ability to pay principal and interest.

    REAL ESTATE ACQUIRED THROUGH FORECLOSURE
       Real estate acquired through foreclosure is stated at the lower of cost or estimated fair value less estimated costs to sell. Any accrued interest on the related loan at the date of acquisition is charged to operations. Costs relating to the development and improvement of property are capitalized to the extent that such costs do not exceed the estimated fair value less selling costs of the property, whereas those relating to holding the property are charged to expense.

    PREMISES AND EQUIPMENT
       Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives of the assets primarily using the straight-line method. Additions to premises and equipment and major replacements or improvements are capitalized at cost. Maintenance, repairs and minor replacements are expensed when incurred. Gains and losses on routine dispositions are reflected in current operations.

    INCOME TAXES
       The Bank accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." SFAS 109 requires an asset and liability approach for financial reporting for income taxes. Certain items of income and expense (principally provision for loan losses, depreciation, and preopening expenses) are included in one reporting period for financial accounting purposes and another for income tax purposes.

                                      F-24
                                                                     (Continued)

    NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES,
             CONTINUED

    LOAN ORIGINATION FEES
       The Bank accounts for loan origination and commitment fees and related direct costs in accordance with SFAS 91, "Accounting for Non-refundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Loan origination fees and certain direct costs are capitalized and recognized as an adjustment of the yield of the related loan.

    GOODWILL
       The Bank is amortizing goodwill resulting from a branch acquisition over the estimated economic life of ten years using the straight-line method. On an on-going basis, the Bank evaluates the carrying value of this goodwill.

    RECLASSIFICATIONS
       Certain amounts from the prior year financial statements have been reclassified to conform with statement presentations for the current year. These reclassifications had no effect on previously reported net income.

    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
      Accounting standards that have been issued or proposed by the Financial Accounting Standards Board that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

NOTE 2 - CASH AND DUE FROM BANKS
    The Bank maintains certain cash reserves to secure the receipt of public deposits. At December 31, 1997 and March 31, 1997 the cash reserves were $1,250,000 and $1,030,000, respectively.

NOTE 3 - SECURITIES

    Securities are summarized as follows:


                                                                 DECEMBER 31, 1997
                                                  -------------------------------------------------
                                                   AMORTIZED       UNREALIZED HOLDING       FAIR
                                                      COST         GAIN         LOSS        VALUE
                                                   ----------   ----------   ----------   ----------
SECURITIES AVAILABLE FOR SALE:
FEDERAL AGENCIES
   Maturing within one year                        $  498,450   $     --     $      185   $  498,265
   Maturing after one but within five years         1,549,084         --          4,837    1,544,247
                                                   ----------   ----------   ----------   ----------
   Total securities available for sale             $2,047,534   $     --     $    5,022   $2,042,512
                                                   ==========   ==========   ==========   ==========
SECURITIES HELD TO MATURITY:
UNITED STATES TREASURY
   Maturing within one year                        $  492,891   $      399   $     --     $  493,290
FEDERAL AGENCIES
   Maturing within one year                           749,976          284          263      749,997
                                                   ----------   ----------   ----------   ----------
   Total securities held to maturity               $1,242,867   $      683   $      263   $1,243,287
                                                   ==========   ==========   ==========   ==========

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES

   Loans outstanding by major classification consist of the following:


                                                                   DECEMBER 31,     MARCH 31,
                                                                      1997            1997
                                                                   ------------    ------------
Mortgage Loans
   Principle balances
     Secured by one-to-four family residences (including
       $1,632,560 and $1,344,152 of home equity lines of credit)   $ 28,936,362    $ 27,619,085
     Secured by land and other properties                               957,400       1,295,789
     Secured by commercial real estate                                2,291,754       1,746,735
     Construction loans                                               2,209,030       1,727,541
     Loans held for sale                                                365,000            --
                                                                   ------------    ------------
                                                                     34,759,546      32,389,150
       Less undisbursed portion of construction loans                  (468,619)       (239,565)
                                                                   ------------    ------------
       Total mortgage loans                                          34,290,927      32,149,585
Consumer loans                                                        4,620,892       4,317,881
Commercial secured with other than a mortgage                         2,619,685       2,468,380
Unsecured commercial                                                  1,649,363       1,181,317
                                                                   ------------    ------------
                                                                     43,180,867      40,117,163
       Less allowance for loan losses                                  (375,039)       (106,888)
                                                                   ------------    ------------
       Net loans                                                   $ 42,805,828    $ 40,010,275
                                                                   ============    ============

         Fixed rate loans amount to approximately $24,366,000 and $22,213,000 at December 31, 1997 and March 31, 1997, respectively.

   Changes in allowance for loan losses are summarized as follows:

    Balance, beginning of year                 $   106,888    $    72,321
    Provision charged to income                    299,000         63,500
    Charge-offs and recoveries, net                (30,849)       (28,933)
                                               -----------    -----------
    Balance, end of year                       $   375,039    $   106,888
                                               ===========    ===========

         At December 31, 1997 and March 31, 1997 there were $63,793 and $40,281 of non-accrual loans, respectively. Total interest income not recognized on these loans was $6,415 for the nine months ended December 31, 1997 and $5,281 for the year ended March 31, 1997.

NOTE 5 - PREMISES AND EQUIPMENT
    Premises and equipment are summarized as follows:

                                   DECEMBER 31,      MARCH 31,
                                       1997            1997
                                    ----------   ----------
Land                                $  315,000   $  315,000
Building                             1,154,687    1,150,299
Building improvements                  133,641      133,641
Furniture, fixtures and equipment      564,339      439,994
Automobiles                             43,598       10,451
                                    ----------   ----------
                                     2,211,265    2,049,385
Less accumulated depreciation          456,223      344,148
                                    ----------   ----------
                                    $1,755,042   $1,705,237
                                    ==========   ==========

NOTE 6 - INVESTMENT IN FHLB STOCK

       The Bank, as a member institution of the Federal Home Loan Bank (FHLB) of Atlanta, is required to own capital stock in the FHLB of Atlanta based generally upon FHLB advances. FHLB capital stock is pledged to secure FHLB advances. No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value.

NOTE 7 - DEPOSITS


    Deposits consist of the following:            WEIGHTED
                                                AVERAGE RATE       AS OF DECEMBER 31, 1997
                                               AT DECEMBER 31,   --------------------------
                                                     1997           AMOUNT      % OF TOTAL
                                                     ----           ------      ----------
Non-interest bearing checking accounts
Interest-bearing checking accounts                   2.00%       $ 2,973,615         7.37%
Money market deposit accounts                        3.20          4,983,769        12.35
Passbook savings accounts                            2.55          1,831,457         4.54
Certificates of deposit:                                           1,540,784         3.82
   3.0 to 3.99 percent                               3.02
   4.0 to 4.99 percent                               4.34            212,056          .52
   5.0 to 5.99 percent                               5.38            637,706         1.58
   6.0 to 6.99 percent                               6.15         17,596,939        43.59
   7.0 to 8.00 percent                               7.86         10,382,054        25.72
                                                     4.54%           207,344          .51
                                                     ----        -----------       ------
                                                                 $40,365,724       100.00%
                                                                 ===========       ======


                                                                     (CONTINUED)
                                         F-27



                                                  WEIGHTED
                                                AVERAGE RATE        AS OF MARCH 31, 1997
                                                 AT MARCH 31,    -------------------------
                                                     1997          AMOUNT       % OF TOTAL
                                                     ----          ------       ----------
Non-interest bearing checking accounts
Interest-bearing checking accounts                               $ 2,358,942         6.30%
Money market deposit accounts                       2.00%          4,713,276        12.60
Passbook savings accounts                           3.20           1,553,187         4.15
Certificates of deposit:                            2.55           1,549,113         4.14
   4.0 to 4.99 percent
   5.0 to 5.99 percent                              4.65             381,828         1.02
   6.0 to 6.99 percent                              5.44          15,958,337        42.65
   7.0 to 8.00 percent                              6.16          10,572,032        28.25
                                                    7.90             332,815          .89
                                                                 -----------       ------
                                                    4.71%        $37,419,530       100.00%
                                                                 ===========       ======

    The aggregate amount of time deposits with a minimum denomination of $100,000 was $6,053,082 and $6,003,455 at December 31, 1997 and March 31, 1997,
respectively. Interest expense on these deposits was $271,000 for the nine months ended December 31, 1997 and $368,000 for the year ended March 31, 1997.

    At December 31, 1997, scheduled maturities of certificates of deposit are as follows:



                                           YEAR ENDING DECEMBER 31,
                               ---------------------------------------------------
                                  1998       1999      2000      2001      TOTAL
                               ----------  ---------  -------- --------  ----------
    3.00 to 3.99 percent       $  212,056  $       -  $      - $      -  $  212,056
    4.00 to 4.99 percent          637,706          -         -        -     637,706
    5.00 to 5.99 percent       15,471,344  1,875,676   239,719   10,200  17,596,939
    6.00 to 6.99 percent        8,752,073  1,261,559   368,422        -  10,382,054
    7.00 to 8.00 percent          207,344          -         -        -     207,344
                               ----------  ---------  -------- --------  ----------
                               $25,280,523 $3,137,235 $608,141 $ 10,200  $29,036,099
                               =========== ========== ======== ========  ===========


NOTE 8 - ADVANCES FROM FEDERAL HOME LOAN BANK

       At December 31, 1997 and March 31, 1997, the Bank had $9,000,000 and $9,500,000, respectively, of advances outstanding from the Federal Home Loan Bank. As of December 31, 1997, $4,500,000 of the borrowings bears interest at fixed rates ranging from 5.38 to 5.85 percent. The remaining $4,500,000 bears interest at a weighted average variable rate of 5.65 percent for the nine months ended December 31, 1997. Specific mortgage loans with balances of $10,806,906 and $13,132,417 at December 31, 1997 and March 31, 1997, respectively, and the Bank's FHLB stock were pledged to the FHLB as collateral for these advances.




                                                                     (CONTINUED)

    Minimum required payments of principle are as follows:

          FOR THE YEAR ENDING DECEMBER 31,
          --------------------------------
                      1998                            $6,000,000
                      2002                             3,000,000
                                                       ---------
                                                      $9,000,000
                                                      ==========

       The Bank has the ability to borrow an additional $1,000,000 from the FHLB as of December 31, 1997. The borrowings are available by pledging collateral and purchasing additional stock in the FHLB.

NOTE 9 - COMMITMENTS AND CONTINGENCIES
       The Bank, as lessor, leases office space to unrelated parties under leases requiring fixed monthly payments for varying lease terms. Related to these leases, the Bank recognized $80,554 for the nine months ended December 31, 1997 and $85,449 for the year ended March 31, 1997 of rental income.

       At December 31, 1997 future rental income is as follows:

               YEAR ENDING DECEMBER 31,
               ------------------------
                      1998                            $ 115,683
                      1999                              107,469
                      2000                               95,634
                      2001                               95,634
                      2002 and thereafter               238,587
                                                       --------
                                                      $ 653,007
                                                      =========

       During 1997, the Bank, as lessee, leased two automobiles under noncancellable operating leases. Rent expense totaled $7,409 for the nine months ended December 31, 1997 and $12,283 for the year ended March 31, 1997.

       The Bank has, from time to time, various lawsuits and claims arising from the conduct of its business. Such items are not expected to have any material adverse effect on the financial position or results of operations of the Bank.

NOTE 10 - INCOME TAXES
       The Bank accounts for income taxes using SFAS No. 109. Under this statement, deferred income taxes are recognized for temporary differences between the financial statement and income tax bases of assets and liabilities.

       The sources of temporary differences and the resulting deferred income tax assets and (liabilities) at December and March 31, 1997 are as follows:

                                                             DECEMBER 31, 1997    MARCH 31, 1997
                                                             -----------------    --------------
Allowance for loan losses in excess of tax deductible amounts    $ 104,193          $  26,543
Tax depreciation in excess of financial statement depreciation     (58,680)           (51,080)
Development stage expenses capitalized for income tax purposes       6,000             16,752
Unrealized loss on securities available for sale                     1,707               --
Amortization of goodwill                                            11,900              9,715
                                                                 ---------          ---------
   Net deferred tax asset (included in other assets)             $  65,120          $   1,930
                                                                 =========          =========


                                   F-29
                                                                     (CONTINUED)

       No provision for income taxes has been provided for the nine months ended December 31, 1997 due to the operating loss. The provision for income taxes for the year ended March 31, 1997 is reconciled to the amount of income tax computed at the federal statutory rate as follows:

                                                AMOUNT        %

Tax expense at the applicable statutory rate   $117,024     34.0%
State taxes, net of federal benefit               9,738      2.8
Other                                             9,569      2.8%
                                               --------      ----

   Total provision for income taxes            $136,331     39.6%
                                               ========     ====

NOTE 11 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

         The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include available credit on credit lines and commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.


   Financial instruments whose contract amounts                 CONTRACT
    represent credit risk at December 31, 1997:                  AMOUNT
                                                              -----------
       Commitments to extend credit                           $3,375,356

         Of these commitments to extend credit $2,906,737 are at variable rates and $468,619 are at fixed rates.

         Commitments to extend credit are agreements to lend as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation.


NOTE 12 - REGULATORY MATTERS AND DIVIDEND RESTRICTIONS

         The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt correct action, the Bank must meet specific capital guidelines that involve quantitative measures of the Banks assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practice. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
                                                                     (Continued)

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

        As of December 31, 1997, the most recent notification from the South Carolina State Board of Financial Institutions categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category. The Bank's actual capital amounts and ratios and minimum regulatory amounts and ratios are presented as follows:


                                                                                    To be well capitalized
                                                                    For capital     under prompt corrective
                                                                 adequacy purposes    action provisions
                                                Actual                 Minimum             Minimum
                                           ----------------        --------------     ----------------
                                           Amount     Ratio        Amount   Ratio     Amount     Ratio
                                           ------     -----        ------   -----     ------     -----
                                                                  (AMOUNTS IN $000)
AS OF DECEMBER 31, 1997
  Total Capital (to risk
    weighted assets)                        $5,301      15.4%      $2,751     8.0%    $3,438     10.0%
  Tier I Capital (to risk
    weighted assets)                         4,925      14.3        1,375     4.0      2,063      6.0
  Tier I Capital (to average assets)         4,925       9.3        2,118     4.0      2,646      5.0
AS OF MARCH 31, 1997
  Total Capital (to risk
    weighted assets)                        $3,586      11.19%     $2,563     8.0%    $3,204     10.0%
  Tier I Capital (to risk
    weighted assets)                         3,479      10.86       1,282     4.0      1,922      6.0
  Tier I Capital (to average assets)         3,479       7.53       1,849     4.0      2,311      5.0


         The Bank is restricted as to payment of dividends. Prior to payment of any dividend, the Bank must obtain approval from the South Carolina State Board of Financial Institutions.

NOTE 13 - STOCKHOLDERS' EQUITY AND STOCK OPTIONS

         On February 20, 1997, the Bank's Board of Directors declared a six-for-five stock split effected in the form of a 20 percent common stock dividend. The stock was issued on April 17, 1997 to common shareholders of record on April 3, 1997. A total of 72,164 shares of common stock were issued in connection with the six-for-five stock split.

         The Bank adopted SFAS No. 128, "Earnings per share," on December 31, 1997. This statement requires that the Bank present basic and diluted net income per share of common stock. The assumed conversion of stock options creates the difference between basic and diluted net income per share. Income per share is calculated by dividing net income by the weighted average number of common shares outstanding for each period presented. The weighted average number of shares outstanding for basic net income per share was 505,060 for the nine months ended December 31, 1997 and 433,019 for the year ended March 31, 1997. The weighted average number of common shares outstanding for diluted net income per share was 515,571 for the nine months ended December 31, 1997 and 443,530 for the year ended March 31, 1997.
                                                                     (CONTINUED)
                                         F-31

         The Bank's Board of Directors has adopted a Stock Option Plan (the "Option Plan"). Pursuant to the Option Plan, 43,302 shares of common stock are reserved for issuance by the Bank to officers and employees. The purpose of the Option Plan is to provide additional incentive to certain officers and key employees by facilitating their purchase of stock in the Bank. As of December 31, 1997, 43,302 options have been granted at $8.33 per share, the fair market value as of the date of grant. No options have been exercised or canceled.

         The Bank has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plan. The Bank had no stock options issued after the effective date of SFAS No. 123; thus, no proforma disclosures are required.


NOTE 14 - EMPLOYEE BENEFIT PLAN

         The Bank has a defined contribution 401(k) plan covering all employees who have attained age twenty-one and have a minimum of six months of service. Upon ongoing approval of the Board of Directors, the Bank matches one-hundred percent of employee contributions up to four percent of employee salary. Under the Plan, $15,774 for the nine months ended December 31, 1997 and $19,213 the year ended March 31, 1997, were charged to operations.


NOTE 15 - TRANSACTIONS WITH DIRECTORS, OFFICERS AND ASSOCIATES

         Directors, executive officers and associates of such persons were customers of and had transactions with the Bank in the ordinary course of business. Additional transactions may be expected to take place in the future. Also, included in such transactions are outstanding loans and commitments, all of which were made on comparable terms, including interest rates and collateral, as those prevailing at the time for other customers of the Bank, and did not involve more than normal risk of collectibility or present other unfavorable features. These related party loans totaled $827,178 and $487,820 as of December 31, 1997 and March 31, 1997, respectively.

         Activity in related party loans for the nine months ended December 31, 1997 is as follows:

    Balance April 1, 1997                                  $  487,820
    New borrowings                                            353,266
    Repayments                                                (13,908)
                                                           ----------

    Balance December 31, 1997                              $  827,178
                                                           ==========

         Deposits by directors, officers and their related interests, as of December 31, 1997 and March 31, 1997, totaled $408,557 and $368,916, respectively.

                        COLONIAL BANK OF SOUTH CAROLINA, INC.
                                   BALANCE SHEETS
                                     (UNAUDITED)



                                                           JUNE 30,     DECEMBER 31,
                                                             1998          1997
                                                         ------------   -----------
                                        ASSETS

CASH AND CASH EQUIVALENTS                                $  3,609,374   $ 4,561,556
TIME DEPOSITS IN OTHER BANKS                                        -       800,000
SECURITIES
   Available for sale                                       5,093,757     2,042,512
   Held to maturity ($1,243,287 at fair value)                      -     1,242,867
LOANS, net of allowance for losses of $349,901 and
   $375,039, respectively                                  47,801,991    42,805,828
ACCRUED INTEREST RECEIVABLE                                   375,075       337,911
PREMISES AND EQUIPMENT, NET                                 1,754,310     1,755,042
INVESTMENT IN FEDERAL HOME LOAN BANK (FHLB)
   STOCK, AT COST                                             565,000       475,000
GOODWILL, net of accumulated amortization                     214,810       232,314
OTHER ASSETS                                                  338,181       402,693
                                                         ------------   -----------
                                                         $ 59,752,498   $54,655,723
                                                         ============   ===========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
   Deposits                                              $ 43,013,054   $40,365,724
   Advances from Federal Home Loan Bank                    11,300,000     9,000,000
   Accrued interest payable                                     6,536        47,755
   Advances from borrowers for taxes and insurance             26,776        14,632
   Other liabilities                                           91,449        73,125
                                                         ------------   -----------
      Total liabilities                                    54,437,815    49,501,236
                                                         ------------   -----------
STOCKHOLDERS' EQUITY
   Preferred stock $1 par value; 5,000,000 shares
     authorized; none issued                                        -            -
   Common stock $1 par value; 5,000,000 shares
     authorized; 583,019 issued                               583,019       583,019
   Additional paid-in-capital                               4,412,348     4,413,398
   Retained earnings                                          323,958       161,385
   Unrealized holding loss on securities available
     for sale                                                  (4,642)       (3,315)
                                                         ------------   -----------
      Total stockholders' equity                            5,314,683     5,154,487
                                                         ------------   -----------
                                                         $ 59,752,498   $54,655,723
                                                         ============   ===========

        See notes to unaudited financial statements.

                        COLONIAL BANK OF SOUTH CAROLINA, INC.
                                STATEMENTS OF INCOME
                                     (UNAUDITED)


                                                SIX MONTHS ENDED JUNE 30,     THREE MONTHS ENDED JUNE 30,
                                                    1998         1997               1998        1997
                                                ----------   ----------         ----------   ----------
INTEREST INCOME
   Loans and loan fees                          $2,084,364   $1,797,033         $1,075,076   $  916,620
   Time and overnight deposits                     100,667       97,516             42,445       60,860
   FHLB stock dividend                              17,373       14,972              8,976        8,586
   Securities                                      108,376        8,445             62,204        8,445
                                                ----------   ----------         ----------   ----------

     Total interest income                       2,310,780    1,917,966          1,188,701      994,511
                                                ----------   ----------         ----------   ----------
INTEREST EXPENSE
   Interest-bearing checking accounts               82,193       72,639             42,723       37,000
   Certificates of deposit                         880,369      758,959            444,353      394,405
   Advances from FHLB                              246,505      203,980            130,980      107,556
   Passbook accounts                                21,508       18,714             11,291        9,786
                                                ----------   ----------         ----------   ----------
     Total interest expense                      1,230,575    1,054,292            629,347      548,747
                                                ----------   ----------         ----------   ----------
     Net interest income                         1,080,205      863,674            559,354      445,764
PROVISION FOR LOAN LOSSES                           30,000       43,000             10,000       33,000
                                                ----------   ----------         ----------   ----------
     Net interest income after provision
       for loan losses                           1,050,205      820,674            549,354      412,764
                                                ----------   ----------         ----------   ----------
NONINTEREST INCOME
   Service charges on deposit accounts             106,302       88,394             52,291       43,420
   Premiums related to sale of mortgage loans       28,930       20,363             14,179        9,197
   Other                                            21,556       19,884             11,384        8,864
                                                ----------   ----------         ----------   ----------

     Total noninterest income                      156,788      128,641             77,854       61,481
                                                ----------   ----------         ----------   ----------
NONINTEREST EXPENSES
   Salaries and employee benefits                  524,791      468,843            255,906      225,545
   Advertising                                      12,289        7,129              5,182        2,885
   Office supplies, telephone and postage           37,550       32,519             18,422       17,133
   Net occupancy                                   118,377       94,141             59,915       41,898
   Federal insurance premiums                        7,951       30,662              4,018       15,211
   Data processing                                  83,601       62,876             44,944       29,649
   Professional fees                                11,639        3,298             11,349          947
   Amortization of goodwill                         17,504       17,502              8,752        8,751
   Other operating                                 149,217      120,133             77,667       55,461
                                                ----------   ----------         ----------   ----------
     Total noninterest expenses                    962,919      837,103            486,155      397,480
                                                ----------   ----------         ----------   ----------
     Net income before taxes                       244,074      112,212            141,053       76,765
PROVISION FOR INCOME TAXES                          81,501       87,063             48,000       27,732
                                                ----------   ----------         ----------   ----------
     Net income                                 $  162,573   $   25,149         $   93,053   $   49,033
                                                ==========   ==========         ==========   ==========

                                                                     (Continued)

                                                                     (CONTINUED)
                        COLONIAL BANK OF SOUTH CAROLINA, INC.
                                STATEMENTS OF INCOME
                                     (UNAUDITED)



                                 SIX MONTHS ENDED JUNE 30, THREE MONTHS ENDED JUNE 30,
                                      1998        1997        1998          1997
                                   ----------  ----------  -----------  ------------
BASIC NET INCOME PER SHARE OF
   COMMON STOCK                    $     0.28  $     0.06  $      0.16  $      0.11
                                   ==========  ==========  ===========  ===========

DILUTED NET INCOME PER SHARE
   OF COMMON STOCK                 $     0.26  $     0.06  $      0.15  $      0.11
                                   ==========  ==========  ===========  ===========

WEIGHTED AVERAGE SHARES
   OUTSTANDING
     Basic                           583,019      433,019      583,019       433,019
                                   =========    =========    =========   ===========

     Diluted                          633,725     443,530      633,725      443,530
                                   ==========  ==========  ===========  ===========
   NO CASH DIVIDEND PAID




       See notes to unaudited financial statements.
                                         F-35

                          COLONIAL BANK OF SOUTH CAROLINA, INC.
                    STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                     (UNAUDITED)




                                                                                                 UNREALIZED
                                                                                                HOLDING LOSS
                                                                   ADDITIONAL                  ON SECURITIES      TOTAL
                                               COMMON STOCK          PAID-IN        RETAINED     AVAILABLE    STOCKHOLDERS'
                                           SHARES       AMOUNT       CAPITAL        EARNINGS      FOR SALE        EQUITY

BALANCE, DECEMBER 31, 1997                 583,019   $   583,019   $ 4,413,398    $   161,385   $    (3,315)   $ 5,154,487

   Net change in unrealized holding
    loss on securities available for
    sale, net of taxes of $725                --            --            --             --          (1,327)        (1,327)

   Stock issuance costs                       --            --          (1,050)          --            --           (1,050)

   Net income                                 --            --            --          162,573          --          162,573
                                       -----------   -----------   -----------    -----------   -----------    -----------

BALANCE, JUNE 30, 1998                     583,019   $   583,019   $ 4,412,348    $   323,958   $    (4,642)   $ 5,314,683
                                       ===========   ===========   ===========    ===========   ===========    ===========





See notes to unaudited financial statements.

                        COLONIAL BANK OF SOUTH CAROLINA, INC.
                         STATEMENTS OF COMPREHENSIVE INCOME
                                     (UNAUDITED)


                                                 SIX MONTHS ENDED        THREE MONTHS ENDED
                                                     JUNE 30,                 JUNE 30,
                                                 1998         1997         1998       1997
                                              ---------    ---------   ---------   ---------
NET INCOME                                    $ 162,573    $  25,149   $  93,053   $  49,033

OTHER COMPREHENSIVE INCOME, NET OF TAX:
   Net change in unrealized gain or loss on
     securities available for sale               (1,327)        --           187        --
                                              ---------    ---------   ---------   ---------
       Total other comprehensive income          (1,327)        --           187        --
                                              ---------    ---------   ---------   ---------

COMPREHENSIVE INCOME                          $ 161,246    $  25,149   $  93,240   $  49,033
                                              =========    =========   =========   =========





See notes to unaudited financial statements.

                        COLONIAL BANK OF SOUTH CAROLINA, INC.
                               STATEMENTS OF CASH FLOWS
                                     (UNAUDITED)


                                                                        SIX MONTHS ENDED
                                                                            JUNE 30,
                                                                  --------------------------
                                                                       1998         1997
                                                                  -----------    -----------
OPERATING ACTIVITIES
  Net income                                                      $   162,573    $    25,149
  Adjustments to reconcile net income to net cash
   provided by operating activities
   Provision for loan losses                                           30,000         43,000
   Depreciation                                                        97,233         67,770
   Amortization of goodwill                                            17,504         17,502
   Discount accretion on securities                                   (12,014)        (6,189)
   Premium amortization on securities                                   1,212             23
   Changes in operating assets and liabilities
     (Increase) decrease in accrued interest receivable               (37,164)        71,304
     (Increase) decrease in other assets                               64,512        (58,812)
     Decrease in accrued interest payable                             (41,219)       (13,829)
     (Decrease) increase in other liabilities                          20,715        (95,675)
                                                                  -----------    -----------
      Net cash provided by operating activities                       303,352         50,243
                                                                  -----------    -----------

INVESTING ACTIVITIES
  Purchases of time deposits in other banks                              --       (2,200,000)
  Maturities of time deposits in other banks                          800,000      1,600,000
  Net increase in loans                                            (5,026,163)      (549,998)
  Purchases of premises and equipment                                 (96,501)      (215,682)
  Purchases of securities available for sale                       (4,602,344)          --
  Purchases of securities held to maturity                               --         (722,265)
  Proceeds from maturities of securities held to maturity           1,250,000           --
  Proceeds from maturities of securities available for sale         1,550,000           --
  Purchase of FHLB stock                                              (90,000)      (200,000)
                                                                  -----------    -----------
      Net cash used for investing activities                       (6,215,008)    (2,287,945)
                                                                  -----------    -----------

FINANCING ACTIVITIES
  Net increase in deposits                                          2,647,330      1,912,770
  Net increase in FHLB advances                                     2,300,000      2,500,000
  Cash in lieu of fractional shares on stock dividend                    --              (69)
  Net change in advances from borrowers for taxes and insurance        12,144         12,817
                                                                  -----------    -----------
      Net cash provided by financing activities                     4,959,474      4,425,518
                                                                  -----------    -----------
      Net increase (decrease) in cash and cash equivalents           (952,182)     2,187,816
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                      4,561,556      1,624,241
                                                                  -----------    -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                          $ 3,609,374    $ 3,812,057
                                                                  ===========    ===========


      See notes to unaudited financial statements.
                                         F-38

                        COLONIAL BANK OF SOUTH CAROLINA, INC.
                       NOTES TO UNAUDITED FINANCIAL STATEMENTS


ACCOUNTING POLICIES - A summary of significant accounting policies is included in the Bank's audited financial statements for the year ended December 31, 1997, which are included in the Bank's Registration Statement on Form 10-SB filed with the Federal Deposit Insurance Corporation on April 30, 1998.

MANAGEMENT OPINION - In the opinion of management, the accompanying unaudited financial statements of Colonial Bank reflect all adjustments which are necessary for a fair presentation of the results of the periods presented. Such adjustments were of a normal recurring nature. The amounts included as of December 31, 1997 have been derived from the audited financial statements for the year ended December 31, 1997 which are included in the Bank's Registration Statement on Form 10-SB. The unaudited financial statements should be read in conjunction with the audited financial statements for the period ended December 31, 1997.

                                                                ANNEX A



                           REORGANIZATION AGREEMENT





                                 BY AND AMONG




                          CAROLINA FIRST CORPORATION,

                             CAROLINA FIRST BANK,

                                      AND

                     COLONIAL BANK OF SOUTH CAROLINA, INC.
















                           DATED AS OF JULY 9, 1998

                               TABLE OF CONTENTS

SECTION I.  DEFINITIONS......................................................9
      1.1.  Articles of Merger...............................................9
      1.2.  Benefit Plans....................................................9
      1.3.  CERCLA...........................................................9
      1.4.  CFB..............................................................9
      1.5.  CFC..............................................................9
      1.6.  CFC Benefit Plans................................................9
      1.7.  CFC Common Stock.................................................9
      1.9.  Code.............................................................9
      1.10. Colonial.........................................................9
      1.11. Colonial Benefit Plans...........................................9
      1.12. Colonial Common Stock............................................9
      1.13. Confidential Information.........................................9
      1.14. Derivative Contract..............................................10
      1.15. Effective Time...................................................10
      1.17. ERISA............................................................10
      1.18. Exchange Act.....................................................10
      1.19. FDIC.............................................................10
      1.20. Federal Reserve..................................................10
      1.21. GAAP.............................................................10
      1.22. IRS..............................................................10
      1.23. Knowledge........................................................10
      1.24. Lien.............................................................10
      1.25. Material Adverse Event; Material Adverse Effect..................10
      1.26. Merger...........................................................11
      1.27. OTS..............................................................11
      1.28. PBGC.............................................................11
      1.29. Person...........................................................11
      1.30. Plan of Merger...................................................11
      1.31. Proxy Statement..................................................11
      1.32. Registration Statement...........................................11
      1.33. Regulations......................................................11
      1.34. Regulatory Approvals.............................................11
      1.35. Regulatory Authority.............................................11
      1.36. Reorganization Agreement.........................................11
      1.37. Rights...........................................................11
      1.38. SEC..............................................................11
      1.39. Securities Act...................................................11
      1.40. Shareholder Approval.............................................11
      1.41. Shareholders' Meeting............................................11
      1.42. State Board......................................................11

SECTION II.  THE MERGER......................................................11
      2.1.  Merger...........................................................11
      2.2.  The Closing......................................................12
      2.3.  Consideration for the Merger.....................................12
      2.4.  Shareholder Approval; Registration Statement.....................12
      2.5.  Cooperation; Regulatory Filings..................................12
      2.6.  Tax Treatment....................................................12

SECTION III.  REPRESENTATIONS AND WARRANTIES OF Colonial....................13
      3.1.  Organization, Good Standing and Conduct of Business.............13
      3.2.  Subsidiaries....................................................13
      3.3.  Corporate Authority.............................................13
      3.4.  Binding Effect..................................................13
      3.5.  Capitalization of Colonial......................................13
      3.6.  Compliance with Laws; Absence of Defaults.......................13
      3.7.  Non-Contravention and Defaults; No Liens........................14
      3.8.  Necessary Approvals.............................................14
      3.9.  Financial Statements............................................14
      3.10. Tax Returns.....................................................14
      3.11. Undisclosed Liabilities.........................................15
      3.12. Properties, Encumbrances........................................15
      3.13. Litigation......................................................15
      3.14. Reports.........................................................15
      3.15. Brokers.........................................................15
      3.16. Expenditures....................................................15
      3.17. Insurance.......................................................15
      3.18. Contracts and Commitments.......................................15
      3.19. Employee Benefit Plans and Contracts............................16
      3.20. Allowance for Loan Losses.......................................17
      3.21. Environmental Matters...........................................17
      3.22. Colonial Information............................................18
      3.23. Asset Classification............................................18
      3.24. Derivatives Contracts, Etc......................................18
      3.25. Labor Matters...................................................18
      3.26. Securities Reports..............................................18
      3.27. Ownership of CFC Common Stock...................................18
      3.28. Resale of CFC Common Stock......................................18

SECTION IV.  REPRESENTATIONS AND WARRANTIES BY CFC AND CFB..................19
      4.1.  Organization, Good Standing and Conduct of Business.............19
      4.2.  Subsidiaries....................................................19
      4.3.  Corporate Authority.............................................19
      4.4.  Binding Effect..................................................19
      4.5.  Capitalization of CFC...........................................20
      4.6.  Compliance with Laws; Absence of Defaults.......................20
      4.7.  Non-Contravention and Defaults; No Liens........................20
      4.8.  Necessary Approvals.............................................20
      4.9.  Financial Statements............................................21
      4.10. Undisclosed Liabilities.........................................21
      4.11. Litigation and Regulatory Agreements............................21
      4.12. Reports.........................................................21
      4.13. CFC Information.................................................21
      4.14. Securities Reports..............................................21
      4.15. Due Diligence...................................................21

SECTION V.   CONDUCT OF BUSINESS PENDING CLOSING............................21
      5.1.  Conduct of Colonial Pending Closing.............................21
      5.2.  Conduct of CFC Pending Closing..................................23

SECTION VI.  COVENANTS OF THE PARTIES.......................................23

      6.1.  Access to Properties and Records................................23
      6.2.  Confidentiality.................................................23
      6.3.  Cooperation.....................................................23
      6.4.  Affiliates' Letters.............................................23
      6.5.  Listing of CFC Common Stock.....................................24
      6.6.  Letters from Accountants........................................24
      6.7.  Tax Treatment...................................................24
      6.8.  Expenses........................................................24
      6.9.  Material Events.................................................24
      6.10. Public Announcements............................................24
      6.11. Updating of Schedules...........................................24
      6.12. Certain Policies of Colonial....................................24
      6.13. Employee Matters................................................25
      6.14. Directors.......................................................25
      6.15. Charitable Contributions........................................25
      6.16. Agreements with Colonial Officers...............................25
      6.17. Prohibited Actions..............................................25

SECTION VII.   CONDITIONS TO CFC'S AND CFB'S OBLIGATIONS TO CLOSE...........25
      7.1.  Performance of Acts and Representations by Colonial.............26
      7.2.  Opinion of Counsel for Colonial.................................26
      7.3.  Conduct of Business.............................................26
      7.4.  Consents........................................................26
      7.5.  Certificate.....................................................26
      7.6.  Shareholder Approval............................................26
      7.7.  Securities Laws.................................................27
      7.8.  Colonial Allowance..............................................27
      7.9.  Consulting Agreement............................................27

SECTION VIII. CONDITIONS TO THE OBLIGATION OF COLONIAL TO CLOSE.............27
      8.1.  Performance of Acts and Representations by CFC and CFB..........27
      8.2.  Opinion of Counsel for CFC......................................27
      8.3.  Conduct of Business.............................................27
      8.4.  Consents........................................................27
      8.5.  Certificate.....................................................28
      8.6.  Tax Opinion.....................................................28
      8.7.  Shareholder Approval............................................28
      8.8.  Securities Laws.................................................28
      8.9.  Consulting Agreement............................................28

SECTION IX.   TERMINATION...................................................28
      9.1.  Termination.....................................................28

SECTION X.   INDEMNIFICATION................................................28
      10.1.  Information for Application and Statements.....................28
      10.2.  Indemnification of Officers and Directors......................29
      10.3.  Insurance......................................................29

SECTION XI.   MISCELLANEOUS.................................................30
      11.1.  Survival of Representations and ...............................30
      11.2.  Entire Agreement...............................................30
      11.3.  Binding Agreement..............................................30

      11.4.  Notices........................................................30
      11.5.  Counterparts...................................................30
      11.6.  Headings.......................................................30
      11.7.  Law Governing..................................................30
      11.8.  Amendment......................................................31
      11.9.  Waiver.........................................................31

APPENDICES
Appendix A   Plan of Merger

SCHEDULES
Schedule 3.5:  Existing Rights and Exceptions to Capitalization Representation
Schedule 3.6:  Violations
Schedule 3.11: Material Liabilities or Obligations Not Disclosed in Colonial
               Financial Statements
Schedule 3.12: Exceptions to No Liens
Schedule 3.13: Litigation
Schedule 3.16: Proposed Expenditures Exceeding $50,000
Schedule 3.17: Insurance
Schedule 3.18: Contracts or Other Commitments of Colonial; Other Material
               Contracts
Schedule 3.19: Colonial Employee Benefit and Welfare Plans
Schedule 3.21: Environmental Matters
Schedule 3.23: Classified Assets
Schedule 3.24: Derivatives Contracts, Etc.
Schedule 4.5:  Exceptions to CFC Capitalization Representations
Schedule 4.10: CFC Tax Matters Schedule 4.1Material Liabilities or Obligations
               Not Disclosed in the CFC Financial Statements
Schedule 4.11: Litigation
Schedule 4.12: CFC Employee Benefit and Welfare Plans
Schedule 6.15: Charitable Contributions
Schedule 6.16: Consulting Agreement

      This REORGANIZATION AGREEMENT is entered into as of this 9th day of July, 1998 among Carolina First Corporation ("CFC"), a corporation organized and existing under the laws of the State of South Carolina, Carolina First Bank ("CFB"), a corporation organized and existing under the laws of the State of South Carolina, and Colonial Bank of South Carolina, Inc. ("Colonial"), a state banking corporation organized and existing under the laws of South Carolina.

                                   RECITALS

      A. Colonial is a state banking corporation headquartered in Camden, South Carolina.
      B. CFC is a South Carolina corporation headquartered in Greenville, South Carolina, and a registered bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA").
      C. CFB is a South Carolina-chartered, non-member banking corporation headquartered in Greenville, South Carolina.
      D. The parties hereto desire that Colonial be merged with and into CFB, upon the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements herein contained, CFC, CFB and Colonial hereby agree as follows:


                            SECTION I.  DEFINITIONS

      I.1. ARTICLES OF MERGER. The Articles of Merger to be executed by CFB and Colonial in a form appropriate for filing with the Secretary of State of South Carolina and relating to the effective consummation of the Merger as contemplated by the Plan of Merger.
      I.2. BENEFIT PLANS. All employee benefit plans within the meaning of
Section 3(3) of ERISA and any related or separate contracts, plans, trusts, annuities, programs, policies, arrangements, practices, customs and understandings that provide benefits of economic value to any present or former employee, or current or former beneficiary, dependent or assignee of any such employee or former employee.
      I.3. CERCLA. The Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 ET SEQ.
      I.4. CFB. Carolina First Bank, a South Carolina corporation and a wholly-owned subsidiary of CFC.
      I.5. CFC. Carolina First Corporation, a bank holding company headquartered in Greenville, South Carolina.
      I.6. CFC BENEFIT PLANS. All Benefit Plans, and all other material fringe benefit plans or programs, sponsored or maintained by CFC or CFB or under which CFC or CFB may be obligated.
      I.7. CFC COMMON STOCK. The common stock, par value $1.00 per share, of CFC.
      I.8. CLOSING; CLOSING DATE. The terms "Closing" and "Closing Date" shall have the meanings ascribed to them in Section 2.2 hereof.
      I.9. CODE. The Internal Revenue Code of 1986, as amended, including, if the context permits, the applicable regulations promulgated pursuant thereto.
      I.10. COLONIAL. Colonial Bank of South Carolina, Inc., a state banking corporation organized and existing under the laws of South Carolina.
      I.11. COLONIAL BENEFIT PLANS. All Benefit Plans, and all other material fringe benefit plans or programs, sponsored or maintained by Colonial or under which Colonial may be obligated.
      I.12. COLONIAL COMMON STOCK. The common stock, par value $1.00 per share, of Colonial.
      I.13. CONFIDENTIAL INFORMATION. The term "Confidential Information" shall mean all information of any kind concerning a party hereto that is furnished by such party or on its behalf pursuant to Section 6.1 hereof as a result of the transactions contemplated herein, except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known to the recipient of

Confidential Information to be under an obligation to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Reorganization Agreement), (iv) of which the recipient was in possession prior to disclosure thereof in connection with the Merger, or (v) which was independently developed by the recipient without the benefit of Confidential Information.
      I.14. DERIVATIVE CONTRACT. Any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on a balance sheet which is a derivative contract (including various combinations thereof).
      I.15. EFFECTIVE TIME. The date and time which the Merger becomes effective as set forth in the Articles of Merger. Subject to the terms and conditions hereof, the Effective Time shall be such time on such date as CFC shall notify Colonial in writing not less than five days prior thereto, which date shall not be more than 30 days after all conditions have been satisfied or waived in writing.
      I.16. ERISA. The Employee Retirement Income Security Act of 1974, as amended.
      I.17. EXCHANGE ACT. The Securities Exchange Act of 1934, as amended.
      I.18. FAIR MARKET VALUE. The average of the closing prices as quoted on the Nasdaq National Market for CFC Common Stock for the twenty days in which CFC Common Stock was traded immediately prior to the Closing Date; provided, however, if prior to the Effective Time, any other Person shall have publicly announced an intention to acquire control of CFC by merger or otherwise or CFC shall have publicly acknowledged that it is seeking to be acquired by another Person or is discussing being acquired by another Person, then the average of the Closing Prices as quoted on the Nasdaq National Market for CFC Common Stock for the 20 days for which the CFC Common Stock was traded immediately prior to such announcement or acknowledgment shall be determined and, if such average is less than the average determined pursuant to the first clause of this sentence, then the smaller average shall be the Fair Market Value.
      I.19. FDIC. The Federal Deposit Insurance Corporation.
      I.20. FEDERAL RESERVE. The Board of Governors of the Federal Reserve
System.
      I.21. GAAP. Generally accepted accounting principles consistently applied.
      I.22. IRS. The Internal Revenue Service.
      I.23. KNOWLEDGE. When used in the phrase "to the knowledge" or a similar phrase, shall mean the actual knowledge of the executive officers of the referenced party or parties, as applicable, after reasonable inquiry of the other executive officers and the directors of the parties and the Persons responsible for the day-to-day operations of the parties or their subsidiaries (although this definition shall not give rise to any duty of any independent verification or confirmation by members of senior management or board of directors of the entity making the representation or warranty from other Persons).
      I.24. LIEN. Any lien, claim, encumbrance, security interest, assessment, charge, restriction (including restriction on voting rights or rights of disposition), mortgage, deed of trust, equity of any character, third party right of whatever nature or other similar or like charge.
      I.25. MATERIAL ADVERSE EVENT; MATERIAL ADVERSE EFFECT. This shall mean an event, effect, occurrence or circumstance which, alone or when taken with other breaches, events, effects, occurrences or circumstances existing concurrently therewith (including without limitation, any breach of a representation or warranty contained herein by such party) (i) has or is reasonably expected to have a material adverse effect on the properties, financial condition, results of operations, or business of such party and its subsidiaries, taken as a whole, or (ii) would materially prevent such party's, or any affiliated party's, ability to perform its obligations under this Reorganization Agreement or the consummation of any of the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect or Material Adverse Event has occurred, there shall be excluded any effect the cause of which is (A) any change in banking, tax and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (B) any change in GAAP or regulatory accounting requirements applicable to the parties hereto, (C) any action or omission of Colonial or CFC or a subsidiary thereof taken with the prior written consent of CFC or Colonial, as applicable, in contemplation of the transaction contemplated herein, (D) the actions contemplated by Section 6.12,
(E) the consolidation of Colonial's Rutledge Street Branch with its main office, or (F) any changes in general economic conditions affecting financial institutions generally, including but not limited to changes in interest rates.
      I.26. MERGER. The Merger of Colonial with and into CFB, all as provided herein.
      I.27. OTS. Office of Thrift Supervision.
      I.28. PBGC. The Pension Benefit Guaranty Corporation.
      I.29. PERSON. An individual, a partnership, a corporation, a commercial bank, an industrial bank, a savings association, a savings bank, a limited liability company, an association, a joint stock company, a trust, a business trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.
      I.30. PLAN OF MERGER. The Plan of Merger attached to this Reorganization Agreement as Appendix A.
      I.31. PROXY STATEMENT. The joint proxy statement/prospectus included in the Registration Statement which shall be furnished to the Colonial shareholders in connection with the Shareholders' Meeting and the matters contemplated hereby.
      I.32. REGISTRATION STATEMENT. The Registration Statement on Form S-4 to be filed with the SEC registering the issuance of the CFC Common Stock to be issued to the Colonial shareholders in connection with the Merger.
      I.33. REGULATIONS. The regulations issued by the IRS under the Code.
      I.34. REGULATORY APPROVALS. The orders, approvals, or exemptions of the FDIC, the State Board, or any other Regulatory Authority approving the Merger and the transactions contemplated herein.
      I.35. REGULATORY AUTHORITY. Any Federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including, without limitation and the FDIC and the State Board) and any other Federal or state bank, thrift or other financial institution, insurance or securities regulatory authorities, and any and all other agencies or departments of Federal, state or local government, including without limitation the SEC.
      I.36. REORGANIZATION AGREEMENT. This Reorganization Agreement, including all schedules, appendices and exhibits attached hereto.
      I.37. RIGHTS. Rights shall mean warrants, calls, commitments, options, rights (whether stock appreciation rights, conversion rights, exchange rights, profit participation rights, or otherwise), securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, and other arrangements or commitments which obligate a Person to issue, otherwise cause to become outstanding, sell, transfer, pledge, or otherwise dispose of any of its capital stock or other ownership interests, or any voting rights thereof or therein, or to pay monetary sums by reference to the existence or market valuation of, any of its capital stock or ownership interests therein.
      I.38. SEC. The Securities and Exchange Commission.
      I.39. SECURITIES ACT. The Securities Act of 1933, as amended.
      I.40. SHAREHOLDER APPROVAL. The approval of the Merger by the requisite vote of the shareholders of Colonial at the Shareholders' Meeting, all in accordance with this Reorganization Agreement and the Plan of Merger.
      I.41. SHAREHOLDERS' MEETING. The meeting of Colonial shareholders at which the Merger will be voted upon.
      I.42. STATE BOARD. The South Carolina State Board of Financial
Institutions.


                            SECTION II.  THE MERGER

      II. 1. MERGER. Subject to the terms and conditions of this Reorganization Agreement, including the Plan of Merger, Colonial shall merge with and into CFB (the "Merger"), the separate existence of Colonial shall cease, and CFB shall survive and the name of the surviving corporation shall be "Carolina First Bank".

The parties agree that the Merger will be effected pursuant to the terms set forth in the Plan of Merger, the terms of which are incorporated herein.
     II.2. THE CLOSING. The Closing of the transaction contemplated herein shall be held as soon as reasonably practicable after fulfillment of all conditions set forth in Section VII and Section VIII hereof (the "Closing Date"), at the offices of Wyche, Burgess, Freeman & Parham, P.A. or at such other place and time as the parties hereto may mutually agree; provided, however, that in the event that Closing has not occurred by March 31, 1999, any party hereto shall have the right to terminate this Reorganization Agreement.
     II.3. CONSIDERATION FOR THE MERGER. The manner of converting the shares of Colonial into shares of CFC shall be as set forth in the Plan of Merger.
     II.4. SHAREHOLDER APPROVAL; REGISTRATION STATEMENT. CFC shall vote all shares of CFB in favor of this Reorganization Agreement and the Merger. Colonial shall call its Shareholders' Meeting in accordance with the applicable provisions of state and Federal law for the purpose of considering and voting on this Reorganization Agreement and the transactions contemplated hereby. The Shareholders' Meeting shall be held as soon as practicable. The board of directors of Colonial shall recommend (subject to compliance with their legal and fiduciary duties, as advised by counsel) to its shareholders and use its best efforts to obtain their approval of this Reorganization Agreement and the Merger. CFC shall file the Registration Statement with the SEC and shall pay the required filing fees. The parties will use their respective best efforts and cooperate with each other to obtain promptly the effectiveness of the Registration Statement. CFC shall also take any reasonable action required to be taken under the blue sky laws in connection with the issuance of CFC Common Stock in the Merger. CFC and Colonial shall jointly prepare the Proxy Statement, which shall be reasonably acceptable to all parties. The Proxy Statement shall be mailed to the Colonial shareholders as soon as reasonably practicable after the SEC's declaration of effectiveness of the Registration Statement, with due consideration given to the anticipated length of time that will be required to obtain the Regulatory Approvals. Colonial shall mail, at its expense, the Proxy Statement to its shareholders.
     II.5. COOPERATION; REGULATORY FILINGS. Subject to the terms and conditions of this Reorganization Agreement, CFC and Colonial shall cooperate, and shall cause each of their subsidiaries to cooperate, in the preparation and submission by CFC and Colonial, as promptly as reasonably practicable, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to the SEC, the appropriate Regulatory Authorities of South Carolina, the shareholders of Colonial, and any other Persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by this Reorganization Agreement. Prior to the making of any such filings with any Regulatory Authority or the making of any written disclosures with respect to the transactions contemplated hereby to shareholders or to any third person (such as mailings to shareholders or press releases), the parties shall submit to each other the material to be filed, mailed, or released. Any such materials shall be reasonably acceptable to all parties prior to the filings with any Regulatory Authorities or the disclosures to shareholders or to any third person, except to the extent that any person is legally required to proceed prior to obtaining the approvals of the other parties. CFC shall be responsible for all filings fees associated with the Regulatory Approvals.
     II.6. TAX TREATMENT. CFC and Colonial intend that the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Code.
     II.7. RESERVATION OF RIGHT TO REVISE TRANSACTION. CFC may at any time change the method of effecting the acquisition of Colonial (including without limitation the provisions of this Section II) if and to the extent it deems such change to be desirable; provided, however, that no such change shall (i) alter the type of consideration to be issued to the holders of Colonial Common Stock as provided for in this Reorganization Agreement, (ii) reduce the value of such consideration, (iii) adversely affect the intended tax-free treatment to Colonial's stockholders as a result of receiving such consideration or prevent the parties from obtaining the tax opinion of Wyche, Burgess, Freeman & Parham, P.A. referred to herein, (iv) materially impair the ability of the parties to receive the Regulatory Approvals, or (v) materially delay the Closing.

           SECTION III.  REPRESENTATIONS AND WARRANTIES OF COLONIAL

      Colonial hereby represents and warrants to CFC and CFB the following matters on and as of the date of this Reorganization Agreement and at the Effective Time; provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this Section III shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Reorganization Agreement by CFC or CFB, such breach or inaccuracy must have a Material Adverse Effect.
    III.1. ORGANIZATION, GOOD STANDING AND CONDUCT OF BUSINESS. Colonial is a corporation, duly organized, validly existing and in good standing under the laws of South Carolina, is duly registered as a state banking corporation, and has full power and authority and all governmental and regulatory authorizations ("Authorizations") necessary to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by Colonial makes such license or qualification necessary.
    III.2. SUBSIDIARIES. Colonial neither owns nor controls five percent (5%) or more of the outstanding equity securities, either directly or indirectly, of any Person.
    III.3. CORPORATE AUTHORITY. The execution, delivery and performance of this Reorganization Agreement have been duly authorized by the Board of Directors of Colonial. Other than the Shareholder Approval, no further corporate acts or proceedings on the part of Colonial are required or necessary to authorize this Reorganization Agreement or the Merger.
    III.4. BINDING EFFECT. Subject to receipt of the Shareholder Approval and the Regulatory Approvals, when executed, this Reorganization Agreement will constitute valid and legally binding obligations of Colonial, enforceable against Colonial in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (ii) laws relating to the safety and soundness of depository institutions, and (iii) general principles of equity. Each document and instrument contemplated by this Reorganization Agreement, when executed and delivered by Colonial in accordance with the provisions hereof, shall be duly authorized, executed and delivered by Colonial and enforceable against Colonial in accordance with its terms, subject to the exceptions in the previous sentence.
    III.5. CAPITALIZATION OF COLONIAL. The authorized capital stock of Colonial consists solely of (i) 5,000,000 authorized shares of common stock ($1.00 par value), of which 583,019 shares are issued and outstanding as of the date hereof, and (ii) 5,000,000 shares of preferred stock, none of which is outstanding. All of the issued and outstanding shares of Colonial are validly issued and fully paid and nonassessable. Except as set forth on Schedule 3.5, there are no outstanding Rights to purchase shares of any class of capital stock of Colonial, or outstanding agreements pursuant to which Colonial is or may become obligated to issue any shares of its capital stock. None of the shares of the Colonial Common Stock is subject to any restrictions as to the transfer thereof, except as set forth in Colonial's Articles of Incorporation or Bylaws and except for restrictions on account of applicable Federal or state securities laws.
    III.6. COMPLIANCE WITH LAWS; ABSENCE OF DEFAULTS. (a) Colonial is not in default under, or in violation of, any provision of its Articles of Incorporation or Bylaws. Colonial is not in default under, or in violation of, any material agreement to which Colonial is a party.
      (b) Except as disclosed on Schedule 3.6, Colonial is not in violation of any applicable law, rule or regulation. Colonial has not received any notification or communication from, or consented to or entered into any memorandum, agreement or order with, any Regulatory Authority (i) asserting that Colonial is not in compliance with any of the statutes, regulations, rules or ordinances which such Regulatory Authority has promulgated or enforces, or the internal policies and procedures of Colonial, as applicable, (ii) threatening to revoke any Authorization, (iii) requiring or threatening to require Colonial, or indicating that Colonial may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of Colonial, or (iv) directing, restricting or limiting, or threatening to direct, restrict or limit in any manner the operations of Colonial (any such notification, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement").
      (c) Colonial is "well capitalized" as defined in applicable FDIC regulations and is not in "troubled condition" as defined therein, and is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act and similar Federal and state laws and regulations.
    III.7. NON-CONTRAVENTION AND DEFAULTS; NO LIENS. Neither the execution or delivery of this Reorganization Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any material agreement to which Colonial is a party or by which it may be bound, (ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any Lien on any asset of Colonial, or
(iv) violate any provisions of Colonial's Articles of Incorporation or Bylaws. To the best of Colonial's knowledge, no other party to any material agreement to which Colonial is a party is in default thereunder or in breach of any provision thereof. To the best of Colonial's knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement.
    III.8. NECESSARY APPROVALS. Colonial has obtained all certificates of authority, licenses, permits, franchises, registrations of foreign ownership or other regulatory approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other approval is about to expire or lapse, has been threatened to be revoked or has otherwise become restricted by its terms which would, upon such expiration, lapse, revocation or restriction, have a Material Adverse Effect. Further, there is no reasonable basis for any such expiration, lapse, revocation, threat of revocation or restriction. Except for any necessary Regulatory Approvals, no consent, approval, Authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of Colonial in connection with the execution and delivery of this Reorganization Agreement or the consummation by Colonial of the transactions contemplated hereby. Except for the Regulatory Approvals, Colonial is not required to procure the approval of any Person in order to prevent the termination of any right, privilege, license or contract of Colonial as a result of this Reorganization Agreement.
    III.9. FINANCIAL STATEMENTS. The audited financial statements of Colonial at and for each of the fiscal years ended March 31, 1995 and 1996 and December 31, 1997 and the unaudited quarterly statements at and for the three months ended March 31, 1998 (the "Colonial Financial Statements") all of which have been provided to CFC, are true, correct and complete in all material respects and present fairly, in conformity with GAAP, the financial position of Colonial at the dates indicated and the results of its operations for each of the periods indicated, except with respect to the unaudited statements, normal year end adjustments. The books and records of Colonial have been kept, and will be kept to the Closing Date, in reasonable detail, and will fairly and accurately reflect in all material respects to the Closing Date, the transactions of Colonial.
    III.10. TAX RETURNS. Colonial files its income tax returns and maintains its tax books and records on the basis of a taxable year ending December 31. Colonial has duly filed all tax reports and returns required to be filed by any Federal, state and local taxing authorities (including, without limitation, those due in respect of its properties, income, franchises, licenses, sales, payrolls, and trusts established by Colonial) through the date hereof, and Colonial has duly paid all taxes with respect to the periods covered thereby and has established adequate reserves in accordance with GAAP for the payment of all income, franchises, property, sales, employment or other taxes anticipated to be payable after the date hereof. Colonial is not delinquent in the payment of any taxes, assessments or governmental charges and no deficiencies have been asserted or assessed, which have not been paid or for which adequate reserves have not been established and which are not being contested in good faith. Colonial does not have in effect any waiver relating to any statute of limitations for assessment of taxes with respect to any Federal, state or local income, property, franchise, sales, license or payroll tax. Colonial does not know of, or have reason to know of, any questions which have been raised or which may be raised by any taxing authority relating to taxes or assessments of Colonial which, if determined adversely, would result in the assertion of any deficiency. All tax information reported by Colonial to Federal and state authorities and other Persons has been accurately and timely reported, except as such will not have a Material Adverse Effect.
    III.11. UNDISCLOSED LIABILITIES. Except for the liabilities which are disclosed in the Colonial Financial Statements or as set forth on Schedule 3.11, Colonial has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since March 31, 1998, there has been no (i) Material Adverse Event with respect to Colonial, or (ii) any incurrence by or subjection of Colonial to any obligation or liability (whether fixed, accrued or contingent) or commitment material to Colonial not referred to in this Reorganization Agreement, except such obligations or liabilities as were or may be incurred in the ordinary course of business and which are reflected on the Colonial Financial Statements at and for the periods subsequent to March 31, 1998.
    III.12. PROPERTIES, ENCUMBRANCES. Colonial has good and marketable title to all of the real property and depreciable tangible personal property owned by it, free and clear of any Lien, except for any Lien for (i) current taxes not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) such imperfections of title, easements and other encumbrances, if any, as are not material in character, amount or extent, or (iv) such items as are set forth on Schedule 3.12. Set forth on Schedule 3.12 are all business locations of Colonial, including whether such locations are owned or leased and a statement of when such locations were first occupied by Colonial. All buildings and all fixtures, equipment, and other property and assets which are material to its business are held by Colonial under valid leases or subleases enforceable in accordance with their respective terms.
    III.13. LITIGATION. Except as shown on Schedule 3.13, there are no claims, actions, suits or proceedings pending or threatened against Colonial, or to its knowledge affecting Colonial, at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a Material Adverse Effect, and Colonial knows of no basis for any of the foregoing. There is no order, writ, memorandum, agreement, injunction, or decree of any court, domestic or foreign, or any Federal or state agency affecting Colonial specifically or to which Colonial is subject.
    III.14. REPORTS. Colonial has duly made all reports and filings required to be made pursuant to applicable law.
    III.15. BROKERS. Colonial has not incurred any liability for any commission or fee in the nature of a finder's, originator's or broker's fee in connection with the transaction contemplated herein.
    III.16. EXPENDITURES. Schedule 3.16 sets forth any single expenditure of $50,000 or more proposed to be made by Colonial after the date hereof and a summary of the terms and conditions pertaining thereto. At least 20 business days prior to the Closing Date, Colonial will advise CFC of any changes to
Schedule 3.16 reflecting additions or deletions thereto since the date hereof.
    III.17. INSURANCE. Attached hereto as Schedule 3.17 is a list of the policies of fire, liability, life and other types of insurance held by Colonial, setting forth with respect to each such policy, the policy number, name of the insured party, type of insurance, insurance company, annual premium, expiration date, deductible amount, if any, and amount of coverage. Colonial management believes that each such policy is in an amount reasonably sufficient for the protection of the assets and business covered thereby, and, in the aggregate, all such policies are reasonably adequate for the protection of all the assets and business of Colonial taking into account the availability and cost of such coverage. To the extent permissible pursuant to such policies, all such policies shall remain in full force and effect for a period of at least 90 days following the Closing Date. There is no reason known to Colonial that any such policy would not be renewable on terms and conditions as favorable as those set forth in such policy.
    III.18. CONTRACTS AND COMMITMENTS. (a) Schedule 3.18 attached hereto sets forth each contract or other commitment of Colonial which requires an aggregate payment by Colonial after the date hereof of more than $50,000, and any other contract or commitment that in the opinion of Colonial management

Materially Adversely Affects the business of Colonial. Except for the contracts and commitments described in this Reorganization Agreement or as set forth on
Schedule 3.18, Colonial is not party to or subject to:
            1. Any contracts or commitments which are material to its business, operations or financial condition other than loans or agreements with respect thereto entered into in the ordinary course of business;
            2. Any employment contract or arrangement, whether oral or written, with any officer, consultant, director or employee which is not terminable on 30 days' notice without penalty or liability to make any payment thereunder for more than 30 days after such termination;
            3. Any plan or contract or other arrangement, oral or written, providing for insurance for any officer or employee or members of their families;
            4. Any plan or contract or other arrangement, oral or written, providing for bonuses, pensions, options, deferred compensation, retirement payments, profit-sharing or other benefits for employees;
            5. Any contract or agreement with any labor union;
            6. Any contract or agreement with customers for the sale of products or the furnishing of services, or any sales agency, broker, distribution or similar contract, except contracts made in the ordinary course of business;
            7. Any instrument or arrangement evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, conditional sale, lease-purchase, or otherwise (other than banking items being processed in the ordinary course of business);
            8. Any joint venture contract or arrangement or any other agreement involving a sharing of profits;
            9. Any license agreement in which Colonial is the licensor or licensee;
            10. Any material contract or agreement, not of the type covered by any of the other items of this Section 3.18, which by its terms is either
      (i) not to be performed prior to 30 days from the date hereof, or (ii) does not terminate, or is not terminable without penalty to Colonial, or any successors or assigns prior to 30 days from the date hereof.


      III.19. EMPLOYEE BENEFIT PLANS AND CONTRACTS. (a) Schedule 3.19 contains a complete list of all Colonial Benefit Plans. Colonial has delivered to CFC (i) accurate and complete copies of all Colonial Benefit Plan documents and all other material documentsrelating thereto, including all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Colonial Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Colonial Benefit Plans for which financial statements or actuarial reports are required or have been prepared, (iv) accurate and complete copies of all annual reports for all Colonial Benefit Plans (for which annual reports are required) prepared within the last two years, and (v) accurate and complete copies of determination letters from the IRS for any Colonial Benefit Plan maintained or intended to be maintained under
Section 401(a) of the Code. Any Colonial Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the Colonial Benefit Plan on Schedule 3.19.
     (b) All Colonial Benefit Plans conform in all material respects to, and are being administered and operated in material compliance with, all applicable requirements of ERISA and the Code. All returns, reports and disclosure statements required to be filed or delivered under ERISA and the Code with respect to all Colonial Benefit Plans have been filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving any of the Colonial Benefit Plans that could subject Colonial to any material penalty or tax imposed under the Code or ERISA.
     (c) Except as set forth on Schedule 3.19, any Colonial Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the IRS to be so qualified, and such determination is current, remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Colonial Benefit Plan.
      (d) Colonial adequately reserved for all liabilities accrued prior to the Effective Time under Colonial's nonqualified retirement or deferred compensation plans.
      (e) Except as set forth on Schedule 3.19, Colonial has no current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Colonial has no liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the Colonial Benefit Plans.
      (f) There are no pending or threatened claims by or on behalf of any Colonial Benefit Plan, or by or on behalf of any individual participants or beneficiaries of any Colonial Benefit Plan, alleging any breach of fiduciary duty on the part of Colonial or any of its officers, directors or employees under ERISA, the Code or any applicable regulations, or claiming benefit payments other than those made in the ordinary operation of such plans. The Colonial Benefit Plans are not the subject of any investigation, audit or action by the IRS, the Department of Labor or the PBGC. Colonial has made all required contributions under the Colonial Benefit Plans, including the payment of any premiums payable to the PBGC and other insurance premiums. There is no underfunding liability for any Colonial Benefit Plan that is subject to the funding requirements of Section 412 of the Code.
      (g) Colonial does not maintain any defined benefit plan, and neither has incurred, nor has any reason to expect that it will incur, any liability to the PBGC or otherwise under Title IV or ERISA (including early withdrawal liability) or under the Code with respect to any such plan. No Colonial Benefit Plan has been subject to a reportable event for which notice would be required to be filed with the PBGC, and no proceeding by the PBGC to terminate any Colonial Benefit Plan has been instituted or threatened.
      (h) With respect to any Colonial Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (in this subsection, a "Welfare Plan"), (i) each such Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to such a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any Colonial Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act,
(iv) such Welfare Plan may be amended or terminated at any time on or after the Closing Date, and (v) there are no benefits to be provided to retirees under a group health plan that are subject to disclosure under Financial Accounting Standards Board No. 106.
      (i) Except as set forth on Schedule 3.19, as of the Closing Date, there will be no contract, agreement, plan or arrangement covering any person that provides for the payment of an amount that would not be deductible to CFC by reason of Section 280G or any other provision of the Code.
    III.20. ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses (the "Colonial Allowance") shown on the Colonial Call Report dated as of March 31, 1998 and provided to the FDIC, as of such date has been determined, in the opinion of management of Colonial in accordance with GAAP, to be adequate to provide for losses relating to or inherent in the loan portfolios of Colonial.
    III.21. ENVIRONMENTAL MATTERS. Colonial is in material compliance with all local, state and Federal environmental statutes, laws, rules, regulations and permits, including but not limited to CERCLA and the Toxic Substances Control Act, 15 U.S.C. 2601 et seq. Colonial has not, nor to the best of Colonial's knowledge have other parties, used, stored, disposed of or permitted any "hazardous substance" (as defined in CERCLA), petroleum hydrocarbon, polychlorinated biphenyl, asbestos or radioactive material (collectively, "Hazardous Substances") to remain at, on, in or under any of the real property owned or leased by Colonial (including, without limitation, the buildings or structures thereon) (the "Real Property"). Colonial has not, nor to the best of Colonial's knowledge have other parties, installed, used, or disposed of any asbestos or asbestos-containing material on, in or under any of the Real Property. Colonial has not, nor to the best of Colonial's knowledge have other parties, installed or used underground storage tanks in or under any of the Real Property. Colonial has provided CFC with copies of all complaints, citations, orders, reports, written data, notices or other communications sent or received by it with respect to any local, state or Federal environmental law, ordinance, rule or regulation as any of them relate to Colonial. Any exceptions to the foregoing are set forth on
Schedule 3.21.
    III.22. COLONIAL INFORMATION. The written information with respect to Colonial and its officers, directors, and affiliates which shall have been supplied by Colonial (or any of its accountants, counsel or other authorized representatives) specifically for use in soliciting the Shareholder Approval, or which shall be contained in the Registration Statement, will not, on the date the Proxy Statement is first mailed to shareholders of Colonial or on the date of the Shareholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
    III.23. ASSET CLASSIFICATION. Set forth on Schedule 3.23 is a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of Colonial that have been classified by it as of March 31, 1998 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of March 31, 1998 by any regulatory examiner as "Other Loans Specially Mentioned", "Substandard", "Doubtful", "Loss", or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by Colonial prior to March 31, 1998.
    III.24. DERIVATIVES CONTRACTS, ETC. Colonial is not a party to nor has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on the balance sheet which is a derivative contract (including various combinations thereof) (each a "Derivatives Contract") or owns securities that (i) are referred to as "structured notes", "high risk mortgage derivatives", "capped floating rate notes" or "capped floating rate mortgage derivatives", or (ii) are likely to have changes in value as a result of interest rate changes that significantly exceed normal changes in value attributable to interest rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business and set forth on Schedule 3.24, including a list, as applicable, of any Colonial assets pledged as security for each such instrument.
    III.25. LABOR MATTERS. No material work stoppage involving Colonial is pending or, to the best knowledge of Colonial, threatened. Colonial is not involved in, or, to the best knowledge of Colonial's management, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a Material Adverse Effect. Employees of Colonial are not represented by any labor union, and, to the best knowledge of Colonial's management, no labor union is attempting to organize employees of Colonial.
    III.26. SECURITIES REPORTS. Within the last two (2) years, Colonial has filed on a timely basis all securities-related reports, registrations, and statements, together with any amendments, required by applicable Regulatory Authorities, all of which, as of their respective dates, were in compliance in all material respects with the applicable rules and regulations.
    III.27. OWNERSHIP OF CFC COMMON STOCK. No shares of CFC Common Stock are beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by Colonial.
    III.28. RESALE OF CFC COMMON STOCK. Colonial knows of no present plan or intention on the part of its shareholders to sell, assign, transfer or otherwise dispose of shares of CFC Common Stock to be received by such shareholders in connection with the Merger which would reduce said shareholders' holdings of CFC common stock to a number of shares having, in the aggregate, a value of less than 50% of the value of Colonial Common Stock outstanding as of the Effective Time. For purposes of this representation, shares of Colonial Common Stock sold, redeemed or otherwise disposed of prior or subsequent to and as part of the Merger, will be considered as shares received by shareholders of Colonial and then disposed of by shareholders of Colonial.

          SECTION IV.  REPRESENTATIONS AND WARRANTIES BY CFC AND CFB

      Each of CFC and CFB hereby represents and warrants to Colonial the following matters on and as of the date of this Reorganization Agreement and at the Effective Time; provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this Section IV shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Reorganization Agreement by Colonial, such breach or inaccuracy must have a Material Adverse Effect.
     IV.1. ORGANIZATION, GOOD STANDING AND CONDUCT OF BUSINESS. CFC is a corporation, duly organized, validly existing and in good standing under the laws of South Carolina, is duly registered as a bank holding company under the BHCA, and has full power and authority and all Authorizations necessary to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by CFC makes such license or qualification necessary. CFB is a direct subsidiary of CFC. CFB is a state banking corporation, duly organized, validly existing and in good standing under the laws of the state of South Carolina, and has full power and authority and all Authorizations necessary to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by CFB makes such license or qualification necessary. CFB is a state, non-member bank and is an "insured depository institution" as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder. The deposits of CFB are insured by the Bank Insurance Fund of the FDIC.
     IV.2. SUBSIDIARIES. (a) Other than CFB, Carolina First Mortgage Company, and Blue Ridge Finance Company, Inc. (collectively, the "Subsidiaries") or except as provided below, CFC neither owns nor controls five percent (5%) or more of the outstanding equity securities, either directly or indirectly, of any Person. CFC is the direct, record and beneficial owner of 100% of the outstanding shares of capital stock of the Subsidiaries. There are no contracts, commitments, understandings or arrangements by which CFC is or may be bound to sell or otherwise issue any shares of the Subsidiaries' capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of CFC to vote or to dispose of such shares. All of the shares of capital stock of the Subsidiaries are fully paid and nonassessable and are owned by CFC free and clear of any Liens. CFC has, or has the right to acquire, in excess of 15% of the common stock of (i) Affinity Technology Group, Inc., a Delaware corporation headquartered in Columbia, South Carolina, (ii) Net.B@nk, Inc., a Georgia corporation and savings and loan holding company headquartered in Atlanta, Georgia and (iii) ITS, Inc. None of the Subsidiaries either owns or controls five percent (5%) or more of the outstanding equity securities, either directly or indirectly, of any Person, except that CFB owns Carolina First Securities, Inc. and Blue Ridge Finance Company, Inc. owns CF Investment Company.
     IV.3. CORPORATE AUTHORITY. The execution, delivery and performance of this Reorganization Agreement have been duly authorized by the respective Boards of Directors of CFC and CFB. No further corporate acts or proceedings on the part of CFC or CFB are required or necessary to authorize this Reorganization Agreement or the Merger.
     IV.4. BINDING EFFECT. Subject to receipt of the Regulatory Approvals, when executed, this Reorganization Agreement will constitute valid and legally binding obligations of CFC and CFB, enforceable against CFC and CFB in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (ii) laws relating to the safety and soundness of depository institutions, and (iii) general principles of equity. Each document and instrument contemplated by this Reorganization Agreement, when executed and delivered by CFC and/or CFB in accordance with the provisions hereof, shall be duly authorized, executed and delivered by CFC and/or CFB (as applicable) and enforceable against CFC and/or CFB (as applicable) in accordance with its terms, subject to the exceptions in the previous sentence.

     IV.5. CAPITALIZATION OF CFC. The authorized capital stock of CFC consists solely of (i) 100,000,000 authorized shares of common stock ($1.00 par value), of which approximately 18,119,186 shares were issued and outstanding as of the date hereof and (ii) 10,000,000 shares of preferred stock, none of which is outstanding. All of the issued and outstanding shares of CFC are validly issued and fully paid and nonassess able. Except for ((i) stock or options to purchase shares of CFC Common Stock granted under director or employee benefit plans or stock issued by CFC to its Employee Stock Ownership Plan, (ii) shares which may be issued pursuant to CFC's Shareholders' Rights Plan entered into as of November 9, 1993 between CFC and CFB, as amended and restated (the "Rights Plan"), (iii) existing dividend reinvestment plans, (iv) shares which may be issued in connection with acquisitions of other financial institutions or assets or (v) as otherwise set forth on Schedule 4.5, there are no outstanding Rights or any outstanding securities or other instruments convertible into shares of any class of capital stock of CFC, or pursuant to which CFC is or may become obligated to issue any shares of its capital stock. None of the shares of CFC Common Stock is subject to any restrictions as to the transfer thereof, except as set forth in CFC's Articles of Incorporation or Bylaws or the Rights Plan and except for restrictions on account of applicable Federal or state securities laws. The Common Stock to be issued in connection with this Reorganization Agreement and the Merger will, when issued, (i) be validly issued, fully paid and nonassessable, (ii) have been issued pursuant to an effective registration statement, (iii) have been properly registered for trading on the Nasdaq National Market and (iv) will be entitled to all benefits accorded other shares of CFC Common Stock under the Rights Plan.
     IV.6. COMPLIANCE WITH LAWS; ABSENCE OF DEFAULTS. (a) Neither CFC nor CFB is in default under, or in violation of, any provision of its Articles of Incorporation or Bylaws. Neither CFC nor CFB is in default under, or in violation of, any material agreement to which either CFC or CFB is a party. Neither CFC nor CFB is in violation of any applicable law, rule or regulation the effect of which would have a Material Adverse Effect on CFC or CFB or their business operations or prospects.
     IV.7. NON-CONTRAVENTION AND DEFAULTS; NO LIENS. Neither the execution or delivery of this Reorganization Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any material agreement to which CFC or CFB is a party or by which they may be bound, (ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any Lien on any asset of CFC or CFB, or
(iv) violate any provisions of CFC's or CFB's Articles of Incorporation or Bylaws. To the best of CFC's and CFB's knowledge, no other party to any material agreement to which CFC or CFB is a party is in default thereunder or in breach of any provision thereof. To the best of CFC's and CFB's knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement.
     IV.8. NECESSARY APPROVALS. Each of CFC and CFB have obtained all certificates of authority, licenses, permits, franchises, registrations of foreign ownership or other regulatory approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other approval is about to expire or lapse, has been threatened to be revoked or has otherwise become restricted by its terms which would, upon such expiration, lapse, revocation or restriction, have a Material Adverse Effect. Further, there is no basis for any such expiration, lapse, revocation, threat of revocation or restriction. Except for any necessary Regulatory Approvals (including the filing with the SEC of the Registration Statement and filings with blue sky authorities), no consent, approval, Authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of CFC or CFB in connection with the execution and delivery of this Reorganization Agreement or the consummation by CFC and CFB of the transactions contemplated hereby. Except for the Regulatory Approvals, neither CFC nor CFB is required to procure the approval of any Person in order to prevent the termination of any right, privilege, license or contract of CFC or CFB as a result of this Reorganization Agreement.

     IV.9. FINANCIAL STATEMENTS. The audited financial statements of CFC at and for each of the fiscal years ended December 31, 1995, 1996 and 1997, and the unaudited quarterly statements at and for the quarter ended March 31, 1998 (the "CFC Financial Statements") all of which have been provided to Colonial, are true, correct and complete in all material respects and present fairly, in conformity with GAAP, the financial position of CFC at the dates indicated and the results of its operations for each of the periods indicated. The books and records of CFC have been kept, and will be kept to the Closing Date, in reasonable detail, and will fairly and accurately reflect in all material respects to the Closing Date, the transactions of CFC.
     IV.10. UNDISCLOSED LIABILITIES. Except for the liabilities which are disclosed in the CFC Financial Statements or as set forth on Schedule 4.11, CFC has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since March 31, 1998, there has been no (i) Material Adverse Event with respect to either CFC or CFB, or (ii) any incurrence by or subjection of CFC or CFB to any obligation or liability (whether fixed, accrued or contingent) or commitment material to CFC or CFB not referred to in this Reorganization Agreement, except such obligations or liabilities as were or may be incurred in the ordinary course of business and which are reflected on the CFC Financial Statements at and for the periods subsequent to March 31, 1998.
     IV.11. LITIGATION AND REGULATORY AGREEMENTS. Except as set forth on
Schedule 4.11, there are no claims, actions, suits or proceedings pending or threatened against or, to its knowledge, affecting CFC or CFB at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a Material Adverse Effect, and neither CFC nor CFB knows of any basis for any of the foregoing. There is no order, writ, memorandum or agreement, injunction, or decree of any court, domestic or foreign, or any Federal or state agency affecting CFC or CFB or to which CFC or CFB is subject, except for (i) agreements between CFC and the Federal Reserve regarding CFC's ownership interest in Affinity Technology Group, Inc. and (ii) agreements between CFC and the Federal Reserve, and CFC and the OTS regarding CFC's ownership interest in Net.B@nk, Inc.
     IV.12. REPORTS. CFC has duly made all reports and filings required to be made pursuant to applicable law.
     IV.13. CFC INFORMATION. The written information with respect to CFC and its officers, directors, and affiliates which shall have been supplied by CFC (or any of its accountants, counsel or other authorized representatives) specifically for use in soliciting the Shareholder Approval, or which shall be contained in the Registration Statement, will not, on the date the Proxy Statement is first mailed to shareholders of Colonial or on the date of the Shareholders' Meeting, or in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     IV.14. SECURITIES REPORTS. Within the last two (2) years, CFC has filed on a timely basis all reports, registrations, and statements, together with any amendments, required under the Securities Act and the Exchange Act, all of which, as of their respective dates, were in compliance in all material respects with the rules and regulations of the SEC.
     IV.15. DUE DILIGENCE. All information provided by CFC in connection with the due diligence investigation by Colonial was, at the time that such information was provided, fair, accurate and complete in all material respects. Since the date of such provision of information, there have been no changes in such information, which, taken in the aggregate, represent a Material Adverse Event. CFC has not failed to provide or make available to Colonial all material information regarding CFC.


               SECTION V.   CONDUCT OF BUSINESS PENDING CLOSING

      V.1. CONDUCT OF COLONIAL PENDING CLOSING. During the period commencing on the date hereof and continuing until the Closing Date, Colonial covenants and agrees to the following (except to the extent that

CFC shall otherwise expressly consent in writing, which consent shall not be unreasonably delayed or withheld); provided, however, that any breach of or inaccuracy in any of the covenants given in this Section 5.1 must have a Material Adverse Effect before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Reorganization Agreement.
            (a) Colonial will carry on its business only in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, will use all reasonable efforts to preserve intact its business organization and goodwill, maintain the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with Colonial. Colonial shall not purchase or otherwise acquire or enter into a contract to acquire servicing or subservicing rights with respect to loans not originated by Colonial without the written consent of CFC, which consent shall not be unreasonably withheld.
            (b) Colonial will not amend its Articles of Incorporation or Bylaws as in effect on the date hereof, except as may be required by applicable law or regulation.
            (c) Colonial will not issue, grant, pledge or sell, or authorize the issuance of, reclassify or redeem, purchase or otherwise acquire, any shares of its capital stock of any class or Rights to acquire any such shares or any shares; nor will it enter into any arrangement or contract with respect to the issuance of any such shares or other Rights to acquire shares; nor will it declare, set aside or pay any dividends (of any type) or make any other change in its equity capital structure.
            (d) Colonial will promptly advise CFC in writing of any change in the businesses of Colonial which has, or may reasonably be expected to have, a Material Adverse Effect.
            (e) Colonial will not take, agree to take, or knowingly permit to be taken (except as may be required by applicable law or regulation) any action or do or knowingly permit to be done anything in the conduct of the business of Colonial, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Reorganization Agreement, or which would cause any of the representations of Colonial contained herein to be or become untrue in any material respect.
            (f) Colonial will not incur any indebtedness for borrowed money, issue or sell any debt securities, or assume or otherwise become liable, whether directly, contingently or otherwise, for the obligation of any other party, other than in the ordinary course of business.
            (g) Except for expenses attendant to the Merger and current contractual obligations, Colonial will not incur any expense in an amount in excess of $50,000 after the execution of this Reorganization Agreement without the prior written consent of CFC.
            (h) Colonial will not grant any executive officers any increase in compensation (except in the ordinary course of business in accordance with past practice and only upon prior notice to CFC), or enter into any employment agreement with any executive officer without the consent of CFC except as may be required under employment or termination agreements in effect on the date hereof which have been previously disclosed to CFC in writing.
            (i) Colonial will not acquire or agree to acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.
            (j) Except as may be directed by any Regulatory Authority, as may be undertaken in the ordinary course of business in accordance with past practices, or as may be reasonably appropriate in view of changes in economic circumstances, Colonial shall not (1) change its lending, investment, liability management or other material banking or other policies in any material respect, or (2) implement or adopt any change in accounting principles, practices or methods, other than as may be required by GAAP.
            (k) Colonial shall not impose, or permit or suffer the imposition of any Liens (except in the ordinary course of business) on any of its assets, other than Liens on such assets that, individually or in the aggregate, are not material to the business, properties or operations of Colonial.

      V.2. CONDUCT OF CFC PENDING CLOSING. During the period commencing on the date hereof and continuing until the Closing Date, CFC covenants and agrees to the following (except to the extent that Colonial shall otherwise expressly consent in writing, which consent shall not be unreasonably delayed or withheld); provided, however, that any breach of or inaccuracy in any of the covenants given in this Section 5.2 must have a Material Adverse Effect before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Reorganization Agreement.
            (a) CFC shall carry on its business in substantially the same manner as heretofore conducted.
            (b) CFC will not amend its Articles of Incorporation or Bylaws as in effect on the date hereof in any manner that will adversely affect the Colonial shareholders in any material respect.
            (c) CFC will promptly advise Colonial orally and in writing of any change in its business which is or may reasonably be expected to be materially adverse to CFC.
            (d) CFC will not take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of its business or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Reorganization Agreement, or which would cause any of the representations of CFC contained herein to be or become untrue in any material respect.


                     SECTION VI.  COVENANTS OF THE PARTIES

     VI.1. ACCESS TO PROPERTIES AND RECORDS. Between the date of this Reorganization Agreement and the Closing Date, the parties will provide to each other and to their respective accountants, counsel and other authorized representatives reasonable access, during reasonable business hours and upon reasonable notice, to their respective premises, properties, contracts, commitments, books, records and other information and will cause their respective officers to furnish to the other party and its authorized representatives such financial, technical and operating data and other information pertaining to their respective businesses, as the parties shall from time to time reasonably request.
     VI.2. CONFIDENTIALITY. Each party will and will cause its employees and agents to hold in strict confidence, unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by other requirements of law, all Confidential Information and will not disclose the same to any Person. The party gaining access to such Confidential Information shall exercise the same degree of care with respect thereto that any such party uses to preserve and safeguard its own confidential proprietary information. Confidential Information shall be used only for the purpose of and in connection with consummating the transaction contemplated herein. If this Reorganization Agreement is terminated, each party hereto will promptly return all documents received by it from each other party containing Confidential Information. Each party will and will cause its employees and agents to hold in strict confidence, unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by other requirements of law, the status of the Merger. Each party shall coordinate with the other parties, any public statements regarding the Merger.
     VI.3. COOPERATION. Each party shall use its respective, reasonable best efforts to take any and all necessary or appropriate actions, and to use its reasonable best efforts to cause its officers, directors, employees, agents, and representatives to use their reasonable best efforts and to take all steps in good faith within their power, to cause to be fulfilled those of the conditions precedent to its obligations to consummate the Merger which are dependent upon its or their actions, including but not limited to (i) requesting the delivery of appropriate opinions and letters from its counsel and (ii) obtaining any consents, approvals, or waivers required to be obtained from other parties.
     VI.4. AFFILIATES' LETTERS. Colonial shall deliver to CFC a letter identifying all Persons who are, at the time the Merger is submitted to a vote of the shareholders of Colonial, "affiliates" of Colonial for purposes of Rule 145 of the General Rules and Regulations under the Securities Act. Colonial shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" in the letter referred to above to deliver to CFC on or prior to the Effective Time a written agreement, in form reasonably satisfactory to CFC that such Person shall not sell, pledge, transfer or otherwise dispose of any capital stock of Colonial or any CFC Common Stock owned by such person or to be received by such person as part of the consideration except in compliance with the applicable provisions of the Securities Act.
     VI.5. LISTING OF CFC COMMON STOCK. CFC shall cause the shares of CFC Common Stock to be issued in the transactions contemplated by this Reorganization Agreement to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time. CFC shall give such notice to the Nasdaq Stock Market as may be required to permit the listing of the CFC Common Stock issued in connection with the Merger.
     VI.6. LETTERS FROM ACCOUNTANTS. Prior to the date the Registration Statement is declared effective and prior to the Effective Time, Colonial will deliver to CFC letters from Elliott, Davis & Company, LLP addressed to CFC and dated not more than two business days before the date on which such Registration Statement shall have become effective and not more than two business days prior to the Effective Time, respectively, in form and substance satisfactory to CFC, and CFC will deliver to Colonial letters from KPMG Peat Marwick LLP, addressed to Colonial and dated not more than two business days before the Registration Statement shall have become effective and not more than two business days prior to the Effective Time, respectively, in form and substance satisfactory to Colonial, in each case with respect to the financial condition of the other party and such other matters as are customary in accountants' comfort letters.
     VI.7. TAX TREATMENT. Colonial and CFC shall each take such acts within their power as may be reasonably necessary to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, except to the extent such performance or failure would be prohibited by law or regulation.
     VI.8. EXPENSES. Except to the extent expressly provided otherwise herein, the parties shall pay their own fees and expenses (including legal and accounting fees) incurred in connection with the Merger.
     VI.9. MATERIAL EVENTS. At all times prior to the Closing Date, each party shall promptly notify the other parties in writing of the occurrence of any event which will or may result in a breach of any covenant, representation or warranty in this Reorganization Agreement, or the failure to satisfy the conditions specified in Section VII or Section VIII of this Reorganization Agreement or other material developments relevant to the consummation of the Merger, and shall use its reasonable best efforts to prevent or promptly to remedy the same.
     VI.10. PUBLIC ANNOUNCEMENTS. At all times until after the Closing Date, neither Colonial nor CFC shall issue or permit any of its respective subsidiaries, affiliates, officers, directors or employees to issue any press release or other information to the press with respect to this Reorganization Agreement, without the express prior consent of the other party, except as may be required by law or the policies of the Nasdaq Stock Market. The parties shall cooperate to prepare a joint press release with respect to the transactions contemplated herein.
     VI.11. UPDATING OF SCHEDULES. Colonial and CFC shall, at the Effective Time, prepare and deliver to each other such supplements to the schedules attached hereto as may be necessary or appropriate to ensure the accuracy and completeness of the information required to be disclosed in such schedules at all times prior to the Effective Time, provided that the furnishing of any such supplement to such Schedules shall not modify, limit, or otherwise affect any representations or warranties of Colonial or CFC contained herein or any right of Colonial or CFC to terminate this Reorganization Agreement. Colonial and CFC shall provide to each other drafts of such supplemental Schedules at least three
(3) business days prior to the Closing Date.
     VI.12. CERTAIN POLICIES OF COLONIAL. Colonial shall, consistent with GAAP and regulatory accounting principles, use its best efforts to record any accounting adjustments required to conform its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to reflect consistently on a mutually satisfactory basis the policies and practices of CFC; provided, however, that Colonial shall not be obligated to record any such accounting adjustments pursuant to this Section (i) unless and until Colonial shall be reasonably satisfied that all the conditions to the obligation of the parties to consummate the Merger will be satisfied or waived on or before the Effective Time, and (ii) in no event until the day prior to the Closing Date. Notwithstanding any other provision hereof, until the Effective Time, the management of Colonial and the authority to establish and implement its business policies shall continue to reside solely in Colonial officers and board of directors, and the election of Colonial directors shall be solely the prerogative of Colonial shareholders.
     VI.13. EMPLOYEE MATTERS. (a) CFC and Colonial agree to cooperate and use reasonable efforts to develop staffing plans which will result in the retention of as many Colonial managers and employees as is practical (as determined by CFC). CFC agrees that Colonial employees shall also be eligible for consideration for any other available positions for which they are qualified at CFC and its subsidiaries. CFC agrees that those former Colonial employees who are employed by CFC or its subsidiaries immediately following the Closing Date:
(i) will be eligible, on the same basis as current CFC employees, for all CFC Benefit Plans; and (ii) will receive past service credit for eligibility and vesting (but not benefit accrual) purposes under CFC Benefit Plans for years of service with Colonial as if such service had been with CFC or its subsidiaries. CFC agrees that Colonial may elect to fully vest its employees under some or all Colonial Benefit Plans prior to consummation of the Merger. Any Colonial Benefit Plans that are intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code will be terminated by proper action of the Board of Directors of Colonial prior to the Effective Time. CFC further agrees that those former Colonial employees who are employed by CFC or its subsidiaries immediately following the Closing Date will not be subject to any pre-existing condition exclusion under CFC's medical Benefit Plans. CFC agrees that, upon the Merger, it will assume or honor (as appropriate) Colonial's Benefit Plans and agreements listed on Schedule 3.19.
      (b) Except as set forth on Schedule 3.19, as of the Closing Date, there will be no contract, agreement, plan or arrangement covering any person that provides for the payment of an amount that would not be deductible to CFC by reason of Section 280G or any other provision of the Code.
     VI.14. DIRECTORS. Upon closing, CFC will nominate and elect Guy S. Hutchins, Jr. to serve on the Board of Directors of Carolina First Mortgage Company, which person shall be renominated and re-elected for a period of at least five years.
     VI.15. CHARITABLE CONTRIBUTIONS. CFC shall honor Colonial's obligations to make the charitable contributions set forth on Schedule 6.15 (which contributions shall not exceed $1,750 annually).
     VI.16. AGREEMENTS WITH COLONIAL OFFICERS. Upon closing, CFB shall enter into consulting agreements with Guy S. Hutchins, Jr. and William F. Nettles III in substantially the forms set forth on Schedule 6.16 (the "Consulting Agreements").
     VI.17. PROHIBITED ACTIONS. (a) Except as expressly provided in this Reorganization Agreement, as agreed to by CFC or as required by applicable law, rules or regulations (including the fiduciary duties of the Colonial directors under applicable law), during the period from the date of this Reorganization Agreement to the Effective Time, Colonial shall (i) take no action which would adversely affect or delay the ability of the parties hereto to obtain any necessary Regulatory Approvals or Authorizations required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Reorganization Agreement and (ii) take no action that could reasonably be expected to have a Material Adverse Effect on Colonial.
      (b) Except as expressly provided in this Reorganization Agreement, as agreed to by Colonial or as required by applicable law, rules or regulations, during the period from the date of this Reorganization Agreement to the Effective Time, CFC shall, and shall cause its subsidiaries to, (i) take no action which would adversely affect or delay the ability of the parties hereto to obtain any necessary Regulatory Approvals or Authorizations required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Reorganization Agreement and (ii) take no action that could reasonably be expected to have a Material Adverse Effect on CFC.


       SECTION VII.   CONDITIONS TO CFC'S AND CFB'S OBLIGATIONS TO CLOSE

      The obligations of CFC and CFB to consummate the transactions contemplated in this Reorganization Agreement are subject to the satisfaction of the following conditions at or before the Closing Date:
    VII.1. PERFORMANCE OF ACTS AND REPRESENTATIONS BY COLONIAL. Each of the acts and undertakings of Colonial to be performed on or before the Closing Date pursuant to the terms of this Reorganization Agreement shall have been duly authorized and duly performed, and each of the representations and warranties of Colonial set forth in this Reorganization Agreement shall be true in all material respects on the Closing Date, except as to transactions contemplated by this Reorganization Agreement or representations which are as of a specific date.
    VII.2. OPINION OF COUNSEL FOR COLONIAL. Colonial shall have furnished CFC with an opinion of its counsel, dated as of the Closing Date, and in form and substance reasonably satisfactory to CFC and its counsel, to the effect that, except as disclosed herein: (i) Colonial is duly organized, validly existing and in good standing under the laws of South Carolina; (ii) the consummation of the transactions contemplated by this Reorganization Agreement will not (A) violate any provision of Colonial's Articles of Incorporation or Bylaws, as applicable,
(B) violate any provision of, result in the termination of, or result in the acceleration of any obligation under, any agreement listed on Schedule 3.18 or any order, arbitration award, judgment or decree known to counsel to which Colonial is a party, or by which it is bound, except as such would not, in the aggregate, have a Material Adverse Effect, except as disclosed on schedules to the Reorganization Agreement, or (C) violate or conflict with any other restriction of any kind or character of which such counsel has knowledge and to which Colonial is subject; (iii) all of the shares of Colonial Common Stock are validly authorized and issued, fully paid and non-assessable; (iv) Colonial has the legal right and power, and all authorizations and approvals required by law, to enter into this Reorganization Agreement, and to consummate the transactions contemplated herein and all applicable regulatory waiting periods have passed;
(v) other than filings and registrations required under applicable law to be made by CFC or CFB, all filings and registrations with, and notifications to, all Federal and state authorities required on the part of Colonial for the consummation of the Merger have been made; (vi) Colonial has full corporate power and authority to enter into this Reorganization Agreement, and this Reorganization Agreement has been duly authorized, executed and delivered by Colonial and constitutes a valid and legally binding obligation of Colonial enforceable against Colonial in accordance with its terms, except as such enforceability may be limited by (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (y) laws relating to the safety and soundness of depository institutions, and (z) general principles of equity; and (vii) to the best knowledge of such counsel, no material suit or proceeding is pending or threatened against Colonial or other parties which would have a Material Adverse Effect on Colonial's business or properties or its ability to make the representations and warranties and perform the obligations set forth herein.
     VII. 3. CONDUCT OF BUSINESS. There shall have been no Material Adverse Event with respect to Colonial from the date hereof through the Closing Date.
     VII.4. CONSENTS. All Regulatory Approvals and other authorizations necessary, in the reasonable opinion of counsel for CFC, to the consummation of the transactions contemplated hereby shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the consummation of the transactions contemplated hereby. Regulatory Approvals shall have been obtained without the imposition of any condition or requirement that, in the reasonable judgment of CFC, renders the consummation of this transaction unduly burdensome (excluding conditions or requirements that are typically imposed in transactions of the type contemplated herein).
    VII.5. CERTIFICATE. CFC shall have been furnished with such certificates of officers of Colonial, in form and substance reasonably satisfactory to CFC, dated as of the Closing Date, certifying to such matters as CFC may reasonably request, including but not limited to the fulfillment of the conditions specified in this Section VII.
    VII.6. SHAREHOLDER APPROVAL. The Shareholder Approval shall have been obtained.

    VII.7. SECURITIES LAWS. The Registration Statement shall have been declared effective. No order suspending the sale of the shares of CFC Common Stock in any jurisdiction shall have been issued, and no proceedings for that purpose shall have been instituted.
    VII.8. CONSULTING AGREEMENTS. The Consulting Agreements shall have been executed.

        SECTION VIII. CONDITIONS TO THE OBLIGATION OF COLONIAL TO CLOSE

      The obligation of Colonial to consummate the transactions contemplated in this Reorganization Agreement is subject to the satisfaction of the following conditions at or before the Closing Date:
   VIII.1. PERFORMANCE OF ACTS AND REPRESENTATIONS BY CFC AND CFB. Each of the acts and undertakings of CFC and CFB to be performed on or before the Closing Date pursuant to the terms of this Reorganization Agreement shall have been duly authorized and duly performed, and each of the representations and warranties of CFC and CFB set forth in this Reorganization Agreement shall be true in all material respects on the Closing Date, except as to transactions contemplated by this Reorganization Agreement or representations which are as of a specific date.
   VIII.2. OPINION OF COUNSEL FOR CFC. CFC shall have furnished Colonial with an opinion of its counsel, dated as of the Closing Date, and in form and substance reasonably satisfactory to Colonial and its counsel, to the effect that, except as disclosed herein: (i) CFC and CFB are duly organized, validly existing and in good standing under the laws of the State of South Carolina; (ii) the consummation of the transactions contemplated by this Reorganization Agreement will not (A) violate any provision of CFC's or CFB's Articles of Incorporation or Bylaws, (B) violate any provision of, result in the termination of, or result in the accelera tion of any obligation under, any mortgage, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree known to counsel to which CFC or CFB is a party, or by which it is bound, except as such would not, in the aggregate, have a Material Adverse Effect on the business or financial condition of CFC, or (C) violate or conflict with any other restriction of any kind or character of which such counsel has knowledge and to which CFC or CFB is subject; (iii) all of the shares of CFC Common Stock to be issued in connection with the Merger will be, when issued, validly authorized and issued, fully paid and non-assessable; (iv) CFC and CFB have the legal right and power, and all authorizations and approvals required by law, to enter into this Reorganization Agreement, and to consummate the transactions contemplated herein and all applicable regulatory waiting periods have passed; (v) all filings and registrations with, and notifications to, all Federal and state authorities required on the part of Colonial for the consummation of the Merger have been made; (vi) CFC and CFB have full corporate power and authority to enter into this Reorganization Agreement, and this Reorganization Agreement has been duly authorized, executed and delivered by CFC and CFB and constitutes a valid and legally binding obligation of CFC and CFB enforceable against CFC and CFB in accordance with its terms, except as such enforceability may be limited by (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (y) laws relating to the safety and soundness of depository institutions, and (z) general principles of equity; (vii) to the best knowledge of such counsel, no material suit or proceeding is pending or threatened against CFC or other parties which would have a Material Adverse Effect on CFC's business or properties or its abilities to make the representations and warranties and perform the obligations set forth herein, and (viii) the Registration Statement became effective on [date] and no stop order suspending the effectiveness of the Registration Statement or any part thereof has been issued and no proceedings for that purpose have been instituted or are pending under the Securities Act.
   VIII.3. CONDUCT OF BUSINESS. There shall have been no Material Adverse Event with respect to CFC or CFB from the date hereof through the Closing Date.
   VIII.4. CONSENTS. All Regulatory Approvals or other authorizations necessary, in the reasonable opinion of counsel for Colonial, to the consummation of the transactions contemplated hereby shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the consummation of the transactions contemplated hereby. Approvals of all applicable regulatory agencies shall have been obtained without the imposition of any condition or requirements that, in the reasonable judgment of Colonial, renders the consummation of this transaction unduly burdensome (excluding conditions or requirements that are typically imposed in transactions of the type contemplated herein).
   VIII.5. CERTIFICATE. Colonial shall have been furnished with such certificates of officers of CFC and CFB, in form and substance reasonably satisfactory to Colonial, dated as of the Closing Date, certifying to such matters as Colonial may reasonably request, including but not limited to the fulfillment of the conditions specified in this Section VIII.
   VIII.6. TAX OPINION. Colonial shall have received from Wyche, Burgess, Freeman & Parham, P.A. a tax opinion, reasonably satisfactory to Colonial, opining, subject to reasonable qualifications, that the Merger shall, upon compliance with reasonable conditions, qualify as a tax-free reorganization under Section 368(a) of the Code.
   VIII.7. SHAREHOLDER APPROVAL. The Shareholder Approval shall have been obtained.
   VIII.8. SECURITIES LAWS. The Registration Statement shall have been declared effective. No order suspending the sale of the shares of CFC Common Stock in any jurisdiction shall have been issued, and no proceedings for that purpose shall have been instituted.
   VIII.9. CONSULTING AGREEMENTS. The Consulting Agreements shall have been executed.


                           SECTION IX.   TERMINATION

     IX.1. TERMINATION. This Reorganization Agreement may be terminated at any time prior to the Closing Date:
            (a) by mutual consent of the parties;
            (b) by either CFC or Colonial, at that party's option, (A) if a permanent injunction or other order (including any order denying any required regulatory consent or approval) shall have been issued by any Federal or state court of competent jurisdiction in the United States or by any United States Federal or state governmental or regulatory body, which order prevents the consummation of the transactions contemplated herein, or (B) if the Shareholder Approval is not received at the Shareholder Meeting;
            (c) by either CFC or Colonial if the other party (or any of its subsidiaries) has failed to comply with the agreements or fulfill the conditions contained herein, provided, however, that any such failure of compliance or fulfillment must result in a Material Adverse Event and the breaching party must be given notice of the failure to comply and a reasonable period of time to cure; or
            (d) by either CFC or Colonial as set forth in Section 2.2 hereof.

                         SECTION X.   INDEMNIFICATION

       X.1. INFORMATION FOR APPLICATION AND STATEMENTS. Each of CFC and Colonial represents and warrants that all information concerning it which is or will be included in any statement and application made to any governmental agency (including the Registration Statement) in connection with the transactions contemplated by the Agreement shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Each of CFC and Colonial so representing and warranting will indemnify and hold harmless the other, each of its directors and officers, who controls the other within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses or liabilities to which any of them may become subject under applicable laws and rules and regulations thereunder and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such application or statement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by the representing and warranting party expressly for use therein. Each of CFC and Colonial agrees, at any time upon the request of the other, to furnish to the other a written letter or statement confirming the accuracy of the information contained in any proxy statement, registration statement, report or other application or statement, or in any draft of any such document, and confirming that the information contained in such document or draft was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or draft or indicating the information not furnished expressly for use therein. The indemnity agreement contained in this Section X shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the other party.
      X.2. INDEMNIFICATION OF OFFICERS AND DIRECTORS. (a) CFC covenants and agrees that it will cause each person who is an officer or director of Colonial (an "Indemnitee") on the Closing Date to be indemnified for any costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") arising out of such person's service as an officer or director of Colonial to the fullest extent to which such indemnification is permitted under the Articles of Incorporation and Bylaws of CFC in effect on the date hereof (except that this provision shall not be construed so as to cause CFC to violate applicable law). Except for expenses associated with claims described in the immediately succeeding sentence and except for, in particular, expenses associated with any claims or threatened or actual litigation between Indemnitees and CFC, CFC, upon request of such Indemnitees, shall advance expenses in connection with such indemnification, provided that such advancement need be made if and only to the extent that such advancement would have been proper under Section 33-8-530 if such Indemnitees had been directors or officers of CFC. Notwithstanding the foregoing or anything to the contrary herein, this indemnification shall not cover any breach of a Colonial Indemnitee's fiduciary duty which breach shall constitute a breach by Colonial of this Reorganization Agreement and which breach is the subject of a lawsuit between CFC and such Indemnitee. The provisions of this Section X shall survive the closing and shall be enforceable directly by each officer and director of Colonial benefited by this Section X.
      (b) Any Indemnitee wishing to claim indemnification under this Section X, upon learning of such claims or liabilities, shall promptly notify CFC thereof; provided, that the failure so to notify shall not affect the obligations of CFC hereunder unless such failure materially increases CFC's liability hereunder. In the event of any litigation giving rise to a claim hereunder, (i) CFC shall have the right to assume the defense thereof, if it so elects, and CFC shall pay all reasonable fees and expenses of counsel for the Indemnitees promptly as statements therefor are received; provided, however, that CFC shall be obligated pursuant to this Section to pay for only one firm of counsel for all Indemnitees in any jurisdiction for any single action, suit or proceeding or any group of actions, suits or proceedings arising out of or related to a common body of facts, (ii) the Indemnitees shall cooperate in the defense of any such matter,
(iii) CFC shall not be liable for any settlement effected without its prior written consent and (iv) CFC shall have no obligation hereunder in the event a Federal banking agency or a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of an Indemnitee in the manner contemplated hereby is prohibited by applicable law.
      X.3. INSURANCE. Colonial and CFC shall use their reasonable best efforts to maintain Colonial's existing directors' and officers' liability insurance policy (or a policy, similar to Colonial's existing policy, providing comparable coverage on terms no less favorable) past the Closing Date covering persons who are currently covered by such insurance; provided that CFC or Colonial shall not make a premium payment in respect of such policy (or replacement policy) which exceeds $15,000 and provided further that Colonial and CFC shall obtain the maximum amount of such coverage as can be obtained by paying a premium of $15,000. CFC shall take no action to terminate prematurely such policy.

                          SECTION XI.   MISCELLANEOUS

      XI.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Reorganization Agreement, or in any other documents delivered pursuant hereto, shall not survive the Closing of the transactions contemplated.
      XI.2. ENTIRE AGREEMENT. This Reorganization Agreement, including any schedules, exhibits, lists and other documents referred to herein which form a part hereof, contains the entire agreement of the parties with respect to the subject matter contained herein and there are no agreements, warranties, covenants or undertakings other than those expressly set forth herein.
      XI.3. BINDING AGREEMENT. This Reorganization Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Agreement shall not be assigned by any of the parties hereto without the prior written consent of the other parties hereto.
      XI.4. NOTICES. Any notice given hereunder shall be in writing and shall be deemed delivered and received upon reasonable proof of receipt. Unless written designation of a different address is filed with each of the other parties hereto, notice shall be transmitted to the following addresses:

      For CFC/CFB:      William S. Hummers III
                        Carolina First Corporation
                        102 South Main Street
                        Greenville, South Carolina  29601
                        Fax: 864-239-4605

      Copy to:          William P. Crawford, Jr.
                        Wyche, Burgess, Freeman & Parham, P.A.
                        Post Office Box 728
                        Greenville, South Carolina  29602
                        Fax: 864-242-8324

      For Colonial:     Guy S. Hutchins, Jr.
                        Colonial Bank of South Carolina, Inc.
                        1111 Broad Street
                        Camden, South Carolina 29020
                        Fax: 803-424-0807

      Copies to:        George S. King, Jr.
                        Sinkler & Boyd
                        Post Office Box 11889
                        Columbia, South Carolina 29211
                        Fax: 803-765-1243

      XI.5. COUNTERPARTS. This Reorganization Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
      XI.6. HEADINGS. The section and paragraph headings contained in this Reorganization Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Reorganization Agreement.
      XI.7. LAW GOVERNING. This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

      XI.8. AMENDMENT. This Reorganization Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.
      XI.9. WAIVER. Any term, provision or condition of this Reorganization Agreement (other than that required by law) may be waived in writing at any time by the party which is entitled to the benefits thereof.

                                  END OF PAGE

      IN WITNESS WHEREOF, this Reorganization Agreement has been duly entered as of the date first written above.

WITNESS:
                                  CAROLINA FIRST CORPORATION


/s/______________________         By:   /s/_____________________________________
                                        William S. Hummers III
/s/______________________               Executive Vice President



                                  CAROLINA FIRST BANK


/s/______________________         By:   /s/_____________________________________
                                        William S. Hummers III
/s/______________________               Executive Vice President



                                  COLONIAL BANK OF SOUTH CAROLINA, INC.


/s/______________________         BY:   /s/_____________________________________
                                        Guy S. Hutchins, Jr.
/s/______________________               Chairman of the Board





Schedules to the Reorganization Agreement have been omitted but will be provided upon the Commission's request.

                      APPENDIX A TO REORGANIZATION AGREEMENT
                                 PLAN OF MERGER OF
                       COLONIAL BANK OF SOUTH CAROLINA, INC.
                                   WITH AND INTO
                                CAROLINA FIRST BANK

      Pursuant to this Plan of Merger (the "Plan of Merger"), Colonial Bank of South Carolina, Inc. ("Colonial"), a state banking corporation headquartered in Camden, South Carolina, shall be merged with and into Carolina First Bank ("CFB"), a South Carolina banking corporation headquartered in Greenville, South Carolina.

                             ARTICLE  I.  DEFINITIONS
      The capitalized terms set forth below shall have the indicated meanings. Defined terms used herein, and not otherwise defined herein, shall have the meanings ascribed to such terms in the Reorganization Agreement.
      1.1. "Articles of Merger" shall mean the Articles of Merger to be executed by CFB and Colonial in a form appropriate for filing with the Secretary of State of South Carolina, relating to the effective consummation of the Merger.
      1.2. "BCA" shall mean the South Carolina Business Corporation Act of 1988, as amended.
      1.3. CFB shall mean Carolina First Bank, a South Carolina corporation and a wholly-owned subsidiary of Carolina First Corporation ("CFC").
      1.4. "CFC Common Stock" shall mean the common stock, par value $1.00 per share, of CFC.
      1.5. "Colonial Common Stock" shall mean the common stock, par value $1.00 per share, of Colonial.
      1.6. "Conversion Ratio" shall mean the number of shares of CFC Common Stock issuable in exchange for one share of Colonial Common Stock, as calculated pursuant to Section 3.1 hereof.
      1.7. "Effective Time" shall mean the date and time which the Merger becomes effective as more particularly set forth in Section 2.2 hereof. Subject to the terms and conditions hereof, the Effective Time shall be such time on such date as CFC shall notify Colonial in writing not less than five days prior thereto, which date shall not be more than 30 days after all conditions have been satisfied or waived in writing.
      1.8. "Fair Market Value" shall mean the average of the closing prices as quoted on the Nasdaq National Market for CFC Common Stock for the twenty days in which CFC Common Stock was traded immediately prior to the Closing Date; provided, however, if prior to the Effective Time, any other Person shall have publicly announced an intention to acquire control of CFC by merger or otherwise or CFC shall have publicly acknowledged that it is seeking to be acquired by another Person or is discussing being acquired by another Person, then the average of the Closing Prices as quoted on the Nasdaq National Market for CFC Common Stock for the 20 days for which the CFC Common Stock was traded immediately prior to such announcement or acknowledgment shall be determined and, if such average is less than the average determined pursuant to the first clause of this sentence, then the smaller average shall be the Fair Market Value.
      1.9. "Merger" shall mean the merger of Colonial with and into CFB as more particularly set forth herein and in the Reorganization Agreement.
      1.10. "Person" shall mean an individual, a partnership, a corporation, a commercial bank, an industrial bank, a savings association, a savings bank, a limited liability company, an association, a joint stock company, a trust, a business trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).
      1.11. "Reorganization Agreement" shall mean the Reorganization Agreement among CFC, CFB, and Colonial dated as of the date hereof, to which this Plan of Merger is attached as Appendix A.
      1.12. "Rights" shall mean warrants, calls, commitments, options, rights (whether stock appreciation rights, conversion rights, exchange rights, profit participation rights, or otherwise), securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, and other arrangements or commitments which obligate a Person to issue, otherwise cause to become outstanding, sell, transfer, pledge, or otherwise dispose of any of its capital stock or other ownership interests, or any voting rights thereof or therein, or to pay monetary sums by reference to the existence or market valuation, or in lieu and place, of any of its capital stock or ownership interests therein.
      1.13. "Shareholder Approvals" shall mean, as the context may require, the duly authorized written consent of CFC to the merger of Colonial with and into CFB; and the approval by the requisite vote of the shareholders of Colonial at the Shareholders' Meeting of the merger of Colonial with and into CFB, all in accordance with the Reorganization Agreement and this Plan of Merger.
      1.14. "Shareholders' Meeting" shall mean the meeting of the shareholders of Colonial at which the Merger shall be voted upon.
      1.15. "Surviving Corporation" shall mean CFB after consummation of the Merger.

                              ARTICLE II.  THE MERGER
      2.1. MERGER. At the Effective Time, subject to the terms and conditions of the Reorganization Agreement and this Plan of Merger, Colonial shall merge with and into CFB, the separate existence of Colonial shall cease, and CFB (the

"Surviving Corporation") shall survive and the name of the Surviving Corporation shall be "Carolina First Bank". By virtue of the Merger and without any action on the part of the holders thereof, each of the shares of Colonial Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares held by Colonial, in each case other than in a fiduciary capacity or as a result of debts previously contracted (the "Excluded Shares")) shall be converted into the right to receive the Merger Consideration referenced in Article III below. Each of the shares of CFB capital stock and any shares of any CFB subsidiary outstanding immediately prior to the Effective Time shall continue to be issued and outstanding, and shall not be converted, exchanged or altered in any manner as a result of the Merger.
      2.2. EFFECTIVE TIME. The Merger shall become effective on the date and at the time specified in the Articles of Merger, and in the form to be filed with the Secretary of State of the State of South Carolina.
      2.3. CAPITALIZATION. The number of authorized shares of capital stock of the Surviving Corporation shall be the same as immediately prior to the Merger.
      2.4. ARTICLES OF INCORPORATION. The articles of incorporation of CFB as in effect at the Effective Time shall be and remain the articles of incorporation of the Surviving Corporation.
      2.5. BYLAWS. The Bylaws of CFB, as in effect at the Effective Time, shall continue in full force and effect as the bylaws of the Surviving Corporation until otherwise amended as provided by law or by such bylaws.
      2.6. PROPERTIES AND LIABILITIES OF COLONIAL AND CFB; MANAGEMENT. At the Effective Time, the separate existence and corporate organization of Colonial shall cease, and CFB shall thereupon and thereafter, to the extent consistent with applicable law and with its articles of incorporation and the changes, if any, provided by the Merger, possess all the rights, privileges, immunities, liabilities and franchises, of a public as well as a private nature, of Colonial without further act or deed. The directors and officers of CFB in office immediately prior to the Merger's becoming effective shall be the directors and officers of the Surviving Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.

                         ARTICLE III. MERGER CONSIDERATION
      3.1. MERGER CONSIDERATION. In connection with the Merger, each share of Colonial Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be exchanged for and converted into shares of CFC Common Stock (the "Conversion Ratio") having an aggregate Fair Market Value on the Closing Date of $23.00.
      3.2. CFB COMMON STOCK. None of the shares of CFB shall be converted in the Merger and the capitalization of CFB after the Merger shall remain unchanged.
      3.3. AUTHORIZED OR TREASURY SHARES. Any and all shares of Colonial Common Stock held as treasury shares by Colonial or authorized but unissued shares shall be canceled and retired at the Effective Time, and no consideration shall be issued or given in exchange therefor.
      3.4. FRACTIONAL SHARES. No fractional shares of CFC Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares pursuant to Section 3.1 hereof, cash will be paid to the holders of the Colonial Common Stock in respect of any fractional share that would otherwise be issuable based on a price per share of $23.00.
      3.5. EXCLUDED SHARES. Each of the Excluded Shares shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.
      3.6. EQUITABLE ADJUSTMENTS. In the event of any change in the outstanding CFC Common Stock by reason of a stock dividend, stock split, stock consolidation, recapitalization, reorganization, merger, split up or the like, the Conversation Ratio and all stock prices set forth in this Article III shall be appropriately adjusted so as to preserve, but not increase, the benefits of this Plan of Merger to the holders of Colonial Common Stock.
      3.7. TRANSFERS. At the Effective Time, the stock transfer books of Colonial shall be closed and no transfer of Colonial Common Stock shall thereafter be made or recognized. Any other provision of this Plan of Merger notwithstanding, none of the parties to the Reorganization Agreement or any affiliate of the foregoing shall be liable to a holder of Colonial Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

                ARTICLE IV.  EXCHANGE OF COMMON STOCK CERTIFICATES
      4.1. ISSUANCE OF CFC CERTIFICATES; CASH FOR FRACTIONAL SHARES. As soon as practicable after the Effective Time (but in no event more than five days after the Effective Time), CFC or its transfer agent (in such capacity, the "Exchange Agent") shall mail, or cause to be mailed, and otherwise make available to each record holder of Colonial Common Stock, a form of the letter of transmittal and instructions for use in effecting surrender and exchange of certificates which immediately before the Effective Time represented shares of Colonial Common Stock ("Certificates") for payment therefor. Upon receipt of such notice and transmittal form, each holder of Certificates at the Effective Time shall surrender the Certificate or Certificates to the Exchange Agent, and shall promptly upon surrender receive in exchange therefor the Merger Consideration provided in Article III of this Plan of Merger. If any portion of the payment to be made upon surrender and exchange of a Certificate is to be paid to a person other than the person in whose name the Certificate is registered, it shall be a condition of such payment that the Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay in advance any transfer or other taxes or establish to the satisfaction of CFC that no such tax is applicable. Upon surrender, each Certificate shall be canceled. In addition, Certificates surrendered for exchange by any person constituting an affiliate of Colonial for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged for certificates representing shares of CFC Common Stock until CFC has received the written agreement from such person as provided for in Section 6.4 of the Reorganization Agreement. Adequate provisions shall be made to permit Certificates to be surrendered and exchanged in person not later than the business day following the Effective Time.
      4.2. AUTHORIZED WITHHOLDINGS. CFC shall not be obligated to deliver the consideration to which any former holder of Colonial Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of Colonial Common Stock for exchange as provided in this Article IV, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be reasonably required in each case by CFC or Colonial. In addition, no dividend or other distribution payable to the holders of record of CFC Common Stock as of any time subsequent to the Effective Time shall be paid to the holder of any certificate representing shares of Colonial Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in
Section 4.1 above. However, upon surrender of the Colonial Common Stock certificate both the CFC Common Stock certificate, together with all such withheld dividends or other distributions and any withheld cash payments in respect of fractional share interest, but without any obligation for payment of interest by such withholding, shall be delivered and paid with respect to each share represented by such certificate.
      4.3. LIMITED RIGHTS OF FORMER COLONIAL SHAREHOLDERS. After the Effective Time, each outstanding certificate representing shares of Colonial Common Stock prior to the Effective Time shall be deemed for all corporate purposes (other than voting and the payment of dividends and other distributions to which the former shareholder of Colonial Common Stock may be entitled) to evidence only the right of the holder thereof to surrender such certificate and receive the requisite number of shares of CFC Common Stock in exchange therefor (and cash in lieu of fractional shares) as provided in this Plan of Merger.

                    ARTICLE V.  STOCK OPTIONS AND OTHER RIGHTS
      5.1. OPTIONS. (a) At the Effective Time, by virtue of the Merger, and without any action on the part of any holder of an option, each Colonial option identified in Schedule 3.5 of the Reorganization Agreement (a "Colonial Option") that is then outstanding and unexercised shall be converted into and become a option to acquire CFC Common Stock on the same terms and conditions as are in effect with respect to the Colonial Option immediately prior to the Effective Time, except that (i) the number of shares of CFC Common Stock subject to such Colonial Option shall be equal to the number of shares of Colonial Common Stock subject to such Colonial Option immediately prior to the Effective Time multiplied by the Conversion Ratio, the product being rounded, if necessary, up or down to the nearest whole share, and (ii) the per share exercise price of the option shall be adjusted by dividing the per share exercise price of the Colonial Option by the Conversion Ratio, and rounding up to the nearest cent. It is intended that the foregoing assumption shall be effected in a manner which is consistent with the requirements of Section 424 of the Internal Revenue Code of 1986, as amended, as to any Colonial Option that is an incentive stock option.
      (b) In lieu of having a Colonial Option converted pursuant to Section 5.1(a), the holders of such options may elect prior to the Effective Time to receive, in settlement thereof, solely a cash payment equal to the excess of (i) $23.00 over the exercise price per share of Colonial Common Stock covered by the option multiplied by (ii) the total number of shares of Colonial Common Stock covered by the option. Each Colonial Option the holder of which has made such election shall at the Effective Time represent solely the right to receive the foregoing cash payment.
      (c) Each Colonial Option shall be deemed to be amended so as to delete any requirement of continued employment as affecting the Colonial Option in any respect.

                            ARTICLE VI.  MISCELLANEOUS
      6.1. CONDITIONS PRECEDENT. Consummation of the Merger is conditioned upon the fulfillment of the conditions precedent set forth in Section VII and Section VIII of the Reorganization Agreement, subject to waiver of any such conditions, if appropriate, as provided thereunder.
      6.2. TERMINATION. This Plan of Merger may be terminated at any time prior to the Effective Time as provided in Section IX of the Reorganization Agreement.
      6.3. AMENDMENTS. To the extent permitted by law, this Plan of Merger may be amended by a subsequent writing signed by all of the parties to the Reorganization Agreement upon the approval of the board of directors of each of the parties thereto; provided, however, that this Plan of Merger may not be amended after the Shareholders' Meeting except in accordance with applicable law.

                                                                         ANNEX B

                                  June 24, 1998

Board of Directors
Colonial Bank of South Carolina, Inc.
1111 Broad Street
Camden, South Carolina 29020

Dear Board Members:

    You have requested our opinion as to the fairness from a financial point of view to the holders of shares of common stock of Colonial Bank of South Carolina, Inc. (the "Bank") of the proposed consideration to be paid to the shareholders of the Bank by Carolina First Corporation ("CFC").

    Capital Resources Group, Inc. ("Capital Resources") is a financial consulting and an investment banking firm that, as part of our specialization in financial institutions, is regularly engaged in the financial valuations and analyses of business enterprises and securities in connection with mergers and acquisitions, valuations for initial and secondary stock offerings, divestiture and other corporate purposes. Senior members of Capital Resources have extensive experience in such matters. We believe that, except for the fee we will receive for our opinion and other financial advisory fees to be received in connection with the transaction discussed below, we are independent of the Bank.

FINANCIAL TERMS OF THE OFFER

    We understand that, pursuant to a Reorganization Agreement including a Plan of Merger ("Agreement") among the Bank, CFC, and Carolina First Bank ("CFB"), a wholly-owned bank subsidiary of CFC, each outstanding share (other than certain "Excluded Shares") of common stock of the Bank shall by virtue of the Merger be exchanged for and converted into shares of CFC common stock ("Conversion Ratio") having an aggregate "Fair Market Value" on the Closing Date of $23.00.

    "Fair Market Value" shall mean the average of the closing prices as quoted on the Nasdaq National Market for CFC Common Stock for the 20 days in which CFC Common Stock was traded immediately prior to the Closing Date; provided, however, if prior to the Effective Time, any other person shall have publicly announced an intention to acquire control of CFC by merger or otherwise or CFC shall have publicly acknowledged that it is seeking to be acquired by another person or is discussing being acquired by another person, then the average of the closing prices as quoted on the Nasdaq National market for the 20 days for which the CFC Common Stock was traded immediately prior to such announcement or acknowledgment shall be determined and, if such average is less than

CAPITAL RESOURCES GROUP, INC.
Board of Directors
June 24, 1998
Page 2

the average determined pursuant to the first clause of this sentence, then the smaller average shall be the Fair Market Value.

    It is expected that, at the Effective Time of the Merger, all outstanding stock options to purchase shares of common stock of the Bank will be exchanged for CFC stock options based on the Conversion Ratio.

    In the event of any change in the outstanding CFC common stock by reason of a stock split, stock dividend, reverse stock split, recapitalization and similar items, the Conversion Ratio and all stock prices will be appropriately adjusted.

    As a result of the Merger transaction, the Bank will be merged with and into CFB and the separate existence of the Bank will cease.


MATERIALS REVIEWED

    In the course of rendering our opinion we have, among other things:

    (1) Reviewed the terms of the Agreement and discussed the Agreement with management and the Board of Directors of the Bank, and the Bank's legal counsel, Sinkler & Boyd, P.A.;

    (2)   Reviewed the following financial data of the Bank:

        o the audited financial statements of the Bank for the fiscal years ended March 31, 1994 through March 31, 1997 and the fiscal period ended December 31, 1997 and the unaudited financial statements for the three months ended March 31, 1998 as reported in its Report on Form 10-QSB,

        o the Bank's regulatory financial reports covering the period through March 31, 1998, the latest available period,

        o   the Bank's latest available asset/liability reports,

        o other miscellaneous internally-generated management information reports for recent periods, as well as other publicly available information,

        o   the Bank's most recent business plan and budget report;

CAPITAL RESOURCES GROUP, INC.
Board of Directors
June 24, 1998
Page 3

    (3) Reviewed the Bank's Annual Report to stockholders and Form 10-KSB Report for fiscal 1997 which provides a discussion of the Bank's business and operations and reviews various financial data and trends;

    (4) Discussed with executive management of the Bank, the business, operations, recent financial condition and operating results and future prospects of the Bank;

    (5) Compared the Bank's financial condition and operating results to those of similarly-sized banks operating in South Carolina and the U.S.;

    (6) Compared the Bank's financial condition and operating performance to the published financial statements and market price data of publicly-traded banks in general, and publicly-traded banks in the Bank's region of the U.S. specifically;

    (7) Reviewed the relevant market information regarding the shares of common stock of the Bank including trading activity and volume and information on options to purchase shares of common stock;

    (8) Performed such other financial and pricing analyses and investigations as we deemed necessary, including a comparative financial analysis and review of the financial terms of other pending and completed acquisitions of companies we consider to be generally similar to the Bank;

    (9) Examined the Bank's economic operating environment and the competitive environment of the Bank's market area;

    (10) Reviewed available financial reports and financial data for CFC, including Annual Reports to shareholders and Form 10-K Reports covering the fiscal years ended through December 31, 1997, quarterly reports, Form 10-Q reports, other published financial data and other internal and regulatory financial reports provided by management of CFC; reviewed CFC's banking office network; and reviewed the pricing trends of CFC's common stock and dividend payment history;

    (11) Visited CFC's administrative and executive offices and conducted interviews with management.

    In arriving at our opinion, we have relied upon the accuracy and completeness of the information provided to us by the various parties mentioned above, upon public information and upon representations and warranties in the Agreement, and have not conducted any independent investigations to verify any such information or performed any independent appraisal of the Bank's or CFC's assets.

CAPITAL RESOURCES GROUP, INC.
Board of Directors
June 24, 1998
Page 4

    This fairness opinion is supported by the detailed information and analysis contained in the Evaluation and Analysis Report dated June 24, 1998 ("Report"), which has been produced by Capital Resources and will be delivered to the Bank. We have relied on the Report for purposes of rendering this current fairness opinion.

    The Report contains a business description and financial analysis of the Bank, an analysis of current economic conditions in the Bank's primary market area, and a financial and market pricing comparison with a selected group of financial institutions which completed merger and acquisition transactions or are currently subject to pending transactions. In addition, the Report contains a discounted dividend stream and terminal value analysis. This analysis compares the value of the consideration proposed by CFC with the potential present value returns to the Bank's shareholders if the Bank remains independent for at least three to five years.

OPINION

    Based on the foregoing and on our general knowledge of and experience in the valuation of businesses and securities, we are of the opinion that, as of June 24, 1998, the consideration proposed by CFC for shares of common stock of the Bank is fair to the shareholders of the Bank from a financial point of view.

                                             Respectfully submitted,
                                             /s/
                                             CAPITAL RESOURCES GROUP, INC.

ANNEX C TO PROXY STATEMENT/PROSPECTUS


                                DISSENTERS' RIGHTS

      Title 33, Chapter 13 of the Code of Laws of South Carolina 1976, Dissenters' Rights, provides as follows:

                                     ARTICLE 1
                  RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

ss. 33-13-101. Definitions.

In this chapter:
    (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
    (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.
    (3) "Fair Value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.
    (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
    (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
    (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.
    (7) "Shareholder" means the record shareholder or the beneficial shareholder.

ss. 33-13-102. Right to dissent.

  A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:
    (1)     consummation of a plan of merger to which the corporation is a party
            (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11- 108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;
    (2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;
    (3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;
    (4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:
               (i)   alters or abolishes a preferential right of the shares;
               (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
               (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
               (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or
    (5) the approval of a control share acquisition under Article 1 of Chapter 2 of Title 35;
    (6) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

ss. 33-13-103. Dissent by nominees and beneficial owners.

    (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.
    (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has the power to direct the vote. A beneficial shareholder asserting dissenters' rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

                                     ARTICLE 2
                   PROCEDURES FOR EXERCISE OF DISSENTERS' RIGHTS

ss. 33-13-200. Notice of dissenters' rights.

    (a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.
    (b) If corporate action creating dissenters' rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 33-13-220.

ss. 33-13-210. Notice of intent to demand payment.

    (a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.
    (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

ss. 33-13-220. Dissenters' notice.

    (a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 33-13-210(a).
    (b) The dissenters' notice must be delivered no later than ten days after the corporate action was taken and must:
          (1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;
          (2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;
          (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or, if he is a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;
          (4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and
          (5)     be accompanied by a copy of this chapter.

ss. 33-13-230. Shareholders' payment demand.

    (a) A shareholder sent a dissenters' notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.
    (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
    (c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

ss. 33-13-240. Share restrictions.

    (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.
    (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

ss. 33-13-250. Payment.

    (a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.
    (b) The payment must be accompanied by:
          (1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
          (2) a statement of the corporation's estimate of the fair value of the shares and an explanation of how the fair value was calculated;
          (3)     an explanation of how the interest was calculated;
          (4) a statement of the dissenter's right to demand additional payment under Section 33-13-280; and (5) a copy of this chapter.

ss. 33-13-260. Failure to take action.

    (a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
    (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 33-13-220 and repeat the payment demand procedure.

ss. 33-13-270. After-acquired shares.

    (a) A corporation may elect to withhold payment required by Section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.
    (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenters' right to demand additional payment under Section 33-13-280.

ss. 33-13-280. Procedure if shareholder dissatisfied with payment or offer.

    (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation's offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:
          (1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;
          (2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or
          (3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.
    (b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

                                     ARTICLE 3
                           JUDICIAL APPRAISAL OF SHARES

ss. 33-13-300. Court action.
    (a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
    (b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
    (c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.
    (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
    (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

ss. 33-13-310. Court costs and counsel fees.

    (a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.
    (b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
          (1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or
          (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
    (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
    (d) In a proceeding commenced by dissenters to enforce the liability under
Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the corporation and in favor of the dissenters.

                                                                         ANNEX D
                          CONDENSED SUMMARY OF EARNINGS
                               CAROLINA FIRST BANK
                                   (unaudited)
                                                     Years Ended December 31,
                                                --------------------------------
                                                     (dollars in thousands)
                                                  1995        1996        1997
                                                --------    --------    --------

Interest income ............................    $100,770    $114,195    $132,077
Interest expense ...........................      49,301      56,732      65,484
                                                --------    --------    --------
  Net interest income ......................      51,469      57,463      66,593

Provision for loan losses ..................       6,718       9,787       9,300
                                                --------    --------    --------
  Net interest income after provision
     for loan losses .......................      44,751      47,676      57,293
                                                --------    --------    --------
Noninterest income .........................      16,136      17,682      14,171
Noninterest expenses .......................      44,457      46,399      47,321
                                                --------    --------    --------
  Income (loss) before income taxes ........      16,430      18,959      24,143

Income taxes ...............................       5,827       7,016       8,699
                                                --------    --------    --------
  Net income (loss) ........................    $ 10,603    $ 11,943    $ 15,444
                                                ========    ========    ========

                             CONDENSED BALANCE SHEET
                               CAROLINA FIRST BANK
                                   (unaudited)
                                                      Years Ended December 31,
                                                    ---------------------------
                                                       (dollars in thousands)
                                                        1996            1997
                                                    -----------     -----------
Assets:
  Cash and due from banks ......................    $    86,312     $    67,098
  Interest-earning deposits with banks .........         26,037          47,229
  Fed funds sold and resale agreements .........           --           105,000
  Investment securities ........................        243,182         377,649
  Loans ........................................      1,123,006       1,488,816
   Less unearned income ........................        (12,731)         (7,431)
   Less allowance for loan losses ..............        (11,146)        (14,189)
                                                    -----------     -----------
      Net loans ................................      1,099,129       1,467,196
  Premises and equipment .......................         32,211          38,548
  Intangible assets ............................         14,175          54,698
  Other assets .................................         51,365          60,254
                                                    -----------     -----------
Total assets ...................................    $ 1,552,411     $ 2,217,672
                                                    ===========     ===========

Liabilities and stockholders' equity:
  Liabilities
    Deposits
      Noninterest-bearing ......................    $   194,685     $   230,755
      Interest bearing .........................      1,092,583       1,626,783
                                                    -----------     -----------
          Total deposits .......................      1,287,268       1,857,538
  Borrowed funds ...............................        128,228         118,055
  Other liabilities ............................         15,193          25,929
                                                    -----------     -----------
    Total liabilities ..........................      1,430,689       2,001,522
                                                    -----------     -----------

Total stockholders' equity .....................        121,722         216,150
                                                    -----------     -----------

Total liabilities and stockholders' equity .....    $ 1,552,411     $ 2,217,672
                                                    ===========     ===========

                                 PART-II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

               ITEM 20: INDEMNIFICATION OF DIRECTORS AND OFFICERS

           Reference is made to Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, which provides for indemnification of officers and directors of South Carolina corporations in certain instances in connection with legal proceedings involving any such persons because of being or having been an officer or director. Carolina First Corporation's Bylaws provide that the Corporation shall indemnify any individual made a party to a proceeding because he is or was a Director of the Corporation against liability incurred in the proceeding to the fullest extent permitted by law, and that the Corporation shall pay for or reimburse the reasonable expenses incurred by a Director who is a party to a proceeding in advance of final disposition of the proceeding to the fullest extent permitted by law. Carolina First Corporation has entered into indemnification agreements with each of its Directors, which make the above-referenced Bylaws provisions the basis of a contract between Carolina First Corporation and each director.

           Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, also permits a corporation to purchase and maintain insurance on behalf of a person who is or was an officer or director. Carolina First Corporation maintains directors' and officers' liability insurance.

           Reference is made to Chapter 2 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, respecting the limitation in a corporation's articles of incorporation of the personal liability of a director for breach of the director's fiduciary duty. Reference is made to Carolina First Corporation's Articles of Amendment filed with the South Carolina Secretary of State on April 18, 1989 which state: "A director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involved gross negligence, intentional misconduct, or a knowing violation of law, (iii) imposed under
Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (improper distribution to shareholder), or (iv) for any transaction from which the director derived an improper personal benefit."

ITEM 21: EXHIBITS

           (A)  LISTING OF EXHIBITS

Exhibit
2.1 --  Agreement and Plan of Reorganization entered into as of July 9, 1998 between and among
        Carolina First Bank, Carolina First Corporation and Colonial Bank: Included as Annex A to the
        Proxy Statement/Prospectus.
3.1 --  Articles of Incorporation: Incorporated by reference to Exhibit 3.1 of Carolina First
        Corporation's Registration Statement on Form S-4, Commission File No. 33-57389.
3.2 --  Articles of Amendment dated June 1, 1997: Incorporated by reference to Exhibit 3.2 of Carolina
        First Corporation's Registration Statement on Form S-4 filed on July 30, 1997, Commission File
        No. 333-32459.
3.3 --  Amended and Restated Bylaws of Carolina First Corporation, as amended and restated as of
        December 18, 1996: Incorporated by reference to Exhibit 3.1 of Carolina First Corporation's
        Current Report on Form 8-K dated December 18, 1996, Commission File No. 0-15083.
4.1 --  Specimen Carolina First Corporation Common Stock certificate: Incorporated by reference to
        Exhibit 4.1 of Carolina First Corporation's Registration Statement on Form S-1, Commission File
        No. 33-7470.
4.2 --  Articles of Incorporation: Included as Exhibits 3.1 and 3.2.
4.2 --  Bylaws: Included as Exhibit 3.3.

                                       80




4.3 --  Carolina First Corporation Amended and Restated Common Stock Dividend Reinvestment Plan:
        Incorporated by reference to the Prospectus in Carolina First Corporation's Registration Statement
        on Form S-3, Commission File No. 333-06975.
4.6 --  Amended and Restated Shareholder Rights Agreement: Incorporated by reference to Exhibit 4.1 of Carolina First Corporation's Current Report on Form 8-K dated December 18, 1996,
        Commission File No. 0-15083.
4.7 --  Form of Indenture between Carolina First Corporation and First American Trust Company,
        N.A., as trustee: Incorporated by reference to Exhibit 4.11 of Carolina First Corporation's
        Registration Statement on Form S-3, Commission File No. 22-58879.
5.1 --  Opinion of Wyche, Burgess, Freeman & Parham, P.A. regarding legality of shares of the
        Carolina First Corporation.
8.1 --  See "THE PROPOSED TRANSACTION -- Certain Federal Income Tax Consequences" for
        discussion regarding tax matters.
11.1--  Computation of Per Share Earnings: Incorporated by reference to Exhibit 11.1 of Carolina First Corporation's Annual Report on
        Form 10-K for the year ended December 31, 1997, Commission File
        No. 0-15083.
12.1--  Ratio of Earnings to Fixed Charges and Ratio of Earnings to
        Fixed Charges and Preferred Stock Dividends: Incorporated by
        reference to Exhibit 12.1 of Carolina First Corporation's Annual
        Report on Form 10-K for the year ended December 31, 1997,
        Commission File No. 0-15083.
13.1--  1997 Annual Report to Shareholders of Carolina First
        Corporation. Incorporated by reference to Exhibit 13.1 of
        Carolina First Corporation's Annual Report on Form 10-K for the
        year ended December 31, 1996, Commission File No. 0-15083.
21.1--  Subsidiaries of the Registrant: Carolina First Bank, Carolina First Mortgage Company, Resource
        Processing Group, Inc. CF Investment Company and Blue Ridge Finance Company, Inc., all of
        which are South Carolina corporations.
23.1 -- Consent of KPMG Peat Marwick LLP.
23.2 -- Consent of Elliott, Davis & Company, L.L.P.
23.3 -- Consent of Wyche, Burgess, Freeman & Parham, P.A.: Contained in Exhibit 5.1.
23.4 -- Consent of Capital Resource Group, Inc.
24.1 -- The Power of Attorney: Contained on the signature page of the initial filing of this Registration
        Statement.
27.1 -- Financial Data Schedule: Incorporated by reference to Exhibit 10.18 of Carolina First
        Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, Commission
        File No. 0-15083.
99.1 -- Form of Proxy


           (b) Certain additional financial statements. Not applicable.

           (c) The information required by this paragraph is included as an Exhibit to the Proxy Statement/Prospectus.

ITEM 22:  UNDERTAKINGS

           The undersigned Registrant hereby undertakes:
 (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
                     (i) To include any prospectus required by Section 10(a)(3)
                  of the Securities Act of 1933;
                     (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
                     (iii) To include any material information with respect to
                  the plan of distribution not
                  previously disclosed in the registration statement or any material change in such information in the registration statement: PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and
                  (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
                  Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (4) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on August 18, 1998.

                                Carolina First Corporation

                          By:   /s/ William S. Hummers III
                                ------------------------------------------------
                                William S. Hummers III, Executive Vice President

                                POWER OF ATTORNEY
           KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mack I. Whittle, Jr. and William S. Hummers III, and each of them, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all annexes thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated:

Signature                                           Title                                                               Date
/s/ William R. Timmons, Jr.                         Chairman of the Board                                          August 18, 1998
---------------------------
William R. Timmons, Jr.

/s/ Mack I. Whittle, Jr.                            President, Chief Executive Officer                             August 18, 1998
------------------------                            and Director (Principal Executive Officer)
Mack I. Whittle, Jr.

/s/ William S. Hummers III                          Executive Vice President, Director                             August 18, 1998
--------------------------                          (Principal Accounting and Financial Officer)
William S. Hummers III

/s/ M. Dexter Hagy                                  Director                                                       August 18, 1998
------------------
M. Dexter Hagy

/s/ Eugene E. Stone IV                              Director                                                       August 18, 1998
----------------------
Eugene E. Stone IV

/s/ H. Earle Russell, Jr.                           Director                                                       August 18, 1998
-------------------------
H. Earle Russell, Jr.

/s/ Judd B. Farr                                    Director                                                       August 18, 1998
----------------
Judd B. Farr

/s/ Charles B. Schooler                             Director                                                       August 18, 1998
-----------------------
Charles B. Schooler

/s/ Elizabeth P. Stall                              Director                                                       August 18, 1998
----------------------
Elizabeth P. Stall

/s/ David C. Wakefield III                          Director                                                      August 18, 1998
--------------------------
David C. Wakefield III

/s/ Vernon E. Merchant , Jr.                        Director                                                      August 18, 1998
----------------------------
Vernon E. Merchant, Jr.

                                       83





/s/ William R. Phillips                             Director                                                       August 18, 1998
-----------------------
William R. Phillips

/s/ C. Claymon Grimes, Jr.                          Director                                                       August 18, 1998
--------------------------
C. Claymon Grimes, Jr.

                                  EXHIBIT INDEX

2.1 --    Agreement and Plan of Reorganization entered into as of July 9, 1998 between and among Carolina First
          Bank, Carolina First Corporation and Colonial Bank: Included as Annex A to the Proxy
          Statement/Prospectus.
3.1 --    Articles of Incorporation: Incorporated by reference to Exhibit 3.1 of Carolina First Corporation's
          Registration Statement on Form S-4, Commission File No. 33-57389.
3.2 --    Articles of Amendment dated June 1, 1997: Incorporated by reference to Exhibit 3.2 of Carolina First
          Corporation's Registration Statement on Form S-4 filed on July 30, 1997, Commission File No. 333-
          32459.
3.3 --    Amended and Restated Bylaws of Carolina First Corporation, as amended and restated as of December
          18, 1996: Incorporated by reference to Exhibit 3.1 of Carolina First Corporation's Current Report on
          Form 8-K dated December 18, 1996, Commission File No. 0-15083.
4.1 --    Specimen Carolina First Corporation Common Stock certificate: Incorporated by reference to Exhibit 4.1 of Carolina First Corporation's Registration Statement on Form S-1, Commission File No. 33-7470.
4.2 --    Articles of Incorporation: Included as Exhibits 3.1 and 3.2.
4.2 --    Bylaws: Included as Exhibit 3.3.
4.3 --    Carolina First Corporation Amended and Restated Common Stock Dividend Reinvestment Plan:
          Incorporated by reference to the Prospectus in Carolina First Corporation's Registration Statement on
          Form S-3, Commission File No. 333-06975.
4.6 --    Amended and Restated Shareholder Rights Agreement: Incorporated by reference to Exhibit 4.1 of
          Carolina First Corporation's Current Report on Form 8-K dated December 18, 1996, Commission File
          No. 0-15083.
4.7 --    Form of Indenture between Carolina First Corporation and First American Trust Company, N.A., as
          trustee: Incorporated by reference to Exhibit 4.11 of Carolina First Corporation's Registration Statement
          on Form S-3, Commission File No. 22-58879.
5.1 --    Opinion of Wyche, Burgess, Freeman & Parham, P.A. regarding legality of shares of the Carolina First
          Corporation.
8.1 --    See "THE PROPOSED TRANSACTION -- Certain Federal Income Tax Consequences" for discussion regarding tax matters.
11.1 --   Computation of Per Share Earnings: Incorporated by reference to Exhibit 11.1 of Carolina First
          Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, Commission File No.
          0-15083.
12.1 --   Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Stock
          Dividends: Incorporated by reference to Exhibit 12.1 of Carolina First Corporation's Annual Report on
          Form 10-K for the year ended December 31, 1997, Commission File No. 0-15083.
13.1 --   1997 Annual Report to Shareholders of Carolina First Corporation. Incorporated by reference to Exhibit
          13.1 of Carolina First Corporation's Annual Report on Form 10-K for the year ended December 31,
          1996, Commission File No. 0-15083.
21.1--    Subsidiaries of the Registrant: Carolina First Bank, Carolina First Mortgage Company, Resource
          Processing Group, Inc. CF Investment Company and Blue Ridge Finance Company, Inc., all of which are South Carolina corporations.
23.1 --   Consent of KPMG Peat Marwick LLP.
23.2 --   Consent of Elliott, Davis & Company, L.L.P.
23.3 --   Consent of Wyche, Burgess, Freeman & Parham, P.A.: Contained in Exhibit 5.1.
23.4 --   Consent of Capital Resource Group, Inc.
24.1 --   The Power of Attorney: Contained on the signature page of the initial filing of this Registration Statement.
27.1 --   Financial Data Schedule: Incorporated by reference to Exhibit 10.18 of Carolina First Corporation's
          Annual Report on Form 10-K for the year ended December 31, 1997, Commission File No. 0-15083.
99.1 --   Form of Proxy
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